As filed with the Securities and Exchange Commission on March 18, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEXION U.S. FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	2821	20-1362484
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

HEXION NOVA SCOTIA FINANCE, ULC

(Exact name of registrant as specified in its charter)

Nova Scotia, Canada	2821	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Douglas A. Johns, Esq.

Hexion U.S. Finance Corp.

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

William B. Kuesel, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
9.00% Second-Priority Senior Secured Notes Due 2020	$440,000,000	100%	$440,000,000	$51,084
Guarantees of 9.00% Second-Priority Senior Secured Notes Due 2020				(3)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.
(2)	Paid by wire transfer.
(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants’ Principal Executive Offices	I.R.S. Employer Identification Number
Momentive Specialty Chemicals Inc.	New Jersey	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	13-0511250
Momentive Specialty Chemicals Investments Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	51-0370359
Borden Chemical Foundry, LLC	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	31-1766429
HSC Capital Corporation	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	76-0660306
Lawter International Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	36-1370818
Momentive International Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	20-2833048
Oilfield Technology Group, Inc.	Delaware	15115 Park Row, Ste. 160 Houston, TX 77984 (218) 646-2800	20-2873694
Momentive CI Holding Company (China) LLC	Delaware	180 E. Broad St., Columbus, OH 43215 (614) 225-4000	20-3907441
NL Coop Holdings LLC	Delaware	180 E. Broad St., Columbus, OH 43215 (614) 225-4000	27-2090696

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated March 18, 2011

PROSPECTUS

Offer to Exchange

$440,000,000 aggregate principal amount of the Registrants’ 9.00% Second-Priority Senior Secured Notes Due 2020 and the guarantees thereof, which have been registered under the Securities Act of 1933 for $440,000,000 aggregate principal amount of the Registrants’ outstanding 9.00% Second-Priority Senior Secured Notes Due 2020 and the guarantees thereof.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $440,000,000 aggregate principal amount of our registered 9.00% Second-Priority Senior Secured Notes Due 2020 and the guarantees thereof, which we refer to as our exchange notes, for a like principal amount of our outstanding 9.00% Second-Priority Senior Secured Notes Due 2020 and the guarantees thereof, which we refer to as our old notes. We refer to the old notes and the exchange notes collectively as the “notes”. The terms of the exchange notes and the guarantees thereof are identical to the terms of the old notes and the guarantees thereof in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes. Each of the notes are irrevocably and unconditionally guaranteed by Momentive Specialty Chemicals Inc. and certain of its domestic subsidiaries which guarantee its obligations under the senior secured credit facilities.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to midnight, New York City time, on                     , 2011, unless extended.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers (as defined below) or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 26 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

Until                     , 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights information about Momentive Specialty Chemicals Inc. and the notes contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” In this prospectus, except as otherwise indicated herein, or as the context may otherwise require (i) all references to “MSC,” “the Company,” “we,” “us” and “our” refer to Momentive Specialty Chemicals Inc. and its subsidiaries and (ii) all references to “Issuers” refer to Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, the co-issuers of the notes, and their successors, each of which are wholly owned subsidiaries of Momentive Specialty Chemicals Inc.

Overview

Momentive Specialty Chemicals Inc., (formerly known as Hexion Specialty Chemicals, Inc.), a New Jersey corporation with predecessors dating from 1899 (which we may refer to as “we,” “us,” “our,” “MSC” or the “Company”), is the world’s largest producer of thermosetting resins, or thermosets, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient in virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. The type of thermoset used, and how it is formulated, applied and cured, determines its key attributes, such as durability, gloss, heat resistance, adhesion, or strength of the final product. Thermosetting resins include materials such as phenolic resins, epoxy resins, polyester resins, acrylic resins, alkyd resins and urethane resins.

Hexion Formation

The Company was formed on May 31, 2005 by combining three Apollo Management, L.P. controlled companies: Resolution Performance Products, LLC (“Resolution Performance”), Resolution Specialty Materials, Inc. (“Resolution Specialty”) and Borden Chemical, Inc. (“Borden Chemical”), including Bakelite Aktiengesellschaft (“Bakelite”). We refer to this combination as the “Hexion Formation.” Since the Hexion Formation, we have expanded our specialty chemicals businesses through several strategic acquisitions.

Momentive Combination

On October 1, 2010, our parent, Momentive Specialty Chemicals Holdings LLC (“MSC Holdings”, formerly known as Hexion LLC) and Momentive Performance Materials Holdings Inc. (“MPM Holdings”), the parent company of Momentive Performance Materials Inc. (“MPM”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC (“Momentive Holdco”). We refer to this transaction as the “Momentive Combination”.

At the time of the Momentive Combination, Hexion LLC changed its name to Momentive Specialty Chemicals Holdings LLC and Hexion Specialty Chemicals, Inc. changed its name to Momentive Specialty Chemicals Inc. As a result of the Momentive Combination, Momentive Holdco became the ultimate parent entity of MPM and MSC. Momentive Holdco is controlled by investment funds (the “Apollo Funds”) managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

Our business is organized based on the products that we offer and the markets that we serve. At December 31, 2010, we had three reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins and Coatings.

As of December 31, 2010, we have 80 active production sites around the world. Through our worldwide network of strategically located production facilities, we serve more than 7,800 customers in over 100 countries.

Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide our customers a broad range of product solutions. As a result of our focus on innovation and a high level of technical service, we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Huntsman, Louisiana Pacific, Owens Corning, PPG Industries, Sumitomo, Valspar and Weyerhaeuser.

Our Business

We are a large participant in the specialty chemicals industry. Thermosetting resins are generally considered specialty chemical products because they are sold primarily on the basis of performance, technical support, product innovation and customer service. However, as a result of the impact of the recent global economic downturn and overcapacity in certain markets, chemical companies have focused more on price to retain business and market share. We have a broad range of thermoset resin technologies in our industry, with high quality research, applications development and technical service capabilities. We provide a broad array of thermosets and associated technologies, and have significant market positions in each of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites and electrical components. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. The diversity of our products limits our dependence on any one market or end-use. We have a history of product innovation and success in introducing new products to new markets, as evidenced by more than 1,600 patents, the majority of which relate to the development of new products and processes for manufacturing.

The table below illustrates our net sales to external customers for the year ended December 31, 2010 as well as the major products lines, major industry sectors served, major end-use markets and key differentiating characteristics relative to our products.

2010 Net Sales	• $4.8 billion

Major Products

•  Epoxy specialty resins

•  Oil field product applications

•  Basic epoxy resins and intermediates

•  Versatic acids and derivatives

•  Phenolic Specialty Resins and Molding compounds

•  Forest products resins and formaldehyde applications

•  Polyester resins

•  Alkyd resins

•  Acrylic resins

Major Industry Sectors Served	• Industrial/marine • Constructuion • Consumer/durable goods • Automotive • Wind Energy • Aviation • Electronics • Architechtural

• Civil engineering • Repair/remodeling • Graphic arts • Oil and gas field support

Major End-Use Markets

• Specialty coatings and composites

• Construction and maintenance coatings

• Marine and industrial coatings

• Carbon and glass fiber composites

• Auto coatings

• Decorative paints

• Oil and gas field proppants

• Electrical components

• Construction

• Foundry

• Plywood, particleboard, medium-density fiberboard (“MDF”), oriented strand board (“OSB”)

• Furniture

• Automotive friction materials

Key Characteristics of Resins	• Strength • Adhesion • Resistance (heat, water, electricity) • Durability • Gloss and color retention • Resistance (water, UV, corrosion, temperature)

Our business is organized based on the products that we offer and the markets that we serve. At December 31, 2010, we had three reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins, and Coatings.

Epoxy & Phenolic Resins Segment

2010 Net Sales: $2,530 million

•

Epoxy Specialty Resins. We are a leading producer of epoxy specialty resins, modifiers and curing agents in Europe and the United States. Epoxy resins are the fundamental component of many types of materials and are often used in the automotive, construction, aerospace and electronics industries due to their superior adhesion, strength and durability. We internally consume approximately 30% of our liquid epoxy resin (“LER”) production in specialty composite, coating and adhesive applications, giving us a competitive advantage versus our non-integrated competitors. Our position in basic epoxy resins, along with our technology and service expertise, has enabled us to offer formulated specialty products in certain markets. In composites our specialty epoxy products are used either as replacements for traditional materials such as metal, wood, and ceramics, or in applications where traditional materials do not meet demanding engineering specifications.

We are a leading producer of resins that are used in fiber reinforced composites. Composites are a fast-growing class of materials that are used in a wide variety of applications ranging from aircraft components and wind turbine blades to sports equipment. We supply epoxy resin systems to composite fabricators in the wind energy, aerospace, sporting goods and pipe markets.

Epoxy specialty resins are also used for a variety of high-end coating applications that require the superior adhesion, corrosion resistance and durability of epoxy, such as protective coatings for industrial flooring, pipe, marine and construction applications and automotive coatings. Epoxy-based surface coatings are among the most widely used industrial coatings due to their long service life and broad application functionality combined with overall economic efficiency. We also leverage our resin and additives position to supply custom resins to specialty coatings formulators.

•

Basic Epoxy Resins and Intermediates. We are one of the world’s largest suppliers of basic epoxy resins, such as solid epoxy resin SER and LER. These base epoxies are used in a wide variety of industrial coatings applications. In addition, we are a major producer of bisphenol-A (“BPA”) and epichlorohydrin (“ECH”), key precursors in the downstream manufacture of basic epoxy resins and epoxy specialty resins. We internally consume the majority of our BPA, and virtually all of our ECH, giving us a competitive advantage versus non-integrated competitors.

•

Versatic Acids and Derivatives. We are the world’s largest producer of versatic acids and derivatives. Versatic acids and derivatives are specialty monomers that provide significant performance advantages for finished coatings, including superior adhesion, hydrolytic stability, water resistance and appearance and ease of application. Our products include basic versatic acids and derivatives sold under the Versatic™, VEOVA® and CARDURA® names. Applications for these specialty monomers include decorative, automotive and protective coatings as well as other uses, such as pharmaceuticals and personal care products. We manufacture versatic acids and derivatives using our integrated manufacturing sites and our internally produced ECH.

•

Phenolic Specialty Resins and Molding Compounds. We are one of the leading producers of phenolic specialty resins, which are used in applications that require extreme heat resistance and strength, such as after-market automotive and OEM truck brake pads, filtration, aircraft components, foundry resins and electrical laminates. These products are sold under globally recognized brand names such as BORDEN, BAKELITE, DURITE and CELLOBOND. Our phenolic specialty resins are also known for their binding qualities and used widely in the production of mineral wool and glass wool used for commercial and domestic insulation applications.

•

Phenolic Encapsulated Substrates. We are a leading producer of phenolic encapsulated sand and ceramic substrates that are used in oil field services and foundry applications. Our highly specialized compounds are designed to perform well under extreme conditions, such as intense heat, high-stress and corrosive environments, that characterize oil and gas drilling and foundry industries. In the oil field services industry, our resin encapsulated proppants are used to enhance oil and gas recovery rates and extend well life.

Through our unconsolidated HA-International, Inc. joint venture, we are also the leading producer by volume of foundry resins in North America. Our foundry resin systems are used by major automotive and industrial companies for precision engine block casting, transmissions and brake and drive train components. In addition to encapsulates substrates, in the foundry industry, we also provide phenolic resin systems and ancillary products used to produce finished metal castings.

Formaldehyde and Forest Product Resins Segment

2010 Net Sales: $1,607 million

•

Formaldehyde Based Resins and Intermediates. We are the leading producer of formaldehyde-based resins for the North American forest products industry, and also hold significant positions in Europe, Latin America and Australia. Formaldehyde-based resins, also known as forest product resins, are a key adhesive and binding ingredient used in the production of a wide variety of engineered lumber products, including medium-density fiberboard (“MDF”), oriented strand board (“OSB”), oriented strand lumber (“OSL”) and various types of plywood and laminated veneer lumber (“LVL”). These products are used in a wide range of applications in the construction, remodeling and furniture industries. Forest product resins have relatively short shelf lives and as such, our manufacturing facilities are strategically located in close proximity to our customers.

In addition, we are the world’s largest producer of formaldehyde, a key raw material used to manufacture thousands of other chemicals and products, including the manufacture of methylene diphenyl diisocyanate (“MDI”). We internally consume the majority of our formaldehyde production in the production of forest product resins, giving us a competitive advantage versus our non-integrated competitors.

We have recently expanded our formaldehyde and forest products resins businesses in select regions where we believe there are prospects for growth. We completed the construction of a new manufacturing facility in Montenegro, Brazil, which began operations in 2010, and will serve the southern Brazil formaldehyde and forest products markets. In addition, our forest products joint venture in Russia, which began operations in 2010, is ramping up production to capitalize on growth opportunities in both Russia and Eastern Europe.

Coatings Segment

2010 Net Sales: $681 million

•

Polyester Resins. We are a leading supplier of polyester resins in North America and are also one of the major producers of powder polyesters in Europe. We provide liquid and powder custom polyester resins to customers for use in industrial coatings that require specific properties, such as gloss and color retention, resistance to corrosion and flexibility. Polyester coatings are typically used in building construction, transportation, automotive, machinery, appliances and metal office furniture.

•

Composite Resins. We manufacture unsaturated polyester resins (“UPR”) and vinyl ester resins , which are generally combined with fiberglass to produce cost-effective finished structural parts for composites applications ranging from boat hulls and recreational vehicles to bathroom fixtures.

•

Alkyd Resins. We hold a leading position in alkyd resins in North America. We provide alkyd resins to customers who manufacture professional grade paints and coatings. Alkyd resins are formulated and engineered according to customer specifications, and can be modified with other raw materials to improve performance. Applications include industrial coatings (protective coatings used on machinery, metal coil, equipment, tools and furniture), special purpose coatings (highway-striping paints, automotive refinish coatings and industrial maintenance coatings) and decorative paints (house paint and deck stains). Our alkyd resins business shares an integrated production platform with our polyester resins business, which enables flexible sourcing, plant production balancing and improved economies of scale.

•

Acrylic Resins. We are a significant supplier of water-based and solvent-based acrylic resins in Europe and North America. Acrylic resins are supplied as either acrylic homopolymers or as resins incorporating various comonomers that modify performance or cost. Water based acrylic homopolymers are used in interior trim paints and exterior applications where color, gloss retention and weathering protection are critical. Styrene is widely used as a modifying comonomer in our water-based acrylic resins. Styrene-acrylic copolymers are mainly used where high hydrophobicity and alkali resistance are required. In addition, we produce a wide range of specialty solution acrylic resins for marine and maintenance paints and automotive topcoats.

We are also a producer of acrylic monomer in Europe, the key raw material in our acrylic resins. This ability to internally produce a key raw material gives us a cost advantage and ensures us adequate supply.

•

Vinylic Resins. We are a supplier of water-based vinylic resins in Europe, North and South America. Vinylic resins might be either simple homopolymers of vinyl acetate or copolymers with acrylic, olefin, or other vinylic monomers to improve performance. A significant part of the vinylic resins we produce are spray dried to produce redispersible powders. We produce a wide range of specialty homopolymer and copolymer based powdered resins that are subsequently redispersed in water for primary applications in the building and construction market.

Discontinued Operations

•

On January 31, 2011, we sold our Inks and Adhesive Resins (“IAR”) business to Harima Chemicals Inc for a purchase price of approximately $120 million. The IAR business is engaged in the production of naturally derived resins and related products primarily used for the manufacture of printing inks, adhesives, synthetic rubber, specialty coatings and aroma chemicals.

The IAR business generated 2010 net sales of approximately $356 million and includes 11 manufacturing facilities in Europe, the United States and the Asia-Pacific region. The IAR business was previously reported within our Coatings and Inks segment and is reported as a discontinued operation for the year ended December 31, 2010 and all prior periods presented.

Growth and Strategy

We believe that we have opportunities for growth through the following strategies:

•

Utilize Our Integrated Platform Across Product Offerings. We have an opportunity to provide our customers with a broad range of resins products on a global basis. We continue to refine our market strategy of serving as a global, comprehensive solutions provider to our customers rather than simply offering a particular product, selling in a single geography or competing on price. We also continue to review additional opportunities to transition our existing manufacturing capacity toward producing more specialty-oriented products, which deliver higher value to our customers and may generate additional sales and/or earnings compared to commodity-like resins.

•

Develop and Market New Products. We will continue to expand our product offerings through internal innovation, joint research and development initiatives with our customers and research partnership formations.

•

Expand Our Global Reach In Faster Growing Regions. We have opportunities to grow our business in the Asian-Pacific, Eastern European and Latin American markets, where the use of our products is increasing, while continuing to review opportunities in other global markets.

•

Pursue Further Development of “Green Products”. We will continue to develop products that are environmentally advanced and support our customers’ overall sustainability initiatives as they increasingly require products that meet changing environmental standards.

•

Accelerate Growth and Improve Cost Structure through Relationship with MPM. As a result of the Momentive Combination, we are working closely with MPM to benefit from shared services and our complementary technologies, product offerings and global footprint. We believe that our relationship with MPM will enable us to achieve results that otherwise would not be attainable.

Risk Factors

Despite our competitive strengths discussed elsewhere in this prospectus, investing in our notes involves substantial risk. In addition, our ability to execute our strategy is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. You should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Ownership Structure

Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC are both direct wholly owned subsidiaries of MSC. No separate financial information has been provided in this prospectus for Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC because (1) Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC have no independent operations other than acting as finance companies of MSC, (2) Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC have no material assets, (3) MSC and certain of its domestic subsidiaries guarantee the notes. The indenture governing the notes restricts the issuers of the notes from conducting any business operations other than those in connection with the issuance of the notes.

The chart below is a summary of the organizational structure of MSC (which excludes our affiliate, MPM) and illustrates the long-term debt outstanding as of December 31, 2010.

(1)	Direct and indirect ownership

MSC is a New Jersey corporation, with predecessors dating back to 1899. Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. Our telephone number is (614) 225-4000. We maintain a website at www.momentive.com where general information about our business is available. The internet address is provided for informational purposes only and is not intended to be a hyperlink. The information contained on our website is not a part of this prospectus.

Our Equity Sponsor

Apollo Global Management, LLC (“Apollo”) is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2010, Apollo had assets under management of $67.6 billion invested in its private equity, capital markets and real estate businesses.

2010 Financing Developments

January Refinancing Transactions

In January 2010, we amended our senior secured credit facilities. Under the amendment and restatement, we extended the maturity of approximately $959 million of our senior secured credit facility term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25% to LIBOR plus 3.75%. In addition to, and in connection with, this amendment agreement, we issued $1,000 million aggregate principal amount of 8.875% senior secured notes due 2018. We used the net proceeds of $993 million ($1,000 million less original issue discount of $7 million) from the issuance to repay $800 million of our U.S. term loans under the senior secured credit facility, pay certain related transaction costs and expenses and provide incremental liquidity (“January Refinancing Transaction”).

November Refinancing Transactions

In November 2010 we refinanced $533 million in outstanding principal amount of our 9.75% Second-Priority Senior Secured Notes due 2014 through the issuance of $574 million aggregate principal amount of 9.00% second-priority senior secured notes due 2020. As a result, we effectively extended our total weighted average debt maturities by one year (“November Refinancing Transaction”).

Summary of the Terms of the Exchange Offer

In connection with the closing of the offering of the old notes, we entered into a registration rights agreement (as more fully described below) with the initial purchasers of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

The Exchange Offer	We are offering to exchange up to $440,000,000 aggregate principal amount of our registered 9.00% Second-Priority Senior Secured Notes Due 2020 and the guarantees thereof, for a like principal amount of our 9.00% Second-Priority Senior Secured Notes Due 2020 and the guarantees thereof, which were issued on November 5, 2010. Old notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000.

In November 2010 Apollo, our controlling stockholder acquired old notes in exchange for certain of our existing notes held by Apollo. Apollo owns approximately $134 million principal amount of the old notes as of March 17, 2011. Apollo will not participate in the Exchange Offer, but has the right to have its old notes registered in accordance with a registration rights agreement with the Company. See “Certain Relationships and Related Transactions and Director Independence”.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business; and

•

have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must also acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute the exchange notes and (ii) will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.”

Any holder of old notes, including any broker-dealer, who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders	The exchange offer will expire at midnight, New York City time, on , 2011, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you (i) have not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute the exchange notes and (ii) will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Material Tax Consequences	The exchange of old notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, see “Material Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Registration Rights Agreement	We entered into a registration rights agreement with the initial purchasers of the notes on November 5, 2010. The registration rights agreement requires us to file the exchange offer registration statement of which this prospectus forms a part and contains customary provisions with respect to registration procedures, indemnity and contribution rights.

Exchange Agent	Wilmington Trust Company is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before participating in the exchange offer. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

Co-Issuers	Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC

Exchange Notes Offered	$440,000,000 aggregate principal amount of 9.00% Second-Priority Senior Secured Notes Due 2020.

In November 2010 Apollo, our controlling stockholder acquired old notes in exchange for certain of our existing notes held by Apollo. Apollo owns approximately $134 million principal amount of the old notes as of March 17, 2011. Apollo will not participate in the Exchange Offer, but has the right to have its old notes registered in accordance with a registration rights agreement with the Company. See “Certain Relationships and Related Transactions and Director Independence”.

Maturity Date	The exchange notes will mature on November 15, 2020

Interest	The exchange notes will bear interest at a rate per annum equal to 9.00%, payable semi-annually in arrears, on May 15 and November 15 of each year after the date of issuance of the notes commencing May 15, 2011.

Guarantees	The exchange notes, like the old notes, will be guaranteed, jointly and severally, irrevocably and unconditionally, on a senior secured basis, by MSC and certain of its existing domestic subsidiaries that guarantee our obligations under our senior secured credit facilities and MSC’s future domestic subsidiaries that guarantee any debt of MSC, the Issuers or any guarantor. See the footnotes to the financial statements incorporated by reference herein for separate financial information on these guarantors. See “Description of the Notes—Guarantees” and “—Certain Covenants—Future Guarantees.”

Ranking	The exchange notes, like the old notes, and the guarantees will be our senior secured obligations. The exchange notes, like the old notes, and the guarantees will rank:

•

pari passu in right of payment with all of our and our guarantors’ existing and future senior indebtedness, including debt under our senior secured credit facilities, our senior secured notes and the guarantees thereof;

•

effectively junior in priority as to collateral with respect to our and our guarantors’ existing and future first-priority secured debt obligations under our senior secured credit facilities, our senior secured notes and any other future obligations secured by a first-priority lien on the collateral (subject to certain exceptions as described in “Description of Notes—Security for the Notes”) to the extent of the collateral securing such debt;

•

equal in priority as to collateral with respect to our and our guarantors’ existing and future obligations under any obligations secured by a second-priority lien on the collateral, including our Existing Second Lien Notes (as defined in the indenture);

•	senior in right of payment to all of our and our guarantors’ existing and future subordinated indebtedness; and

•

effectively junior in right of payment to all existing and future indebtedness and other liabilities of any subsidiary that does not guarantee the notes, including our foreign subsidiaries. The exchange notes will also be effectively junior to the liabilities of our non-guarantor subsidiaries, including our foreign subsidiaries.

As of December 31, 2010:

(1)	MSC and its subsidiaries had $3.7 billion aggregate principal amount of total indebtedness outstanding (including the notes and the guarantees);

(2)	MSC and its subsidiaries had $1.4 billion aggregate principal amount of secured senior indebtedness consisting of term loans and revolving loans outstanding under our senior secured credit facilities, which constitute first-priority lien obligations. In addition, as of such date we had $220 million of availability under our revolving facility (excluding the incremental term loan commitments) under our senior secured credit facilities, all of which is secured by a first-priority lien on the collateral securing the notes;

(3)	MSC and its subsidiaries had $1 billion aggregate principal amount of secured indebtedness outstanding constituting lien obligations junior to our senior secured credit facilities and senior to second-priority lien obligations, consisting of our existing senior secured notes and guarantees thereof, which constitute first-priority lien obligations with respect to the notes;

(4)	MSC and its subsidiaries had $694 million aggregate principal amount of indebtedness outstanding constituting second-priority lien obligations, consisting of secured indebtedness under the notes and the guarantees and the Existing Second Lien Notes; and

(5)	of the $3.7 billion aggregate principal amount of indebtedness outstanding, MSC’s subsidiaries that are not obligors with respect to the notes had total indebtedness of approximately $726 million (excluding intercompany liabilities of subsidiaries that are not such obligors).

In addition, we had $260 million of unutilized capacity under our senior secured revolving credit facility and our liquidity facility provided by affiliates of Apollo.

See “Description of the Notes—Ranking” and “Use of Proceeds.”

Collateral	The exchange notes, like the old notes, and the guarantees will be secured by second priority liens on:

•

substantially all of our and each subsidiary guarantor’s tangible and intangible assets (including, but not limited to, accounts receivable, inventory, general intangibles and proceeds of the foregoing), except for those assets excluded as collateral under our senior secured credit facilities; and

•

all of our and each subsidiary guarantor’s capital stock of certain direct subsidiaries other than the capital stock which is prohibited from being pledged pursuant to the indentures governing our other outstanding debentures, provided that no more than 65% of the capital stock of first-tier foreign subsidiaries will be required to be pledged; subject to certain exceptions as described below if any such pledge would require that separate financial statements with respect to any such pledged entity (other than certain “Momentive Canada Entities,” as defined in the indenture; including, currently, Momentive International Holdings Coöperatief U.A. (“Momentive Coop”)) would be required pursuant to Rule 3-16 of Regulation S-X to be provided in connection with the filing of a registration statement related to the notes or any other filing we are required to make with the SEC. See “Description of the Notes—Security for the Notes—Limitations on Stock Collateral.”

Notwithstanding the foregoing, the initial collateral securing the notes shall not include (A) any real estate or Principal Property (as such term is defined in the indentures governing certain of our existing debentures and means generally any manufacturing or processing plant or warehouse owned or leased by us or any of our subsidiaries and located within the United States), (B) any property or assets owned by any of our foreign subsidiaries, (C) any assets which, if included in the collateral, would require our existing debentures to be ratably secured with the notes pursuant to the terms of the indentures for such existing debentures, (D) any vehicle covered by a certificate of title or ownership, (E) any assets not required to be pledged as security for holders of first-priority lien obligations, (F) any letter of credit rights to the extent any issuer or guarantors is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose, (G) any right, title or interest of any issuer or the guarantors in any license, contract or agreement to which such issuers or guarantor is a party or any of its right, title or interest thereunder to the extent that such a grant would result in a breach of the terms of, or constitute a default under, any license, contract or agreement to which such issuer or guarantor is a party or (H) any equipment or other asset owned by any issuer or guarantor that is subject to a purchase money lien or a capitalized lease obligation, if the contract or other agreement in which such lien is granted prohibits or requires the consent of any person other than the issuers or guarantors as a condition to the creation of any other security interest on such equipment (sometimes referred to in this prospectus as “excluded collateral”).

See “Risk Factors—Risks Related to an Investment in the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”

The book value of the assets of MSC and the assets of the domestic subsidiary guarantors, which are included in the collateral, was $631 million as of December 31, 2010.

Certain of our first-tier foreign subsidiaries, from time to time, could have a value in excess of 20% of the principal amount of the notes, and pledges of the capital stock of such entities would require that separate financial statements pursuant to Rule 3-16 of Regulation S-X be provided in connection with the filing of a registration statement related to the notes or any other filing we are required to make with the SEC. However, pursuant to collateral cut-back provisions in the indenture governing the notes, our pledge of such stock as collateral for the notes will be limited to less than 20% of the principal amount of the notes. Notwithstanding the foregoing, as of the date of this prospectus, our pledge of the capital stock of Momentive Coop, will not be cut back in accordance with the terms of the indenture governing the notes. Momentive Coop indirectly owns Momentive Specialty Chemicals Cananda Inc., Momentive Specialty Chemicals B.V. and various of our other foreign subsidiaries through which substantially all of our foreign operations are conducted. See “Description of the Notes—Security for the Notes—Limitations on Stock Collateral.”

The obligations under our senior secured credit facilities also benefit from a security interest in the assets of certain of our foreign subsidiaries that are borrowers or loan parties thereto. The notes will not have the benefit of a security interest in such foreign assets. The pledge of the stock of certain of our foreign subsidiaries as collateral for the obligations under our senior secured credit facilities also is not subject to any collateral cut back provisions of the type that are applicable to the collateral for the notes.

The priority of the collateral liens securing the notes will be junior to the collateral liens securing the senior secured credit facilities, our senior secured notes and other obligations secured by first-priority liens as described under “Description of the Notes— Security for the Notes.” The value of collateral securing the notes at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the applicable indenture, security documents and intercreditor agreement and otherwise as provided in the indenture and the intercreditor agreement. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes and any other indebtedness secured on a senior or pari passu basis thereto. See “Risk Factors—Risks Related to an Investment in the Notes—It may be difficult to realize the value of the collateral securing the notes.”

Optional Redemption	We may also redeem some or all of the notes before November 15, 2015 at a redemption price of 100% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus a make-whole premium. Thereafter, the notes may be redeemed at our option on the redemption dates and at the redemption prices specified under “Description of the Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	On or prior to November 15, 2013, we may redeem up to 35% of the aggregate principal amount of notes with the net cash proceeds of one or more equity offerings at the redemption prices specified under “Description of the Notes—Optional Redemption.”

Change of Control	If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Change of Control.”

Asset Sale Offer	If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we must reduce the principal amount of the notes by making a redemption under the optional redemption provisions, repurchase the notes through open market purchases at or above 100% of the principal amount of the notes repurchased and/or make an offer to repurchase the notes at 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest to the applicable repurchase date. See “Description of the Notes—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture that will govern the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	grant liens on assets;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	enter into sale/leaseback transactions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes—Certain Covenants.”

Risk Factors

Investment in the notes involves substantial risks. See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the notes.

Summary Historical Consolidated Financial Data of Momentive Specialty Chemicals Inc.

The following table presents MSC’s summary historical financial information for the periods presented. The summary historical financial information for each of the years ended December 31, 2010, 2009 and 2008 have been derived from, and should be read in conjunction with, MSC’s audited financial statements included elsewhere in this prospectus.

You should read this summary historical consolidated financial data in conjunction with “Unaudited Pro Forma Financial Information,” “Selected Historical Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with all of the financial statements and related notes included elsewhere in this prospectus.

Momentive Specialty Chemicals Inc.

Summary Historical Consolidated Financial Data

	Year Ended December 31,
	2010	2009	2008
	(in millions)
Statement of Operations
Net sales	$4,818	$3,751	$5,690
Cost of sales	4,074	3,260	5,091

Gross profit	744	491	599

Selling, general and administrative expense	344	320	360
Terminated merger and settlement (income) expense, net (1)	(171)	(62)	1,027
Integration and transaction costs	—	—	27
Asset impairments	—	49	15
Business realignment costs	22	41	32
Other operating expense (income), net	5	10	9

Operating income (loss)	544	133	(871)

Interest expense, net	276	223	303
Loss (gain) on extinguishment of debt	30	(224)	—
Other non-operating (income) expense, net	(5)	—	6

Income (loss) from continuing operations before income tax and earnings from unconsolidated entities	243	134	(1,180)
Income tax expense (benefit)	35	(8)	(16)

Income (loss) from continuing operations before earnings from unconsolidated entities	208	142	(1,164)
Earnings from unconsolidated entities, net of taxes	8	2	2

Income (loss) from continuing operations	216	144	(1,162)
Net loss from discontinued operations, net of taxes (2)	(2)	(27)	(23)

Net income (loss)	214	117	(1,185)
Net income attributable to noncontrolling interest	—	(3)	(5)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$214	$114	$(1,190)

	Year Ended December 31,
	2010	2009	2008
	(in millions)

Cash Flows provided by (used in):
Operating activities	$45	$355	$(632)
Investing activities	(99)	(132)	(134)
Financing activities	97	(222)	706

Balance Sheet Data (at end of period):
Cash and cash equivalents	$186	$142	$127
Short-term investments	6	10	7
Working capital (3)	530	205	390
Total assets	3,137	2,973	3,180
Total long-term debt	3,588	3,424	3,743
Total net debt (4)	3,480	3,354	3,729
Total liabilities	5,156	5,022	5,359
Total deficit	(2,019)	(2,049)	(2,179)

EBITDA (5)	$721	$278	$(707)
Transaction and terminated merger and settlement (income) expense, net, non-cash charges, integration costs and net income attributable to noncontrolling interest and non-cash charges included in EBITDA (6)	(166)	(69)	1,053
Unusual items included in EBITDA	69	183	119

Twelve Months ended December 31, 2010
LTM Adjusted EBITDA (7)	$698

(1)	Terminated merger and settlement (income) expense, net for the years ended December 31, 2010 and 2009 includes the non-cash push-down of insurance recoveries by the Company’s owner related to the settlement payment made by the Company’s owner that had been treated as an expense of the Company for the year ended December 31, 2008 associated with the terminated merger with Huntsman corporation, as well as reductions on certain of the Company’s merger related service provider liabilities. Amount for the year ended December 31, 2008 also represents termination fees, settlement payments, accounting and legal costs paid by the Company as well as the write-off of previously deferred acquisition costs.

(2)	Loss from discontinued operations reflects the results of our IAR business.

(3)	Working capital is defined as current assets less current liabilities. As of December 31, 2010, the assets and liabilities of the IAR business have been classified as current.

(4)	Net debt is defined as long-term debt plus short-term debt less cash and cash equivalents and short-term investments.

(5)	EBITDA is defined as Net (loss) income (excluding loss (gain) on extinguishment of debt) before interest, income taxes, and depreciation and amortization. We have presented EBITDA because we believe that EBITDA is useful to investors since it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA is not a recognized term under General Accepted Accounting Principles (“GAAP”), should not be viewed in isolation and does not purport to be an alternative to Net income (loss) as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and using this non-GAAP financial measure as compared to the most directly comparable U.S. GAAP financial measures. For instance, EBITDA does not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

•	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures for other companies. Also the amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of Adjusted EBITDA used in our debt instruments, which further adjust for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making acquisitions.

See below for a reconciliation of Net (loss) income to EBITDA.

	Year Ended December 31,
	2010	2009	2008
	(in millions)
Reconciliation of Net Income to EBITDA
Net income (loss)	$214	$117	$(1,185)
Income tax expense (benefit)	35	(8)	(16)
Loss (gain) on extinguishment of debt	30	(224)	—
Interest expense, net	276	223	303
Depreciation and amortization	166	170	191

EBITDA	$721	$278	$(707)

(6)	Amounts for the years ended December 31, 2009 and 2008 consist of the following items:

	2009	2008
	(in millions)
Terminated merger and settlement (income) expense, net	$(62)	$1,027
Integration costs	—	27
Non-cash items	(4)	4
Net income attributable to noncontrolling interest	(3)	(5)

Total	$(69)	$1,053

(7)	See “Covenant Compliance” below for our reasons for presenting LTM Adjusted EBITDA, a reconciliation of Net Loss to LTM Adjusted EBITDA, and qualifications as to the use of LTM Adjusted EBITDA, which is not a recognized term under U.S. GAAP.

Covenant Compliance

The instruments that govern our indebtedness contain, among other provisions, restrictive covenants and incurrence tests regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Payment of borrowings under the senior secured credit facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, most covenant defaults, events of bankruptcy and a change of control. Certain covenants contained in the credit agreement that governs our senior secured credit facilities require us to have a senior secured debt to Adjusted EBITDA ratio less than 4.25:1. The indentures that govern certain of our notes contain an Adjusted EBITDA to

Fixed Charges ratio incurrence test which restricts our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1.

Fixed Charges are defined as net interest expense excluding the amortization or write-off of deferred financing costs. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring items and to reflect other permitted adjustments (including the expected future impact of announced acquisitions and in-process cost saving initiatives), in each case as determined under the governing debt agreement. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA in the indentures governing certain of our notes provides additional information to investors to assess our future ability to incur additional debt or make future acquisitions. Adjusted EBITDA and Fixed Charges are not defined terms under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges should not be considered an alternative to interest expense.

As of December 31, 2010, we were in compliance with all financial covenants that govern our senior secured credit facilities, including our senior secured debt to Adjusted EBITDA ratio.

Our senior secured credit facility permits a default in our senior secured leverage ratio covenant to be cured by cash contributions to the Company’s capital from the proceeds of equity purchases or cash contributions to the capital of MSC Holdings, our parent company. Momentive Holdco has agreed to contribute any proceeds from the issuance of preferred or common units under the agreement with Apollo discussed above as a capital contribution to MSC Holdings, and MSC Holdings has agreed to contribute such amounts as a capital contribution to the Company.

The cure amount cannot exceed the amount required for purposes of complying with the covenant, and in each four quarter period, there must be one quarter in which the cure right is not exercised. Due to the completion of the January Refinancing Transaction, which resulted in a significant reduction in the amount of senior secured debt outstanding, the Company believes that a default under its senior secured bank leverage ratio covenant in our senior secured credit facility is not reasonably likely to occur.

Based on our projections of 2011 operating results, we expect to be in compliance with all of the financial covenants and tests that are contained in the indentures that govern our notes and our senior secured credit facilities throughout 2011.

Twelve Months ended December 31, 2010
(in millions)
Reconciliation of Net Income to Adjusted EBITDA
Net income	$214
Income tax expense	35
Loss on extinguishment of debt	30
Interest expense, net	276
Depreciation and amortization expense	166

EBITDA	721
Adjustments to EBITDA:
Terminated merger and settlement income, net (1)	(171)
Non-cash items (2)	5
Unusual items:
Loss on divestiture of assets	2
Net loss from discontinued operations (3)	2
Business realignments (4)	22
Other (5)	43

Total unusual items	69

Productivity program savings (6)	24
Savings from shared services agreement (7)	50

Adjusted EBITDA (8)	$698

Fixed Charges (9)	246

Ratio of Adjusted EBITDA to Fixed Charges (10)	2.84

(1)	Represents insurance recoveries by our owner in 2010 related to the $200 million termination settlement payment that was pushed down and treated as an expense of the Company in 2008. Also represents recognition of insurance settlements related to litigation associated with the terminated Huntsman merger.

(2)	Represents stock-based compensation and unrealized foreign exchange and derivative activity.

(3)	Represents the results of the IAR business.

(4)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.

(5)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, realized foreign currency activity and debt issuance costs related to the January Refinancing Transactions.

(6)	Represents pro forma impact of in-process productivity program savings.

(7)	Represents pro forma impact of in-process savings from the shared services agreement with MPM in conjunction with the Momentive Combination

(8)	Adjusted EBITDA corresponds to the definition of “EBITDA” calculated on a pro forma basis used in certain of the Company’s indentures and differs from the calculation of “EBITDA” calculated on a “Pro Forma Basis” used in the Company’s credit agreement governing the senior secured credit facility due primarily to differences in classifications of unrestricted subsidiaries under such agreements.

(9)	Reflects pro forma interest expense based on interest rates at January 28, 2011 as if the January Refinancing Transaction, November Refinancing Transaction (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and the execution of the July 2010 Swap (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) had taken place at the beginning of the period.

(10)	We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the second priority senior secured notes. As of December 31, 2010, the Company was able to satisfy this test and incur additional indebtedness under this indenture.

Ratio of Earnings to Fixed Charges

	Historical					Pro Forma
	Year Ended December 31,					Year Ended December 31,
	2006	2007	2008	2009	2010	2010
Ratio of earnings to fixed charges and preferred stock dividends (1)	—	—	—	1.56	1.84	1.90

(1)	Due to the net losses in the years 2006 to 2008, the ratio of earnings to fixed charges and preferred stock dividends was less than 1. Our earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $118, $11 and $1,180 for the years ended December 31, 2006, 2007 and 2008, respectively.

RISK FACTORS

Investing in the exchange notes in this exchange offer involves a high degree of risk. You should carefully consider the risks described below before participating in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations and prospects, which in turn could adversely affect our ability to pay the notes. In such case, you may lose all or part of your original investment.

Risks Related to an Investment in the Notes

The notes are effectively subordinated to all liabilities of our non-guarantor subsidiaries and structurally subordinated to claims of creditors of all of our foreign subsidiaries.

The notes are structurally subordinated to indebtedness and other liabilities of MSC’s subsidiaries that are not the Issuers or guarantors of the notes. As of December 31, 2010, MSC’s subsidiaries that are not the Issuers or guarantors had total indebtedness of approximately $726 million (which excluded intercompany liabilities of such non-guarantor subsidiaries). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to MSC or the Issuers.

The notes are not guaranteed by any of MSC’s non-U.S. subsidiaries. MSC’s non-U.S. subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that MSC or the subsidiary guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Additional indebtedness is secured by the collateral securing the notes, and the notes will be secured only to the extent of the value of the assets that have been granted as security for the notes and the guarantees, which may not be sufficient to satisfy our obligations under the notes.

Indebtedness under our senior secured credit facilities, the interest rate protection and other hedging agreements and the overdraft facility permitted thereunder, and the senior secured notes (referred to in these Risk factors as the “First-Priority Lien Obligations”) are secured by senior-priority liens on substantially all tangible and intangible assets of MSC and each subsidiary guarantor, except for certain excluded collateral (such as our Principal Properties). Of the First-Priority Lien Obligations, indebtedness under our senior secured credit facilities, the interest rate protection and other hedging agreements and the overdraft facility permitted thereunder are secured by liens that are senior to the liens that secure our senior secured notes. The notes are secured by a lien on only a portion of the assets that secure the First-Priority Lien Obligations and the liens securing the notes are subordinated to First-Priority Lien Obligations and there may not be sufficient collateral to pay all or any of the notes. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing the First-Priority Lien Obligations and the notes must be used first to pay the First-Priority Lien Obligations in full before making any payments on the notes. Accordingly, the notes will be effectively subordinated to these obligations to the extent of the collateral securing such obligations. We may incur additional First-Priority Lien Obligations in the future.

At December 31, 2010, we had outstanding $3.7 billion of outstanding indebtedness (including the notes and guarantees), and $1.4 billion of First-Priority Lien Obligations. At December 31, 2010, borrowings of $220 million were unused and available under our senior secured credit facilities (excluding the incremental term loan commitments), all of which would constitute First-Priority Lien Obligations if drawn. In addition to borrowings under our senior secured credit facilities, the indenture governing the notes allow a significant amount of other indebtedness and other obligations to be secured by a lien on the collateral securing the notes on a senior-priority basis or on an equal and ratable basis, provided that, in each case, such indebtedness or other obligation could be incurred under the debt incurrence covenants contained in the indenture governing the notes. Any additional obligations secured by a lien on the collateral securing the notes (whether senior to or equal with the lien of the notes) will adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

Many of our assets, such as certain assets owned by our foreign subsidiaries, are not part of the collateral securing the notes, but do secure some First-Priority Lien Obligations. In addition, our foreign subsidiaries will be permitted to incur substantial indebtedness in compliance with the covenants under our senior secured credit facilities, the indentures governing the senior secured notes, the indenture governing the notes and the agreements governing our other indebtedness, most of which is permitted to be a First-Priority Lien Obligation. We are also permitted to transfer up to 5% of our total assets (as defined) from guarantors to non-guarantor subsidiaries, including non-U.S. subsidiaries. Upon such a transfer, those assets will be released automatically from the lien securing the notes. With respect to those assets that are not part of the collateral securing the notes but which secure other obligations, the notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of the First-Priority Lien Obligations first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future events or trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under the First-Priority Lien Obligations and any other obligations secured by a priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Holders of notes will not control decisions regarding collateral.

Pursuant to the intercreditor agreement, the collateral agent representing the holders of the First-Priority Lien Obligations controls substantially all matters related to the collateral securing the First-Priority Lien Obligations and the notes. The holders of the First-Priority Lien Obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing the First-Priority Lien Obligations, the liens securing the notes will also automatically be released. In addition, the security documents generally provide that, so long as the First-Priority Lien Obligations are in effect, the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. Except under limited circumstances, if at any time the First-Priority Lien Obligations cease to be in effect, the liens securing the notes will also be released and the notes will become unsecured senior obligations. See “Description of the Notes—Security for the Notes.”

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the notes and, with the proceeds from such sale, purchase assets in Europe which we transfer to one of our foreign subsidiaries, the holders of the notes would not receive a security interest in the assets purchased in Europe and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the notes under the security documents excludes assets owned by our foreign subsidiaries.

The capital stock securing the notes will automatically be released from the lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries (other than Momentive Canada Entities, including Momentive Coop) with the SEC. As a result of any such release, the notes could be secured by less collateral than our first-priority indebtedness.

The indenture governing the notes and the security documents provide that, to the extent that separate financial statements of any of our subsidiaries (other than Momentive Canada Entities, including Momentive Coop) would be required by the rules of the SEC (or any other governmental agency) due to the fact that such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of notes, to the extent necessary to release the liens on such capital stock or securities. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock or other securities if any such rule becomes applicable. In addition, certain of our foreign subsidiaries have a value in excess of 20% of the aggregate principal amount of the notes; accordingly, our pledge of such stock as collateral for the notes will be limited to less than 20% of the aggregate principal amount of the notes (however, our pledge of membership interests in Hexion Coop will not be cut back on the date of this prospectus). As a result of the foregoing, the notes could be secured by less collateral than our first-priority indebtedness.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Finally, in the intercreditor agreement, the noteholders will waive a significant number of rights ordinarily accruing to secured creditors in bankruptcy. See “Description of the Notes—Security for the Notes—New intercreditor agreement.”

The collateral securing the notes may be diluted under certain circumstances.

The collateral that will secure the notes also secures our obligations under the First-Priority Lien Obligations. This collateral may secure on a first-priority basis or a parity basis additional senior indebtedness that MSC or certain of our subsidiaries incur in the future, subject to restrictions on our ability to incur debt and liens under the First-Priority Lien Obligations and the indenture governing the notes, and may generally secure any other indebtedness permitted to be incurred under the indenture on a parity basis. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a first-priority or parity basis by this collateral.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers did not analyze the effect of, nor participate in, any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior or pari passu secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

In addition, our business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the notes depends on the maintenance of such permits and licenses may be prohibited. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•	subject to certain exceptions, the release of all other liens securing first-priority lien obligations (if there are no outstanding receivables financings);

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in respect of the property and assets of a restricted subsidiary that is a guarantor, upon the designation of such guarantor as an unrestricted subsidiary in accordance with the indenture governing the notes; and

•	the case of a guarantor making a transfer permitted under the indenture governing the notes to any restricted subsidiary of MSC.

The guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the notes. See “Description of the Notes.”

Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests and require note holders to return payments received.

MSC and certain of its existing domestic subsidiaries guarantee the notes (and the related exchange notes, if issued) and certain of its future domestic subsidiaries may guarantee the notes. In addition, the guarantees are secured by certain collateral owned by the related guarantor. If any issuer or any guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the notes, the guaranty or the related security agreements, as the case may be. A court might do so if it found that when the applicable issuer issued the notes or the guarantor entered into its guaranty or, in some states, when payments became due under the notes, the guaranty or security agreements, such issuer or the guarantor received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes, a guaranty or security agreements, without regard to the above factors, if the court found that the applicable issuer issued the notes or the guarantor entered into its guaranty or security agreements with actual intent to hinder, delay or defraud its creditors.

A court would likely find that an issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guaranty and security agreements, respectively, if the issuer or the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of notes, a guaranty or the related security agreements, you would no longer have a claim against the issuer or the guarantor or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the notes may not be available from other sources, including the remaining issuers or guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuer or the guarantor or with respect to the collateral.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

The notes will mature after a substantial portion of our other indebtedness.

The notes will mature on November 15, 2020. Substantially all of our existing indebtedness (including under our senior secured credit facilities and our existing notes) will mature prior to November 15, 2020.

Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected with respect to the claims of notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. We, the Issuers and our subsidiary guarantors will have limited obligations to perfect the security interest of the holders of notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that could constitute collateral or the perfection of any security interest. This may result in the loss of the security interest in the collateral or the priority of the security interest in favor of notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We are required by the Trust Indenture Act to inform the trustee of certain future acquisitions of property or rights that constitute collateral. However, there can be no assurance that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. This may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

The Issuers may not be able to repurchase the notes upon a change of control.

Specific kinds of change of control events of MSC will be an event of default under the indenture governing the notes unless the Issuers make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest or by exercising their right to redeem such notes, in each case within 30 days after such change of control event. Similar change of control offer requirements are applicable to notes issued under certain of our other indentures. The Issuers will be dependent on MSC and its subsidiaries for the funds necessary to cure the events of default caused by such change of control event. MSC and its subsidiaries may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem such notes. The occurrence of a change of control would also constitute an event of default under our senior secured credit facilities and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under our senior secured credit facilities and our other indebtedness, but may not be able to do so. See “Description of the Notes—Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the company has occurred following a sale of “substantially all” of the company’s assets.

Specific kinds of change of control events of MSC require the Issuers to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of MSC and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of MSC and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

The change of control repurchase provisions that require the Issuers to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes are a result of negotiations among MSC, the Issuers and the initial purchasers of the notes. Therefore, MSC could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect MSC’s capital structure or credit ratings.

There may be no active trading market for the notes, and if one develops, it may not be liquid.

There is no established trading market for the notes. We do not intend to list the notes (or any exchange notes that may be issued pursuant to the exchange offer we have agreed to make) on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. The initial purchasers intend for their market-making activities with respect to the notes prior to their issue date to be limited to facilitating sales and purchases by matching potential buyers of notes with potential sellers of notes. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. There can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders of such notes to sell such notes or the price at which the holders would be able to sell such notes. Future trading prices of the notes and the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the related exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes.

Our ability to repay the notes depends upon the performance of MSC and its subsidiaries and their ability to make payments or distributions.

The Issuers are finance subsidiaries of MSC and do not have any material assets other than intercompany loans to MSC and its subsidiaries. Therefore, the Issuers will be entirely dependent on MSC and its other subsidiaries for funds to satisfy their debt service requirements with respect to the notes.

A significant portion of MSC’s assets are owned, and a significant percentage of MSC’s net sales are earned, by its direct and indirect subsidiaries. Therefore, MSC’s cash flows and its ability to service indebtedness, including its ability to transfer funds, directly or indirectly, to the Issuers or to honor its obligations under its guaranty of the notes, will be dependent upon cash dividends and distributions or other transfers from its subsidiaries. Payments to MSC by its subsidiaries will be contingent upon the earnings of those subsidiaries.

MSC’s subsidiaries are separate and distinct legal entities and, except for the Issuers and the existing and future subsidiaries that will guarantee the notes, they will not have any obligation, contingent or otherwise, to pay amounts due with respect to the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In addition, certain of MSC’s subsidiaries are subject to contractual limitations on their ability to pay dividends or otherwise distribute money to MSC. If MSC’s subsidiaries cannot pay out dividends or make other distributions to MSC, MSC may not have sufficient cash to fulfill its obligations with respect to the notes.

Because Hexion Nova Scotia Finance, ULC is not a U.S. company, it may be difficult for you to effect service of process on it or on its directors or to enforce any judgment you may receive against them from a U.S. court. In addition, any judgment against Hexion Nova Scotia Finance, ULC, obtained in Canada, would be in Canadian dollars exposing you to exchange rate risk.

Hexion Nova Scotia Finance, ULC is an unlimited liability company organized under the laws of Nova Scotia. Certain of its officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of its assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the United States federal securities laws. In addition, any judgment against Hexion Nova Scotia Finance, ULC, obtained in Canada, would be in Canadian dollars exposing you to exchange rate risk.

In addition, Hexion Nova Scotia Finance, ULC has been advised by its Nova Scotia counsel, that there is doubt as to (i) the enforceability, in original actions in Nova Scotia courts, of liabilities predicated solely upon the United States federal securities laws and (ii) the enforceability in Nova Scotia courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•

if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you (i) have not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute those exchange notes and (ii) will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Our controlling shareholder may have a significant interest in the notes.

Apollo, our controlling stockholder, owns approximately $134 million principal amount of the notes, which collectively represents approximately 23.3% of the total outstanding notes. Apollo has entered into a customary lock-up agreement with the initial purchasers for the offering of the notes pursuant to which it agreed not to sell the notes acquired by it in such exchange for 180 days following November 5, 2010. Following the closing of the exchange offer, Apollo may continue to have a significant position in the notes. While Apollo’s voting rights will be limited in certain circumstances pursuant to the terms of the notes, Apollo may be able to exercise its full rights in connection with any bankruptcy of the Issuers or any restructuring involving the notes. Apollo’s interests may differ from, and be in conflict with, the interests of other holders of the notes.

Risks Related to Our Indebtedness

We may not be able to generate sufficient cash flows from operations to meet our debt service payments. In addition, our interest expense could increase if interest rates increase.

We are a highly leveraged company. As of December 31, 2010, we had $3.7 billion of outstanding indebtedness.

In 2011, based on the amount of indebtedness outstanding at December 31, 2010, our cash debt service is expected to be approximately $320 million (including $82 million of short term debt maturities) based on interest rates at January 27, 2011 of which $221 million represents debt service on fixed-rate obligations (including variable rate debt subject to interest rate swap agreements). Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control, and we may not generate sufficient cash flow from operations to meet our debt service and other obligations. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity capital. We may not be able to refinance any of our indebtedness, sell assets or raise equity capital on commercially reasonable terms, or at all, which could cause us to default on our obligations and impair our liquidity. Any inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms would have a material adverse impact on our business, financial condition and results of operations.

Our senior secured credit facilities, including the terms governing our indebtedness, limit our ability to sell assets and also restrict the use of proceeds from that sale. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay our debt obligations in the event of an acceleration of any of our indebtedness.

In addition to our debt service needs, our parent company, MSC Holdings, will likely need to rely upon distributions from us to service its outstanding term loans, $208 million aggregate principal amount of which are outstanding as of December 31, 2010, including for the payment of interest, to the extent that our parent elects to pay interest in cash, and for the payment of principal at maturity in December 2014. We may not generate sufficient cash flow from operations to pay dividends or distributions to our parent in amounts sufficient to allow it to pay principal or cash interest on its debt. In addition, our ability to make distributions to our parent is subject to restrictions in our various debt instruments. If MSC Holdings is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that our parent will be able to accomplish these actions on satisfactory terms, if at all. A default under the MSC Holdings term loans could result in a change of control under our other debt instruments and lead to an acceleration of all outstanding loans under our senior secured credit facilities and our other indebtedness.

Our interest expense could increase if interest rates increase because approximately 29% of our outstanding borrowings at December 31, 2010, including the impact of outstanding interest rate swap agreements, are at variable interest rates. While we have interest rate swaps in place to hedge a portion of the risk, an increase of 1% in the interest rate payable on our variable rate indebtedness would increase our 2011 estimated debt service requirements by approximately $14 million.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

Our substantial level of indebtedness could have other consequences to our financial position and results of operations, including the following:

•	it may limit our flexibility to plan for, or react to, changes in our operations or business;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or in the economy;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•

it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds (which may already be severely limited by availability and increased cost of credit in the current market) or dispose of assets;

•	it would cause a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed;

•	it may cause a substantial portion of our cash flow from operations to be dedicated to the repayment of our indebtedness and not be available for other purposes;

•	it may limit our ability to fully achieve cost savings from the Momentive Combination; and

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities.

The terms of our senior secured credit facilities and other debt may restrict our current and future operations, in particular our ability to respond to changes in our business or to take certain actions.

Our senior secured credit facilities and other debt contain, and any future indebtedness we incur would likely contain, a number of restrictive covenants that can impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our shareholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, our senior secured credit facilities require us to meet a senior secured bank leverage test. As a result of these covenants and this ratio, we are limited in how we may conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. A downturn in our business and our results of operations and profitability could cause us to fail to comply with the covenants in our senior secured credit facilities. In addition, our senior secured credit facilities contain cross-acceleration and cross default provisions. Accordingly, certain foreign borrowing defaults under our debt agreements could result in our outstanding debt becoming immediately due and payable.

A failure to comply with the covenants contained in our senior secured credit facilities or our other debt could result in a default, which if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or our other indebtedness, the lenders:

•	could not be required to lend any additional amounts to us;

•	could elect to declare all borrowings that are outstanding, together with accrued and unpaid interest and fees, to become immediately due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making debt service payments on the notes or our other indebtedness, which could result in an event of default under the notes.

If the indebtedness under our senior secured credit facilities or our other indebtedness were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.

Our senior secured credit facility permits a default in our senior secured leverage ratio covenant to be cured by cash contributions to the Company’s capital from the proceeds of equity purchases or cash contributions to the capital of MSC Holdings. The cure amount cannot exceed the amount required for purposes of complying with the covenant related to that particular quarter. In addition, in each four quarter period, there must be one quarter in which the cure right is not exercised.

Despite our substantial indebtedness we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the instruments governing our indebtedness contain restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we could incur significant additional indebtedness in the future, much of which could constitute First-Priority Obligations and all of which could constitute pari passu or junior-priority secured obligations. As of December 31, 2010, we would have had $260 million of unutilized capacity under our senior secured revolving credit facility, including the subfacility for letters of credit, and our liquidity facility provided by affiliates of Apollo, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. The more we become leveraged, the more we, and in turn our security holders, become exposed to the risks described above under “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry” and “—We may not be able to generate sufficient cash flows from operations to meet our debt service payments. In addition, our interest expense could increase if interest rates increase.”

A downgrade in our debt ratings could result in increased interest and other financial expenses related to future borrowings, and has limited and could further restrict our access to additional capital or trade credit.

Standard and Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings for us. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings or put us on negative watch in the future could result in increased interest and other financial expenses relating to our future borrowings, and could restrict our ability to obtain financing on satisfactory terms. In addition, any further downgrade could restrict our access to, and negatively impact the terms of, trade credit extended by our suppliers of raw materials.

Repayment of our debt, including required principal and interest payments on our indebtedness, is dependent on cash flow generated by our foreign subsidiaries, which may be subject to limitations beyond our control.

Our foreign subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While there are limitations on the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we are unable to receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness.

Risks Related to Our Business

If the global economic conditions weaken again, it will continue to negatively impact our business operations, results of operations and financial condition.

Global economic and financial market conditions, including severe disruptions in the credit markets and the potential for a significant and prolonged global economic downturn, have impacted our business operations since 2008. If the global economic environment begins to weaken again or remains slow for an extended period of time, we could experience further reduced demand for our products which would have a negative impact on our future results of operations. For example, sales to the construction industry are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Consumer confidence, mortgage rates, credit standards and availability and income levels play a significant role in driving demand in the residential construction, repair and remodeling sector. In the current market turmoil, many lenders and institutional investors have significantly reduced funding to borrowers. The lack of available or increased cost of credit, along with decreased demand due to a variety of factors, has led to decreased construction which has resulted in a reduction in demand for our products. A prolonged or further drop in consumer confidence, continued restrictions in the credit market or an increase in mortgage rates, credit standards or sustained high unemployment could delay the recovery of commercial and residential construction levels and have a material adverse effect on our business, financial condition, results of operations or cash flows. Further, our products are used in numerous applications in the automotive industry.

The current economic conditions may also materially impact our customers, suppliers and other parties with which we do business. Volatility and disruption of financial markets could limit the ability of our customers to obtain adequate financing to maintain operations and may cause them to terminate existing purchase orders and reduce the volume of products they purchase from us in the future. This situation could further impact their ability to pay our receivables, requiring us to assume additional credit risk related to these receivables or limit our ability to collect receivables from that customer. Adverse economic and financial market conditions may also cause our suppliers to be unable to meet their commitments to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us. These conditions could significantly affect our liquidity which may cause us to defer needed capital expenditures, reduce research and development or other spending, defer costs to achieve productivity and synergy programs, or sell assets. In addition, this could require us to incur additional borrowings which may not be available given the current financial market conditions, or may only be available at terms significantly less advantageous than our current credit terms.

We may fail to achieve all expected cost savings, which could impact our business operations, results of operations, and financial conditions.

A significant element of our business strategy is to improve our operating efficiencies and reduce our operating costs. As of December 31, 2010, we are currently targeting $24 million in productivity savings. We anticipate the actions to achieve these savings will be completed over the next 6 months. The Company expects to incur $3 million in one-time costs to achieve these savings, including restructuring costs and expected capital expenditures related to productivity programs. A variety of factors could cause us not to achieve the remaining $24 million in productivity savings, including not being able to fund the $3 million in one-time costs. As a result, our future results of operations and profitability would be negatively impacted. In addition, while we have been successful in reducing costs and generating savings, factors may arise that may not allow us to sustain our current cost structure in the future. As market and economic conditions change, we may also make changes to our operating cost structure.

We face competition from other chemical companies and from substitute products, which could force us to lower our prices, which would adversely affect our profitability and financial condition.

The markets that we operate in are highly competitive, and this competition could harm our results of operations, cash flows and financial condition. Our competitors include major international producers as well as smaller regional competitors. We believe that the most significant competitive factor that impacts demand for our products is selling price. We may be forced to lower our selling price based on our competitors’ pricing decisions, which would reduce our profitability. In fact, certain markets that we serve have become commoditized in recent years and have given rise to several industry players resulting in fierce price competition in these markets. This has been further magnified through the impact of the recent global economic downturn as chemical companies have focused more on price to retain business and market share. In addition, we face competition from a number of products that are potential substitutes for our products, such as formaldehyde resins. Growth in substitute products could adversely affect our market share, net sales and profit margins.

Additional trends include current and anticipated consolidation among our competitors and customers which may cause us to lose market share as well as put downward pressure on pricing. There is also a trend in the chemical industry toward relocating manufacturing facilities to lower-cost regions, such as Asia, which may permit some of our competitors to lower their costs and improve their competitive position. Furthermore, there has been an increase in new competitors based in these regions.

Some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our operating margins, financial condition, cash flows and profitability could be adversely affected. Furthermore, if we do not have adequate capital to invest in technology, including expenditures for research and development, our technology could be rendered uneconomical or obsolete thus affecting our ability to remain competitive.

An inadequate supply of raw materials or fluctuations in raw material costs could have an adverse impact on our business.

Raw material costs make up approximately 70% of our cost of sales. During the past three years, the prices of our raw materials have been volatile. For example, the average prices of phenol, methanol and urea increased by approximately 26%, 47% and 16%, respectively, in 2010 compared to 2009, and decreased by approximately 20%, 53% and 46%, respectively, in 2009 compared to 2008.

Although many of our contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing, and many other contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may not be able to purchase raw materials at market prices. In addition, some of our customer contracts include selling price provisions that are indexed to publicly available indices for these materials; however, we may not be able to pass on raw material price increases to our customers immediately, if at all. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact that can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices. Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, changes in our supplier manufacturing processes as some of our products are byproducts of these processes, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates. If the cost of raw materials increases significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline. However, increases in prices for our products could hurt our ability to remain both competitive and profitable in the markets in which we compete.

Our manufacturing operations require adequate supplies of raw materials on a timely basis. We rely on long-term agreements with key suppliers for most of our raw materials. The loss of a key source or a delay in shipments could have an adverse effect on our business. Raw material availability may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers and natural disasters. Should any of our suppliers fail to deliver raw materials to us or should any key long-term supply contracts be cancelled, we may be forced to purchase raw materials in the open market. As a result, we may not be able to purchase these materials which could adversely affect our volumes, or may not be able to purchase them at prices that would allow us to remain competitive. During the past several years, certain of our suppliers have experienced force majeure events rendering them unable to deliver all, or a portion of, the contracted-for raw materials. On these occasions, we were forced to purchase replacement raw materials in the open market at significantly higher costs, place our customers on an allocation of our products or invoke force majeure in our contracts with our customers.

Our largest supplier provides 9% of our raw materials purchases, and we could incur significant time and expense if we had to replace this supplier. In addition, several of our feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability. In addition, our production facilities are subject to significant operating hazards which could cause personal injury and loss of life, severe damage to, or destruction of, property and equipment, and environmental contamination.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. These environmental laws and regulations include some that govern the discharge of pollutants into the air and water, the management and disposal of hazardous materials and wastes, the cleanup of contaminated sites, and occupational health and safety. We have incurred, and will continue to incur, significant costs and capital expenditures to comply with these laws and regulations. In 2010, we incurred related capital expenditures of $22 million to comply with environmental laws and regulations, and other environmental improvements. Violations of environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims or other costs. In addition, future developments or increasingly stringent regulations could require us to make additional unforeseen environmental expenditures.

Even if we fully comply with environmental laws, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated and sites where hazardous wastes and other substances from our current and former facilities and operations have been treated, stored or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved. Environmental conditions at these sites can lead to claims against us for personal injury or wrongful death, property damages and natural resource damage, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any of these liabilities is difficult to predict, but in the aggregate such liabilities could be material.

Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure and environmental hazards, such as spills, discharges or releases of toxic or hazardous substances and gases, storage tank leaks and remediation complications. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental contamination and other environmental damage, and could have a material adverse effect on our financial condition. We may incur losses beyond the limits or coverage of our insurance policies for liabilities that are associated with environmental cleanup that may arise from these hazards. In addition, various kinds of insurance for companies in the chemical industry have not been available on commercially acceptable terms, or, in some cases, have been unavailable altogether. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

We have been notified that we are or may be responsible for environmental remediation at a number of sites in the United States, Europe and South America. We are also performing a number of voluntary cleanups. The most significant site, making up approximately half of our remediation accrual, is a site formerly owned by us in Geismar, Louisiana. As the result of former, current or future operations, there may be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. Sites sold by us in past years may have significant site closure or remediation costs and our share, if any, may be unknown to us at this time. These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and profitability.

Because we manufacture and use materials that are known to be hazardous, we are subject to comprehensive product and manufacturing regulations, for which compliance can be costly and time consuming. In addition, we may be subject to personal injury or product liability claims as a result of human exposure to such hazardous materials.

We produce hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, these authorities must approve our products and manufacturing processes and facilities before we may sell some of these chemicals. To obtain regulatory approval of certain new products, we must, among other things, demonstrate to the relevant authority that the product is safe for its intended uses and that we are capable of manufacturing the product in compliance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, bans on product sales or use, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products and could increase our customers’ efforts to find less hazardous substitutes for our products. We are subject to ongoing reviews of our products and manufacturing processes.

Formaldehyde is extensively regulated, and various public health agencies continue to evaluate it. In 2004, the International Agency for Research on Cancer (“IARC”) reclassified formaldehyde as “carcinogenic to humans,” a higher classification than previous IARC evaluations. In 2009, the IARC determined that there is sufficient evidence in human beings of a causal association of formaldehyde with leukemia. Soon thereafter, in a separate and unrelated U.S. government review process, an Expert Panel of the National Toxicology Program (“NTP”) recommended that formaldehyde should be listed as “known to be a human carcinogen” in a pending 12thReport on Carcinogens (“RoC”) based on their finding of sufficient evidence in human epidemiology studies. The 12th RoC has not been issued yet as of December 31, 2010. The Environmental Protection Agency (“EPA”) continues to investigate the potential risks associated with formaldehyde emissions from composite wood products. The EPA, under its Integrated Risk Information System (“IRIS”), has also recently released for public comment an external draft of its toxicological review of formaldehyde finding that formaldehyde fulfills the criteria to be described as “carcinogenic to humans” by the inhalation route of exposure. The National Academy of Sciences (“NAS”) has been charged by the EPA to serve as the external peer review body for the draft assessment. We expect the NAS to apply a rigorous scientific “weight-of-evidence” review process to the EPA’s draft risk assessment to ensure that any determinations ultimately made by the EPA are fact-based and reflect the best available science. A NAS report to the EPA is due in the first quarter of 2011. It is possible that as a result of further governmental reviews, substantial additional costs to meet any new regulatory requirements may result and could reduce demand for these chemicals and products that contain them which could have a material adverse effect on our operations and profitability. The aforementioned subject matter could become the basis of product liability litigation.

Plaintiffs’ attorneys are also focusing on alleged harm caused by other products we have made or used, including silica-containing resin coated sands and discontinued products, some of which may have contained some asbestos fines. While we cannot predict the outcome of pending suits and claims, we believe that we maintain adequate reserves, in accordance with our policy, to address currently pending litigation and are adequately insured to cover currently pending and foreseeable future claims. However, an unfavorable outcome in these litigation matters may cause our profitability, business, financial condition and reputation to decline.

BPA, which is used as an intermediate at our Deer Park, Texas and Pernis, Netherlands manufacturing facilities, and is also sold directly to third parties, is currently under evaluation as an “endocrine disrupter.” Endocrine disrupters are chemicals that have been alleged to interact with the endocrine systems of human beings and wildlife and disrupt their normal processes. BPA continues to be subject to scientific, regulatory and legislative review and negative publicity. We do not believe it is possible to predict the outcome of regulatory and legislative initiatives. In the event that BPA is further regulated or banned for use in certain products, substantial additional operating costs would be likely in order to meet more stringent regulation of this chemical and could reduce demand for the chemical and have a material adverse effect on our operations and profitability.

We manufacture resin-encapsulated sand. Because sand consists primarily of crystalline silica, potential exposure to silica particulate exists. Overexposure to crystalline silica is a recognized health hazard. The Occupational Safety and Health Administration (“OSHA”), continues to maintain on its regulatory calendar the possibility of promulgating a comprehensive occupational health standard for crystalline silica within the next few years. We may incur substantial additional costs to comply with any new OSHA regulations.

In addition, we sell resin-encapsulated sand to natural gas drilling operators for use in extracting natural gas from wells that were drilled by a method called hydraulic or horizontal fracturing. “Fracking,” as it is also called, has been under public and legislative scrutiny recently for possibly contaminating groundwater and drinking water. Currently, studies are underway by the EPA with oversight provided by a congressional committee and legislation is being considered in Congress, as well as in some states, to regulate fracking. New laws and regulations could affect the number of wells drilled by operators, decrease demand for our resin-coated sands, and cause a decline in our operations and financial performance. Such a decline in demand could also increase competition and decrease pricing of our products which could also have a negative impact on our profitability and financial performance.

We are subject to claims from our customers and their employees, environmental action groups and neighbors living near our production facilities.

We produce hazardous chemicals that require appropriate procedures and care to be used in handling or in using them to manufacture other products. As a result of the hazardous nature of some of the products we use and produce, we may face claims relating to incidents that involve our customers’ improper handling, storage and use of our products. We have historically faced a number of lawsuits, including class action lawsuits, that claim liability for death, injury or property damage caused by products that we manufacture or that contain our components. These lawsuits, and any future lawsuits, could result in substantial damage awards against us, which in turn could encourage additional lawsuits and could cause us to incur significant legal fees to defend such lawsuits, either of which could have a material adverse effect on our financial condition and profitability. In addition, the activities of environmental action groups could result in litigation or damage to our reputation.

Natural or other disasters could disrupt our business and result in loss of revenue or higher expenses.

Any serious disruption at any of our facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. For example, we have manufacturing facilities in the U.S. Gulf Coast region that were impacted by Hurricanes Katrina and Rita in 2005 and Hurricanes Gustav and Ike in 2008. If there is a natural disaster or other serious disruption at any of our facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results. In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition. Our business interruption insurance may not be sufficient to cover all of our losses from a disaster, in which case our unreimbursed losses could be substantial.

We may be required to expend greater time and expense than other companies in dealing with our employees, some of whom are unionized, represented by works councils or subject to local laws that are less favorable to employers than the laws of the United States.

As of December 31, 2010, approximately 40% of our employees were unionized or represented by works councils that have collective bargaining agreements. In addition, some of our employees reside in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. These employment rights may require us to expend more time and money altering or amending employees’ terms of employment or making staff reductions. For example, most of our employees in Europe are represented by works councils, which generally must approve changes in conditions of employment, including restructuring initiatives and changes in salaries and benefits. While we believe that we maintain good relationships with our employees and their representatives, a significant dispute could divert management’s attention and otherwise hinder our ability to conduct our business or to achieve planned cost savings.

Future increases in energy costs may increase our operating expenses and reduce net income, which could have a negative impact on our financial condition.

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. Energy costs have fluctuated significantly over the past several years due to the volatility in the cost of oil and natural gas. If we cannot pass increased energy costs through to our customers, our profitability may decline. In addition, rising energy costs could also negatively impact our customers and the demand for our products. These risks will be exacerbated if our customers or production facilities are in locations experiencing severe energy shortages.

As a global business, our results of operations may be adversely affected by international business risks.

We conduct our business and incur costs in the local currency of most of the countries in which we operate. In 2010, our sales outside the United States represented approximately 57% of our total sales. Our results of operations are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for our financial statements. Changes in exchange rates between those foreign currencies and the U.S. dollar will affect our sales and earnings and may result in exchange translation losses. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. In addition to foreign currency translation risks, we have currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or sale transaction using a different currency from the currency in which it receives revenues. Any hedging transactions we enter into to mitigate the impact of specific exchange rate fluctuations may not be effective or could result in foreign exchange hedging losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Given the volatility of exchange rates, we may not be able to effectively manage our foreign currency transaction and/or translation risks, and any volatility in currency exchange rates may have an adverse effect on our financial condition, cash flows and profitability.

We operate our business in countries that historically have been and may continue to be susceptible to recessions or currency devaluation, including Brazil and Malaysia. In addition, as we expand our business in emerging markets, particularly in China and Russia, the uncertain regulatory environment in these countries could have a negative impact on our operations there.

Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of U.S. and foreign laws, including import/export control laws and tax laws. Furthermore, in foreign jurisdictions where the “rule of law” and legal processes may vary widely, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices may vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks could disrupt the businesses of our international subsidiaries.

Our future success will depend, in part, on our ability to protect our intellectual property rights. Our inability to protect and enforce these intellectual property rights could adversely affect our competitive position, performance and growth.

Protection of our proprietary processes, methods and compounds and other technology is important to our business. Our inability to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect these technologies. The majority of our patents relate to developing new products and processes for manufacturing, and they expire at various times between 2011 and 2027. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, these patents may not provide meaningful protection against competitors or against competitive technologies.

Our production processes and products are specialized. However, we could face patent infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products, or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have an adverse effect on our business by jeopardizing critical intellectual property.

Our global pension expenses and funding requirements are affected by factors outside our control, including the performance of plan assets, interest rates, actuarial data and experience and changes in laws and regulations.

Our future funding obligations for our employee benefit plans depend upon the levels of benefits provided for by the plans, the future performance of assets set aside for these plans, the rates of interest used to determine funding levels, actuarial data and experience and any changes in government laws and regulations. In addition, our employee benefit plans hold a significant amount of equity securities. If the market values of these securities decline, our pension expense and funding requirements would increase and, as a result, could have a material adverse affect on our business.

Our funded and unfunded employee benefit plans are under-funded on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis by $178 million. Any decrease in interest rates and asset returns, if and to the extent not offset by contributions, could increase our obligations under such plans. We are legally required to make contributions to the pension plans in the future, and those contributions could be material. The need to make these cash contributions will reduce the amount of cash that would be available to meet other obligations or the needs of our business.

Our and MPM’s majority shareholder’s interests may conflict with or differ from our interests.

Apollo controls our ultimate parent company, Momentive Holdco, which indirectly owns 100% of our common equity. In addition, representatives of Apollo comprise a majority of our directors. As a result, Apollo can control our ability to enter into significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of Apollo and its affiliates could conflict with or differ from our interests. For example, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable for us.

Our ultimate parent company, Momentive Holdco, is also the ultimate parent company of our affiliate, MPM. Therefore, in addition to controlling our activities through its control of Momentive Holdco, Apollo can also control the activities of MPM through this same ownership and control structure. There can be no assurance that Apollo (and our senior management team, many of whom hold the same position with, or also provide services to, MPM) will not decide to focus its attention and resources on matters relating to MPM or Momentive Holdco that otherwise could be directed to our business and operations. If Apollo determines to focus attention and resources on MPM or any new business lines of MPM instead of us, it could adversely affect our ability to expand our existing business or develop new business.

Additionally, Apollo is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete, directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Additionally, even if Apollo invests in competing businesses through Momentive Holdco, such investments may be made through MPM or a newly-formed subsidiary of Momentive Holdco. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

So long as Apollo continues to indirectly own a significant amount of the equity of Momentive Holdco, even if such amount is less than 50%, they will continue to be able to substantially influence or effectively control our ability to enter into any corporate transactions.

Because our equity securities are not and will not be registered under the securities laws of the United States or in any other jurisdiction and are not listed on any U.S. securities exchange, we are not subject to certain of the corporate governance requirements of U.S. securities authorities or to any corporate governance requirements of any U.S. securities exchanges.

We may not realize all of the intended benefits of our shared services agreement with MPM.

Although the Company expects to achieve approximately $50 million of savings in connection with the shared services agreement with MPM entered into in connection with the Momentive Combination, we may not realize all of the intended benefits. We cannot assure you that the shared services agreement with MPM will be viewed positively by vendors, customers or financing sources. Our ability to realize the intended benefits of the shared services agreement will depend, in part, on our ability to integrate shared services with our business. However, the coordination of shared services is a complex, costly and time consuming process, and there can be no assurance that we will be able to coordinate such services successfully. In the short-term, our ability to realize the intended savings also may be limited by existing contracts to which we are a party, the need for consents with respect to agreements with third parties and other logistical difficulties associated with integration. The shared services agreement expires October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party). Moreover, the shared services agreement is also subject to termination by either us or MPM, without cause, on not less than thirty days prior written notice, with a one-year transition assistance period. If the shared services agreement is terminated, it could have a negative effect on our business operations, results of operations and financial condition, as we would need to replace the services that were being provided by MPM, and would lose the benefits we were generating under the agreement at the time.

The diversion of our key personnel’s attention to other businesses could adversely affect our business and results of operations.

Certain members of our senior management team, including Mr. Morrison, our CEO and Mr. Carter, our CFO, and certain of our other employees, who provide substantial services to our businesses, also act in such capacities and provide services with respect to our sister company, MPM. Certain individuals employed by MPM also provide services to our business. The services of such individuals are provided by us to MPM, or by MPM to us, pursuant to a shared services agreement that we recently entered into with MPM. Any or all of these individuals may be required to focus their time and energies on matters relating to MPM that otherwise could be directed to our business and operations. If the attention of our senior management team, and/or such other individuals providing substantial services to our business, is significantly diverted from their responsibilities to us, it could affect our ability to service our existing business and develop new business, which could have a material adverse effect on our business and results of operations. Mr. Morrison and Mr. Carter and certain other key personnel became members of the management team of MPM in early October 2010. We cannot assure you that the transition by members of our management team to their additional roles on the management team of MPM, the transition of other employees to their additional roles with MPM or us, or the implementation of the shared services arrangement with MPM, will not be disruptive to our business.

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination.

We have not yet realized all of the cost savings and synergies we expect to achieve from our current strategic initiatives (including the Momentive Combination), including those related to shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, administrative and overhead savings, and new product development, and may not be able to realize such cost savings or synergies. A variety of risks could cause us not to realize the expected cost savings and synergies, including, among others, the following:

•	higher than expected severance costs related to staff reductions;

•	higher than expected retention costs for employees that will be retained;

•	higher than expected stand-alone overhead expenses;

•	delays in the anticipated timing of activities related to our cost-saving plan;

•	applicable limitations under the terms of our debt instruments;

•	increased complexity and cost in collaborating with MPM and establishing and maintaining shared services; and

•	other unexpected costs associated with operating our business.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “foresees,” “likely,” “may,” “should,” “goal,” “target” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned “Prospectus Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such factors may include:

•	general economic and business conditions including the current global economic and financial market conditions;

•	industry trends;

•	the highly cyclical nature of the end-use markets in which we participate;

•	raw material costs and availability;

•	restrictions contained in our debt agreements;

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

•	our failure to comply with financial covenants under our credit facilities or other debt;

•	the possibility of environmental liabilities and other damage that is not covered by insurance or that exceeds our insurance coverage;

•	increased competition in the markets in which we operate and competition from substitute products;

•	changes in demand for our products;

•	the loss of any of our major customers;

•	changes in, or the failure or inability to comply with, government regulations, agricultural policy and environmental, health and safety requirements;

•	changes in pension fund investment performance, required pension contributions or assumptions relating to pension costs or expected return on plan assets;

•	changes in business strategy;

•	our ability to achieve all expected cost savings from our productivity initiatives or from the Momentive Combination;

•	difficulties with the integration process or realization of the benefits from the Momentive Combination;

•	the loss of any of our major suppliers or the bankruptcy or financial distress of our customers;

•	the ability to attain and maintain any price increases for our products;

•	foreign currency fluctuations and devaluations and political instability in our foreign markets;

•	the loss of our intellectual property rights;

•	availability, terms and deployment of capital;

•	the outcome of litigation described in Note 12 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in this prospectus; and

•	other factors set forth under “Risk Factors.”

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry data that we obtained from periodic industry publications and internal company surveys. This prospectus includes market share and industry data that we prepared primarily based on management’s knowledge of the industry and industry data. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Unless otherwise noted, statements as to our market share and market position relative to our competitors are approximated and based on management estimates using the above-mentioned latest-available third-party data and our internal analysis and estimates. We determined our market share and market positions utilizing periodic industry publications. If we were unable to obtain relevant periodic industry publications, we based our estimates on our knowledge of the size of our markets, our sales in each of these markets and publicly available information regarding our competitors, as well as internal estimates of competitors’ sales based on discussion with our sales force and other industry participants.

Although we believe that the third-party sources are reliable, neither we nor the initial purchasers have independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors.”

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement. Old notes in an aggregate principal amount of $574,016,000 were issued on November 5, 2010 (including $134,016,000 aggregate principal amount issued to Apollo). Apollo will not participate in the exchange offer, but has the right to have its notes separately registered in accordance with a registration rights agreement with the Company. See “Certain Relationships and Related Transactions, and Director Independence”.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;

•

prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders of the old notes in the exchange offer would not be transferable without restriction under the Securities Act;

•

if any initial purchaser so requests on or prior to the 60th day after consummation of the registered exchange offer with respect to the old notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer; or

•

if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered old notes and so requests on or prior to the 60th day after the consummation of the registered exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•

it has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;

•

it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•

if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute the exchange notes and (ii) will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, both the exchange notes and the old notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $574,016,000 in an aggregate principal amount of the old notes are outstanding (including $134,016,000 aggregate principal amount issued to Apollo). This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date; Extensions; Amendments

The exchange offer will expire at midnight, New York City time on                     , 2011, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution”, and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offer, as applicable.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•

the holder is not our “affiliate”, as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time prior to the expiration date.

Exchange agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery,	By Facsimile Transmission
Registered or Certified Mail:	(for eligible institutions only):
Wilmington Trust Company Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626 Attention: Janet Fraatz	(302) 636-4139 Attention: Janet Fraatz To Confirm by Telephone or for Information Call: (302) 636-6470

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such old notes:

•

as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

The net proceeds of the offering of the old notes were $440 million before the initial purchasers’ discount and estimated fees and expenses. We used the net proceeds from the offering to redeem $406 million of our Existing Second Lien Notes and to pay redemption premiums and certain related transaction costs and expenses.

CAPITALIZATION

The following table sets forth as of December 31, 2010, MSC’s cash and cash equivalents and capitalization on an actual basis.

As of December 31, 2010
(in millions)
Cash and cash equivalents	$186

Debt:
Senior secured credit facilities	1,405
8.875% senior secured notes (net of original issue discount of $6)	994
Floating rate second-priority senior secured notes	120
9.00% Second-priority senior secured notes	574
Senior unsecured debentures	325
Other debt and capital leases	152
Affiliated term debt	102

Total debt	$3,672

Deficit:
Common stock, par value $0.01 per share: 300,000,000 shares authorized, 82,556,847 shares issued and outstanding	1
Paid-in capital	324
Note receivable due from parent	(296)
Treasury stock	(24)
Accumulated other comprehensive income	88
Accumulated deficit	(2,115)
Noncontrolling interest	3

Total deficit	(2,019)

Total capitalization	$1,653

UNAUDITED PRO FORMA FINANCIAL INFORMATION

We derived the unaudited pro forma financial data set forth below by the application of the pro forma adjustments to the historical audited consolidated financial statements of Momentive Specialty Chemicals Inc., appearing elsewhere in this prospectus.

The unaudited pro forma statement of operations for the year ended December 31, 2010, gives pro forma effect to the January and November Refinancing Transactions and the exchange offer (which will have no impact on our statement of operations) as if they occurred on January 1, 2010.

The unaudited pro forma financial information is presented for informational purposes only, and does not purport to represent what our results of operations would actually have been if the transactions had occurred on the dates indicated, nor does it purport to project our results of operations or financial condition that we may achieve in the future.

You should read our unaudited pro forma financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes included in this prospectus and other financial information appearing elsewhere in this prospectus, including information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MOMENTIVE SPECIALTY CHEMICALS INC.

Unaudited Pro Forma Statement of Operations

For the year ended December 31, 2010

(dollars in million)

	Actual	Adjustments		Pro Forma
Net sales	$4,818	$—		$4,818
Cost of sales	4,074	—		4,074

Gross profit	744	—		744

Selling, general and administrative expense	344	—		344
Terminated merger and settlement income, net	(171)	—		(171)
Business realignment costs	22	—		22
Other operating expense, net	5	—		5

Operating income	544	—		544

Interest expense, net	276	7	(a)	283
Loss on extinguishment of debt	30	(30	)(b)	—
Other non-operating income, net	(5)	—		(5)

Income from continuing operations before income tax and earnings from unconsolidated entities	243	23		266
Income tax expense	35	—		35

Income from continuing operations before earnings from unconsolidated entities	208	23		231
Earnings from unconsolidated entities, net of taxes	8	—		8

Income from continuing operations	216	23		239
Net loss from discontinued operations, net of taxes	(2)	—		(2)

Net income	$214	$23		$237

See Notes to Unaudited Pro Forma Statement of Operations

Notes to Unaudited Pro Forma Statement of Operations

(dollars in millions)

(a)	Represents the increase in net interest expense related to the incurrence of new debt, the extension of maturities of term loans under our senior secured credit facilities and the settlement of existing debt as part of the January and November Refinancing Transactions and the exchange offer (which will have no impact on our statement of operations):

Newly issued debt:
8.875% senior secured notes due 2018	$89
9% second-priority senior secured notes due 2020	52
Existing debt:
Senior secured credit facilities	56
Floating rate second-priority senior secured notes	6
Senior unsecured debentures	27
Other debt and capital leases	10
Affiliated term debt	3
Revolver commitment fee	4
Interest rate swaps	26
Amortization of deferred debt issuance costs	10

Total	283
Historic interest expense	(276)

Net adjustment	$7

The pro forma adjustments were calculated using a US LIBOR rate of 0.31% and a Euribor rate of 1.17% per annum as of March 7, 2011. Each one-eighth point change in the assumed interest rates would result in a $1 change in annual interest expense.

(b)	Reflects the adjustment to eliminate the loss on extinguishment associated with the January and November Refinancing Transactions

SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION

The following table presents selected historical financial and other data for MSC. The selected historical financial and other data for MSC as of December 31, 2010, 2009, 2008, 2007 and 2006 have been derived from the audited consolidated financial statements of MSC, included elsewhere in this prospectus.

Our financial data for the year ended December 31, 2006 includes:

•	The results of operations of the decorative coatings and adhesives business unit of The Rhodia Group since its date of acquisition.

Our financial data for the year ended December 31, 2007 includes:

•	The results of operations for the Orica A&R Acquisition and Arkema Acquisition (each as defined below in “Business”) since February 1, 2007 and November 1, 2007, their respective acquisition dates.

In addition, Taro Plast, our Italian-based engineering thermoplastics business is reported as a discontinued operation for the year ended December 31, 2006 and the IAR business has been reported as a discontinued operation for the years ended December 31, 2010, 2009, 2008, 2007 and 2006.

	Year ended December 31,
	2010	2009	2008	2007 (1)	2006 (2)
	(dollars in millions, except per share data)
Statement of Operations
Net sales	$4,818	$3,751	$5,690	$5,420	$4,874
Cost of sales	4,074	3,260	5,091	4,663	4,184

Gross profit	744	491	599	757	690

Selling, general and administrative expense	344	320	360	364	363
Terminated merger and settlement (income) expense, net (3)	(171)	(62)	1,027	—	19
Integration and transaction costs	—	—	27	35	56
Asset impairments	—	49	15	21	12
Business realignment costs	22	41	32	17	(3)
Other operating expense (income), net (4)	5	10	9	7	(34)

Operating income (loss)	544	133	(871)	313	277

Interest expense, net	276	223	303	309	242
Loss (gain) on extinguishment of debt	30	(224)	—	—	—
Other non-operating (income) expense, net	(5)	—	6	15	120

Income (loss) from continuing operations before income tax and earnings from unconsolidated entities	243	134	(1,180)	(11)	(85)
Income tax expense (benefit)	35	(8)	(16)	46	13

Income (loss) from continuing operations before earnings from unconsolidated entities	208	142	(1,164)	(57)	(98)
Earnings from unconsolidated entities, net of taxes	8	2	2	4	3

Income (loss) from continuing operations	216	144	(1,162)	(53)	(95)
Net loss from discontinued operations, net of taxes (5)	(2)	(27)	(23)	(10)	(10)

Net income (loss)	214	117	(1,185)	(63)	(105)
Net income attributable to noncontrolling interest	—	(3)	(5)	(2)	(4)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	214	114	(1,190)	(65)	(109)
Accretion of redeemable preferred stock	—	—	—	—	33

Net income (loss) available to common shareholders	$214	$114	$(1,190)	$(65)	$(142)

Dividends declared per common share	$—	$—	$—	$0.01	$6.12

Cash Flows provided by (used in):
Operating activities	$45	$355	$(632)	$174	$21
Investing activities	(99)	(132)	(134)	(335)	(277)
Financing activities	97	(222)	706	288	128

Balance Sheet Data (at end of period):
Cash and cash equivalents	$186	$142	$127	$199	$64
Short-term investments	6	10	7	—	—
Working capital (6)	530	205	390	508	367
Total assets	3,137	2,973	3,180	4,006	3,508
Total long-term debt	3,588	3,424	3,743	3,632	3,324
Total net debt (7)	3,480	3,354	3,729	3,522	3,330
Total liabilities	5,156	5,022	5,359	5,380	4,909
Total deficit	(2,019)	(2,049)	(2,179)	(1,374)	(1,401)

(1)	Includes data for the adhesive and resins business of Orica Limited and the forest products resins and the formaldehyde business of Arkema Gmbh since February 1, 2007 and November 1, 2007, their respective dates of acquisition.
(2)	Includes data for the decorative coatings and adhesives business unit of The Rhodia Group from January 31, 2006 its date of acquisition.
(3)

Terminated merger and settlement (income) expense, net for the years ended December 31, 2010 and 2009 includes the non-cash push-down of insurance recoveries by the Company’s owner related to the settlement payment made by the Company’s owner that had been treated as an expense of the Company for the year ended December 31, 2008 associated with the terminated merger with Huntsman corporation, as well as reductions on certain of the Company’s merger related service provider liabilities. Amount for the year ended December 31, 2008 also represents termination fees, settlement payments, accounting and legal costs paid by the Company as well as the write-off of previously deferred acquisition costs.

(4)	Other operating income for the year ended December 31, 2006 includes net gains of $39 recognized on the divestiture of our branded consumer adhesives company based in Boituva, Brazil.
(5)	Loss from discontinued operations reflects the results on our IAR business. Loss from discontinued operations for the year ended December 31, 2006 also reflects the losses on our Italian-based engineering thermoplastics business, Taro Plast, S.p.a.
(6)	Working capital is defined as current assets less current liabilities. As of December 31, 2010, the assets and liabilities of the IAR business have been classified as current.
(7)	Net debt is defined as long-term debt plus short-term debt less cash and cash equivalents and short-term investments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The purpose of the following discussion is to provide relevant information to investors who use our financial statements so they can assess our financial condition and results of operations by evaluating the amounts and certainty of cash flows from our operations and from outside sources. The three principal objectives of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) are: to provide a narrative explanation of financial statements that enables investors to see our Company through the eyes of management; to enhance overall financial disclosure and provide the context within which financial information should be analyzed; and to provide information about the quality and potential variability of earnings and cash flows so that investors can judge the likelihood that past performance is indicative of future performance.

MD&A is presented in six sections: Overview and Outlook, Results of Operations, Liquidity and Capital Resources, Critical Accounting Estimates, Recently Issued Accounting Standards and Qualitative and Quantitative Disclosures About Market Risk. MD&A should be read in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus. Unless otherwise indicated by the context, U.S. dollar amounts in the tables and charts located in MD&A are in millions.

Overview and Outlook

We are a large participant in the specialty chemicals industry, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies and have significant market positions in all of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, UV cured coatings and electrical composites. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. Key drivers for our business include general economic and industrial conditions, including housing starts, auto build rates and active gas drilling rigs. In addition, due to the nature of our products and the markets we serve, competitor capacity constraints and the availability of similar products in the market may impact our results. As is true for many industries, our financial results are impacted by the effect on our customers of economic upturns or downturns, as well as by the impact on our own costs to produce, sell and deliver our products. Our customers use most of our products in their production processes. As a result, factors that impact their industries have significantly affected our results.

Through our worldwide network of strategically located production facilities we serve more than 7,800 customers in over 100 countries. Our global customers include large companies in their respective industries, such as 3M, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Huntsman, Louisiana Pacific, Owens Corning, PPG Industries, Sumitomo, Valspar and Weyerhaeuser.

We believe that we have opportunities for growth through the following strategies:

•

Utilize Our Integrated Platform Across Product Offerings. We have an opportunity to provide our customers with a broad range of resins products on a global basis as one of the world’s largest producers of thermosetting resins. We continue to refine our market strategy of serving as a global, comprehensive solutions provider to our customers rather than simply offering a particular product, selling in a single geography or competing on price. We also continue to review additional opportunities to transition our existing manufacturing capacity toward producing more specialty-oriented products, which deliver higher value to our customers and may generate additional sales and/or earnings compared to commodity-like resins.

•

Develop and Market New Products. We will continue to expand our product offerings through internal innovation, joint research and development initiatives with our customers and research partnership formations.

•

Expand Our Global Reach in Faster Growing Regions. We have opportunities to grow our business in the Asian-Pacific, Eastern European and Latin American markets, where the use of our products is increasing, while continuing to review opportunities in other global markets.

•

Pursue Further Development of “Green Products”. We will continue to develop products that are environmentally advanced and support our customers’ overall sustainability initiatives as they increasingly require thermoset resins that meet changing environmental standards.

•

Accelerate Growth and Improve Cost Structure through Relationship with MPM. As a result of the Momentive Combination, we are working closely with MPM to benefit from shared services and our complementary technologies, product offerings and global footprint. We believe that our relationship with MPM will enable us to achieve results that otherwise would not be attainable. We also expect that the Momentive Combination, including the shared services agreement, will result in significant synergies for us, including shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, and administrative and overhead savings.

Reportable Segments

Effective January 1, 2010, we made certain changes to our internal reporting structure. Additionally, on January 1, 2010, upon the adoption of new accounting guidance related to the consolidation of variable interest entities, we deconsolidated HA-International, LLC (“HAI”), our foundry applications joint venture between the Company and Delta-HA, Inc., from our Consolidated Financial Statements. These changes caused us to re-evaluate our reportable segments. Effective in the first quarter of 2010, the results of our oil field product applications and the equity earnings in our HAI joint venture are included within our Epoxy and Phenolic Resins segment. Previously the results of these businesses were reported in our Performance Products segment.

On January 31, 2011, we sold our Inks and Adhesive Resins (“IAR”) business to Harima Chemicals, Inc. for a purchase price of approximately $120 million. The IAR business was previously reported within the Coatings and Inks segment and effective in the fourth quarter of 2010, is reported as a discontinued operation as of December 31, 2010, for the year ended December 31, 2010 and for all periods presented. The presentation of the IAR business as a discontinued operation also caused us to re-evaluate our reportable segments. After removing the IAR business from the Coatings and Inks segment results, the remaining coatings operating segment continues to qualify as a reportable segment, and is now reported as the Coatings segment.

Our business divisions are based on the products that we offer and the markets that we serve. Our reportable segments are based upon these business divisions. At December 31, 2010, we had three reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins and Coatings. The major products of our reportable segments are as follows:

•	Epoxy and Phenolic Resins: epoxy specialty resins, oil field product applications, versatic acids and derivatives, basic epoxy resins and intermediates, molding compounds and phenolic specialty resins

•	Formaldehyde and Forest Products Resins: forest products resins and formaldehyde applications

•	Coatings: polyester resins, alkyd resins and acrylic resins

The Company’s organizational structure continues to evolve. It is also continuing to refine its operating structure to more closely link similar products, minimize divisional boundaries and improve the Company’s ability to serve multi-dimensional common customers. These refinements may result in future changes to the Company’s reportable segments.

2010 Overview

•

Net sales increased 28% in 2010, as compared to 2009 due primarily to higher demand as the global economy experienced modest recovery. The increase was driven by stabilizing and slightly increasing demand in the automotive, housing and durable goods markets, and also due to short-term capacity constraints in certain of our markets. Net sales also increased due to raw material-driven price increases to our customers compared to 2009.

•

As a percent of sales, gross profit increased by 2% in 2010 as compared to 2009. Gross profit percentage increased due to the positive impact of pricing initiatives, favorable product mix, the positive impact of productivity project initiatives and the impact of increased product volumes that outpaced the increase in fixed processing costs.

•

We experienced significantly higher profitability during 2010, as segment EBITDA increased $236, or 64% in 2010 as compared to 2009. This increase was primarily due to the modest recovery in volumes across most of our businesses, the favorable impact of pricing and cost savings initiatives, the favorable impact of product mix, and short-term capacity constraints in certain of our markets.

•

In January 2010, we amended our senior secured credit facilities. Under the amendment and restatement, we extended the maturity of approximately $959 million of our Senior Secured Credit Facility term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25% to LIBOR plus 3.75%. In addition to, and in connection with, this amendment agreement, we issued $1,000 million aggregate principal amount of 8.875% senior secured notes due 2018. We used the net proceeds of $993 million ($1,000 million less original issue discount of $7 million) from the issuance to repay $800 million of our U.S. term loans under the Senior Secured Credit Facility, pay certain related transaction costs and expenses and provide incremental liquidity (“January Refinancing Transaction”).

•

In November 2010 we refinanced $533 million in outstanding principal amount of our 9.75% Second-Priority Senior Secured Notes due 2014 through the issuance of $574 million aggregate principal amount of 9.00% second-priority senior secured notes due 2020. As a result, we effectively extended our total weighted average debt maturities by one year (“November Refinancing Transaction”).

•	We are expanding in markets in which we expect opportunities for growth:

Recently completed efforts in 2010 include:

•	Completion of a formaldehyde and forest products resins manufacturing complex to serve the engineered wood products market in southern Brazil.

•	A joint venture to construct a forest products resins manufacturing facility in Russia, which began operations in 2010.

•	The relocation of a specialty epoxy facility to a larger facility in Esslingen, Germany to support the growing wind energy market.

•

The completion of a new oil field manufacturing plant and the opening of additional transload facilities to provide resin-encapsulated proppants to fracturing service companies and operators in the oil & gas industry.

•

Construction of a versatics manufacturing facility in Korea, which began limited operations at the end of 2010. The new facility will produce Cardura® monomers, a versatic acid derivative, used as a key raw material in environmentally advanced paints and coatings. The facility is expected to be fully operational in the second quarter of 2011.

Future growth initiatives include:

•

A joint venture to construct a versatics manufacturing facility in China, which is expected to be complete by the second half of 2011. The new facility will produce VeoVa® monomers, a versatic acid derivative, used as a key raw material in environmentally advanced paints and coatings. The facility is expected to be fully operational in the first half of 2012.

Momentive Combination and Shared Services Agreement

In October 2010, our parent, Momentive Specialty Chemicals Holdings LLC (“MSC Holdings”, formerly known as Hexion LLC) and Momentive Performance Materials Holdings Inc. (“MPM Holdings”), the parent company of MPM, became subsidiaries of a newly formed holding company, Momentive Holdco. We refer to this transaction as the “Momentive Combination.” In connection with the closing of the Momentive Combination, we entered into a shared services agreement with MPM, pursuant to which we will provide to MPM, and MPM will provide to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, legal and procurement services. The shared services agreement establishes certain criteria upon which the costs of such services are allocated between us and MPM.

We expect that the Momentive Combination, including the shared services agreement, will result in significant synergies for us, including shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, and administrative and overhead savings. As of December 31, 2010, we have approximately $50 million of in-process cost savings and synergies that we expect to achieve over the next eighteen to twenty-four months in connection with the shared services agreement.

2011 Outlook

Our business is impacted by general economic and industrial conditions, including housing starts, automotive builds, oil and natural gas drilling activity and general industrial production. Our business has both geographic and end market diversity which often reduces the impact of any one of these factors on our overall performance. During 2010, we experienced significant increases in volumes in virtually all businesses compared to 2009 due to the modest recovery in markets from its low point in early 2009. U.S. housing starts improved modestly in 2010 compared to the low point in early 2009; however, they remain at historically low levels. We anticipate U.S. housing starts to remain relatively flat in 2011 compared to 2010 as the U.S. housing market continues a gradual, multi-year recovery. We also anticipate moderate increases in U.S. durable goods and industrial production, which will positively impact our formaldehyde business during 2011, and we expect moderate increases in U.S. automobile production, which will positively impact our Epoxy and Phenolic Resins segment. However, European production in both of these markets is expected to remain flat versus 2010 due to continued economic concerns in these regions.

Overall, these factors should continue to lead to modest volume increases throughout 2011 as compared to 2010 for all of our reportable segments. However, we do not expect growth in volumes to be consistent among our various product lines as certain industries appear to be recovering more rapidly than others.

After significant shortages in the market place within our monomers and base epoxies businesses, we expect worldwide capacity to return to normal levels in 2011. We anticipate continued strength in volumes in our epoxy specialty resins business, driven primarily by the growth in the wind and alternative energy markets. However, the growth in these businesses may be slowed temporarily by restrictions on government subsidies to these industries. In addition, we anticipate the continued growth of horizontal fracturing and drilling activities within the oil and gas industry to positively impact demand for products within our oil field business. Overall, these trends should have positive impacts on volumes in our Epoxy and Phenolic Resins segment. However, we expect competitive pricing pressures in these markets to continue for the foreseeable future.

We also anticipate continued growth in the Latin American market for our Formaldehyde and Forest Products Resins segment, and believe we are well positioned to serve customers through the additional production capacity at our new manufacturing facility in southern Brazil.

As evidenced by the increases in raw material costs throughout 2010, we expect long-term raw material cost volatility to continue because of price movements of key feedstocks and increasing global demand. To help mitigate raw material volatility, we have purchase and sale contracts with many of our vendors and customers that contain periodic price adjustment mechanisms. Due to differences in the timing of pricing mechanism trigger points between our sales and purchase contracts, there is often a lead-lag impact during which margins are negatively impacted in the short term when raw material prices increase and are positively impacted in the short term when raw material prices fall.If the global economic environment begins to weaken again or remains slow for an extended period of time, the fair value of our reporting units could be more adversely affected than we estimated in our analysis of reporting unit fair values at October 1, 2010. This could result in additional goodwill or other asset impairments.

Matters Impacting Comparability of Results

Our Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights and variable interest entities in which we have a controlling financial interest. Intercompany accounts and transactions are eliminated in consolidation. However, the deconsolidation of HAI did not have a material impact on our Segment EBITDA as compared to the year ended December 31, 2009 and 2008, as equity earnings from HAI are included in our Segment EBITDA.

Raw materials comprise approximately 70% of our cost of sales. The three largest raw materials used in our production processes are phenol, methanol and urea. These materials represent 44% of our total raw material costs. Fluctuations in energy costs, such as volatility in the price of crude oil and related petrochemical products, as well as the cost of natural gas have caused increased utility costs and volatility in our raw material costs. In 2010 the average prices of phenol, methanol and urea increased by approximately 26%, 47% and 16%, respectively, as compared to 2009. In 2009 the average prices of phenol, methanol and urea decreased by approximately 20%, 53% and 46%, respectively, as compared to 2008. Passing through raw material price changes can result in significant variances in sales comparisons from year to year.

Results of Operations

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in millions)

	2009	2009	2008
Net sales	$4,818	$3,751	$5,690
Cost of sales	4,074	3,260	5,091

Gross profit	744	491	599
Gross profit as a percentage of net sales	15%	13%	11%
Selling, general and administrative expense	344	320	360
Terminated merger and settlement (income) expense, net	(171)	(62)	1,027
Integration costs	—	—	27
Asset impairments	—	49	15
Business realignment costs	22	41	32
Other operating expense, net	5	10	9

Operating income (loss)	544	133	(871)
Operating income (loss) as a percentage of net sales	11%	4%	(15)%
Interest expense, net	276	223	303
Loss (gain) on extinguishment of debt	30	(224)	—
Other non-operating (income) expense, net	(5)	—	6

Total non-operating expense (income)	301	(1)	309

Income (loss) before income tax and earnings from unconsolidated entities	243	134	(1,180)
Income tax expense (benefit)	35	(8)	(16)

Income (loss) before earnings from unconsolidated entities	208	142	(1,164)
Earnings from unconsolidated entities, net of taxes	8	2	2

Income (loss) from continuing operations	216	144	(1,162)
Net loss from discontinued operations, net of taxes	(2)	(27)	(23)

Net income (loss)	214	117	(1,185)
Net income attributable to noncontrolling interest	—	(3)	(5)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$214	$114	$(1,190)

Net Sales

In 2010, net sales increased by $1,067 million, or 28%, compared with 2009. Volume increases across substantially all of our product lines positively impacted sales by $588 million. These increases were primarily a result of the modest increases in U.S. housing starts and automotive builds, increased demand in the wind energy and alternative energy markets and increases in oil and natural gas drilling activity. The pass through of raw material driven price increases primarily in our North American and European formaldehyde and forest products resins, phenolic specialty resins, and dispersions product lines, as well as short-term capacity shortages in the market for base epoxies and monomers, positively impacted sales by $490 million. In addition, foreign currency translation negatively impacted sales by $11 million primarily as a result of the strengthening of the U.S. dollar against the euro compared to 2009.

In 2009, net sales decreased by $1,939 million, or 34%, compared with 2008. Volume declines across all of our product lines negatively impacted sales by $995 million. These declines were primarily a result of the continued weakness in the housing, construction and automotive markets as a result of the global economic downturn. The pass through of raw material driven price decreases primarily in our forest products resins and formaldehyde, phenolic specialty resins and base epoxies and intermediates product lines, negatively impacted sales by $792 million. In addition, foreign currency translation negatively impacted sales by $152 million primarily as a result of the strengthening of the U.S. dollar against the euro compared to 2009.

Gross Profit

In 2010, gross profit increased by $253 million, compared with 2009 primarily as a result of the increase in sales. As a percentage of sales, gross profit increased 2% as a result of the positive impact of pricing initiatives, favorable product mix, the positive impact of productivity project initiatives and the impact of increased product volumes that outpaced the increase in fixed processing costs.

In 2009, gross profit decreased by $108 million, compared with 2008 primarily as a result of the decrease in sales, offset by lower raw material and processing costs, as discussed above. The impact of lower sales was partially offset by favorable impacts of productivity savings programs on manufacturing and processing costs of approximately $95 million. This resulted in an increase of 2% in gross profit as a percentage of sales as the positive impact of lower processing costs and productivity projects more than offset the impact of lower volumes on fixed manufacturing costs during 2009.

Operating Income (Loss)

In 2010, operating income increased by $411 million, compared with 2009. The primary drivers of the increase were the increase in gross profit, as discussed above, and an increase in Terminated merger and settlement income, net.

We recognized Terminated merger and settlement income, net of $171 million in 2010, which was primarily related to the non-cash pushdown of $163 million of insurance recoveries by our owner related to the $200 million settlement payment made by our owner that was previously treated as a pushdown of owner expense in the fourth quarter of 2008. Furthermore, Business realignment costs decreased $19 million due to the reduction in productivity program costs in 2010, but was offset by an increase in Selling, general and administrative expense of $24 million due primarily to higher compensation costs. As a percentage of sales, Selling, general and administrative expense decreased due to the positive impacts of productivity initiatives. In addition, 2009 was impacted by Asset impairments of $49 million, which did not occur in 2010.

In 2009, operating income increased by $1,004 million, compared with 2008. The primary drivers of the increase was the reduction in Terminated merger and settlement expense, net and the positive impacts of productivity program and cost reduction initiatives. In 2008, Terminated merger and settlement expense, net of $1,027 million consisted of the write-off of previously deferred acquisition costs, legal fees and $750 million in litigation settlement costs related to the terminated Huntsman merger, of which $200 million represents the non-cash push-down of settlement costs paid by Apollo. In 2009, we recognized Terminated merger and settlement income, net of $62 million, which was comprised of reductions on certain of our merger related service provider liabilities and the $37 million pushdown of insurance recoveries by Apollo, offset by $18 million in legal contingency accruals. Selling, general and administrative expenses decreased due primarily to the positive impacts of productivity savings programs and other cost savings initiatives. Further, Integration costs decreased by $27 million. In 2008, we incurred costs related to the Hexion Formation and the implementation of a company-wide management information and accounting system.

These favorable impacts were partially offset by increases in Asset impairments and Business realignment costs incurred to implement productivity and cost savings initiatives. In 2009, we recorded impairments of $44 million in our Epoxy and Phenolic Resins and $2 million in our Coatings segments as a result of our decision to indefinitely idle certain production lines. In addition, we recorded miscellaneous impairments of $3 million related to the closure of R&D facilities in our Formaldehyde and Forest Products Resins and our Epoxy and Phenolic Resins segments. Business realignment costs increased by $9 million due to increased costs related to headcount reduction and plant rationalization programs associated with our productivity initiatives in 2009. Furthermore, Operating income was also impacted by the decline in Gross profit discussed above.

Non-Operating Expense (Income)

In 2010, total non-operating income decreased by $302 million due to the gain of $224 million recognized on the extinguishment of debt securities in 2009 that did not recur in 2010. In addition, a loss on extinguishment of debt of $30 million was recognized in 2010 as a result of the November Refinancing. Other non-operating income, net increased by $5 million, due to higher foreign exchange transaction gains in 2010, compared to 2009. Interest expense, net increased by $53 million as a result of the January Refinancing Transaction and higher interest rates in 2010.

In 2009, total non-operating expense decreased by $310 million to income of $1 million, compared with 2008. We recognized a gain of $224 million on the extinguishment of $298 million in face value of the Company’s outstanding debt securities in 2009. Other non-operating expense, net decreased by $6 million, due to higher foreign exchange transaction losses in 2008, compared to 2009. Interest expense, net decreased by $80 million as a result of lower interest rates and due to lower debt levels as a result of debt repurchases in 2009.

Income Tax Expense (Benefit)

In 2010, income tax benefit decreased by $43 million to an expense of $35 million, compared with 2009. This change is primarily due to an increase in pre-tax income in certain foreign jurisdictions. The tax expense on the profits in the U.S. has been offset by a release of valuation allowance on our deferred tax assets expected to be utilized.

In 2009, income tax benefit decreased by $8 million, compared with 2008. This change is primarily due to income being earned in the US from extinguishment of debt and continued earnings from foreign operations. This expense has been offset by a release of valuation allowance on our deferred tax assets in the US and foreign losses for which we are receiving a benefit.

Results of Operations by Segment

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash, certain non-recurring expenses, and discontinued operations. Segment EBITDA is the primary performance measure used by our senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other is primarily corporate general and administrative expenses that are not allocated to the segments.

	Year Ended December 31,
	2010	2009	2008
Net Sales to Unaffiliated Customers (1)(2):
Epoxy and Phenolic Resins	$2,530	$1,944	$2,795
Formaldehyde and Forest Products Resins	1,607	1,198	2,049
Coatings	681	609	846

	4,818	3,751	5,690

Segment EBITDA (2):
Epoxy and Phenolic Resins	$431	$267	$278
Formaldehyde and Forest Products Resins	177	111	198
Coatings	63	46	23
Corporate and Other	(62)	(51)	(50)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Certain of the Company’s product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations.

2010 vs. 2009 Segment Results

The table below provides additional detail of the percentage change in sales by segment from 2009 to 2010.

	Volume	Price/ Mix	Currency Translation	Total
Epoxy and Phenolic Resins	18%	14%	(2)%	30%
Formaldehyde and Forest Product Resins	18%	12%	4%	34%
Coatings	3%	12%	(3)%	12%

Epoxy and Phenolic Resins

Net sales in 2010 increased by $586 million, or 30%, when compared to 2009. Volume increases positively impacted sales by $352 million as the global economy stabilized. Volumes increased in virtually all businesses, but most significantly in our oil field, versatics, epoxy specialty and base epoxy businesses. The volume increases in our base epoxy business were attributable to the stabilization of the automotive and durable goods markets relative to the low point of the economic downturn, which began in late 2008 and continued into 2009, and were also impacted by short-term capacity constraints. The pass through of higher raw material costs in most businesses, the favorable product mix in our phenolics business and short-term capacity shortages in the market for base epoxies resulted in positive pricing impacts of $278 million. However, sales were negatively impacted by competitive pricing pressures in our oil field and epoxy specialty businesses. Foreign currency translation had a negative impact of $44 million, primarily due to the strengthening of the U.S. dollar against the euro in 2010 compared to 2009.

Segment EBITDA in 2010 increased by $164 million to $431 million compared to 2009. Segment EBITDA increased primarily due to the increased growth in demand discussed above due to a modest economic recovery and due to short term capacity constraints in certain markets. The remaining overall increase was primarily attributable to the accelerated recognition of unabsorbed processing costs that occurred in 2009 compared to 2010 and the favorable impact of productivity driven cost savings. This increase was partially offset by additional maintenance and turnaround costs in 2010 compared to 2009.

Formaldehyde and Forest Products Resins

Net sales in 2010 increased by $409 million, or 34% when compared to 2009. Higher volumes positively impacted sales by $218 million, with increases across all businesses and regions. The strongest increase in volumes were in our Latin American markets, where we served the growing southern Brazil markets through the opening of our Montenegro plant in 2010, and our North American formaldehyde business, due to modest market recoveries in the demand for durable goods. In addition, we experienced strong volume increases in our North American forest products resins business, primarily driven by the restocking of inventory by our customers, compared to the de-stocking of inventory that occurred in 2009, coupled with the modest increase in U.S. housing starts and household remodeling compared to the same period of 2009. Higher raw material prices passed through to customers in most regions, combined with positive product mix within our North American formaldehyde business, led to a sales increase of $141 million due to pricing. Although raw material prices generally increased during 2010 and we passed through to customers as allowed under our contracts, the significant strengthening of the Brazilian real, Australian dollar and New Zealand dollar against the US dollar resulted in lower raw material prices in these local currencies, which were passed through to customers in these regions. In addition, we experienced favorable currency translation of $50 million due to the weakening of the U.S. dollar against the Brazilian real, Australian dollar and Canadian dollar in 2010 compared to 2009.

Segment EBITDA in 2010 increased by $66 million to $177 million compared to 2009. The increase was primarily attributable to the impact of the volume increases discussed above and recent product development initiatives, as well as the favorable impact of productivity driven cost savings.

Coatings

Net sales in 2010 increased by $72 million, or 12%, when compared to 2009. Volume increases positively impacted sales by $18 million, with increases across virtually all businesses. The most significant increases were in our U.S. based dispersions and U.S. coatings businesses, which were negatively impacted by the global economic downturn during 2009. The pass through of higher raw material costs and favorable pricing resulted in pricing increases of $71 million, reflecting short-term capacity constraints in the market for our monomers business. Unfavorable currency translation of $17 million contributed to lower sales, as the U.S. dollar strengthened against the euro in 2010 compared to 2009.

Segment EBITDA in 2010 increased by $17 million to $63 million compared to 2009. The increase was primarily attributable to the global shortage of monomers and volume increases as discussed above.

Corporate and Other

Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges increased by $11 million to $62 million compared to 2009, primarily due to increased compensation costs. These increases were partially offset by higher unallocated foreign currency transaction gains and the impact of productivity-driven cost savings.

2009 vs. 2008 Segment Results

The table below provides additional detail of the percentage change in sales by segment from 2008 to 2009.

	Volume	Price/ Mix	Currency Translation	Total
Epoxy and Phenolic Resins	(18)%	(9)%	(3)%	(30)%
Formaldehyde and Forest Product Resins	(16)%	(23)%	(3)%	(42)%
Coatings	(19)%	(6)%	(3)%	(28)%

Epoxy and Phenolic Resins

Net sales in 2009 decreased by $851 million, or 30%, compared to 2008. Volume declines negatively impacted sales by $504 million as the global economic downturn had an adverse impact on our volumes. Volumes declined across all businesses, with our precursors business showing the largest decline over the prior year and our specialty epoxy and versatics businesses experiencing relatively lesser amounts of volume decline during 2009 compared to 2008. These declines were primarily attributable to the decrease in the automotive, construction, housing, foundry, oilfield and durable goods markets, as well as increased worldwide capacity in base epoxies. The lower volume decline in versatics is due to the absence of the shortage of certain raw materials that occurred in 2008. The pass through of lower raw material costs and competitive pricing pressures, primarily in our major resins and specialty phenolics businesses, resulted in pricing decreases of $277 million. Foreign currency translation had a negative impact of $70 million as the U.S. dollar strengthened against the euro and the Canadian dollar in 2009 compared to 2008.

Segment EBITDA in 2009 decreased by $11 million to $267 million compared to 2008. The decrease was primarily due to volume and pricing declines, as discussed above. These declines were largely offset by decreases in raw material prices, freight costs and the impact of productivity driven cost savings impacting processing costs. The base epoxies and specialty phenolics businesses experienced the largest declines during the year with these declines being offset by increases in the specialty epoxy and versatics businesses.

Formaldehyde and Forest Products Resins

Net sales in 2009 decreased by $851 million, or 42%, compared to 2008. Lower volumes negatively impacted sales by $333 million. The volume decrease occurred in most of our businesses, including our European and North American forest products resins business, due to the continued decline in the worldwide housing and construction markets, as well as in our North American formaldehyde business due to decreased demand in the durable goods market resulting from the adverse impacts of the global economic downturn. We realized modest increases in volumes in the Latin American market due to lesser impacts of the worldwide economic downturn in this region. Lower prices resulted in a sales decrease of $464 million as we passed through raw material price decreases to our customers primarily in North America and Europe. Unfavorable currency translation of $54 million contributed to lower sales as the U.S. dollar strengthened against the euro in 2009 compared to 2008.

Segment EBITDA in 2009 decreased by $87 million to $111 million compared to 2008. The decrease was primarily attributable to the loss of volume and pricing impacts, as discussed above, partially offset by the impact of productivity driven cost savings. In addition, the prior year was impacted by favorable raw material purchase contracts in certain of our international forest products and resins businesses of $32 million.

Coatings

Net sales in 2009 decreased by $237 million, or 28%, compared to 2008. Volume declines negatively impacted sales by $158 million. Worldwide coatings volume declines were primarily attributable to the downturn in the international housing, construction and automotive markets due to the impact of the global economic downturn. These declines were experienced throughout the business with our global dispersions business experiencing relatively lower volume declines. The pass through of lower raw material costs and competitive pricing pressures resulted in pricing decreases of $51 million. Unfavorable currency translation of $28 million contributed to lower sales, as the U.S. dollar strengthened against the euro in 2009 compared to 2008.

Segment EBITDA in 2009 increased by $23 million to $46 million compared to 2008, with the dispersions business providing half of the increase over the prior year. The overall increase was the result of the impact of productivity driven cost savings and lower raw material costs, which was partially offset by volume declines and competitive market pressures, as discussed above.

Corporate and Other

Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments. Corporate and Other charges remained relatively flat as compared to 2008. The impact of foreign currency transaction losses and additional compensation costs were offset by the positive impact of productivity driven cost savings.

Reconciliation of Segment EBITDA to Net Income (Loss)

	Year Ended December 31,
	2010	2009	2008
Segment EBITDA:
Epoxy and Phenolic Resins	$431	$267	$278
Formaldehyde and Forest Products Resins	177	111	198
Coatings	63	46	23
Corporate and Other	(62)	(51)	(50)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income (expense), net	171	62	(1,027)
Integration costs	—	—	(27)
Non-cash charges	(5)	4	(4)
Unusual items:
(Loss) gain on divestiture of assets	(2)	(6)	5
Net loss from discontinued operations	(2)	(27)	(23)
Business realignments	(22)	(41)	(32)
Asset impairments	—	(49)	(15)
Other	(28)	(41)	(38)

Total unusual items	(54)	(164)	(103)

Total adjustments	112	(98)	(1,161)
Interest expense, net	(276)	(223)	(303)
(Loss) gain on extinguishment of debt	(30)	224	—
Income tax (expense) benefit	(35)	8	16
Depreciation and amortization	(166)	(170)	(191)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	214	114	(1,190)
Net income attributable to noncontrolling interest	—	3	5

Net income (loss)	$214	$117	$(1,185)

Items not included in Segment EBITDA

In 2010, Terminated merger and settlement income, net primarily includes the pushdown of Apollo’s 2010 recoveries of $163 million in insurance proceeds in 2010 related to the $200 million settlement payment made by Apollo that was treated as a pushdown of shareholder expense in 2008 and the $8 million in insurance settlements related to the New York Shareholder Action. In 2009, Terminated merger and settlement expense, net includes the pushdown of Apollo’s recovery of $37 million in insurance proceeds in 2009 related to the $200 million settlement payment made by Apollo, as well as discounts on certain of the Company’s merger related service provider liabilities. This income was partially offset by legal and consulting costs and legal contingency accruals related to the New York Shareholder Action. In 2008, Terminated merger and settlement expense, net primarily represented accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation, including the $550 million payment to Huntsman to terminate the merger and settle litigation and the non-cash push-down of settlement costs paid by Apollo of $200 million. Terminated merger and settlement costs also include the write-off of previously deferred acquisition costs.

Integration costs primarily represent redundancy and incremental administrative costs for integration programs as a result of the Hexion Formation, as well as costs to implement a single, company-wide, management information and accounting system and a new consolidations and financial reporting system.

Non-cash charges primarily represent stock-based compensation expense, accelerated depreciation on closing facilities and unrealized derivative and foreign exchange gains and losses. Loss from discontinued operations represents the results of the IAR business.

Not included in Segment EBITDA are certain non-cash and certain non-recurring income or expenses that are deemed by management to be unusual in nature. For 2010, these items consisted of business realignment costs primarily related to expenses from the Company’s productivity program, realized foreign exchange gains and losses and retention program costs. For 2009, these items consisted of business realignment costs primarily related to expense from the Company’s productivity program, asset impairments, retention program costs and realized foreign exchange gains and losses. For 2008, these items consisted of asset impairments, a gain on the sale of a portion of the Company’s ownership in HAI and a gain on the sale of certain assets of a non-core product line.

Liquidity and Capital Resources

Sources and Uses of Cash

We are a highly leveraged company. Our primary sources of liquidity are cash flows generated from operations, availability under our senior secured credit facilities and our financing commitment from Apollo. Our primary liquidity requirements are interest, working capital and capital expenditures.

At December 31, 2010, we had $3,570 million of unaffiliated debt, including $82 million of short-term debt and capital lease maturities (of which $26 million is U.S. short-term debt and capital lease maturities). In addition, at December 31, 2010, we had $515 million in liquidity including $180 million of unrestricted cash and cash equivalents, $220 million of borrowings available under our senior secured revolving credit facilities and $115 million of borrowings available under credit facilities at certain international subsidiaries with various expiration dates in 2011 and 2012, and the financing commitment from Apollo.

Our net working capital (defined as accounts receivable and inventories less accounts and drafts payable) at December 31, 2010 was $513 million, an increase of $207 million from December 31, 2009. The increase was a result of higher volumes and production and increasing raw material costs. To minimize the impact of net working capital on cash flows, we continue to negotiate and contractually extend payment terms whenever possible. We have also focused on receivable collections to offset a portion of the payment term pressure by offering incentives to customers to encourage early payment, or accelerate receipts through the sale of receivables. In the year ended December 31, 2010, we entered into accounts receivable sale agreements to sell a portion of our trade accounts receivable. As of December 31, 2010, through these agreements, we effectively accelerated the timing of cash receipts by $60 million. We may continue to accelerate cash receipts under these agreements, as appropriate, in order to offset these pressures. In 2011, we expect a slight increase in net working capital as a result of modest volume increases and higher raw material costs.

We regularly borrow from our revolving credit facility under our senior secured credit facilities to support our short-term liquidity requirements, particularly when net working capital requirements increase in response to seasonality of our volumes in the summer months. At December 31, 2010 the borrowings outstanding were $0. On a quarterly basis throughout 2010, we used a portion of the proceeds from our accounts receivable sales arrangements with affiliates of Apollo (which are further described below) to repay the outstanding balance.

Apollo Financing Commitment

In 2008, certain affiliates of Apollo agreed to make a $200 million investment in the Company. Certain affiliates of Apollo entered into a commitment letter with the Company and MSC Holdings pursuant to which they committed to purchase $200 in preferred units and warrants of MSC Holdings by December 31, 2011. Prior to the purchase of all the preferred shares and warrants, certain affiliates of Apollo had committed to provide liquidity facilities to MSC Holdings or the Company on an interim basis.

In connection therewith, in 2009, certain affiliates of Apollo extended a $100 million term loan to the Company and an affiliate of the Company (the “Apollo Term Loan”). The Term Loan will mature on December 31, 2011 with interest at adjusted LIBOR plus 2.25% per annum. In addition, periodically in 2010, the Company entered into accounts receivable purchase and sale agreements to sell trade accounts receivable to affiliates of Apollo on terms which management believes were more favorable to the Company than could have been obtained from an independent third party. See Note 8 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in the prospectus for additional information on our accounts receivable factoring.

On October 1, 2010, at the time of the closing of the Momentive Combination, the commitment by Apollo to purchase $200 million in preferred units of MSC Holdings and warrants to purchase common units of MSC Holdings was amended to become a commitment to purchase preferred units and warrants to purchase common units of Momentive Holdco. Momentive Holdco has agreed to contribute any proceeds from the issuance of preferred or common units under this agreement as a capital contribution to MSC Holdings, and MSC Holdings has agreed to contribute such amounts as a capital contribution to the Company. Therefore, by the end of 2011, we expect the outstanding amounts under the Apollo Term Loan and any amounts outstanding under the accounts receivable factoring arrangements to be contributed to the Company prior to the end of 2011. This will provide the Company permanent access to the $200 million in liquidity and will benefit the Company’s cash position in to 2012.

Recent Refinancing Transactions

In late December 2009 and early January 2010, we obtained commitments from lenders to extend our existing revolving line of credit facility commitments, which will take effect upon the May 31, 2011 maturity of the existing revolving facility commitments. The new commitments will extend the availability of the revolver to February 2013. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50%. The extension also requires a 2.00% annual ticking fee to be paid quarterly on committed amounts until the extended revolver facility is effective.

In 2010, as part of the January Refinancing Transaction, we amended our senior secured credit facilities. Under the amendment and restatement, we extended the maturity of approximately $959 million of our Senior Secured Credit Facility term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25% to LIBOR plus 3.75%. In addition to, and in connection with, this amendment agreement, we issued $1,000 million aggregate principal amount of 8.875% senior secured notes due 2018. We used the net proceeds of $993 million ($1,000 million less original issue discount of $7 million) from the issuance to repay $800 million of our U.S. term loans under the Senior Secured Credit Facility, pay certain related transaction costs and expenses and provide incremental liquidity of $162 million.

In 2010, as part of the November Refinancing Transaction, we refinanced $533 million in outstanding principal amount of our 9.75% Second-Priority Senior Secured Notes due 2014 through the issuance of $574 million aggregate principal amount of 9.00% second-priority senior secured notes due 2020. The net cash proceeds of the issuance were used to pay redemption premiums to redeem the existing Second-Priority Notes and pay transaction fees and expenses. As a result, we effectively extended our total weighted average debt maturities by one year.

Sale of the IAR Business

We intend to use the majority of the $120 million proceeds from the sale of the IAR business received to further strengthen our liquidity in 2011. We plan to use the proceeds to fund any increases in net working capital and capital spending plan for 2011. Certain of our covenants that govern our senior secured credit facilities and indentures allow us to use the proceeds for capital projects rather than paying down debt. However, subject to an excess cash flow covenant in our senior secured credit facilities, we may be required to pay down debt in 2012.

We feel that we are favorably positioned to maintain adequate liquidity throughout 2011 and the foreseeable future to fund our ongoing operations, cash debt service obligations and any additional investment in net working capital. Further, we expect that the extension of a portion of our senior secured credit facility, second priority senior secured notes and extension of the revolver will allow greater flexibility and liquidity for the Company in the longer term.

We continue to review possible sales of certain non-core assets, which would further increase our liquidity. Opportunities for these sales could depend to some degree on improvement in the credit markets. If the global economic environment begins to weaken again or remains slow for an extended period of time our liquidity, future results of operations and flexibility to execute liquidity enhancing actions could be negatively impacted.

Following are highlights from our Consolidated Statements of Cash Flows for the years ended December 31:

	2010	2009	2008
Sources (uses) of cash:
Operating activities	$45	$355	$(632)
Investing activities	(99)	(132)	(134)
Financing activities	97	(222)	706
Effect of exchange rates on cash flow	2	13	(18)

Net change in cash and cash equivalents	$45	$14	$(78)

Operating Activities

In 2010, operations provided $45 million of cash. Net income of $214 million included $39 of net non-cash and non-operating income items, of which $163 million was for the non-cash pushdown of the recovery of 2008 owner expense, offset by $172 million for depreciation and amortization and $30 million for the loss on extinguishment of debt. Working capital (defined as accounts receivable and inventories less accounts and drafts payable) and changes in other assets and liabilities and income taxes payable used $208 million due primarily to increased accounts receivable and inventory, which resulted from the higher sales volumes and increased pricing.

In 2009, operations provided $355 million of cash. Net income of $117 million included $38 million of net non-cash and non-operating income items, of which $224 million was for the gain on extinguishment of debt and $37 million was for the non-cash pushdown of the recovery of 2008 shareholder expense, offset by $178 million for depreciation and amortization and $57 million for impairments and accelerated depreciation of property and equipment. Net working capital and changes in other assets and liabilities and income taxes payable generated $276 million due to decreased accounts receivable and inventories, which resulted from lower volumes and production, efforts to decrease inventory quantities, decreasing raw material costs and the sale of trade accounts receivable.

In 2008, operations used $632 million. The net loss of $1,185 million included $557 million of non-cash and non-operating items, of which $203 million was for depreciation and amortization, $200 million was for the non-cash push-down of shareholder expense related to the Huntsman litigation settlement, $101 million was for the write-off of deferred acquisition costs paid in the prior year, $37 million was for the settlement of derivatives, $33 million was for the impairment of goodwill, intangible assets and property, plant and equipment and accelerated depreciation, offset by $13 million for the deferred tax benefit. Net working capital and changes in other assets and liabilities and income taxes payable used $4 million due to one-time Terminated merger and settlement costs, increased pressure on vendor payment terms and the timing of cash payments versus cash collections and expense recognition. These uses of cash were partially offset by decreased accounts receivable and inventories, which resulted from lower volumes and production, as well as decreasing raw material costs at the end of the year. Accounts receivable also decreased due to the sale of a portion of our trade accounts receivable.

Investing Activities

In 2010, investing activities used $99 million. We spent $120 million for capital expenditures (including capitalized interest). Of the $120 million in capital expenditures, approximately $19 million relates to our productivity savings initiatives while the remaining amount relates primarily to plant expansions and improvements. We generated cash of $4 million from the sale of marketable securities and generated $14 million from the sale of assets. In addition, we had a decrease in cash of $4 million related to the deconsolidation of HAI as a result of the adoption of ASU 2009-17.

In 2009, investing activities used $132 million. We spent $136 million for capital expenditures (including capitalized interest). Of the $136 million in capital expenditures, approximately $26 million relates to our productivity savings initiatives while the remaining amount relates to maintenance and environmental related capital expenditures and plant expansions and improvements, including our new formaldehyde and forest products plant in Brazil.

In 2008, investing activities used $134 million. We spent $134 million for capital expenditures, primarily for maintenance and environmental related capital expenditures, plant expansions and improvements. We generated cash of $13 million from the divestiture of a non-core product line and the sale of a portion of the Company’s ownership in HAI. We used $7 million for the purchase of short-term investments and $6 million to fund a restricted cash requirement primarily for collateral for a subsidiary’s debt.

Financing Activities

In 2010, financing activities provided $97 million. Net long-term debt borrowings of $179 million primarily consisted of the $993 million in proceeds offset by the pay-down of $800 million of our U.S. term loans under the Senior Secured Credit Facility as part of the January Refinancing Transactions and pay-down of our revolving line of credit. $72 million was used to pay for financing fees related to the January and November Refinancing Transactions and the extension of the revolving line of credit facility.

In 2009, financing activities used $222 million. Net long-term debt repayments primarily consisted of the $144 million pay-down on our senior revolving credit facility and $72 million to purchase back debt on the open market. Net short-term debt repayments were $10 million and affiliated debt borrowings were $104 million. We used $24 million to purchase $180 million in face value of outstanding debt of our parent. We paid $10 million to fund dividends that were declared on common stock in prior years. The deconsolidation of a variable interest entity that purchased a portion of our trade accounts receivable in 2008 resulted in a financing outflow of $24 million.

In 2008, financing activities generated $706 million. Net short-term debt borrowings were $8 million and net long-term debt borrowings were $163 million, primarily to fund working capital requirements and terminated merger and settlement costs. Our parent contributed $325 million in equity so that we could pay the $325 million merger termination fee and Apollo advanced $225 million, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo, so that we could make the $225 million merger settlement payment. We paid $37 million to settle portions of our cross currency and interest rate swaps and $2 million to fund dividends that were declared on common stock in prior years. The consolidation of a variable interest entity that purchased a portion of our trade accounts receivable resulted in an inflow of $24 million.

Outstanding Debt

Following is a summary of our cash and cash equivalents and outstanding debt at December 31, 2010 and 2009:

	2010	2009
Cash and cash equivalents	$186	$142

Short-term investments	$6	$10

Non-affiliated debt:
Senior Secured Credit Facilities:
Revolving facility due 2011	$—	$36
Floating rate term loans due 2013	463	2,234
Floating rate term loans due 2015	942	—
Senior Secured Notes:
8.875% senior secured notes due 2018 (net of original issue discount of $6)	994	—
Floating rate second-priority senior secured notes due 2014	120	120
9.75% Second-priority senior secured notes due 2014	—	533
9.00% Second-priority senior secured notes due 2020	574	—
Debentures:
9.2% debentures due 2021	74	74
7.875% debentures due 2023	189	189
8.375% sinking fund debentures due 2016	62	62
Other Borrowings:
Australian Multi-Currency Term/Working Capital Facility due 2011	48	54
Brazilian bank loans	70	65
Capital Leases	10	11
Other	24	24

Total non-affiliated debt	3,570	3,402
Affiliated debt:
Affiliated borrowings due on demand	2	4
Affiliated term loan due 2011	100	100

Total affiliated debt	102	104

Total debt	$3,672	$3,506

Financial Instruments

Our various interest rate swap agreements are designed to offset cash flow variability from interest rate fluctuations on our variable rate debt. The notional amounts of the swaps change based on the expected payments on our term loans. As a result of the interest rate swaps, we pay a weighted average fixed rate equal to approximately 7.1% per year and receive a variable rate based on the terms of the underlying debt. See “—Quantitative and Qualitative Disclosures About Market Risk” and Note 9 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in this prospectus for information on our financial instruments. Our most significant financial instruments measured at fair value on a recurring basis are our cross currency and interest rate swaps, which are measured at fair value using significant observable inputs and deemed to be Level 2 inputs.

The fair values of these instruments were determined based on an over-the-counter retail market based pricing model adjusted for nonperformance risk. These financial instruments are in liability positions at December 31, 2010, requiring us to incorporate our credit risk as a component of fair value. We calculated our credit risk adjustment by applying an imputed credit spread, based on the over-the-counter retail market price of our Senior Secured Credit Facility floating rate term loans at December 31, 2010, to the future cash flows of the financial instruments. This did not result in a material reduction in our financial instrument liabilities. A change in the interest rates used in the interest rate yield curve to determine fair value of our financial instruments of 1% would result in an approximate $7 million change in fair value.

Covenant Compliance

The instruments that govern our indebtedness contain, among other provisions, restrictive covenants and incurrence tests regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Payment of borrowings under the senior secured credit facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, most covenant defaults, events of bankruptcy and a change of control.

Certain covenants contained in the credit agreement that governs our senior secured credit facilities require us to have a senior secured debt to Adjusted EBITDA ratio less than 4.25:1. The indentures that govern certain of our notes contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which restricts our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1.

Fixed Charges are defined as net interest expense excluding the amortization or write-off of deferred financing costs. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring items and to reflect other permitted adjustments (including the expected future impact of announced acquisitions and in-process cost saving initiatives), in each case as determined under the governing debt agreement. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA in the indentures governing certain of our notes provides additional information to investors to assess our future ability to incur additional debt or make future acquisitions. Adjusted EBITDA and Fixed Charges are not defined terms under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges should not be considered an alternative to interest expense.

As of December 31, 2010, we were in compliance with all financial covenants that govern our senior secured credit facilities, including our senior secured debt to Adjusted EBITDA ratio.

Our senior secured credit facility permits a default in our senior secured leverage ratio covenant to be cured by cash contributions to the Company’s capital from the proceeds of equity purchases or cash contributions to the capital of MSC Holdings, our parent company. Momentive Holdco has agreed to contribute any proceeds from the issuance of preferred or common units under the agreement with Apollo discussed above as a capital contribution to MSC Holdings, and MSC Holdings has agreed to contribute such amounts as a capital contribution to the Company.

The cure amount cannot exceed the amount required for purposes of complying with the covenant, and in each four quarter period, there must be one quarter in which the cure right is not exercised. Due to the completion of the January Refinancing Transactions which resulted in a significant reduction in the amount of senior secured debt outstanding, the Company believes that a default under its senior secured bank leverage ratio covenant in our Senior Secured Credit Facility is not reasonably likely to occur.

Based on our projections of 2011 operating results, we expect to be in compliance with all of the financial covenants and tests that are contained in the indentures that govern our notes and our senior secured credit facilities throughout 2011.

Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA

The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company’s indentures, for the period presented:

Year Ended December 31, 2010
Net income	$214
Income tax expense	35
Loss on extinguishment of debt	30
Interest expense, net	276
Depreciation and amortization expense	166

EBITDA	721
Adjustments to EBITDA:
Terminated merger and settlement income, net (1)	(171)
Non-cash items (2)	5
Unusual items:
Loss on divestitures of assets	2
Net loss from discontinued operations (3)	2
Business realignments (4)	22
Other (5)	43

Total unusual items	69

Productivity program savings (6)	24

Savings from shared services agreement (7)	50

Adjusted EBITDA (8)	$698

Fixed Charges (9)	$246

Ratio of Adjusted EBITDA to Fixed Charges (10)	2.84

(1)	Represents insurance recoveries by our owner in 2010 related to the $200 million termination settlement payment that was pushed down and treated as an expense of the Company in 2008. Also represents recognition of insurance settlements related to litigation associated with the terminated Huntsman merger.
(2)	Represents stock-based compensation and unrealized foreign exchange and derivative activity.
(3)	Represents the results of the IAR business.
(4)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(5)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, realized foreign currency activity and debt issuance costs related to the January Refinancing Transactions.
(6)	Represents pro forma impact of in-process productivity program savings.
(7)	Represents pro forma impact of in-process savings from the shared services agreement with MPM in conjunction with the Momentive Combination
(8)	Adjusted EBITDA corresponds to the definition of “EBITDA” calculated on a pro forma basis used in certain of the Company’s indentures and differs from the calculation of “EBITDA” calculated on a “Pro Forma Basis” used in the Company’s credit agreement governing the senior secured credit facility due primarily to differences in classifications of unrestricted subsidiaries under such agreements.

(9)	Reflects pro forma interest expense based on interest rates at January 28, 2011 as if the January Refinancing Transaction, November Refinancing Transaction, and the execution of the July 2010 Swap had taken place at the beginning of the period.
(10)	We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of December 31, 2010, the Company was able to satisfy this test and incur additional indebtedness under this indenture.

Contractual Obligations

The following table presents our contractual cash obligations at December 31, 2010. Our contractual cash obligations consist of legal commitments at December 31, 2010 that require us to make fixed or determinable cash payments, regardless of the contractual requirements of the specific vendor to provide us with future goods or services. This table does not include information about most of our recurring purchases of materials used in our production; our raw material purchase contracts do not meet this definition since they generally do not require fixed or minimum quantities. Contracts with cancellation clauses are not included, unless a cancellation would result in a major disruption to our business. For example, we have contracts for information technology support that are cancelable, but this support is essential to the operation of our business and administrative functions; therefore, amounts payable under these contracts are included. These contractual obligations are grouped in the same manner as they are classified in the Consolidated Statement of Cash Flows in order to provide a better understanding of the nature of the obligations.

	Payments Due By Year
Contractual Obligations	2011	2012	2013	2014	2015	2016 and beyond	Total
Operating activities:
Purchase obligations (a)	$280	$203	$176	$39	$24	$121	$843
Interest on fixed rate debt obligations (b)	186	169	168	167	165	581	1,436
Interest on variable rate debt obligations (c)	52	59	51	45	18	6	231
Operating lease obligations	29	21	16	12	10	28	116
Funding of pension and other postretirement obligations (d)	31	38	36	32	29	—	166

Financing activities:
Long-term debt, including current maturities	81	71	474	161	913	1,866	3,566
Capital lease obligations	1	1	1	—	1	6	10

Total	$660	$562	$922	$456	$1,160	$2,608	$6,368

(a)	Purchase obligations are comprised of the fixed or minimum amounts of goods and/or services under long-term contracts and assumes that certain contracts are terminated in accordance with their terms after giving the requisite notice which is generally two to three years for most of these contracts; however, under certain circumstances, some of these minimum commitment term periods could be further reduced which would significantly decrease these contractual obligations.
(b)	Includes variable rate debt subject to interest rate swap agreements.
(c)	Based on applicable interest rates in effect at December 31, 2010.
(d)	Pension and other postretirement contributions have been included in the above table for the next five years. These amounts include estimated benefit payments to be made for unfunded foreign defined benefit pension plans as well as estimated contributions to our funded defined benefit plans. The assumptions used by our actuaries in calculating these projections includes a weighted average annual return on pension assets of approximately 7% for the years 2011 – 2015 and the continuation of current law and plan provisions. These estimated payments may vary based on the actual return on our plan assets or changes in current law or plan provisions. See Note 13 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in the prospectus for more information on our pension and postretirement obligations.

The table above excludes payments for income taxes and environmental obligations since, at this time, we cannot determine either the timing or the amounts of all payments beyond 2011. At December 31, 2010, we recorded unrecognized tax benefits and related interest and penalties of $112 million. We estimate that we will pay approximately $43 million in 2011 for local, state and international income taxes. We expect non-capital environmental expenditures for 2011 through 2015 totaling $21 million. See Notes 12 and 16 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in the prospectus for more information on these obligations.

Capital Expenditures

We plan to spend between $120 million and $130 million on capital expenditures in 2011, which will primarily be used for growth, maintenance and environmental projects. We determined this amount through our budgeting and planning process, and it is subject to change at the discretion of our board of directors. We considered future product demand, existing plant capacity and external customer trends. We plan to fund capital expenditures through cash from operations and proceeds from the sale of the IAR business, and if necessary, through available lines of credit.

Off Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2010.

Critical Accounting Estimates

In preparing our financial statements in conformity with accounting principles generally accepted in the United States of America, we have to make estimates and assumptions about future events that affect the amounts of reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of these accounting policies require the application of significant judgment by management to select the appropriate assumptions to determine these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, actual results may differ significantly from estimated results. We base these judgments on our historical experience, advice from experienced consultants, forecasts and other available information, as appropriate. Our significant accounting policies are more fully described in Note 2 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in the prospectus.

Our most critical accounting policies, which reflect significant management estimates and judgment to determine amounts in our audited Consolidated Financial Statements, are as follows:

Environmental Remediation and Restoration Liabilities

Accruals for environmental matters are recorded when we believe that it is probable that a liability has been incurred and we can reasonably estimate the amount of the liability. We have accrued approximately $36 million and $39 million at December 31, 2010 and 2009, respectively, for all probable environmental remediation and restoration liabilities, which is our best estimate of these liabilities. Based on currently available information and analysis, we believe that it is reasonably possible that the costs associated with these liabilities may fall within a range of $24 million to $68 million. This estimate of the range of reasonably possible costs is less certain than the estimates that we make to determine our reserves. To establish the upper limit of this range, we used assumptions that are less favorable to MSC among the range of reasonably possible outcomes, but we did not assume that we would bear full responsibility for all sites to the exclusion of other potentially responsible parties.

Some of our facilities are subject to environmental indemnification agreements, where we are generally indemnified against damages from environmental conditions that occurred or existed before the closing date of our acquisition of the facility, subject to certain limitations.

Income Tax Assets and Liabilities and Related Valuation Allowances

At December 31, 2010 and 2009, we had valuation allowances of $483 million and $583 million, respectively, against all of our net federal, state and some of our net foreign deferred income tax assets. The valuation allowances require an assessment of both negative and positive evidence, such as operating results during the most recent three-year period is given more weight than our expectations of future profitability, which are inherently uncertain. Our losses in the U.S. and certain foreign operations in recent periods represented sufficient negative evidence to require a full valuation allowance against our net federal, state and certain foreign deferred income tax assets. We intend to maintain a valuation allowance against the net deferred income tax assets until sufficient positive evidence exists to support the realization of such assets.

The calculation of our income tax liabilities involves dealing with uncertainties in the application of complex domestic and foreign income tax regulations. Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the consolidated financial statements. Tax benefits are recognized in the consolidated financial statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective income tax rate in a given period could be materially impacted. An unfavorable income tax settlement would require the use of cash and result in an increase in our effective income tax rate in the year it is resolved. A favorable income tax settlement would be recognized as a reduction in the effective income tax rate in the year of resolution. At December 31, 2010 and 2009, we recorded unrecognized tax benefits and related interest and penalties of $112 million and $82 million, respectively.

Pensions

The amounts that we recognize in our financial statements for pension benefit obligations are determined by actuarial valuations. Inherent in these valuations are certain assumptions, the more significant of which are:

•	The weighted average rate used for discounting the liability;

•	The weighted average expected long-term rate of return on pension plan assets;

•	The method used to determine market-related value of pension plan assets;

•	The weighted average rate of future salary increases; and

•	The anticipated mortality rate tables.

The discount rate reflects the rate at which pensions could be effectively settled. When selecting a discount rate, our actuaries provide us with a cash flow model that uses the yields of high-grade corporate bonds with maturities consistent with our anticipated cash flow projections.

The expected long-term rate of return on plan assets is determined based on the various plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, we take into account the rates on long-term debt investments that are held in the portfolio, as well as expected trends in the equity markets, for plans including equity securities.

The Company has elected to use the five-year smoothing in the calculation of the market-related value of plan assets, which is used in the calculation of pension expense, as well as to establish the corridor used to determine amortization of unrecognized actuarial gains and losses. This method, which reduces the impact of market volatility on pension expense can result in significant differences in pension expense versus calculating expense based on the fair value of plan assets at the beginning of the period. At December 31, 2010, the market-related value of the Company’s plan assets was $415 million versus fair value of $408 million. Using market-related value of assets to calculate 2011 pension expense reduces expense by approximately $1 million.

The rate of increase in future compensation levels is determined based on salary and wage trends in the chemical and other similar industries, as well as our specific compensation targets.

The mortality tables that are used represent the most commonly used mortality projections for each particular country and reflect projected mortality improvements.

We believe the current assumptions used to estimate plan obligations and pension expense are appropriate in the current economic environment. However, as economic conditions change, we may change some of our assumptions, which could have a material impact on our financial condition and results of operations.

The following table presents the sensitivity of our projected pension benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), deficit (“Deficit”) and 2011 pension expense to the following changes in key assumptions:

	Increase / (Decrease) at December 31, 2010			Increase / (Decrease)
	PBO	ABO	Deficit	2011 Expense
Assumption:
Increase in discount rate of 0.5%	(35)	(33)	28	—
Decrease in discount rate of 0.5%	38	36	(31)	—
Increase in estimated return on assets of 1.0%	N/A	N/A	N/A	(4)
Decrease in estimated return on assets of 1.0%	N/A	N/A	N/A	4

Impairment of Long-Lived Assets, Goodwill and Other Intangible Assets

As events warrant, we evaluate the recoverability of long-lived assets, other than goodwill and other indefinite-lived intangibles, by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss that may be required is determined by comparing the carrying value of the assets to their estimated fair value. Impairment indicators include a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner in which the asset is being used or in its physical condition, a significant adverse change in legal factors or the business climate that could affect the value of a long-lived asset, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset, current period operating or cash flow losses combined with a history of operating or cash flow losses associated with the use of the asset, or a current expectation that more likely than not a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. As a result, future decisions to change our manufacturing process, exit certain businesses, reduce excess capacity, temporarily idle facilities and close facilities could result in material impairment charges. We do not have any indefinite-lived intangibles, other than goodwill.

We perform an annual goodwill impairment test to assess whether the estimated fair value of each reporting unit is less than the carrying amount of the unit’s net assets. We use a probability weighted market and income approach to estimate the values of our reporting units. Our market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA multiple technique. Under this technique, estimated values are the result of a market based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. Our income approach is a discounted cash flow model.

Prior to 2010, we performed our annual impairment test at December 31. However, as a result of the Momentive Combination, we have changed the annual goodwill impairment testing date to October 1. This change was made to conform with the accounting policy and annual impairment testing date of our accounting acquirer, MPM Holdings and our ultimate parent, Momentive Holdco. Accordingly, we consider this accounting change preferable. This change does not accelerate, delay, avoid or cause an impairment charge, nor does this change result in adjustments to previously issued financial statements. The annual goodwill impairment testing was performed as of October 1, 2010. Consideration was given to the period between the testing date and December 31, 2010, concluding that no facts or circumstances arose that would lead to a different conclusion as of December 31, 2010.

As of October 1, 2010, the fair value of each of our remaining reporting units exceeded the carrying amount of assets and liabilities assigned to each unit. A 20% decrease in the EBITDA multiple or a 20% increase in the interest rate used to calculate the discounted cash flows would not result in any reporting units failing the first step of our goodwill impairment analysis.

Recently Issued Accounting Standards

Newly Adopted Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 166, Accounting for Transfers of Financial Assets which was codified in December 2009 as Accounting Standards update No. 2009-16: Accounting for Transfers of Financial Assets (“ASU 2009-16”). ASU 2009-16 removes the concept of a qualifying special-purpose entity (“QSPE”) and as a result eliminates the scope exception for QSPE’s. ASU 2009-16 also changes the criteria for a transfer of financial assets to qualify as a sales-type transfer. We adopted ASU 2009-16 on January 1, 2010. The adoption of ASU 2009-16 did not have a material impact on our unaudited Condensed Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) which was codified in December 2009 as Accounting Standards Update No. 2009-17: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”). ASU 2009-17 amends current guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. We adopted ASU 2009-17 on January 1, 2010. We do not have the power to direct the activities that most significantly impact two of our VIEs’ economic performance, and therefore do not have a controlling financial interest in these VIEs. As a result of the adoption of this guidance, we deconsolidated these two VIEs from our unaudited Condensed Consolidated Financial Statements, including our foundry joint venture with Delta-HA, Inc. The deconsolidation resulted in net decrease in assets of $19 million, liabilities of $8 million and noncontrolling interest of $10 million and an increase to Accumulated deficit of $1 million for the cumulative effect of adoption on January 1, 2010.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk, including changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility related to these exposures we use various financial instruments, including some derivatives, to help us hedge our foreign currency exchange risk and interest rate risk. We also use raw material purchasing contracts and pricing contracts with our customers to help mitigate commodity price risks. These contracts generally do not contain minimum purchase requirements.

We do not use derivative instruments for trading or speculative purposes. We manage counterparty credit risk by entering into derivative instruments only with financial institutions with investment-grade ratings.

The following table summarizes our derivative financial instruments as of December 31, 2010 and 2009, which are recorded as Other current liabilities in the Consolidated Balance Sheets. Fair values are determined from quoted market prices at these dates.

	2010				2009
Liability Derivatives	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Liability	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Liability
Derivatives designated as hedging instruments
Interest Rate Swaps
Interest swap – 2007	4	—	$375	$(5)	366	—	$650	$(28)
Interest swap – 2010	732	—	350	(2)	—	—	—	—

Total derivatives designated as hedging instruments				$(7)				$(28)

Derivatives not designated as hedging instruments
Foreign Exchange and Interest Rate Swaps
Cross-Currency and Interest Rate Swap	273	1.2038	$25	$(3)	638	1.2038	$25	$(5)
Interest Rate Swap
Interest swap—Australia Multi-Currency Term	364	—	22	—	729	—	23	(1)
Commodity Contracts
Electricity contracts	—	—	4	—	—	—	3	(1)
Natural gas futures	—	—	2	—	—	—	3	—

Total derivatives not designated as hedging instruments				$(3)				$(7)

Foreign Exchange Risk. Our international operations accounted for approximately 57% and 58% of our sales in 2010 and 2009, respectively. As a result, we have significant exposure to foreign exchange risk on transactions that can potentially be denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both intercompany and third party) and loan repayments. The functional currency of our operating subsidiaries is the related local currency.

It is our policy to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging firmly committed foreign currency transactions wherever it is economically feasible. Our use of forward contracts is designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount that is under contract. We do not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We do not speculate in foreign currency nor do we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results, or other foreign currency net asset or liability positions.

In 2005, we entered into a three-year $289 million cross-currency and interest rate swap agreement structured for a non-U.S. subsidiary’s $290 million U.S. dollar denominated floating rate term loan. The swap was designed to offset balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations on the term loan. In 2008, we paid $29 million to settle a portion of the cross-currency and interest rate swaps, which matured in 2008.

The remaining portion of the cross-currency and interest rate swap was renegotiated and amended with the respective counterparties, effective September 30, 2008, in order to offset the ongoing balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations of a non-U.S. subsidiary’s U.S. dollar denominated floating rate term loan. The amended swap agreement requires us to sell euros in exchange for U.S. dollars at a rate of 1.2038. We also will pay a variable rate equal to Euribor plus 390 basis points and will receive a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The amount we receive under this agreement is approximately equal to the non-U.S. subsidiary’s interest rate on its $290 million term loan. This amended swap agreement has an initial notional amount of $25 million that amortizes quarterly on a straight line basis to $24 million, prior to maturing on September 30, 2011. We paid a weighted average interest rate of 4.6% and 5.5% and received a weighted average interest rate of 2.8% and 3.4% on these amended swap agreements in 2010 and 2009, respectively.

Our foreign exchange risk is also mitigated because we operate in many foreign countries, which reduces the concentration of risk in any one currency. In addition, our foreign operations have limited imports and exports, which reduces the potential impact of foreign currency exchange rate fluctuations.

Interest Rate Risk. We are a party to various interest rate swap agreements that are designed to offset the cash flow variability that is associated with interest rate fluctuations on our variable rate debt. The fair values of these swaps are determined by using estimated market values. Under interest rate swaps, we agree with other parties to exchange at specified intervals the difference between the fixed rate and floating rate interest amounts that are calculated from the agreed notional principal amount.

In January 2007, we entered into a three-year interest rate swap agreement designed to offset cash flow variability associated with interest rate fluctuations on our variable rate debt. This swap became effective on January 1, 2008. The initial notional amount of the swap was $300 million, but increased to $700 million before amortizing down to $375 million. As a result of the interest rate swaps, we pay a fixed rate equal to approximately 7.2% per year and receive a variable rate based on the terms of the underlying debt. We account for this swap as a qualifying cash flow hedge.

In July 2010, the Company entered into a two-year interest rate swap agreement (the “July 2010 Swap”). This swap is designed to offset the cash flow variability that results from interest rate fluctuations on the Company’s variable rate debt. This swap will become effective on January 4, 2011 upon the expiration of the January 2007 interest rate swap. The initial notional amount of the swap is $350 million, and will subsequently be amortized down to $325 million. The Company pays a fixed rate of 1.032% and will receive a variable one month LIBOR rate. The Company accounts for the swap as a qualifying cash flow hedge.

In February 2007, to effectively fix the interest rate on approximately $30 million of our Australian Multi-Currency Term / Working Capital Facility, we entered into interest rate swap agreements with two counterparties for an initial notional amount of AUD $35 million, which amortizes quarterly based on the expected loan payments. The swap agreements terminate December 30, 2011. We pay a fixed interest rate of 6.6% and receive a floating rate based on the terms of the underlying debt. We have not applied hedge accounting to this derivative instrument.

Some of our debt, including debt under our floating rate notes and borrowings under our Senior Secured Credit Facilities, is at variable interest rates that expose us to interest rate risk. If interest rates increase, our debt service obligations on variable rate debt would increase even though the amount borrowed would not increase. Including variable rate debt that is subject to interest rate swap agreements, assuming the amount of our variable debt remains the same, an increase of 1% in the interest rates on our variable rate debt would increase our 2010 estimated debt service requirements by approximately $14 million. See “Risk Factors—Risks Related to Our Indebtedness—We may not be able to generate sufficient cash flows from operations to meet our debt service payments. In addition, our interest expense could increase if interest rates increase”.

Following is a summary of our outstanding non-affiliated debt as of December 31, 2010 and 2009 (See Note 10 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in the prospectus for additional information on our debt). The fair value of our publicly held debt is based on the price at which the bonds are traded or quoted at December 31, 2010 and 2009. All other debt fair values are determined from quoted market interest rates at December 31, 2010 and 2009.

	2010			2009
Year	Non-affiliated Debt Maturities	Weighted Average Interest Rate	Fair Value	Non-affiliated Debt Maturities	Weighted Average Interest Rate	Fair Value
2010				$78	4.5%	$75
2011	$82	6.4%	$82	112	4.5%	104
2012	72	6.4%	71	30	4.5%	27
2013	475	6.7%	461	2,183	5.5%	1,867
2014	161	7.0%	154	678	8.7%	644
2015	914	7.6%	901	25	8.7%	20

2016 and beyond	1,872	7.8%	1,944	296	8.4%	214

	$3,576		$3,613	$3,402		$2,951

We do not use derivative financial instruments in our investment portfolios. Our cash equivalent investments and short-term investments are made in instruments that meet the credit quality standards that are established in our investment policies, which also limits the exposure to any one issue. At December 31, 2010 and 2009, we had $80 million and $64 million, respectively, invested at average rates of 2% and 2%, respectively, primarily in interest-bearing time deposits. Due to the short maturity of our cash equivalents, the carrying value of these investments approximates fair value. Our short-term investments are recorded at cost which approximates fair value. Our interest rate risk is not significant. A 1% increase or decrease in interest rates on invested cash would not have had a material effect on our net income and cash flows for the years ended December 31, 2010 and 2009.

Commodity Risk. We are exposed to price risks on raw material purchases, most significantly with phenol, methanol, urea, acetone, propylene and chlorine. For our commodity raw materials, we have purchase contracts that have periodic price adjustment provisions. Commitments with certain suppliers, including our phenol and urea suppliers, provide up to 100% of our estimated requirements but also provide us with the flexibility to purchase a certain portion of our needs in the spot market, when it is favorable to us. We rely on long-term agreements with key suppliers for most of our raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. Should any of our suppliers fail to deliver or should any key long-term supply contracts be cancelled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or make them at prices that would allow us to remain competitive. Our largest supplier provides 9% of our raw material purchases, and we could incur significant time and expense if we had to replace this supplier. In addition, several feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner. See “Risk Factors—Risks Related to Our Business—An inadequate supply of raw materials or fluctuations in raw material costs could have an adverse impact on our business”.

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. To help control our natural gas costs, we hedge a portion of our natural gas purchases for North America by entering into futures contracts for natural gas. These contracts are settled for cash each month based on the closing market price on the last day that the contract trades on the New York Mercantile Exchange. We also enter into fixed price forward contracts for the purchase of natural gas and electricity at certain of our manufacturing plants to offset the risk associated with increases in the prices of the underlying commodities.

We recognize gains and losses on these contracts each month as gas and electricity is used. Our future commitments are marked to market on a quarterly basis. We have not applied hedge accounting to these contracts.

Our commodity risk is moderated through our selected use of customer contracts with selling price provisions that are indexed to publicly available indices for the relevant commodity raw materials.

BUSINESS

Overview

Momentive Specialty Chemicals Inc., a New Jersey corporation with predecessors dating from 1899, is the world’s largest producer of thermosetting resins, or thermosets, and a leading producer of adhesive and structural resins and coatings. Thermosets are a critical ingredient in virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. The type of thermoset used, and how it is formulated, applied and cured, determines its key attributes, such as durability, gloss, heat resistance, adhesion, or strength of the final product. Thermosetting resins include materials such as phenolic resins, epoxy resins, polyester resins, acrylic resins, alkyd resins and urethane resins.

Hexion Formation

The Company was formed on May 31, 2005 by combining three Apollo Management, L.P. controlled companies: Resolution Performance Products, LLC (“Resolution Performance”), Resolution Specialty Materials, Inc. (“Resolution Specialty”) and Borden Chemical, Inc. (“Borden Chemical”), including Bakelite Aktiengesellschaft (“Bakelite”). We refer to this combination as the “Hexion Formation.” Since the Hexion Formation, we have expanded our specialty chemicals businesses through several strategic acquisitions.

Momentive Combination

On October 1, 2010, our parent, MSC Holdings (formerly known as Hexion LLC) and MPM Holdings, the parent company of MPM, became subsidiaries of a newly formed holding company, Momentive Holdco. At the time of the Momentive Combination, Hexion LLC changed its name to Momentive Specialty Chemicals Holdings LLC and Hexion Specialty Chemicals, Inc. changed its name to Momentive Specialty Chemicals Inc. As a result of the Momentive Combination, Momentive Holdco became the ultimate parent entity of MPM and MSC. Momentive Holdco is controlled by investment funds (the “Apollo Funds”) managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

Our business is organized based on the products that we offer and the markets that we serve. At December 31, 2010, we had three reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins and Coatings.

Products and Markets

We have a broad range of thermoset resin technologies, with high quality research, applications development and technical service capabilities. We provide a broad array of thermosets and associated technologies, and have significant market positions in each of the key markets that we serve.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites and electrical components. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. The diversity of our products limits our dependence on any one market or end-use. We have a history of product innovation and success in introducing new products to new markets, as evidenced by more than 1,600 patents, the majority of which relate to the development of new products and processes for manufacturing.

As of December 31, 2010, we had 80 active production sites around the world. Through our worldwide network of strategically located production facilities, we serve more than 7,800 customers in over 100 countries. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide our customers a broad range of product solutions. As a result of our focus on innovation and a high level of technical service, we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Huntsman, Louisiana Pacific, Owens Corning, PPG Industries, Sumitomo, Valspar and Weyerhaeuser.

Growth and Strategy

We believe that we have opportunities for growth through the following strategies:

•

Utilize Our Integrated Platform Across Product Offerings. We have an opportunity to provide our customers with a broad range of resins products on a global basis. We also continue to review additional opportunities to transition our existing manufacturing capacity toward producing more specialty-oriented products, which deliver higher value to our customers and may generate additional sales and/or earnings compared to commodity-like resins.

•

Develop and Market New Products. We will continue to expand our product offerings through internal innovation, joint research and development initiatives with our customers and research partnership formations.

•

Expand Our Global Reach In Faster Growing Regions. We have opportunities to grow our business in the Asian-Pacific, Eastern European and Latin American markets, where the use of our products is increasing, while continuing to review opportunities in other global markets.

•

Pursue Further Development of “Green Products”. We will continue to develop products that are environmentally advanced and support our customers’ overall sustainability initiatives as they increasingly require products that meet changing environmental standards.

•

Accelerate Growth and Improve Cost Structure through Relationship with MPM. As a result of the Momentive Combination, we are working closely with MPM to benefit from shared services and our complementary technologies, product offerings and global footprint. We believe that our relationship with MPM will enable us to achieve results that otherwise would not be attainable.

Industry & Competitors

We are a large participant in the specialty chemicals industry. Thermosetting resins are generally considered specialty chemical products because they are sold primarily on the basis of performance, technical support, product innovation and customer service. However, as a result of the impact of the recent global economic downturn and overcapacity in certain markets, chemical companies have focused more on price to retain business and market share.

We compete with many companies in most of our product lines, including large global chemical companies and small specialty chemical companies. The principal competitive factors in our industry include technical service, breadth of product offering, product innovation and price. Some of our competitors are larger and have greater financial resources and less debt than we do, and, as a result, may be better able to withstand changes in industry conditions, including pricing, and the economy as a whole. As a result, our competitors may have more resources and better access to capital markets for continued expansion than we do. Further, some of our competitors also have a greater product range and may be more vertically integrated than we are within specific product lines or geographies.

We are able to compete with smaller niche specialty chemical companies due to our investment in research and development and our customer service model, which provides on-site, value-added technical service for our customers. In addition, our size and scale provide efficiencies in our cost structure. To maintain our position in the markets we serve, we believe that the principal factors that contribute to success in the specialty chemicals market are (1) consistent delivery of high-quality products, (2) favorable process economics, (3) the ability to provide value to customers through both product attributes and strong technical service and (4) a presence in growing and developing markets.

No single company competes with us across all of our segments and existing product lines.

Our Businesses

The following paragraphs discuss our reportable segments and corresponding key product lines and primary end-use applications of our key products.

Epoxy & Phenolic Resins Segment

2010 Net Sales: $2,530 million

Epoxy Specialty Resins

We are a leading producer of epoxy specialty resins, modifiers and curing agents in Europe and the United States. Epoxy resins are the fundamental component of many types of materials and are often used in the automotive, construction, aerospace and electronics industries due to their superior adhesion, strength and durability. We internally consume approximately 30% of our liquid epoxy resin (“LER”) production in specialty composite, coating and adhesive applications, giving us a competitive advantage versus our non-integrated competitors. Our position in basic epoxy resins, along with our technology and service expertise, has enabled us to offer formulated specialty products in certain markets. In composites our specialty epoxy products are used either as replacements for traditional materials such as metal, wood, and ceramics, or in applications where traditional materials do not meet demanding engineering specifications.

We are a leading producer of resins that are used in fiber reinforced composites. Composites are a fast-growing class of materials that are used in a wide variety of applications ranging from aircraft components and wind turbine blades to sports equipment. We supply epoxy resin systems to composite fabricators in the wind energy, aerospace, sporting goods and pipe markets.

Epoxy specialty resins are also used for a variety of high-end coating applications that require the superior adhesion, corrosion resistance and durability of epoxy, such as protective coatings for industrial flooring, pipe, marine and construction applications and automotive coatings. Epoxy-based surface coatings are among the most widely used industrial coatings due to their long service life and broad application functionality combined with overall economic efficiency. We also leverage our resin and additives position to supply custom resins to specialty coatings formulators.

Products	Key Applications
Adhesive applications
Civil Engineering	Building and bridge construction, concrete enhancement and corrosion protection

Adhesives	Automotive: hem flange adhesives and panel reinforcements

Construction: ceramic tiles, chemical dowels and marble

Aerospace: metal and composite laminates

Electronics: chip adhesives, solder masks
Electrical applications
Electronic Resins	Unclad sheets, paper impregnation and electrical laminates for printed circuit boards

Electrical Castings	Generators and bushings, transformers, medium and high-voltage switch gear components, post insulators, capacitors and automotive ignition coils

Principal Competitors: Dow Chemical, Nan Ya, Huntsman, Spolchemie, Leuna and Aditya Birla (Thai Epoxy)

Products	Key Applications
Composites
Composite Epoxy Resins	Pipes and tanks, automotive, sports (ski, snowboard, golf), boats, construction, aerospace, wind energy and industrial applications

Principal Competitors: Dow Chemical, BASF, Aditya Birla (Thai Epoxy), Gurit, Leuna and Huntsman

Coating applications
Floor Coatings (LER, Solutions, Performance Products)	Chemically resistant, antistatic and heavy duty flooring used in hospitals, the chemical industry, electronics workshops, retail areas and warehouses

Ambient Cured Coatings (LER, Solid Epoxy Resin (“SER”), Solutions, Performance Products)	Marine (manufacturing and maintenance), shipping containers and large steel structures (such as bridges, pipes, plants and offshore equipment)

Waterborne Coatings (EPI-REZ™ Epoxy Waterborne Resins)	Substitutes of solvent-borne products in both heat cured and ambient cured applications

Principal Competitors: Dow Chemical, Huntsman, Nan Ya, Air Products, Cytec Industries

Basic Epoxy Resins and Intermediates

We are one of the world’s largest suppliers of basic epoxy resins, such as solid epoxy resin SER and LER. These base epoxies are used in a wide variety of industrial coatings applications. In addition, we are a major producer of bisphenol-A (“BPA”) and epichlorohydrin (“ECH”), key precursors in the downstream manufacture of basic epoxy resins and epoxy specialty resins. We internally consume the majority of our BPA, and virtually all of our ECH, giving us a competitive advantage versus non-integrated competitors.

Products	Key Applications
Electrocoat (LER, SER, BPA)	Automotive, general industry and white goods (such as appliances)

Powder Coatings (SER, Performance Products)	White goods, pipes for oil and gas transportation, general industry (such as heating radiators) and automotive (interior parts and small components)

Heat Cured Coatings (LER, SER)	Metal packaging and coil-coated steel for construction and general industry

Principal Competitors: Dow Chemical, Huntsman, Nan Ya and the Formosa Plastics Group, Leuna and Kukdo

Versatic Acids and Derivatives

We are the world’s largest producer of versatic acids and derivatives. Versatic acids and derivatives are specialty monomers that provide significant performance advantages for finished coatings, including superior adhesion, hydrolytic stability, water resistance and appearance and ease of application. Our products include basic versatic acids and derivatives sold under the Versatic™, VEOVA® and CARDURA® names. Applications for these specialty monomers include decorative, automotive and protective coatings as well as other uses, such as pharmaceuticals and personal care products. We manufacture versatic acids and derivatives using our integrated manufacturing sites and our internally produced ECH.

Products	Key Applications
CARDURA®	Automotive repair/refinishing, automotive original equipment manufacturing (“OEM”) and industrial coatings

Versatic Acids and Derivatives	Chemical building blocks, peroxides, pharmaceuticals and agrochemicals

VEOVA®	Architectural coatings and construction

Principal Competitors: ExxonMobil, Tianjin Shield and Hebei Huaxu

Phenolic Specialty Resins and Molding Compounds

We are one of the leading producers of phenolic specialty resins, which are used in applications that require extreme heat resistance and strength, such as after-market automotive and OEM truck brake pads, filtration, aircraft components, foundry resins and electrical laminates. These products are sold under globally recognized brand names such as BORDEN, BAKELITE, DURITE and CELLOBOND. Our phenolic specialty resins are also known for their binding qualities and used widely in the production of mineral wool and glass wool used for commercial and domestic insulation applications.

Products	Key Applications
Phenolic Specialty Resins
Composites and Electronic Resins	Aircraft components, ballistic applications, industrial grating, pipe, jet engine components, electrical laminates, computer chip encasement and photolithography

Automotive Phenol Formaldehyde Resins	Acoustical insulation, engine filters, brakes, friction materials, interior components, molded electrical parts and assemblies, foundry binders

Construction Phenol Formaldehyde Resins, Urea Formaldehyde Resins and Ketone Formaldehyde	Fiberglass insulation, floral foam, insulating foam, lamp cement for light bulbs, molded appliance and electrical parts, molding compounds, sandpaper, fiberglass mat, electrical laminates and coatings
Molding Compounds
Phenolic, Epoxy, unsaturated polyesters	High performance automotive transmissions and under-hood components, heat resistant knobs and bases, switches and breaker components, pot handles and ashtrays

Glass	High load, dimensionally stable automotive underhood parts and commutators

Principal Competitors: Dynea International, Arclin, Georgia-Pacific (a subsidiary of Koch Industries), Sumitomo (Durez), SI Group, Ashland, Huttenes-Albertus and Plenco

Phenolic Encapsulated Substrates

We are a leading producer of phenolic encapsulated sand and ceramic substrates that are used in oil field services and foundry applications. Our highly specialized compounds are designed to perform well under extreme conditions, such as intense heat, high-stress and corrosive environments, that characterize oil and gas drilling and foundry industries. In the oil field services industry, our resin encapsulated proppants are used to enhance oil and gas recovery rates and extend well life.

Through our unconsolidated HA-International, Inc. joint venture, we are also the leading producer by volume of foundry resins in North America. Our foundry resin systems are used by major automotive and industrial companies for precision engine block casting, transmissions and brake and drive train components. In addition to encapsulates substrates, in the foundry industry, we also provide phenolic resin systems and ancillary products used to produce finished metal castings.

Products	Key Applications
Oil & Gas Stimulation Services Applications
Resin Encapsulated Proppants	Oil and gas fracturing

Foundry Applications
Refractory Coatings	Thermal resistant coatings for ferrous and nonferrous applications

Resin Coated Sands and Binders	Sand cores and molds

Principal Competitors: Ashland, Carbo Cermaics, Santrol and Atlas Resins

Formaldehyde and Forest Product Resins Segment

2010 Net Sales: $1,607 million

Formaldehyde Based Resins and Intermediates

We are the leading producer of formaldehyde-based resins for the North American forest products industry, and also hold significant positions in Europe, Latin America and Australia. Formaldehyde-based resins, also known as forest product resins, are a key adhesive and binding ingredient used in the production of a wide variety of engineered lumber products, including medium-density fiberboard (“MDF”), oriented strand board (“OSB”), oriented strand lumber (“OSL”) and various types of plywood and laminated veneer lumber (“LVL”). These products are used in a wide range of applications in the construction, remodeling and furniture industries. Forest product resins have relatively short shelf lives and as such, our manufacturing facilities are strategically located in close proximity to our customers.

In addition, we are the world’s largest producer of formaldehyde, a key raw material used to manufacture thousands of other chemicals and products, including the manufacture of methylene diphenyl diisocyanate (“MDI”). We internally consume the majority of our formaldehyde production in the production of forest product resins, giving us a competitive advantage versus our non-integrated competitors.

We have recently expanded our formaldehyde and forest products resins businesses in select regions where we believe there are prospects for growth. We completed the construction of a new manufacturing facility in Montenegro, Brazil, which began operations in 2010, and will serve the southern Brazil formaldehyde and forest products markets. In addition, our forest products joint venture in Russia, which began operations in 2010, is ramping up production to capitalize on growth opportunities in both Russia and Eastern Europe.

Products	Key Applications
Forest Products Resins
Engineered Wood Resins	Softwood and hardwood plywood, OSB, LVL, strand lumber and wood fiber resins, (such as particleboard), MDF and finished veneer lumber, decorative laminates
Specialty Wood Adhesives	Laminated beams, structural and nonstructural fingerjoints, wood composite I-beams, cabinets, doors, windows, furniture, molding and millwork, and paper laminations

Wax Emulsions	Moisture resistance for panel boards and other specialty applications

Principal Competitors: Dynea International, Arclin, Georgia-Pacific (a subsidiary of Koch Industries) and Tembec

Products	Key Applications
Formaldehyde Applications
Formaldehyde	Herbicides and fungicides, scavengers for oil and gas production, fabric softeners, Urea Formaldehyde, Melamine Formaldehyde, Phenol Formaldehyde, MDI, hexamine and other catalysts

Principal Competitors: Dynea International, Arclin and Georgia-Pacific (a subsidiary of Koch Industries)

Coatings Segment

2010 Net Sales: $681 million

Polyester Resins

We are a leading supplier of polyester resins in North America and are also one of the major producers of powder polyesters in Europe. We provide liquid and powder custom polyester resins to customers for use in industrial coatings that require specific properties, such as gloss and color retention, resistance to corrosion and flexibility. Polyester coatings are typically used in building construction, transportation, automotive, machinery, appliances and metal office furniture.

Products	Key Applications
Powder Polyesters	Outdoor durable systems for architectural window frames, facades and transport and agricultural machinery; indoor systems for domestic appliances and general industrial applications

Liquid Polyesters and Polyester Dispersions	Automotive, coil and exterior can coating applications

Principal Competitors: DSM, Cytec, Cray Valley/CCP, Reichhold, Nuplex and EPS (owned by Valspar)

Composite Resins

We manufacture unsaturated polyester resins (“UPR”) and vinyl ester resins , which are generally combined with fiberglass to produce cost-effective finished structural parts for composites applications ranging from boat hulls and recreational vehicles to bathroom fixtures.

Products	Key Applications
Reinforced UPR and Vinyl Ester Resins	Marine, transportation, construction, consumer products, recreational vehicles, spas, bath and shower surrounds
Non-reinforced UPR and Vinyl Ester Resins	Cultured marble, construction, gel coat and surface coating, and automotive putty

Principal Competitors: Ashland, AOC, Reichold, Interplastic,CCP

Alkyd Resins

We hold a leading position in alkyd resins in North America. We provide alkyd resins to customers who manufacture professional grade paints and coatings. Alkyd resins are formulated and engineered according to customer specifications, and can be modified with other raw materials to improve performance. Applications include industrial coatings (protective coatings used on machinery, metal coil, equipment, tools and furniture), special purpose coatings (highway-striping paints, automotive refinish coatings and industrial maintenance coatings) and decorative paints (house paint and deck stains). Our alkyd resins business shares an integrated production platform with our polyester resins business, which enables flexible sourcing, plant production balancing and improved economies of scale.

Products	Key Applications

Alkyd and Alkyd Emulsions	Architectural: Exterior enamels, interior semi-gloss and trim, interior/exterior stains and wood primers

Industrial: Metal primers, general metal, transportation, machinery and equipment, industrial maintenance and marine, metal containers and wood furniture

Alkyd Copolymer	Architectural: Stain blocking primer, sanding sealers and aerosols

Industrial: Machinery and equipment, transportation, general metal and drywall coating

Urethane Modified	Architectural: Clear varnishes and floor coatings

Industrial: Wood coatings

Silicone Alkyd	Industrial: Industrial maintenance and marine and heat resistant coatings

Principal Competitors: Reichhold, CCP, Nuplex and EPS (owned by Valspar)

Acrylic Resins

We are a significant supplier of water-based and solvent-based acrylic resins in Europe and North America. Acrylic resins are supplied as either acrylic homopolymers or as resins incorporating various comonomers that modify performance or cost. Water based acrylic homopolymers are used in interior trim paints and exterior applications where color, gloss retention and weathering protection are critical. Styrene is widely used as a modifying comonomer in our water-based acrylic resins. Styrene-acrylic copolymers are mainly used where high hydrophobicity and alkali resistance are required. In addition, we produce a wide range of specialty solution acrylic resins for marine and maintenance paints and automotive topcoats.

We are also a producer of acrylic monomer in Europe, the key raw material in our acrylic resins. This ability to internally produce a key raw material gives us a cost advantage and ensures us adequate supply.

Products	Key Applications
Acrylic Dispersions	Architectural: Interior semi-gloss and high gloss, interior and exterior paints, stains and sealers, drywall primer, masonry coatings and general purpose

Industrial: Automotive OEM, packaging, general metal, wood, plastic coatings, traffic marking paint, industrial maintenance and transportation, adhesives and textiles

Styrene-Acrylic Dispersions	Architectural: Interior matte to high gloss paints, interior and exterior paints, primer, masonry coatings and general purpose

Industrial: Building and construction, automotive OEM, general metal, wood, plastic coatings, traffic marking paint, industrial maintenance and transportation, adhesives and textiles

Solution Acrylics	Architectural markets: Aerosols, masonry and tile sealers

Industrial Markets: Transportation, packaging, aerosols, automotive OEM, appliance, industrial maintenance, marine and road marking

Principal Competitors: BASF, DSM, Dow Chemical, UES and Polymer Latex

Vinylic Resins

We are a supplier of water-based vinylic resins in Europe, North and South America. Vinylic resins might be either simple homopolymers of vinyl acetate or copolymers with acrylic, olefin, or other vinylic monomers to improve performance. A significant part of the vinylic resins we produce are spray dried to produce redispersible powders. We produce a wide range of specialty homopolymer and copolymer based powdered resins that are subsequently redispersed in water for primary applications in the building and construction market.

Products	Key Applications
Vinyl Acetate Homopolymer Dispersions	Packaging, paper and wood adhesives and textiles

Vinyl Acetate Copolymers	Packaging, wood and paper adhesives and textiles

Vinyl Acrylic Dispersion	Architectural applications

Redispersible Powders	Tile adhesives, external thermal insulation and finishing systems, self leveling underlayments, repair mortars, gypsum compounds, membranes and grouts

Principal Competitors: Celanese, Wacker, Vinavil, Elotex, Dairen, Dow Chemical and UES

For additional information about our segments, see Note 17 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in the prospectus.

Discontinued Operations

On January 31, 2011, we sold our Inks and Adhesive Resins (“IAR”) business to Harima Chemicals Inc for a purchase price of approximately $120 million. The IAR business is engaged in the production of naturally derived resins and related products primarily used for the manufacture of printing inks, adhesives, synthetic rubber, specialty coatings and aroma chemicals.

The IAR business generated 2010 net sales of approximately $356 million and includes 11 manufacturing facilities in Europe, the United States and the Asia-Pacific region. The IAR business was previously reported within our Coatings and Inks segment and is reported as a discontinued operation for the year ended December 31, 2010 and all prior periods presented.

Marketing, Customers and Seasonality

Our products are sold to industrial users worldwide through a combination of a direct sales force that services our larger customers, and third-party distributors that more cost-effectively serve our smaller customers. Our customer service and support network is made up of key regional customer service centers. We have global account teams that serve the major needs of our global customers for technical service and supply and commercial term requirements. Where operating and regulatory factors vary from country to country, these functions are managed locally.

In 2010, our largest customer accounted for less than 3% of our sales and our top ten customers accounted for approximately 17% of our sales. However, neither our overall business nor any of our reporting segments depends on any single customer, or a particular group of customers, the loss of which would have a material adverse effect on either the reporting segment or the Company as a whole. Our primary customers are manufacturers, and the demand for our products is seasonal in certain of our businesses, with the highest demand in the summer months and lowest in winter months. Therefore, the dollar amount of our backlog orders is not significant as of December 31, 2010. Demand for our products can also be cyclical as general economic health, industrial and commercial production levels are key drivers for our business.

International Operations

Our international operations accounted for 57%, 58% and 57% of our sales in 2010, 2009 and 2008, respectively. While our international operations may be subject to a number of additional risks such as exposure to foreign currency exchange risk, we do not believe that our foreign operations, on the whole, carry significantly greater risk than our operations in the United States. We plan to grow our business in the Asian-Pacific, Eastern European and Latin American markets, where the use of our products is increasing. In 2010, we began operations of our formaldehyde and forest products resins plant in Brazil and a forest products resins manufacturing plant in Russia that is owned 50% through a joint venture. In addition we are constructing a new plant in Korea to manufacture versatic acids. Information about sales by geographic region for the past three years and long-lived assets by geographic region for the past two years can be found in Note 17 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in the prospectus.

Raw Materials

Raw material costs account for approximately 70% of our cost of sales. In 2010, we purchased approximately $2.9 billion of raw materials. The three largest raw materials that we use are phenol, methanol and urea, which represented 44% of our total raw material expenditures. The majority of raw materials that we use to manufacture our products are available from more than one source and are readily available in the open market. We have long-term purchase agreements for certain raw materials that ensure the availability of adequate supply. These agreements generally have periodic price adjustment mechanisms and do not have minimum annual purchase requirements. Smaller quantity materials that are single sourced generally have long-term supply contracts to maximize supply reliability. Prices for our main feedstocks are generally driven by underlying petrochemical benchmark prices and energy costs, which are subject to price fluctuations. Although we seek to offset increases in raw material prices with increases in our product prices, we may not always be able to do so, and there are periods when price increases lag behind raw material price increases.

Research and Development

Our research and development activities are geared to developing and enhancing products, processes and application technologies so that we can maintain our position as the world’s largest producer of thermosetting resins. We focus on:

•	developing new or improved applications based on our existing product lines and identified customer needs;

•	developing new resin products and applications for customers to improve their competitive advantage and profitability;

•	providing premier technical service for customers of specialty products;

•	providing technical support for manufacturing locations and assisting in optimizing our manufacturing processes;

•	ensuring that our products are manufactured consistent with our global environmental, health and safety policies and objectives;

•	developing lower cost manufacturing processes globally; and

•	expanding our production capacity.

We have over 460 scientists and technicians worldwide. Our research and development facilities include a broad range of synthesis, testing and formulating equipment, and small-scale versions of customer manufacturing processes for applications development and demonstration

More recently, we have focused additional research and development resources on “green product” initiatives to remain competitive and to address our customers’ demands for more environmentally sensitive product solutions. Our efforts have focused on developing resin technologies that eliminate emissions, maximize the efficiency and renewability of bio-based natural resources and promote safe, environmentally-friendly manufacturing processes. A few examples of meaningful results of our investment in development of “green products” include:

•	EcoBind™ Resin Technology, an ultra low-emitting binder resin used to produce engineered wood products;

•	Albecor-Bio™ Powder Coating Resins which use a bio-based material for low-heat cure resulting in less energy and CO2 emissions

•	Hexitherm™ which enables small lengths of lumber to be assembled into finger-jointed studs with the same durability and strength as dimensional lumber, with resistance to heat

•	Epi-Rez™ Epoxy Waterborne Resins which provide for low or zero volatile organic compounds, reducing air emissions

•	PropTrac™ Fracture Diagnostics Service which enables oil & gas producers to eliminate use of radioactive tracers in well diagnostics

In 2010, 2009 and 2008, our research and development and technical services expense was $58 million, $57 million and $68 million, respectively. We take a customer-driven approach to discover new applications and processes and provide customer service through our technical staff. Through regular direct contact with our key customers, our research and development associates can become aware of evolving customer needs in advance and can anticipate their requirements to more effectively plan customer programs. We also focus on continuous improvement of plant yields and production capacity and reduction of fixed costs.

Intellectual Property

We own, license or have rights to over 1,600 patents, over 1,800 trademarks, and various patent and trademark applications and technology licenses around the world, which we hold for use or currently use in our operations. A majority of our patents relate to developing new products and processes for manufacturing and will expire between 2011 and 2027. We renew our trademarks on a regular basis. While we view our patents and trademarks to be valuable, because of the broad scope of our products and services, we do not believe that the loss or expiration of any single patent or trademark would have a material adverse effect on our results of operations, financial position or the continuation of our business.

Industry Regulatory Matters

Domestic and international laws regulate the production and marketing of chemical substances. Almost every country has its own legal procedure for registration and import. Of these, the laws and regulations in the European Union, the United States (Toxic Substances Control Act) and China are the most significant to our business. Chemicals that are missing from one or more of these or any other country chemical inventory lists can usually be registered and imported but may first require additional testing or submission of additional administrative information.

The European Commission enacted a regulatory system in 2006, known as Registration, Evaluation, Authorization and Restriction of Chemical substances, or REACH, which requires manufacturers, importers and consumers of certain chemicals to register these chemicals and evaluate their potential impact on human health and the environment. As REACH matures, significant market restrictions could be imposed on the current and future uses of chemical products that we use as raw materials or that we sell as finished products in the European Union. Other countries may enact similar regulations.

Environmental Regulations

Our policy is to operate our plants in a manner that protects the environment and health and safety of our employees, customers and communities. Health, safety and environmental considerations are a priority in our planning for all existing and new products and processes. We have implemented company-wide environmental, health and safety policies managed by our Environmental, Health and Safety (“EH&S”) department and overseen by the EH&S Committee of the Momentive Holdco Board of Directors. Our EH&S department has the responsibility to ensure that our operations worldwide maintain environmental compliance in accordance with applicable laws and regulations and place health and safety as a priority. This responsibility is executed via training, widespread communication of EH&S policies, formulation of relevant policies and standards, EH&S audits and incidence response planning and implementation. Our EH&S policies include systems and procedures that govern environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response and product stewardship.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental regulation at the federal, state and international level and are exposed to the risk of claims for environmental remediation or restoration. Our production facilities require operating permits that are subject to renewal or modification. Violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs. In addition, statutes such as the federal Comprehensive Environmental Response, Compensation and Liability Act and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities and at third-party disposal sites. Other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management, environmental health and safety, we may incur liabilities in the future, and these liabilities may result in a material adverse effect on our business, financial condition, results of operations or cash flows.

Although our environmental policies and practices are designed to ensure compliance with international, federal and state laws and environmental regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. In addition, our former operations, including our ink, wallcoverings, film, phosphate mining and processing, thermoplastics and food and dairy operations, may give rise to claims relating to our period of ownership.

We expect to incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. In 2010, we incurred related capital expenditures of $22 million. We estimate that capital expenditures in 2011 for environmental controls at our facilities will be between $20 and $25 million. This estimate is based on current regulations and other requirements, but it is possible that a material amount of capital expenditures, in addition to those we currently anticipate, could be necessary if these regulations or other requirements change.

Employees

At December 31, 2010, we had approximately 6,000 employees. Approximately 40% of our employees are members of a labor union or are represented by workers’ councils that have collective bargaining agreements, including most of our European employees. We believe that relations with our union and non-union employees are good.

Our Board of Directors and Shareholders expect honest and ethical conduct from every employee. We strive to adhere to the highest ethical standards in the conduct of our business and to comply with all laws and regulations that are applicable to the business. Each employee has a responsibility to maintain and advance the ethical values of the Company. In support of this, our employees receive training to emphasize the importance of compliance with our Code of Business Ethics.

Properties

Our headquarters are in Columbus, Ohio and we have European executive offices in Seattleweg, Netherlands. Our major manufacturing facilities are primarily located in North America and Europe. As of December 31, 2010, we operated 34 domestic production and manufacturing facilities in 19 states and 46 foreign production and manufacturing facilities primarily in Australia, Brazil, Canada, China, Colombia, the Czech Republic, Finland, France, Germany, Italy, Korea, Malaysia, Netherlands, New Zealand, Spain, Thailand, the United Kingdom and Uruguay.

The majority of our facilities are used for the production of thermosetting resins, and most of them manufacture more than one type of thermosetting resin, the nature of which varies by site. These facilities typically use batch technology, and range in size from small sites, with a limited number of reactors, to larger sites, with dozens of reactors. One exception to this is our plant in Deer Park, Texas, the only continuous-process epoxy resins plant in the world, which provides us with a cost advantage over conventional technology.

In addition, we have the ability to internally produce key intermediate materials such as formaldehyde, BPA, ECH, versatic acid and acrylic acid. This backward integration provides us with cost advantages and facilitates our adequacy of supply. These facilities are usually co-located with downstream resin manufacturing facilities they serve. As these intermediate materials facilities are often much larger than a typical resins plant, we can capture the benefits of manufacturing efficiency and scale by selling material that we do not use internally to third parties.

We believe our production and manufacturing facilities are well maintained and effectively utilized and are adequate to operate our business. Following are our more significant production and manufacturing facilities and executive offices:

Location	Nature of Ownership	Reporting Segment
Argo, IL*	Owned	Epoxy and Phenolic Resins
Barry, UK*	Owned	Epoxy and Phenolic Resins
Brady, TX	Owned	Epoxy and Phenolic Resins
Deer Park, TX*	Owned	Epoxy and Phenolic Resins
Duisburg-Meiderich, Germany	Owned	Epoxy and Phenolic Resins
Iserlohn-Letmathe, Germany	Owned	Epoxy and Phenolic Resins
Lakeland, FL	Owned	Epoxy and Phenolic Resins
Louisville, KY	Owned	Epoxy and Phenolic Resins
Moerdijk, Netherlands*	Owned	Epoxy and Phenolic Resins
Norco, LA*	Owned	Epoxy and Phenolic Resins
Pernis, Netherlands*	Owned	Epoxy and Phenolic Resins
Wesseling, Germany	Leased	Epoxy and Phenolic Resins
Onsan, South Korea	Owned	Epoxy and Phenolic Resins
Brimbank, Australia	Owned	Formaldehyde and Forest Products
Curitiba, Brazil	Owned	Formaldehyde and Forest Products
Edmonton, AB, Canada	Owned	Formaldehyde and Forest Products
Fayetteville, NC	Owned	Formaldehyde and Forest Products
Geismar, LA	Owned	Formaldehyde and Forest Products
Gonzales, LA	Owned	Formaldehyde and Forest Products
Hope, AR	Owned	Formaldehyde and Forest Products
Kitee, Finland	Owned	Formaldehyde and Forest Products
Leuna, Germany	Owned	Formaldehyde and Forest Products
Montenegro, Brazil	Owned	Formaldehyde and Forest Products
Springfield, OR	Owned	Formaldehyde and Forest Products
St. Romuald, QC, Canada	Owned	Formaldehyde and Forest Products

Location	Nature of Ownership	Reporting Segment
Carpentersville, IL	Owned	Coatings
Forest Park, GA	Owned	Coatings
Ribecourt, France	Owned	Coatings
Sokolov, Czech Republic	Owned	Coatings
Columbus, OH†	Leased	Corporate and Other
Seattleweg, Netherlands†	Leased	Corporate and Other
Shanghai, China†	Leased	Corporate and Other

*	We own all of the assets at this location. The land is leased.
†	Executive offices.

Legal Proceedings

We are involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in the ordinary course of business, including actions that allege harm caused by products the Company has allegedly made or used, containing silica, vinyl chloride monomer and asbestos. The following claims represent material proceedings outstanding that are not in the ordinary course of business.

Sokolov, Czech Republic Groundwater Contamination

The Sokolov, Czech Republic facility has soil and groundwater contamination which pre-dates privatization and acquisition of the facility by Eastman in 2000. The investigation phase of the site remediation project has been completed, and building demolition and removal of waste is underway. The National Property Fund has provided us a written commitment to reimburse all site investigation and remediation costs up to approximately $73 million. The current estimate for site remediation is significantly less than the maximum amount the National Property Fund has committed to the project.

Environmental Damages to the Port of Paranagua, Brazil

On August 10, 2005, Governo Do Paraná and the Environmental Institution of Paraná IAP, an environmental agency of the Brazilian government, provided Hexion Quimica Industria, our Brazilian subsidiary, with notice of a potential fine of up to $11 million in connection with alleged environmental damages to the Port of Paranagua caused in November 2004 by an oil spill from a shipping vessel carrying methanol purchased by the Company. The investigations have been concluded with no findings against the Company that the methanol damaged the environment. In October 2009, the Court granted our request for an injunction precluding the imposition of any fines or penalties by the Paraná IAP. The Court lifted its injunction on November 2010; however, we subsequently appealed in order to preclude the IAP from levying any fines or penalties. At December 31, 2010, the amount of the assessment, including tax, penalties, monetary correction and interest, is 22 Brazilian reais, or approximately $13 million.

EPA Hazardous Waste Notice of Violation

The US Environmental Protection Agency (USEPA) has issued a notice of violation alleging that we potentially failed to comply with certain state requirements for storage of hazardous waste at one of our U.S. manufacturing facilities. We have corrected the alleged violations set forth in the notice of violation and are discussing with the USEPA payment of an administrative penalty to resolve the matter.

Other Litigation

For a discussion of certain other legal contingencies, refer to Note 12 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in the prospectus.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

Set forth below are the names, ages and current positions of our executive officers and directors as of February 1, 2011.

Name	Age	Position
Craig O. Morrison	55	Director, Chairman, President and Chief Executive Officer
William H. Carter	57	Director, Executive Vice President and Chief Financial Officer
Robert V. Seminara	39	Director
Jordan C. Zaken	36	Director
David B. Sambur	30	Director
Joseph P. Bevilaqua	55	Executive Vice President, President—Epoxy, Phenolic and Coatings Resins Division
Dale N. Plante	53	Executive Vice President, President—Forest Products Division
Judith A. Sonnett	54	Executive Vice President, Human Resources
Kevin W. McGuire	51	Executive Vice President—Business Processes and IT
Nathan E. Fisher	45	Executive Vice President—Procurement
Anthony B. Greene	51	Executive Vice President—Business Development and Strategy
Douglas A. Johns	53	Executive Vice President and General Counsel
George F. Knight	53	Senior Vice President—Finance and Treasurer

Craig O. Morrison was elected President and Chief Executive Officer and a director effective March 25, 2002 and was named Chairman of the Board of Directors on June 1, 2005. He also serves as President and CEO and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC, having been elected to those positions on October 1, 2010. Prior to joining our Company, he served as President and General Manager of Alcan Packaging’s Pharmaceutical and Cosmetic Packaging business from 1999 to 2002. From 1993 to 1998 he was President and General Manager for Van Leer Containers, Inc. Prior to joining Van Leer Containers, Mr. Morrison served in a number of management positions with General Electric’s Plastics division from March 1990 to November 1993, and as a consultant with Bain and Company from 1987 to 1990. He is a member of the Environmental, Health and Safety and Executive Committees of the Board of Managers of Momentive Holdco. Mr. Morrison’s position as President and Chief Executive Officer, his extensive management experience, and his skills in business leadership and strategy qualify him to serve on our Board of Directors.

William H. Carter was elected Executive Vice President and Chief Financial Officer effective April 3, 1995 and a director November 20, 2001. He also serves as Executive Vice President and CFO and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC, having been elected to those positions October 1, 2010. Throughout his tenure with us, Mr. Carter has been instrumental in the restructuring of our holdings, including serving as a director and interim President and Chief Executive Officer of a former subsidiary, BCP Management Inc., from January to June 2000, and a director and executive officer of WKI Holding Company, Inc. from 2001 to 2003. Additionally, he has served as a director of Elmer’s Products, Inc., Borden Foods Corporation and AEP Industries, Inc. Prior to joining our Company in 1995, Mr. Carter was a partner, and the engagement partner for Borden Chemical, with Price Waterhouse LLP, which he joined in 1975. Mr. Carter’s position as Executive Vice President and Chief Financial Officer, his extensive management experience, and his skills in financial leadership qualify him to serve on our Board of Directors.

Robert V. Seminara was elected a director of the Company on August 12, 2004. Mr. Seminara is a Partner at Apollo, where he has worked since January 2003. From June 1996 to January 2003, Mr. Seminara served as an officer in the private equity investment group at Evercore Partners LLC, where he held the title Managing Director. He is Chairman of the Audit Committee of the Board of Directors of the Company and of Momentive

Performance Materials Holdings LLC’s Board of Managers. Within the past five years he also served as a director of Momentive Performance Materials Holdings LLC, Covalence Specialty Materials, World Kitchen, Inc., Berry Plastics Corporation and Skylink Aviation, Inc., all Apollo portfolio companies. In light of our ownership structure and Mr. Seminara’s position with Apollo and his extensive financial and business experience, we believe it is appropriate for Mr. Seminara to serve as a director of the Company.

Jordan C. Zaken was elected a director of the Company on June 29, 2005. Mr. Zaken is a Partner at Apollo, where he has worked since 1999. Prior to that time, Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department. He also is a director of Apollo portfolio companies: Momentive Performance Materials Inc., Momentive Performance Materials Holdings LLC, Verso Paper Corp, Verso Paper Holdings, LLC. Within the past five years, Mr. Zaken was a director of Parallel Petroleum Corporation. He is the Chairman of the Compensation Committee of the Board of Directors of the Company. He is also a member of the Environmental, Health and Safety Committee, the Executive Committee, Audit Committee, and Chair of the Compensation Committee of the Board of Managers of Momentive Performance Materials Holdings LLC. In light of our ownership structure and Mr. Zaken’s extensive finance and business experience, we believe it is appropriate for Mr. Zaken to serve as a director of the Company.

David B. Sambur was elected a director of the Company on October 1, 2010. He is a principal of Apollo Management, L.P., where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004. Mr. Sambur also is a director of Verso Paper Corp., Verso Paper Holdings, Caesars Entertainment Corporation, Momentive Performance Materials Holdings LLC, and Momentive Performance Materials Inc, all Apollo portfolio companies. He serves on the Audit and Compensation Committees of the Company’s Board of Directors. He also is a member of the Audit and Compensation Committees of the Board of Managers of Momentive Performance Materials Holdings LLC.

Joseph P. Bevilaqua is an Executive Vice President and President of the Epoxy, Phenolic and Coating Resins Division. Since August 10, 2008, he has been responsible for the epoxy and phenolic resins businesses and in October 2010, the coatings business was added to his division responsibilities. Prior to that, he was Executive Vice President and President of the Phenolic and Forest Products Division, a position he held from January 2004 to August 2008. Mr. Bevilaqua joined the Company in April 2002 as Vice President-Corporate Strategy and Development. From February 2000 to March 2002, he was the Vice President and General Manager of Alcan’s global plastics packaging business. Prior to Alcan, Mr. Bevilaqua served in leadership positions with companies such as General Electric, Woodbridge Foam Corporation and Russell-Stanley Corporation.

Dale N. Plante was elected an Executive Vice President and appointed President of the Forest Products Division on September 1, 2008. In this role, Mr. Plante is responsible for the Company’s global forest products resins and formaldehyde businesses, as well as our Australian-based Applied Technology Group additives business. Mr. Plante has held a number of assignments with increasing responsibility in his thirty years in the forest products sector with the Company and its predecessors. Prior to becoming President of the Forest Products division, in 2005 Mr. Plante relocated from Canada to Rotterdam to become the Managing Director of Forest Products and Formaldehyde—Europe. In 2007, Mr. Plante was promoted to Vice President and Managing Director of Forest Products and Formaldehyde—Europe. Prior to 2005, Mr. Plante was located in Canada working for the Company’s Canadian subsidiary and, from 2004-2005 was North American Sales Manager—Wood Fiber.

Judith A. Sonnett was elected Executive Vice President—Human Resources in September 2007. She also serves as Executive Vice President—Human Resources of Momentive Performance Materials Inc, having been elected to that position on October 1, 2010. She has served in various HR leadership roles for the Company and its predecessors since November 1998. Prior to her election to her current position, Ms. Sonnett was Vice President—People and Organizational Development from November 2004 thru September 2007, and prior to that, she held the title Vice President, Human Resources for Borden Chemical Inc. from November 1998 thru November 2004. From 1995 to 1998 Ms. Sonnett worked in Human Resources for W.L. Gore and Associates.

Kevin W. McGuire was elected Executive Vice President—Business Processes and IT on June 1, 2005. He also serves as Executive Vice President—Business Processes and IT of Momentive Performance Materials Inc, having been elected to that position October 1, 2010. Mr. McGuire joined the Company in 2002 as the Chief Information Officer.

Nathan E. Fisher was elected Executive Vice President—Procurement on June 1, 2005. He also serves as Executive Vice President—Procurement of Momentive Performance Materials Inc, having been elected to that position on October 1, 2010. Mr. Fisher joined the Company in March 2003 as Director of Strategic Sourcing and was promoted to Vice President—Global Sourcing in September 2004.

Anthony B. Greene was elected Executive Vice President- Business Development and Strategy on October 1, 2010. Mr. Greene also serves in that capacity for Momentive Performance Materials Inc. Mr. Greene joined Momentive Performance Materials Inc. upon its formation on December 4, 2006 as Global Financial Planning and Analysis Manager. He was appointed Global Business Development Leader in January 2010. Prior to December 2006, he served as Global Financial Planning and Analysis Manager for GE Advanced Materials since 2005. Mr. Greene joined GE in 1981 and has held numerous financial management roles in a wide variety of GE businesses in the U.S., Asia and Europe.

Douglas A. Johns was elected Executive Vice President and General Counsel on October 1, 2010. He also serves as Executive Vice President, General Counsel and Secretary of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC. Mr. Johns joined Momentive Performance Materials Inc. as General Counsel and Secretary upon its formation on December 4, 2006. He was promoted to Executive Vice President on October 1, 2010. Prior to that time, Mr. Johns served as General Counsel for GE Advanced Materials, a division of the General Electric Company (“GE”) from 2004 to December 2006. Mr. Johns began his career as a trial lawyer at the U.S. Department of Justice and was in private practice before joining GE in 1991, where he served as Senior Counsel for global regulatory and environmental matters and Senior Business Counsel at GE Plastics’ European headquarters in Bergen Op Zoom, The Netherlands from 2001 to 2004.

George F. Knight was elected Senior Vice President—Finance and Treasurer on June 1, 2005. Mr. Knight joined the Company in 1997. From 1999-2001 he served as Vice President of Finance for Borden Foods Corporation, an affiliate of the Company. In 2001, he re-joined the Company and was appointed Vice President—Finance and Treasurer of the Company in July 2002. He was promoted to Senior Vice President in June 2005. He also serves as Senior Vice President Finance and Treasurer of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC, having been elected to those positions on October 1, 2010 and November 1, 2010, respectively.

Nominating Committee

As a controlled company, we have no Nominating Committee nor do we have written procedures by which security holders may recommend nominees to our Board of Directors.

Audit Committee Financial Expert

Since we are not a listed issuer, there are no requirements that we have an independent Audit Committee. Our Audit Committee consists of Messrs. Seminara and Sambur, both of whom qualify as audit committee financial experts, as such term is defined in Item 407(d)(5) of Regulation S-K, and neither of whom is independent.

Code of Ethics

We have a Code of Business Ethics that applies to all associates, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all employees. Our Code of Business Ethics is posted on our website: www.Momentive.com under “Investor Relations—Corporate Governance.” Any substantive amendment to, or waiver from, any provision of the Code of Business Ethics with respect to any senior executive or financial officer shall be posted on this website.

Compensation Discussion and Analysis

Oversight of the Executive Compensation Program

The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing and monitoring compliance with our executive compensation philosophy. The Committee’s overarching goal is that the compensation and benefits provided to executives are reasonable, internally fair and externally competitive. The Committee has the authority to approve all executive compensation, equity and benefit programs.

The Committee sets the principles and strategies that guide the design of our executive compensation program. They annually evaluate the performance and compensation levels of the Chief Executive Officer (the “CEO”) and each of the executive officers who report directly to the CEO. Based on this evaluation, the Committee establishes and approves each executive’s compensation level, including base salary, annual incentive opportunities and long-term incentive opportunities, including any equity-based awards. Throughout this discussion, we refer to the executives named in the Summary Compensation Table included herein as the Named Executive Officers. We also refer to our CEO and the executives who report directly to him as the “Senior Leadership Team.” Our Senior Leadership Team is currently comprised of 12 individuals, including all of the named executive officers.

Executive Compensation Philosophy and Objectives of Executive Compensation Program

Our executive compensation program is designed to focus our CEO and the Senior Leadership Team on our key strategic, financial and operational goals that will translate into long-term value creation for our owners. As a result, we believe that the compensation packages we provide to executives should include a mix of short-term cash-based awards that encourage the achievement of annual goals, and long-term cash and equity-based elements that reward sustained business performance and encourage management stability. The Committee also believes that equity-based awards play an important role in creating incentives for our executives to maximize Company performance and further align the interests of our executives with those of our stockholders.

Our annual compensation review process includes an evaluation of key objectives and measurable contributions to ensure that the incentives are not only aligned with the Company’s strategic goals, but also enable us to attract and retain a highly qualified and effective management team. The Committee bases its executive compensation decisions on the following philosophy:

•	The compensation program should be designed to support the business with a balance between critical short-term objectives and long-term strategy;

•	Each executive’s total compensation should have a correlation to the scope of his or her responsibilities and relative contributions to the Company’s performance; and,

•	A significant portion of each executive’s total compensation should be variable and contingent upon the achievement of specific financial and operational performance goals.

Our general philosophy is to set base salaries at levels comparable to the general market for the given position, and provide the opportunity for short-term and long-term incentive compensation that will exceed the general market when we perform at or above target levels.

Roles and Responsibilities

The Committee makes all final decisions regarding the compensation of our Senior Leadership Team, and is also responsible for approving new compensation programs, changes to existing compensation programs and equity award grants for all other employees. These decisions, other than decisions regarding their own compensation, are based on recommendations made by the CEO and the Executive Vice President of Human Resources. The compensation of the CEO and the Executive Vice President of Human Resources is determined by the Committee. The Committee uses its discretion and judgment in accepting or modifying management’s recommendations in making its final compensation decisions.

Use of Compensation Data

In order to obtain a general understanding of current compensation practices when setting executive compensation levels, the Committee considers broad-based competitive market data on total compensation packages provided to executives with similar responsibilities at comparable companies within the chemical industry, as well as companies of similar revenues and operational complexity outside the chemical industry. We also use a variety of third party salary surveys, including Hay Group PayNet and Towers Watson Executive Compensation Database. When making its executive compensation decisions, the Committee evaluates each executive’s scope of responsibility, his or her specific role in value creation and overall contributions to Company performance.

The Committee also reviews historical total compensation data on each executive, which includes base salary, target and actual annual incentive compensation and long-term incentive compensation, including equity ownership.

Executive Compensation and Related Actions in 2010

In early 2009, in light of the dramatic volume decreases in most of our businesses in the fourth quarter of 2008, the Committee approved a number of urgent cost-saving actions, including the suspension of the Company match to the defined contribution plan and the reduction by 10% of the base salaries of each member of the Senior Leadership Team.

In January 2010, in anticipation of modest economic recovery and out of concern for retaining members of the Senior Leadership Team, the Committee voted to restore the Senior Leadership Team’s base salaries to their 2008 levels, effective April 1, 2010. In addition, executives were eligible to receive merit increases based on individual performance effective April 1, 2010. In May 2010, the Company match to the defined contribution plan was restored for all employees.

No new equity awards were made to executives in 2010.

On October 1, 2010 in connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MPM, pursuant to which, MPM provides to us, and we provide to MPM, a range of services, including the services of certain executives and employees on a shared basis. Under this arrangement, we provide MPM with the executive services of Mr. Morrison, Mr. Carter and Ms. Sonnett and certain other members of our Senior Leadership Team (while they continue to be employed by, and provide services to, MSC) and MPM provides the executive services of certain members of their Senior Leadership Team (while they continue to be employed by, and provide services to, MPM). In addition, under this agreement, MPM provides to us, and we provide to MPM, the services of various other executives and employees on a shared basis. Pursuant to the Shared Services Agreement, the fully burdened costs (including associated overhead costs) of the executives and other employees that MPM provides to us and we provide to MPM are allocated 51% to us and 49% to MPM, respectively, according to an agreed upon methodology, except to the extent that 100% of any cost is demonstrably attributable to or for the benefit of either MPM or us, in which case the entire cost is allocated to such party. Fully burdened costs for shared employees include salary, bonus, cash grants under annual incentive compensation plans, costs under health care, life insurance, pension, retirement, deferred compensation and severance plans and associated overhead, calculated in accordance with accounting policies and procedures approved, from time to time, by the parties. Monthly net payments are made under the Shared Services Agreement based on estimated total allocated costs for all services. Following the end of each quarter, an additional payment is made, if necessary, based on a reconciliation of estimated costs to actual costs for such quarter. We expect that the Momentive Combination, including the Shared Services Agreement, will result in significant synergies for us. For additional details regarding the Shared Services Agreement, see “—Certain Relationships and Related Transactions, and Director Independence.”

In connection with the Momentive Combination, the responsibilities of certain executives were increased (as described above) and accordingly, effective October 1, 2010, these individuals, including certain of our Named Executive Officers, received salary adjustments and/or increases in their annual incentive compensation targets. These adjustments are further described below.

2011 Compensation Actions

In February 2011, the Compensation Committee of the Board of Managers of Momentive Holdco approved a new long-term equity incentive plan for employees and directors of the Company and MPM (the “2011 Equity Plan”). The 2011 Equity Plan was adopted to address the concern that many of the Company’s key managers do not currently hold a meaningful or any equity stake in Momentive Holdco, and the fact that management’s overall ownership interest in Momentive Holdco is relatively small. Grants under the 2011 Equity Plan are denominated in Momentive Holdco common units. Under the 2011 Equity Plan, participants may receive grants of common units, restricted units, restricted deferred units, unit options, and other unit-based awards. Grants of restricted deferred units and options to purchase units were made to a select group of Company leaders, including our Named Executive Officers. The amount of each award is based on the executive’s scope of responsibility, long-term potential, retention risk and/or impact on value creation. The awards also varied depending upon the grantees’ existing equity holdings, as the Compensation Committee of Momentive Holdco sought to harmonize equity ownership positions among key executives of MSC and MPM based on the factors above. The awards made pursuant to the 2011 Equity Plan will vest based on continued service and the achievement of certain unit prices following certain transactions involving Momentive Holdco, which we believe provides a retention incentive and encourages long-term value creation.

Executive Compensation Components

The following paragraphs describe and analyze the essential components of our executive compensation program which are as follows: base salaries, annual incentive awards, long-term incentive awards, retirement benefits and international assignment compensation and severance benefits. Unless otherwise noted, the same compensation principles apply to all other non-bargained salaried employees of the Company.

1. Base Salaries

We provide our executives with an annual, fixed base salary commensurate with their professional status, accomplishments, scope of responsibility, and overall impact on the organization. The Committee reviews our executives’ base salary levels annually in conjunction with the annual performance review conducted globally for all non-bargained salaried employees. In addition, the Committee reviews base salaries in conjunction with promotions or significant changes in job responsibilities of the Senior Leadership Team. When approving increases to base salaries, the Committee considers many factors including job performance, total target compensation, impact on value creation and the competitive marketplace. We believe that it is appropriate that the base salaries of our CEO and Chief Financial Officer are set higher than those of our other executive officers due to the broad scope of responsibilities they have for the overall operations of the Company. The base salaries of our Executive Vice Presidents, in relation to each other, generally reflect the size and complexity of the business or functional operations they manage.

2. Annual Incentive Awards

The purpose of our annual incentive program is to provide a short-term performance incentive and to reward participants for delivering increased value to the organization against specific EBITDA, cash flow and Environmental Health and Safety (“EH&S”) objectives. In order to accomplish this, we have an annual cash incentive plan which uses measurable performance targets. In addition, from time to time the CEO may request a discretionary cash bonus pool to reward exemplary performance, or for retention purposes or in connection with a new hiring or promotion. The CEO makes discretionary bonus recommendations to the Committee for consideration and approval.

Our annual incentive plan awards are targeted at a level that, when combined with base salaries, is intended to yield total annual compensation that is competitive in the marketplace, while performance above the target is intended to yield total annual compensation above the market median. The financial targets for the annual incentive plan for executives and other eligible, salaried employees are identical. We strive to set annual incentive compensation targets that are achievable only through strong performance, believing that this motivates our executives and other participants to deliver ongoing value creation, while allowing the Company to attract and retain a highly talented Senior Leadership Team.

Annual incentive award targets are determined by the Committee as part of the Company’s annual planning process in January. The annual planning process involves the development of an overall budget, which includes incentive compensation targets that consider a number of factors, such as: our prior-year performance; current market trends; integration efforts around acquired businesses; potential pricing actions; raw material projections; the realization of planned productivity initiatives; expansion plans; new product development; and other strategic factors that could potentially impact our operations.

The three metrics used in our 2010 Annual Incentive Compensation Plan (“2010 ICP”) design are Segment EBITDA, EH&S statistics and Cash Flow. The Committee uses Segment EBITDA as the primary profitability measure for determining the level of the Company’s financial performance for management and executive annual incentive compensation purposes. Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (EBITDA) that is adjusted to exclude certain non-cash or non-recurring expenses (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a reconciliation of Segment EBITDA to Net Income (loss)). The Segment EBITDA target for the annual incentive plan is set by the Committee based upon factors including, but not limited to, competitive business dynamics in the markets in which we operate, raw material trends, anticipated business unit growth, anticipated cost synergies and business unit budget projections. For the 2010 ICP, the targeted MSC Segment EBITDA was $515 million. The minimum threshold for an incentive payout under the Segment EBITDA measure was established at 89.3% of the target and the maximum payout was established at 110.7% of the target.

Cash flow encompasses EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other smaller operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to increase focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt and ultimately sustain the business through difficult economic cycles. The cash flow targets were established as a result of budget projections and reflected a cash usage of $140 million. This target represents a decrease from 2009’s actual cash flow generated amount of approximately $274 million and incorporates a usage of cash through an increased investment in working capital of $303 million, due to the anticipated recovery in volumes and raw material price increases within our businesses. Minimum and maximum threshold targets were established for each division and for global MSC. The Segment EBITDA and cash flow measurements act independently such that a payout of one element is possible even if the minimum target threshold for the other is not achieved We believe this design encourages continued focus on critical cash constraints.

Consistent with past plan designs, 10% of the 2010 ICP was based on achievement of Environmental Health and Safety (“EH&S”) goals. As a chemical manufacturer, our operations involve the use of hazardous materials, and we are subject to extensive environmental regulation. As a result, EH&S is a critical focus for all of our associates. EH&S targets are measured based upon achievement of goals around reducing occupational illness and injury rates (“OIIR”) and environmental incidents such as permit exceedances and hazardous spills. The Company’s EH&S target for 2010 was an OIIR of .83. This goal represents a 10% improvement over prior year actual. Any payout on achievement of an EH&S target is contingent upon the achievement of the Segment EBITDA target.

Each participant’s incentive target award is based on a percentage of his or her base salary. All executives have 50% of their annual incentive compensation tied to global MSC or Division Segment EBITDA budget targets, 10% tied to EH&S goals and 40% tied to cash flow budget targets. The following table summarizes the targets and performance components, including individual goals and weightings, for each of our Named Executive Officers.

Name	Incentive Target (% of Base Salary)	Award Payout Range (% of Incentive Target)	Performance Components Individual Goals	Weight
C. Morrison	100%	50% - 200%	MSC Segment EBITDA Global EH&S Goals MSC Cash Flow Targets	50 10 40	% % %

W. Carter	80%	50% - 200%	MSC Segment EBITDA Global EH&S Goals MSC Cash Flow Targets	50 10 40	% % %

J. Bevilaqua	80%	50% - 200%	MSC Segment EBITDA Division Segment EBITDA Division EH&S Goals Division Cash Flow Target	10 40 10 40	% % % %

J. Sonnett	60%	50% - 200%	MSC Segment EBITDA Global EH&S Goals MSC Cash Flow Targets	50 10 40	% % %

D. Plante	70%	50% - 200%	MSC Segment EBITDA Division Segment EBITDA Division EH&S Goals Division Cash Flow Target	10 40 10 40	% % % %

We believe that our Division Presidents’ incentive compensation must have a strong tie to their division’s performance where they have the greatest impact and closest line of sight and therefore, 90% of their targets are tied to their division’s results. Please see “Determining Executive Compensation for our Named Executive Officers” below for a description of each Named Executive Officer’s performance against the 2010 ICP goals.

3. Long-term Incentive Awards

Equity Awards

From time to time, grants of equity-based awards may be made to our Named Executive Officers, other members of the Senior Leadership Team and other eligible associates. The purpose of equity awards is to provide a long-term performance incentive and to reward the participants for planning and delivering long-term value. The equity incentive awards granted prior to the Momentive Combination covered equity securities of our parent, MSC Holdings and are generally subject to time-based or performance-based vesting requirements. Time-based awards function as a retention incentive, while performance-based awards are linked to the Company’s attainment of specific long-term objectives. At the time of the Momentive Combination, all outstanding equity-based awards that covered common units of MSC Holdings were converted on a one-for-one basis to cover units of Momentive Holdco. The Company has equity-based awards outstanding under the 2004 Stock Incentive Plan (the “2004 Stock Plan”), the 2004 Deferred Compensation Plan (the “2004 DC Plan”), the RPP Restricted Unit Plan, the 2000 Non-Employee Directors Stock Option Plan, the RPP 2000 Stock Option Plan, the RSM 2004 Stock Option Plan, and the 2007 Long-Term Incentive Plan (the “2007 Long-Term Plan”). The material terms of awards made to our Named Executive Officers under any of these plans are further described in the Narrative to the Outstanding Equity Awards Table.

Long-Term Cash Awards

The Committee may, from time to time, adopt long-term cash award plans for our Named Executive Officers, other members of the Senior Leadership Team and other eligible associates. The purpose of cash based long-term incentive plans is to provide a definite value to the executive after a multi-year period upon the achievement of financial targets and to retain such key employees.

Retaining key talent during difficult business cycles has been a critical focus for us. In early 2009, the Committee approved the 2009 LTIP to provide management stability during a difficult economic environment and focus key leaders, including our Named Executive Officers, on business sustainability and recovery. The terms of the 2009 LTIP are set forth in the Narrative to the Grants of Plan Based Awards Table.

Our 2009 LTIP contained two financial performance measures in order to trigger vesting of the award. The first measure was a cost reduction target of $60 million with a measurement period of July 2009 through December 2010. The second measure was an annual MSC Segment EBITDA achievement target of $550 million with a measurement period that began after December 2009 and ran until the calendar year in which the target was achieved. The cost reduction target was achieved in 2009 and the MSC Segment EBITDA achievement target was achieved in 2010. Accordingly, one-half of the awards vested on January 1, 2011 and will be paid in the first quarter of 2011, with the remainder to vest January 1, 2012 and be paid in first quarter of 2012, subject to the participant’s continued employment with the Company.

4. Retirement Benefits

Each of our Named Executive Officers participates in qualified defined-benefit and defined-contribution retirement plans on substantially the same terms as our other U.S. and Canadian participating employees.

In 2009, we froze the non-qualified Executive Supplemental Pension Plan (“ESPP”), which exists to provide retirement benefits above the maximum limitations under an IRS qualified benefit plan. In July 2009, Momentive Specialty’s U.S. pension plans (“the U.S. Pension Plans”) were frozen for all executive and non-executive non-bargained salaried employees. The Company chose to freeze the U.S. Pension Plans to control the growth of future pension liabilities, reduce administrative costs and equalize retirement benefits among our U.S. associates. One of our Named Executive Officers participates in the Momentive Specialty Chemicals Canada Employees Retirement Income Plan, a non-contributory defined benefit which remains an active plan under which employees continue to earn service benefits.

In April 2009, in conjunction with other urgent cost-saving actions, we suspended the Company match to the U.S. defined contribution plan (“the Savings Plan”) as a temporary measure due to the significant declines experienced in our businesses in the fourth quarter of 2008 and first quarter of 2009. In May 2010, having experienced slight increases in sequential quarter volumes for most of our businesses, and to address employee morale and retention, the Company match to the Savings Plan was restored.

While we believe that retirement benefits are important compensation and retention tools, we believe that the shift away from defined benefit plans to defined contribution plans is a growing trend. Accordingly, in 2009, we instituted an annual retirement contribution benefit for U.S. associates to replace future pension benefits, which is based on a percent of salary determined by years of service. This annual retirement contribution is made to the U.S. Savings Plan and is in addition to the Company’s matching contributions and the Company “achievement” match, which is made to participants’ accounts upon the achievement of Momentive Specialty Segment EBITDA targets. There is a description of these plans in the narrative following the Pension Benefits table below.

5. International Assignment Compensation

Benefits provided to employees and executives as part of an international assignment are viewed by the Company as a means to compensate the executive for financial expenses and personal hardships which would not exist if the executive remained in his or her home country. We believe that, as a growing global company, it is necessary to offer this compensation to encourage key employees and executives to temporarily relocate for strategic business reasons. Mr. Bevilaqua’s international assignment package is described in the Narrative to the Summary Compensation table.

6. Severance Benefits

In most cases our Named Executive Officers are entitled to receive severance benefits if their employment is terminated by the Company without cause. Severance benefits for Named Executive Officers are provided pursuant to the terms of the executive’s employment agreement, and generally include base salary and benefits continuation for the same period of time following the executive’s termination of employment that the executive is subject to a non-competition restriction.

Determining Compensation for our Named Executive Officers

President and Chief Executive Officer—Craig O. Morrison

At the beginning of 2010, Mr. Morrison recommended annual goals and objectives for the organization. The goals included a global Momentive Specialty Segment EBITDA target, a cash flow from operations target, Environmental Health and Safety (EH&S) and compliance goals, the implementation of productivity and six sigma goals, specific actions relating to people and organization matters, and the development and execution of specific development plans for high growth businesses, and the prioritization of strategic alternatives. These goals supported both critical short-term objectives and long-term value creation and were discussed by the full Board of Directors and subsequently approved by the Committee. Under the 2010 ICP, Mr. Morrison’s incentive is tied to the achievement of the global Momentive Specialty Segment EBITDA target, the EH&S target and the cash flow target.

The Company posted record results in 2010 since the Company’s formation, despite only modest economic recovery, as the Company exceeded the 2010 ICP EBITDA target by approximately 23%. The cash flow target was also exceeded but the global EH&S target was not met. While a 4% improvement was made in the safety metrics, the 10% corporate improvement objective for 2010 was not achieved. The Committee believes that Mr. Morrison’s leadership was critical to the development of a comprehensive long term strategic business plan to ensure the continued growth and success of the business. Mr. Morrison led the business and functional leaders in the development of several strategic alternatives, with specific implementation plans. In addition, Mr. Morrison continued to drive Six Sigma and a strong focus on achieving productivity savings. Six Sigma projects focused on working capital, EBITDA growth and margin over material improvement. The Committee also feels Mr. Morrison’s leadership was instrumental in the Company’s successful completion of the Momentive Combination which will provide a platform for continued growth while allowing the Company to reduce administrative costs.

In recognition of his accomplishments, the Committee awarded Mr. Morrison a discretionary bonus of $3,250,000. In determining the amount of this award the Committee took into consideration the factors mentioned above as well as the fact that, dating back to 2008, Mr. Morrison had declined cash awards to which he was entitled. Mr. Morrison will also be considered for a salary merit increase in April 2011.

Under the 2010 ICP, given the Company’s record performance and the achievement of Company goals, Mr. Morrison will receive a $1,409,800 payment, as a result of the Company exceeding MSC Segment EBITDA and cash flow targets. No amounts will be paid under the MSC EH&S target, as the target was not met.

Under the 2009 LTIP, in which Mr. Morrison participates, the relevant performance targets were achieved at December 31, 2010 giving Mr. Morrison an incentive payment of 300% of his January 1, 2009 base salary. One-half of the target award vested on January 1, 2011 and will be paid during the first quarter of 2011. The remaining one-half will vest on January 1, 2012, provided Mr. Morrison is still employed by the Company.

In February 2011, Mr. Morrison was granted an award of 193,667 restricted deferred units and an option to purchase 581,001 units under the 2011 Equity Plan.

Executive Vice President and Chief Financial Officer—William H. Carter

Mr. Carter’s 2010 goals included improvement of liquidity and enhancements to the Company’s capital structure as well as supporting the Company’s strategic planning process and implementation of key strategic objectives. In addition, Mr. Carter’s goals included a continued focus on optimizing the Company’s finance function and reporting processes as well as continued enhancements to the Company’s internal controls with system implementations and projects.

The Company exceeded its 2010 ICP EBITDA target by approximately 23% resulting in the highest EBITDA achievement since the Hexion Formation and the Committee believes that Mr. Carter’s leadership was a factor in the Company exceeding its cash flow target by 15%. Under Mr. Carter’s direction the Company successfully extended the maturity of $959 million of its Senior Secured Credit Facility term loans and issued $1 billion of aggregate principle senior secured notes which were used to repay certain term loans, which provided incremental liquidity and extended maturities. Further, Mr. Carter led the refinancing of $533 million of its senior secured fixed rate notes, which effectively extended maturities on the notes by six years. Also, with his support and direction as part of its strategic plan the Company successfully divested certain of its non-core assets with the sale of its Inks and Adhesives Resins business in January 2011. The Committee also believes Mr. Carter was instrumental in the Company’s successful completion of the Momentive Combination which will provide a platform for continued growth while allowing the Company to reduce administrative costs.

In recognition of his accomplishments, the Committee awarded Mr. Carter a discretionary bonus of $1,750,000. In determining the amount of this award the Committee took into consideration the factors mentioned above as well as the fact that, dating back to 2008, Mr. Carter had declined cash awards to which he was entitled. In October, the Committee increased Mr. Carter’s incentive compensation target from 70% to 80% of base salary to reflect his increased responsibilities as Chief Financial Officer of Momentive Holdco and the increased size and scope of the financial operations he has been asked to head. Mr. Carter will also be considered for a salary merit increase in April 2011.

Under the 2010 ICP, given the Company’s record performance and the achievement of goals, Mr. Carter will be entitled to receive a $737,648 payment, as a result of exceeding MSC Segment EBITDA and cash flow targets. No amounts will be paid under the MSC EH&S portion, as the targets were not met. The amount is prorated to represent a 70% target for the first three quarters of 2010 and an 80% target or the fourth quarter of 2010.

Under the 2009 LTIP, in which Mr. Carter participates, the relevant performance targets were achieved at December 31, 2010. Mr. Carter’s target award under this plan is 300% of his January 1, 2009 base salary. One-half of the target award vested on January 1, 2011 and will be paid during the first quarter of 2011. The remaining one-half will vest on January 1, 2012, provided Mr. Carter is still employed by the Company.

In February 2011, Mr. Carter was granted an award of 154,934 restricted deferred units and an option to purchase 464,801 units under the 2011 Equity Plan.

Executive Vice President and President- Epoxy, Phenolic & Coatings Resins Division—Joseph P. Bevilaqua

Mr. Bevilaqua’s 2010 goals were focused upon the achievement of MSC and division EBITDA targets, division cash flow and EH&S targets, productivity goals including six sigma projects and strategic business review goals. The Committee believes that Mr. Bevilaqua’s leadership of the Epoxy & Phenolic Resins Division resulted in significant financial improvement. The division exceeded it’s 2010 ICP Segment EBITDA and cash flow targets by over 30%. Mr. Bevilaqua’s focus on plant and operational safety led to the achievement of the division EH&S goal. Mr. Bevilaqua was successful in implementing productivity objectives, driving the implementation of six sigma deeper into the division, and creating a phased divisional growth strategy.

In recognition of his accomplishments, Mr. Bevilaqua’s base salary was increased in October to $550,000 per year and his incentive target percent was increased from 70% to 80% to reflect the increased size and scope of the Epoxy & Phenolic Resins Division to include operations formerly in our Coatings reporting unit. He is not eligible for another merit increase until April 2012.

Under the 2010 ICP, as a result of the Company’s and his division’s performance, and the achievement of MSC and division Segment EBITDA, cash flow, EH&S goals, Mr. Bevilaqua will receive a $771,250 payment, which is prorated to represent 70% of his pre-October salary for the first three quarters of 2010 and 80% of his new base salary for the fourth quarter of 2010.

Under the 2009 LTIP, in which Mr. Bevilaqua participates, the relevant performance targets were achieved at December 31, 2010. Mr. Bevilaqua’s target award under this plan is 300% of his January 1, 2009 base salary. One-half of the target award vested on January 1, 2011 and will be paid during the first quarter of 2011. The remaining one-half will vest on January 1, 2012, provided Mr. Bevilaqua is still employed by the Company.

In February 2011, Mr. Bevilaqua was granted an award of 122,344 restricted deferred units and an option to purchase 367,033 units under the 2011 Equity Plan.

The Company has an agreement with Mr. Bevilaqua relating to his international assignment, which is described in the Narrative to the Summary Compensation Table. The additional allowances that he receives as part of his international assignment in The Netherlands were not impacted by the 10% base salary reduction that went into effect for the Senior Leadership Team in April 2009.

Executive Vice President Human Resources—Judith A. Sonnett

Ms. Sonnett’s goals for 2010 were similar to those of Mr. Morrison’s and Mr. Carter’s, described above, but in addition she had goals focused on the achievement of recruiting over 800 positions globally during the year to secure the intellectual capital necessary to drive growth. In addition, she was instrumental in driving the implementation of development planning for over 80% of the top 3 levels of the organization, creating a People and Organizational Development plan for the Asia Management Team, and over 300 developmental moves and promotions internally with company associates. Finally, Ms. Sonnett was responsible for HR-related cost savings initiatives to help the Company meet its cash flow targets under the annual incentive plan. The Committee also believes that Ms. Sonnett’s leadership was a significant contributor to goals focused on global organizational design changes with minimal business disruption, reducing pension liabilities while harmonizing benefits within countries, as well as a global in depth review of talent and succession planning, all of which were successfully completed. Ms. Sonnett will continue to play a key leadership role during the integration of the Momentive Combination, which will provide a platform for continued growth of the company.

In recognition of her accomplishments, Ms. Sonnett’s base salary was increased in October to $400,000 to reflect her increased responsibilities as the leader of Human Resources for the Momentive Holdco and MPM organizations, and the increased size and scope of the functional area she has been asked to lead. She will not be eligible for another merit increase until April 2012.

Under the 2010 ICP, given the Company’s performance and the achievement of goals, Ms. Sonnett will receive a $336,981 payment, as a result of the Company exceeding MSC Segment EBITDA and cash flow targets. No amounts will be paid under the MSC EH&S portion, as the targets were not met. The amount is prorated to represent 60% of her pre-October base salary for the first three quarters of 2010 and 60% of her new base salary for the fourth quarter of 2010.

Under the 2009 LTIP, in which Ms. Sonnett participates, the relevant performance targets were achieved at December 31, 2010. Ms. Sonnett’s target award under this plan is 300% of her January 1, 2009 base salary. One-half of the target award vested on January 1, 2011 and will be paid during the first quarter of 2011. The remaining one-half will vest on January 1, 2012, provided Ms. Sonnett is still employed by the Company.

In April 2010, one-half of the restricted stock units awarded to Ms. Sonnett in 2007 time-vested. These units will not be distributed to her until her termination from the Company.

In February 2011, Ms. Sonnett was granted an award of 153,295 restricted deferred units and an option to purchase 459,886 units under the 2011 Equity Plan.

Executive Vice President and President—Forest Products Division—Dale N. Plante.

Mr. Plante’s 2010 goals were focused upon the achievement of division EBITDA, cash flow and working capital targets, EH&S targets, productivity and six sigma goals. In addition, Mr. Plante’s goals included product compliance and development initiatives and strategy. Mr. Plante’s division exceeded its EBITDA target by 3% in a continued depressed housing and construction market, a key driver of the division’s results. Although only 89% of the division’s cash flow target was achieved, the Committee recognized Mr. Plante’s focused efforts to manage cash given raw material price increases and the resulting increased investment in working capital. Mr. Plante aggressively pursued Six Sigma projects which delivered significant savings as well as the completion of the Company’s new Montenegro, Brazil facility, which expanded the Company’s capacity in a key Latin America growth region. In addition, Mr. Plante has conducted a thorough review of the business globally; optimized the plant network, and identified potential acquisition targets for growth. Finally, Mr. Plante has also done a complete organizational review and made the necessary decisions to position the business for future success. In recognition of his accomplishments, Mr. Plante will be considered for a merit increase in base salary in April 2011.

Under the 2010 ICP, given the Company’s and his division’s performance, Mr. Plante will be entitled to receive a $252,867 payment, as a result of the Forest Products Division exceeding Segment EBITDA targets and the Company exceeding MSC Segment EBITDA targets. No amounts will be paid under the MSC EH&S portion, as the target was not met.

Under the 2009 LTIP, in which Mr. Plante participates, the relevant performance targets were achieved at December 31, 2010. Mr. Plante’s target award under this plan is $640,380. One-half of the target award vested on January 1, 2011 and will be paid during the first quarter of 2011. The remaining one-half will vest on January 1, 2012, provided Mr. Plante is still employed by the Company.

In February 2011, Mr. Plante was granted an award of 76,748 restricted deferred units and an option to purchase 230,243 units under the 2011 Equity Plan.

Compensation Committee Report on Executive Compensation(1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the two non-employee directors named at the end of this report. The Compensation Committee has reviewed and discussed with management the disclosures contained in the above Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this prospectus.

Compensation Committee of the Board of Directors

Jordan C. Zaken (Chairman)

Scott M. Kleinman (through September 2010)

David B. Sambur (from October 1, 2010)

(1)	SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

Summary Compensation Table—Fiscal 2010, 2009 and 2008

The following table presents information about the compensation of our CEO, Chief Financial Officer, and our three next most highly compensated executive officers at December 31, 2010, whom we collectively refer to as our Named Executive Officers, for the years ended December 31, 2010, 2009 and 2008.

SUMMARY COMPENSATION TABLE

Names and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Options Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2) (h)	All Other Compen- sation ($) (3) (i)	Total ($) (j)
Craig O. Morrison President and Chief Executive Officer	2010 2009 2008	906,250 810,048 847,956	3,250,000 — —	— — —	— — —	4,034,800 — —	33,839 19,002 107,804	7,350 19,561 75,916	8,232,239 848,611 1,031,676
William H. Carter Executive Vice President and Chief Financial Officer	2010 2009 2008	659,241 604,492 646,683	1,750,000 — —	— — —	— — —	2,696,534 365,659 —	46,601 21,150 86,824	12,250 31,075 66,431	5,164,626 1,022,376 799,938
Joseph P. Bevilaqua Executive Vice President, President, Epoxy, Phenolic and Coating Resins Division	2010 2009 2008	510,577 462,885 459,203	— — 98,000	— — —	— — —	2,271,250 156,660 —	14,432 15,665 51,317	520,051 542,819 19,473	3,316,310 1,178,029 627,993
Judith A. Sonnett Executive Vice President, Human Resources	2010 2009 2008	363,738 327,352 350,200	— — 106,111	— — —	— — —	1,397,781 169,728 —	13,706 15,178 33,950	9,800 11,719 12,295	1,785,025 523,977 502,556
Dale N. Plante Executive Vice President, President, Forest Products Division	2010	316,038	—	—	—	893,247	59,975	39,543	1,308,803

(1)	The amounts shown in column (g) reflect the amounts awarded under our 2010 ICP and 2009 LTIP. The material terms of the 2010 ICP and 2009 LTIP are described in detail within the Compensation Discussion & Analysis above. Amounts are reflected in column (g) for the 2009 LTIP since the relevant performance measures were achieved by the end of 2010; however, half of the earned award under the 2009 LTIP is payable to the Named Executive Officer in 2011 with the remainder payable in 2012, provided the employee is still employed by the Company at that time. The aggregate amounts earned for each Named Executive Officer under the 2009 LTIP are: Morrison—$2,625,000; Carter—$1,958,886; Bevilaqua—$1,500,000; Sonnett—$1,060,800; and Plante—$640,380.
(2)	The amounts shown in column (h) reflect the actuarial increase in the present value of each Named Executive Officers’ benefits under the MSC Pension Plan and MSC Supplemental Pension Plan. For Mr. Plante, the amount also reflects the actuarial increase in the present value for benefits under the MSC Canada Employees’ Retirement Income Plan.
(3)	The amounts shown in column (i) include company matching contributions and annual retirement contributions to our Retirement Savings Plan. For Mr. Plante, these matching contributions totaled $21,983. For Mr. Bevilaqua, the amount shown includes allowances for international assignment of $512,701, which includes goods and services allowances of $57,700 and payment of Dutch income taxes on Mr. Bevilaqua’s U.S. salary of $282,575. Also included in Mr. Bevilaqua’s international assignment compensation are tax gross-ups of $107,693.

Narrative to the Summary Compensation Table

Messrs. Morrison and Carter, and Ms. Sonnett are employed by us and began to provide executive services to MPM on October 1, 2010 pursuant to the terms of the Shared Services Agreement, which is fully described in the Compensation Discussion and Analysis section of this report. The compensation set forth in this table for our executives who also provide services to MPM on a shared basis, is shown regardless of the cost allocations of any compensation amounts under the Shared Services Agreement.

The Company has an employment agreement with Mr. Morrison which includes an agreement not to compete with the Company for 18 months following termination, a one-year non-solicitation agreement and a confidentiality agreement. In the event that Mr. Morrison’s employment is terminated by the Board of Directors without cause or Mr. Morrison resigns for good reason, he is entitled, under this agreement, to base salary continuation during the term of his non-compete agreement.

The Company has an employment agreement with Mr. Carter which includes an agreement not to compete with the Company for two years following termination, a one-year non-solicitation agreement and a confidentiality agreement. In the event that Mr. Carter’s employment is terminated without cause or he resigns for good reason, he is entitled, under this agreement, to base salary continuation during the term of his non-compete agreement.

The Company has an agreement with Mr. Bevilaqua relating to his international assignment, which began in November 2008. The additional compensation that he receives as part of his international assignment in The Netherlands was not impacted by the 10% base salary reduction that went into effect for the Senior Leadership Team in April 2009 as they are related to his additional living expenses in the Netherlands. This additional compensation is directly related to additional expenses Mr. Bevilaqua incurs as a result of his international assignment including tax preparation assistance, up to $25,000 per year for family travel while he remains on assignment, relocation and repatriation expenses, a housing allowance of up to $5,000 per month, a monthly goods and services allowance of $4,800 to compensate for the difference in the cost of living internationally and payment of Dutch taxes on his U.S. paid salary. He is also provided with a vehicle under the Company’s European Automobile Policy. Upon the completion of his international assignment, the Company will seek to offer a suitable alternative position to Mr. Bevilaqua in the U.S., and will pay to relocate him back to the U.S. even if no such position is available. Upon repatriation, the Company will provide 60 days of temporary housing and $2,500 for expenses. This agreement can be terminated upon three months notice by either party. In the event that the agreement is terminated by the Company prior to the end of its term, the Company will pay repatriation expenses and other unavoidable expenses incurred as a result of the termination, for up to three months following repatriation. The Company’s employment agreement with Mr. Bevilaqua includes an agreement not to compete with the Company for 18 months following termination, a one-year non-solicitation agreement and a confidentiality agreement. In the event that Mr. Bevilaqua’s employment is terminated without cause by the Company or he resigns for good reason, he is entitled, under this agreement, to base salary continuation during the term of his non-compete agreement.

Mr. Plante’s terms of employment provide him with eighteen months of severance in the event his employment is terminated though no fault of his own. If such an event occurs prior to August 2013, the Company has agreed to pay the cost of relocating Mr. Plante and his family back to Canada under the Company’s U.S relocation policy. Mr. Plante is provided a lump sum of $7,000 per year through December 2013 for his immediate family members to travel between Canada and the U.S. In addition, the Company will reimburse the cost of travel for Mr. and Mrs. Plante for bereavement leave related to immediate family members.

The Company has also agreed to pay to Mr. Plante’s account an additional 2% annual Company matching contribution in a yet-to-be established supplemental plan, for the period January 1, 2009 through April 1, 2009 and May 1, 2010 through the date of inception of the plan. This additional match is intended to compensate Mr. Plante for the reduced Company matching contribution percentage in the U.S. Savings Plan compared to the Canadian plan in which he previously participated.

Under his terms of employment, tax preparation services will be provided to Mr. Plante for 2009-2010. Mr. Plante has an agreement not to compete with the Company and not to solicit Company employees for one year following termination for any reason, and a confidentiality agreement.

2009 Cash-Based Long Term Incentive Plan

Our 2009 LTIP contains two financial performance measures in order to trigger vesting of an award. The first measure is a cost reduction target of $60 million with a measurement period of July 2009 through December 2010. The second measure was an annual MSC Segment EBITDA achievement target of $550 million with a measurement period that began after December 2009 and ran until the calendar year in which the target was achieved. The cost reduction target was achieved in 2009 and the MSC Segment EBITDA achievement target was achieved in 2010. One-half of the participants’ awards vested January 1, 2011 and will be paid in the first quarter of 2011 with the remaining one-half vesting in January 2012, subject to the participants continued employment with the Company.

Additional information on amounts reported in the Summary Compensation Table, including payouts under the 2010 ICP, is covered in detail for each Named Executive Officer within the Compensation Discussion & Analysis above.

Grants of Plan Based Awards—Fiscal 2010

The following table presents information about grants of awards during the year ended December 31, 2010 under our 2010 Annual Incentive Compensation Plan (“2010 ICP”).

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Craig O. Morrison
2010 ICP	—	190,000	950,000	1,900,000
William H. Carter
2010 ICP	—	99,413	497,067	994,135
Joseph P. Bevilaqua
2010 ICP	—	19,281	385,625	771,250
Judith A. Sonnett
2010 ICP	—	45,415	227,076	454,152
Dale N. Plante
2010 ICP	—	11,655	233,100	466,200

Narrative to Grants of Plan Based Awards Table

2010 Annual Incentive Compensation Plan

Our 2010 ICP uses three performance metrics: Segment EBITDA, an Environmental Health and Safety (EH&S) OIIR statistic and Cash Flow targets. Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (EBITDA) that is adjusted to exclude certain non-cash or non-recurring expenses (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Results of Operations” for a reconciliation of Segment EBITDA to Net Income (loss)). Cash flow encompasses EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other smaller operating cash flow items such as income taxes paid and pension contributions. Minimum, target and maximum goals were established for each division and for global Momentive for both EBITDA and cash flow targets. The minimum threshold for an incentive payout under the segment EBITDA measure was established at 89.3% of the target and the maximum payout was established at 110.7% of the target. The EBITDA and cash flow measurements act independently such that a payout of one element is possible even if the minimum target threshold for the other is not achieved.

Consistent with past plan designs, 10% of the 2010 ICP was based on achievement of an Environmental Health and Safety (“EH&S”) goal. Our EH&S target is measured based upon achievement of a target occupational illness and injury rate (“OIIR”). The MSC EH&S target for 2010 was an OIIR of .83. This goal represents a 10% improvement over prior year actual. Any payout on achievement of an EH&S target is contingent upon the achievement of the Segment EBITDA target.

Each Named Executive Officer’s incentive target award is based on a percentage of his or her base salary. All executives have 50% of their annual incentive compensation tied to annual MSC or Division Segment EBITDA, 10% tied to EH&S goals and 40% tied to MSC or division cash flow targets. Additional information on the 2010 ICP targets, performance components and weightings for each of our Named Executive Officers can be found in “Management—Compensation Discussion and Analysis”.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table presents information about outstanding and unexercised options and outstanding and unvested stock awards held by our Named Executive Officers at December 31, 2010. The securities underlying the awards are common units of Momentive Holdco and were granted under the 2004 Stock Plan and the 2007 Long-Term Plan. See the Narrative below for a discussion of these plans and the vesting conditions applicable to the awards.

	Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)
Craig O. Morrison
2004 Stock Plan Tranche A	301,514	—	—	6.22	8/12/2014	—	—
2004 Stock Plan Tranche B	—	301,514	—	6.22	8/12/2014	—	—
William H. Carter
2004 Stock Plan Tranche A	241,211	—	—	6.22	8/12/2014	—	—
2004 Stock Plan Tranche B	—	241,211	—	6.22	8/12/2014	—	—
Joseph P. Bevilaqua
2004 Stock Plan Tranche A	100,504	—	—	6.22	8/12/2014	—	—
2004 Stock Plan Tranche B	—	100,504	—	6.22	8/12/2014	—	—
Judith A. Sonnett
2007 Long-Term Plan Options (with performance conditions)	—	—	18,000	10.81	4/30/2015	—	—
2007 Long-Term Plan 4 Year Vest RSUs	—	—	—	—	—	3,000	14,550
Dale N. Plante
2007 Long-Term Plan Options (with performance conditions)	—	—	15,000	10.81	4/30/2015	—	—

(1)	Since equity interests in our ultimate parent, Momentive Holdco, are not publicly traded, there is no closing market price at the completion of the fiscal year. The market values shown in column (h) are based on the most recent value of a unit of Momentive Holdco as determined by Momentive Holdco board of managers for management equity transaction purposes. In light of differences between the companies, including differences in capitalization, a value of a unit in Momentive Holdco does not necessarily equal the value of a share of the Company’s common stock.

Narrative to Outstanding Equity Awards Table

At the time of the Momentive Combination, all outstanding equity-based awards that covered common units of MSC Holdings were converted on a one-for-one basis to cover units of Momentive Holdco. The outstanding options held by Messrs. Morrison, Carter and Bevilaqua were granted under the 2004 Stock Incentive Plan (the “2004 Stock Plan”) and cover equity securities of Momentive Holdco. The “Tranche A” options reported in the table above vested over five years and are fully vested at December 31, 2010. The “Tranche B” options reported in the table are designed to vest on the eighth anniversary of the grant date (August 2004) but are subject to accelerated vesting in connection with a change in control of the Company, if specified internal rates of return for the Company’s investors and target EBITDA levels are met. Since the specified rates of return have already been achieved, if a sale occurs, the options would vest six months after the date of a sale of the Company (or upon a termination of the optionee’s employment by the Company without cause or by the optionee for good reason during this six-month period). Definitions of specific terms used above in relation to vesting of options are found in the 2004 Stock Plan or the agreement that evidences the individual award.

In addition to the options shown above, Messrs. Morrison, Carter, Bevilaqua have deferred compensation which is held in the form of deferred stock units in Momentive Holdco (Morrison- 241,211 units; Carter- 192,969 units; Bevilaqua- 80,403 units). These deferred stock units will be distributed upon termination of employment or retirement and are not shown in the table above.

The outstanding options and restricted stock unit awards held by Ms. Sonnett and outstanding options held by Mr. Plante at year-end were granted under the 2007 Long-Term Plan and cover equity securities of Momentive Holdco. The option awards vest only if our principal shareholder realizes certain internal rates of return on its investment in a sale or other transfer to independent third parties of a majority interest in Momentive Holdco. The restricted stock unit awards vest 100% on the third or fourth anniversary of the grant date, which was April 2007, or, upon a change in control event (as defined in the 2007 Long-Term Plan). Vested units will be distributed to the participants upon termination of employment with the Company.

The Compensation Committee administers all long-term equity plans. As is customary in incentive plans of this nature, the terms of outstanding awards under the plans are subject to adjustment upon the occurrence of certain corporate events affecting the securities underlying the award.

Option Exercises and Stock Vested—Fiscal 2010

The following table presents information on vesting of certain of our stock awards during the year ended December 31, 2010.

	Options Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c) (1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Craig O. Morrison	—	—	—	—
William H. Carter	—	—	—	—
Joseph P. Bevilaqua	—	—	—	—
Judith A. Sonnett	—	—	—	—
2007 Long-Term Plan 3 Year Vest RSUs	—	—	3,000	4,680
Dale N. Plante	—	—	—	—

Pension Benefits—2010

The following table presents information regarding the present value of accumulated benefits that may become payable to each of the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans as of December 31, 2010. The amounts shown in the table for each participant represent the present value of the annuitized benefit under the plan and does not represent the actual cash balance of a participant’s account. For a discussion of the assumptions applied in calculating the benefits reported in the table above, please see Note 13 to the consolidated financial statements of Momentive Specialty Chemicals Inc. included elsewhere in this prospectus.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Craig O. Morrison	MSC U.S. Pension Plan	8.75	99,586	—
	MSC Supplemental Pension Plan	8.75	400,898	—
William H. Carter	MSC U.S. Pension Plan	15.75	193,848	—
	MSC Supplemental Pension Plan	15.75	527,957	—
Joseph P. Bevilaqua	MSC U.S. Pension Plan	8.75	95,383	—
	MSC Supplemental Pension Plan	8.75	121,322	—
Judith A. Sonnett	MSC U.S. Pension Plan	12.17	133,807	—
	MSC Supplemental Pension Plan	12.17	78,956	—
Dale N. Plante	MSC Canada Pension Plan	29.70	233,889	—
	MSC U.S. Pension Plan	29.70	5,531	—
	MSC Supplemental Pension Plan	29.70	6,781	—

Narrative to Pension Benefits Table

MSC Pension Plans and MSC Supplemental Pension Plan

The benefits associated with the MSC Pension Plan and MSC Supplemental Plan were frozen June 30, 2009 and January 1, 2009, respectively. Although participants will continue to receive interest credits under the plan, no additional compensation will be credited. The MSC U.S. Pension Plan covered U.S. employees who work in locations and/or business units to provide benefit credits equal to 3% of earnings to the extent that this credit does not exceed the Social Security wage base for the year plus 6% of eligible earnings in excess of the social security wage base.

The MSC Supplemental Pension Plan provides non-qualified pension benefits in excess of the qualified pension plans. The benefit calculation is the same as the qualified MSC Pension Plans but the formula is only applied to compensation above the federal limits for qualified plans. The benefits are unfunded and paid from our general assets upon the associates’ termination from the Company.

Under both the MSC U.S. Pension Plan and Supplemental Pension Plan, eligible earnings include annual incentive awards that are paid currently, but exclude any long-term incentive awards. Benefits for service through December 31, 1986 are based on the plan formula then in effect and have been converted to opening balances in the plan. Both opening balances and benefit credits receive interest credits at one-year Treasury bill rates until the participant begins to receive benefit payments. The interest rate that was determined under the plan for fiscal 2010 was 0.31%. Participants vest after the completion of three years of service.

Effective July 1, 2009 as a replacement for the benefits under the frozen MSC Pension Plans, participants in the Savings Plan (described below) are eligible for an annual retirement contribution based on years of service. Participants in the Savings Plan begin vesting in the Company matching contributions after two years of service and are fully vested after five years of service, and the annual retirement contributions (between 2% and 7%) are vested after three years of service. The annual retirement contributions to the Savings Plan are reflected in Column (i) in the Summary Compensation table.

MSC Canada Pension Plan

The Momentive Specialty Chemicals Canada Employees Retirement Income Plan (“MSC Canada Pension Plan”) is a non-contributory defined benefit plan covering eligible Canadian employees. An employee is eligible to participate and vest in the Plan after two years of service with benefits retroactive back to date of hire. A participant’s years of service and salaries determine the benefits earned each year.

U.S. Retirement Savings Plan (“Savings Plan”)

The Savings Plan, which is a defined contribution plan, covers U.S. employees. This plan allows eligible employees, including our five Named Executive Officers, to make pre-tax contributions from 1% to 15% of eligible earnings for highly compensated employees and 25% for all other employees up to the federal limits for qualified plans. Those employees are also eligible to receive matching contributions from the Company at 100% on contributions of up to 5% of eligible earnings. Additional company contributions may be made if we achieve specified annual financial measures established at the beginning of the plan year. The Company matching contributions were suspended for all participants effective April 1, 2009 through the end of 2009. The Committee voted in January 2010 to resume the Company matching contributions to the Savings Plan beginning May 1, 2010. Company matching contributions are reflected in Column (i) in the Summary Compensation table.

Nonqualified Deferred Compensation—2010

The following table presents information on contributions to, earnings accrued under and distributions from our non tax-qualified defined contribution and other nonqualified deferred compensation plans. We have two non tax-qualified deferred compensation plans: the ESPP (discussed in the Narrative to the Pension Benefits table) and the 2004 Deferred Compensation Plan, described below. Effective January 1, 2009, the benefits provided by the registrant and all participant contributions under the ESPP were frozen.

Name (a)	Executive Contributions in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($) (1) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Craig O. Morrison
ESPP	—	—	20,455	—	853,496
2004 DC Plan	—	—	—	—	1,169,875

William H. Carter
ESPP	—	—	39,183	—	1,634,940
2004 DC Plan	—	—	—	—	935,900

Joseph P. Bevilaqua
ESPP	—	—	8,023		334,771
2004 DC Plan	—	—	—	—	389,958

Judith A. Sonnett
ESPP	—	—	1,832	—	76,459

Dale N. Plante	—	—	—	—	—

U.S. Executives’ Supplemental Pension Plan (“ESPP”)

Effective January 1, 2009, the benefits associated with this plan were frozen. This plan provided supplemental retirement benefits and voluntary employee deferral opportunities at the point that the terms of the Savings Plan are restricted by federal qualified plan compensation limits. The ESPP benefits are unfunded and paid from our general assets upon the associate’s termination from the Company. Earnings are credited to the participant’s accounts at a floating rate equivalent to a fixed income fund of the Savings Plan, as selected by the Company. Earnings are credited to the participant’s account until the participant begins to receive benefit payments.

2004 Deferred Compensation Plan (“2004 DC Plan”)

In 2004, in connection with the acquisition of the Company by Apollo, Messrs. Morrison, Carter and Bevilaqua deferred the receipt of compensation and were credited with a number of deferred stock units in Hexion LLC (Morrison- 241,211 units; Carter- 192,969 units; Bevilaqua- 80,403 units). At the time of the Momentive Combination, the deferred stock units were converted to units of Momentive Holdco. These deferred stock units are held pursuant to the 2004 DC Plan and will be distributed upon their termination of employment or retirement.

Potential Payments Upon Termination of Employment

The following table and narrative describe payments our Named Executive Officers would have received had the individual been terminated at December 31, 2010.

Name	Cash Severance ($)	Continued Health Benefits ($)	Outplacement Services Allowance ($)
Craig O. Morrison	1,425,000	26,794	25,000
William H. Carter	1,371,200	19,674	25,000
Joseph P. Bevilaqua	825,000	14,472	25,000
Judith A. Sonnett	400,000	—	25,000
Dale N. Plante	499,500	18,399	25,000

Upon a termination of employment for any reason, we would distribute to Messrs. Morrison, Carter and Bevilaqua the Momentive Holdco common units credited to them under the 2004 DC Plan (Morrison- 241,211; Carter- 192,969; Bevilaqua- 80,403) as well as payment of benefits under the Supplemental Pension Plan, as described in the Nonqualified Deferred Compensation table above. We have given these executives a right to require the Company to purchase their common units, and any units acquired upon the exercise of vested options, at fair value following their separation from the Company if the Company has not consummated an initial public offering. Following their termination of employment for any reason, Messrs. Morrison, Carter, Bevilaqua, Sonnett and Plante would also receive payment of their pension benefits under the Pension and Supplemental Pension plans.

As noted above in the Narrative to the Outstanding Equity Awards Table, our Named Executive Officers may also be entitled to accelerated vesting of their outstanding equity awards under the 2004 Stock Plan and 2007 Long-Term Plan in connection with a sale of the Company or Momentive Holdco. Please see the Narrative to the Outstanding Equity Awards Tables above for additional information on the outstanding awards held by our Named Executive Officers at December 31, 2010 and the terms of these awards. There was no value in any of the stock options held by our Named Executive Officers at December 31, 2010 as the option exercise prices all exceeded the year-end unit value.

Ms. Sonnett holds 3,000 restricted stock units under the 2007 Long-Term Plan which are vested as of December 31, 2010, and which would be distributed to her upon termination of her employment. The aggregate value of the vested restricted stock units is $14,550 as of December 31, 2010. Ms. Sonnett also holds 3,000 restricted stock units under the 2007 Long-Term Plan which are not yet vested. The aggregate value of the unvested units is $14,550 at December 31, 2010.

The cash severance shown in the table above is based upon the executive’s employment agreement, where applicable and as described in the Narrative to the Summary Compensation Table, or reflects the terms of MSC’s severance guidelines in place on December 31, 2010. The severance amount shown for Ms. Sonnett is the low end of the range of severance for which she would be eligible under corporate severance guidelines, in light of her position and her length of service to the Company.

Please see the Compensation Discussion and Analysis section above for a discussion of how the foregoing payments and benefits were determined.

Director Compensation—Fiscal 2010

The table below summarizes the compensation we paid to non-employee Directors for the year ended December 31, 2010.

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c) (1)	Option Awards (#) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (#) (g)	Total ($) (h) (1)
Joshua J. Harris*	34,500	—	—	—	—	—	34,500
Scott M. Kleinman*	41,500	—	—	—	—	—	41,500
Marvin O. Schlanger*	37,500	—	—	—	—	—	37,500
Jan Secher*	36,500	—	—	—	—	—	36,500
David Sambur*	—	—	—	—	—	—	—
Robert V. Seminara	38,500	—	—	—	—	—	38,500
Jordan C. Zaken	39,500	—	—	—	—	—	39,500

*	Messrs. Harris, Kleinman, Schlanger and Secher served on our Board through September 30, 2010. Mr. Sambur joined our Board on October 1, 2010.
(1)	At December 31, 2010, Messrs. Harris, Kleinman, Schlanger, Seminara, and Zaken held options covering 163,850; 163,850; 355,470; 28,141, and 28,141 common units, respectively, in Momentive Holdco. All of the options held by Mr. Schlanger and Mr. Zaken are fully vested. Of the options held by Messrs. Harris and Kleinman, 135,709 are fully vested. The remainder of Messrs. Harris and Kleinman’s options and all of Mr. Seminara’s options vest upon an initial public offering of the company. On February 23, 2011, Messrs. Kleinman, Zaken and Sambur, along with the other directors of Momentive Holdco, were each granted a vested option to purchase 50,000 units of Momentive Holdco pursuant to the 2011 Equity Plan.

Narrative to Directors’ Compensation Table

For the first three quarters of 2010, we paid our non-employee directors an annual cash retainer of $40,000, paid quarterly after each fiscal quarter of service, and a fee of $1,000 for each board and committee meeting attended in person. Fifty percent of the meeting fee was paid for board and committee meetings attended by teleconference. Directors who were also employees of the Company received no additional compensation for their services as Directors. Directors were eligible to receive equity-based awards from time to time on a discretionary basis.

On October 1, 2010, in connection with the Momentive Combination, we changed the composition of our Board of directors and terminated our Director Compensation program. At that time, Messrs. Harris, Kleinman, Schlanger, Seminara, Sambur and Zaken became members of the Board of Managers of Momentive Holdco and received director fees for their services to Momentive Holdco and its subsidiaries, which are partially funded by the Company. For fourth quarter 2010, the following director fees were earned for services provided to Momentive Holdco and its subsidiaries in addition to the amounts shown in the above table: Mr. Harris—$20,750; Mr. Kleinman-$22,750; Mr. Schlanger—$22,750; Mr. Seminara—$22,750; Mr. Sambur—$22,750; and Mr. Zaken—$24,750. We declared a dividend to fund Momentive Holdco for approximately 51% of this fourth quarter expense.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Zaken and Kleinman, whose names appear on the Compensation Committee Report above, are partners of Apollo Management, L.P., our controlling shareholder. Mr. Kleinman was appointed to the Compensation Committee in March 2009. Neither of these directors is or has been an executive officer of the Company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Momentive Holdco is our ultimate parent company and indirectly owns 100% of our capital stock. The following table sets forth information regarding the beneficial ownership of Momentive Holdco common units, as of February 1, 2011, and shows the number of units and percentage owned by:

•	each person known to beneficially own more than 5% of the common units of Momentive Holdco;

•	each of Momentive Specialty’s 2010 Named Executive Officers;

•	each member of the Board of Directors of Momentive Specialty; and

•	all of the executive officers and members of the Board of Directors of Momentive Specialty as a group.

As of February 1, 2011, Momentive Holdco had 279,099,055 common units outstanding. The amounts and percentages of common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated common units, and has not pledged any such units as security.

	Beneficial Ownership of Equity Securities
Name of Beneficial Owner	Amount of Beneficial Ownership	Percent
Apollo Management and affiliates (1)	249,755,890	89.50%
GE Capital Equity Investments, Inc. (2)	25,491,297	8.9%
Robert V. Seminara (3)	—	*
Jordan C. Zaken (3)(4)	28,141	*
David B. Sambur (3)	—	*
Craig O. Morrison (5)(8)	301,514	*
William H. Carter (6)(8)	241,211	*
Joseph P. Bevilaqua (7)	100,504	*
Dale N. Plante (8)	—	*
Judy Sonnett (8)(9)	3,000	*
All Directors and Executive Officers as a group (13 persons) (10)	1,091,924	*

*	less than 1%
(1)

Includes (i) 90,845,490 common units owned by Apollo Investment Fund VI, L.P. (“AIF VI”); (ii) 83,755,612 common units owned by AP Momentive Holdings LLC (“AP Momentive Holdings”); and (iii) 75,154,788 common units owned by AIF Hexion Holdings, L.P. (“AIF Hexion Holdings” and together with AIF VI and AP Momentive Holdings, the “Apollo Holders”). Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Management VI, L.P. (“Management VI”) is the manager of AP Momentive Holdings, and AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is

the general partner of Management Holdings. AIF IV Hexion GP, LLC (“AIF IV Hexion GP”) and AIF V Hexion GP, LLC (“AIF V Hexion GP”) are the general partners of AIF Hexion Holdings. Apollo Investment Fund IV, L.P. and its parallel investment vehicle (collectively, “AIF IV”) are the members of AIF IV Hexion GP, Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner of AIF IV, and Apollo Capital Management IV, Inc. (“ACM IV”) is the general partner of Advisors IV. Apollo Investment Fund V, L.P. and its parallel investment vehicles (collectively, “AIF V”) are the members of AIF V Hexion GP, Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V, and Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V. Apollo Principal Holdings I, L.P. (“Principal Holdings I”) is the sole member or sole stockholder, as applicable, of each of ACM IV, ACM V and ACM VI, and Apollo Principal Holdings I GP, LLC (“Principal Holdings I GP”) is the general partner of Principal Holdings I. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of each of Management Holdings GP and Principal Holdings I GP. Each of Advisors VI, ACM VI, Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, AIF IV Hexion GP, AIF V Hexion GP, AIF IV, Advisors IV, ACM IV, AIF V, Advisors V, ACM V, Principal Holdings I, Principal Holdings I GP, and Messrs. Black, Harris and Rowan disclaims beneficial ownership of any common units of Momentive Holdco owned of record by the Apollo Holders, except to the extent of any pecuniary interest therein. Apollo also has voting power pursuant to proxies granted by certain unitholders. The address of each of the Apollo Holders, AIF IV Hexion GP, AIF V Hexion GP, AIF IV, Advisors IV, ACM IV, AIF V, Advisors V, ACM V, Advisors VI, ACM VI, Principal Holdings I, and Principal Holdings I GP is 1 Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)	Includes 6,003,363 shares issuable upon exercise of a warrant issued on December 4, 2006. Also includes 77,103 common units issuable upon the exercise of an option that is currently exercisable. The address of GE Capital Equity Investments, Inc. is 299 Park Ave., New York, NY 10171.
(3)	The address for Messrs Seminara, Zaken and Sambur is c/o Apollo Management L.P., 9 West 57th Street, New York, New York 10019.
(4)	Represents common units issuable upon the exercise of an option that is currently exercisable.
(5)	Represents 301,514 units subject to option currently exercisable. Does not include 241,211 deferred units credited to Mr. Morrison’s account.
(6)	Represents 241,211 units subject to option currently exercisable. Does not include 192,969 deferred units credited to Mr. Carter’s account.
(7)	Represents 100,504 units subject to option currently exercisable. Does not include 80,403 deferred units credited to Mr. Bevilaqua’s account. Mr. Bevilaqua’s address is c/o momentive Specialty Chemicals BV, Seattleweg 17, Pernis-Rotterdam, The Netherlands 319SND.
(8)	The address for Messrs. Morrison, Carter and Plante and Ms. Sonnett is c/o Momentive Specialty Chemicals Inc., 180 E. Broad St., Columbus, Ohio 43215.
(9)	Represents 3,000 vested restricted units credited to Ms. Sonnett’s account.
(10)	Includes 915,440 units of common stock issuable upon the exercise of options granted to our directors and executive officers that were vested as of the date hereof. Does not include 611,122 deferred common stock units.

We have no compensation plans that authorize issuing our common stock to employees or non-employees. In addition, there have been no sales or repurchases of our equity securities during the past fiscal year. However, we and our direct and indirect parent companies have in the past issued and may issue from time to time equity awards to our employees and directors that are denominated in or based upon the common units of our direct or ultimate parent. As the awards were granted in exchange for service to us these awards are included in our consolidated financial statements. For a discussion of these equity plans see Note 15 to the financial statements of Momentive Specialty Chemicals Inc. included elsewhere in the prospectus and “Management—Compensation Discussion and Analysis”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

We have a written Statement of Policy and Procedures Regarding Related Person Transactions that has been adopted by our Board of Directors.

The policy requires the Company to establish and maintain procedures for identifying potential or existing transactions between the Company and related persons. The policy generally adopts the definitions of “related person” and “transaction” set forth in Regulation S-K Item 404 under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The types of transactions that are covered by our policy include financial and other transactions, arrangements or relationships in which the Company or any of its subsidiaries is a participant and in which a related person has a direct or indirect material interest, where the amount involved exceeds $75,000.

Related persons include directors and director nominees, executive officers, shareholders beneficially owning more than 5% of the Company’s voting stock, and immediate family members of any of the previously described persons. A related person could also be an entity in which a director, executive officer or 5% shareholder is an employee, general partner or 5% shareholder.

Transactions identified by management that are between the Company and a related person that involve amounts exceeding $75,000 will be reviewed by the Board, the Audit Committee, or another appropriate committee of the Board. In certain situations, the Board or a committee may delegate authority to an individual Board member to review related person transactions.

Under the policy, the Board or a committee of the Board is directed to approve only those related person transactions that are determined by them in good faith to be in, or not inconsistent with, the best interest of the Company and its shareholders. In making this determination, all available, relevant facts and circumstances will be considered, including the benefits to the Company; the impact of the transaction on the related person’s independence; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees in general.

Our policy recognizes that there are situations where related person transactions may be, or may not be inconsistent with, the best interests of the Company and its shareholders, especially while we are a “controlled company”.

There were no material related person transactions where our policies and procedures did not require review, approval or ratification or where such policies and procedures were not followed.

Related Transactions

Apollo Notes Registration Rights Agreement

On November 5, 2010, in connection with the issuance of approximately $134 million of the old notes to Apollo, we entered into a registration rights agreement with an affiliate of Apollo. The registration rights agreement requires us to file a registration statement with respect to the old notes held by Apollo.

Management Consulting Agreement

The Company is subject to a seven-year Amended and Restated Management Consulting Agreement with Apollo (the “Management Consulting Agreement”) that terminates on May 31, 2012 under which the Company receives certain structuring and advisory services from Apollo and its affiliates. The Management Consulting

Agreement provides indemnification to Apollo, its affiliates and their directors, officers and representatives for potential losses arising from these services. Due to the current economic turndown, Apollo suspended its 2009 annual fees. Under these agreements, the Company paid annual fees of $3 million for the years ended December 31, 2008 and 2007. During the year ended December 31, 2010 the Company recognized expense under the Management Consulting Agreement of $3 million.

Related Transactions resulting from Momentive Combination

On October 1, 2010, in connection with the closing of the Momentive Combination, the Company entered into a shared services agreement with MPM. Pursuant to the shared services agreement, the Company will provide to MPM, and MPM provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, legal and procurement services. The shared services agreement establishes certain criteria upon which the costs of such services will be allocated between the Company and MPM. Allocation of service costs not demonstrably attributable to either the Company or MPM will initially be 51% to the Company and 49% to MPM, except to the extent that 100% of any cost was demonstrably attributable to or for the benefit of either MPM or the Company, in which case the total cost was allocated 100% to such party. The Shared Services Agreement remains in effect until terminated according to its terms. MPM or the Company may terminate the agreement for convenience, without cause, by giving written notice not less than thirty (30) days prior to the effective date of termination. It is also anticipated that the Company and MPM will cooperate to achieve favorable pricing with respect to purchases of raw materials and logistics services. We expect that the Shared Services Agreement will result in significant synergies over its term.

Pursuant to this agreement, in the fourth quarter of 2010, the Company incurred approximately $42 million of costs for shared services and MPM incurred approximately $43 million of costs for shared services (excluding, in each case, costs allocated 100% to one party). MPM billed the Company approximately $1 million which represents a true-up payment to bring the percentage of total net incurred costs for shared services under the Shared Services Agreement to 51% for the Company and 49% for MPM. The true-up amount is included in Other operating expense, net, in the Consolidated Statement of Operations. The Company has accounts payable to MPM of $1 at December 31, 2010.

On March 17, 2011, we entered into an Amended and Restated Shared Services Agreement (the “Amended Shared Services Agreement”) with MPM to reflect the terms of the Master Confidentiality and Joint Development Agreement (the “JDA”) by and between MPM and us entered into on the same date.

The Amended Shared Services Agreement incorporates by reference the terms of the JDA and provides that in the event of a conflict between such agreements, the terms of the JDA shall control. The JDA, which is effective as of October 1, 2010, sets forth the terms and conditions for (i) the disclosure, receipt and use of each party’s confidential information, (ii) any research and development (“R&D”) collaborations agreed to be pursued by MPM and us; (iii) the ownership of products, technology and intellectual property (“IP”) resulting from such collaborations; (iv) licenses under each party’s respective IP; and (v) strategies for commercialization of products and/or technology developed under the agreement.

Pursuant to the JDA, each party has sole ownership rights for any R&D work product and related IP developed under the agreement (“Technology”) for their respective product categories and/or technology fields (as defined in the JDA). For Technology that relates to product categories and/or technology fields of both MPM and us (“Hybrid Technology”), a steering committee made up of three representatives of each party shall determine which party shall be granted ownership rights, subject to certain exceptions. In the event that the steering committee is unable to reach a decision, the Hybrid Technology shall be jointly owned by the parties. In addition, under the terms of the JDA, each party grants to the other party a non-exclusive royalty-bearing (subject to certain exceptions) license for the Technology or the Hybrid Technology. The royalty shall be determined by the respective representatives of the parties through the steering committee in arm’s-length good faith negotiations. The parties also grant royalty-free licenses to each other with respect to their IP for R&D, including for initiatives outside the scope of the JDA. The JDA has a term of 20 years, subject to early termination pursuant to its terms for cause or for a change of control.

Transactions related to the Terminated Merger Agreement and Settlement with Huntsman

In connection with the terminated Huntsman merger and related litigation settlement agreement and release among the Company, Huntsman and other parties entered into on December 14, 2008 (the “Huntsman Settlement”), the Company paid Huntsman $225 million. The settlement payment was funded to the Company by an advance from Apollo, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo. Under the provisions of the settlement agreement and release, the Company is contractually obligated to reimburse Apollo for any insurance recoveries on the $225 million settlement payment, net of expense incurred in obtaining such recoveries. Apollo has agreed that the payment of any such insurance recoveries will satisfy the Company’s obligation to repay amounts received under the $225 million advance. The Company has recorded the $225 million settlement payment advance as a long-term liability at December 31, 2010. As of December 31, 2010, the Company has not recovered any insurance proceeds related to the $225 million settlement payment.

Other Financing Arrangements

Pursuant to the Huntsman settlement, certain affiliates of Apollo entered into a commitment letter with the Company and MSC Holdings pursuant to which they committed to purchase $200 million in preferred units and warrants of MSC Holdings by December 31, 2011. Prior to the purchase of all the preferred shares and warrants, certain affiliates of Apollo have committed to provide liquidity facilities to MSC Holdings or us on an interim basis. On October 1, 2010, at the time of the closing of the Momentive Combination, the commitment by Apollo to purchase $200 million in preferred units of MSC Holdings and warrants to purchase common units of MSC Holdings was amended to become a commitment to purchase preferred units and warrants to purchase common units of Momentive Holdco. Momentive Holdco has agreed to contribute any proceeds from the issuance of preferred or common units under this agreement as a capital contribution to MSC Holdings, and MSC Holdings has agreed to contribute such amounts as a capital contribution to the Company.

The aggregate liquidity facilities outstanding, together with the purchase price for any purchased preferred shares and warrants, will at no time exceed $200 million. In connection therewith, on March 3, 2009, certain affiliates of Apollo extended a $100 million term loan to us and an affiliate of ours (the “Term Loan”). Interest expense incurred during the years ended December 31, 2010 and 2009 on the Term Loan was $3.

In December, September, June and March 2010, the Company entered into accounts receivable purchase and sale agreements to sell $67 million, $107 million, $100 million and $100 million, respectively, of its trade accounts receivable to affiliates of Apollo on terms which management believes were more favorable to the Company than could have been obtained from an independent third party. Under the terms of the agreements, the receivables are sold at a discount relative to their carrying value in exchange for all interests in such receivables. The Company retains the obligation to service the collection of the receivables on the purchasers’ behalf for which the Company is paid a fee and the purchasers defer payment of a portion of the receivable purchase price and establish a reserve account with the proceeds. The reserve account is used to reimburse the purchasers for credit and collection risk. The remaining amounts are paid to the Company after receipt of all collections on the purchased receivables. Other than amounts held in the reserve account, the purchasers bear all credit risk on the purchased receivables.

Purchases and Sales of Products and Services with Apollo Affiliates

The Company sells products to certain Apollo affiliates and members of Momentive Holdco. These sales were $3 million, $2 million and $7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Accounts receivable from these affiliates were less than $1 million at both December 31, 2010 and 2009, respectively. The Company also purchases raw materials and services from certain Apollo affiliates. These purchases were $21 million, $8 million and $3 million for the years ended December 31, 2010, 2009 and 2008, respectively. The Company had accounts payable to Apollo affiliates of $1 million and $2 million at December 31, 2010 and 2009, respectively.

Director Independence

We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of our board of directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange’s definition of independence, none of our directors is independent.

DESCRIPTION OF OTHER INDEBTEDNESS

Other than the notes, MSC has the following secured indebtedness outstanding:

•	the senior secured credit facilities;

•	the Senior Secured Notes; and

•	the Second-Priority Senior Secured Notes.

Each of the foregoing are secured by separate collateral agreements with substantially identical terms and covering substantially identical collateral subject to exceptions for foreign collateral pledged in favor of lenders under the senior secured credit facilities. In addition, HA-International, LLC and non-U.S. subsidiaries in countries including Australia, Brazil, Finland and Korea have various secured credit facilities and other arrangements with lenders.

First-Priority Lien Obligations

Senior Secured Credit Facilities

On January 29, 2010, we amended our senior secured credit facilities pursuant to an amendment and restatement of the credit agreement governing the credit facility. Our senior secured credit facilities provide for a $225 million revolving credit facility, which includes:

•

revolving credit subfacilities for MSC, MSC Canada, as the Canadian subsidiary borrower, Momentive Specialty Chemicals UK Limited and Borden Chemical UK Limited, as the U.K. subsidiary borrowers and Momentive Specialty Chemicals B.V., as the Dutch subsidiary borrower;

•	a letter of credit subfacility of $100 million to be made available for our account and the accounts of our Canadian, U.K., and Dutch subsidiary borrowers; and

•	a $30 million swingline loan subfacility made available for our account and the accounts of MSC and the U.K. and Dutch subsidiary borrowers.

We and our Canadian, U.K. and Dutch subsidiary borrowers use our revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

In late December 2009 and early January 2010, we obtained commitments from lenders to extend our existing revolving line of credit facility commitments, which will take effect upon the May 31, 2011 maturity of the existing revolving facility commitments. The new commitments will extend the availability of the revolver to February 2013. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50%. The extension also requires a 2.00% annual ticking fee to be paid quarterly on committed amounts until the extended revolver facility is effective.

Our senior secured credit facilities also provide for a $1.4 billion term loan facility, of which approximately $455 million matures in May 2013 and approximately $927 million matures in May 2015, and a seven-year $50 million synthetic letter of credit facility, with such term beginning in May 2006, under which $50 million was deposited by lenders to be used to fund any drawn letters of credit under the facility. This facility is available for letters of credit for our account.

Our senior secured credit facilities also permit us to obtain up to an additional $200 million of credit facilities (the “additional credit facilities”), without the consent of the existing lenders under our senior secured credit facilities.

Scheduled Amortization Payments and Mandatory Prepayments

Our term loan facility and our synthetic letter of credit facility under the senior secured credit facilities provide for quarterly and annual amortization payments, respectively, in each case totaling 1% per annum, with the balance payable or returnable, respectively, upon the final maturity date.

In addition, our senior secured credit facilities require us to prepay outstanding term loans subject to certain exceptions, with:

•	100% of the net cash proceeds of asset sales and dispositions;

•

50% of our excess cash flow if our senior secured bank leverage ratio is greater than 3.25:1.0 (reducing to 25% if our senior secured bank leverage ratio is less than or equal to 3.25:1.0 and to 0% if our senior secured bank leverage ratio is less than or equal to 3.0:1.0);

•

if our senior secured bank leverage ratio is greater than 3.0:1.0, 100% of the net cash proceeds received from issuances of debt, subject to exceptions with respect to debt that we and our subsidiaries may incur under the negative covenants.

Voluntary Prepayments and Reduction and Termination of Commitments

We are able to voluntarily prepay loans and permanently reduce the loan commitments or return synthetic letter of credit deposits under our senior secured credit facilities at any time without premium or penalty, subject to the payment of customary LIBOR or EURO LIBOR breakage costs, if any. The revolving loan commitment and the synthetic letter of credit facility commitment may not be reduced to less than the outstanding balance of loans (in the case of the revolving loan commitment) and letter of credit obligations under such commitment on the date of such reduction. In addition, we are able to terminate our senior secured credit facilities without paying a premium or penalty upon prior written notice, and, in some cases, we may revoke such notice. Upon termination, we will be required to repay all obligations outstanding under our senior secured credit facilities and to satisfy or cash collateralize all outstanding letter of credit obligations.

Interest and Applicable Margins

The interest rates with respect to term loans to MSC and to the Dutch subsidiary borrower under our senior secured credit facilities are based on, at our option, adjusted LIBOR (or EURO LIBOR for the Dutch subsidiary borrower) plus 2.25%, with respect to term loans maturing in May 2013, and 3.75%, with respect to term loans maturing in May 2015, or a Dollar base rate plus 0.75%, with respect to term loans maturing in May 2013, and 2.25%, with respect to term loans maturing in May 2015.

The interest rates with respect to revolving loans to MSC under our senior secured credit facilities are based on, at our option, adjusted LIBOR plus 2.50% or a Dollar base rate plus 1.00%.

The interest rates with respect to revolving loans to the Canadian subsidiary borrower under our senior secured credit facilities are based on (a) for loans made in dollars, at our option, adjusted LIBOR plus 2.50% or a base rate (based on a reference rate for Dollar denominated loans made in Canada) plus 1.00%, or (b) for loans made in Canadian Dollars, at our option, a Canadian Bankers’ Acceptances rate plus 2.50% or a Canadian Dollar base rate plus 1.00%.

The interest rates with respect to revolving loans to the U.K. subsidiary borrowers under our senior secured credit facilities are based on (a) for loans made in dollars, at our option, adjusted LIBOR plus 2.50% or a Dollar base rate plus 1.00%, (b) for loans made in Sterling, at our option, adjusted LIBOR plus 2.50% or a Sterling base rate plus 1.00% or (c) for loans made in euros, at our option, EURO LIBOR plus 2.50% or a Euro base rate plus 1.00%.

The interest rates with respect to revolving loans to the Dutch subsidiary borrower under our senior secured credit facilities are based on, at our option, EURO LIBOR plus 2.50% or a Euro base rate plus 1.00%.

These applicable margins are, with respect to loans under our revolving credit facility, subject to prospective adjustment on a quarterly basis depending on our consolidated leverage ratio. Following and during the continuance of an event of default, overdue amounts owing under our senior secured credit facilities will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

Guarantees and Collateral

Our obligations under our senior secured credit facilities and under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof and under cash management lines of credit with a lender, any affiliate thereof or certain other financial institutions are guaranteed (i) prior to the initial public offering of our common stock, by our immediate parent, Momentive Specialty Chemicals Holdings LLC, and (ii) at all times, by each of our existing and subsequently acquired or organized material domestic subsidiaries, excluding HA-International, LLC and other unrestricted subsidiaries. All obligations of the foreign subsidiary borrowers under our revolving credit facility are guaranteed (i) prior to the initial public offering of our common stock, by Momentive Specialty Chemicals Holdings LLC and (ii) at all times, by us, the U.S. subsidiary guarantors, the other foreign subsidiary borrowers and our and their respective material subsidiaries in the United States, the United Kingdom, Germany, the Netherlands and Canada (excluding subsidiaries in the United Kingdom, Germany, the Netherlands, Canada and the United States that are unrestricted subsidiaries) and Momentive Specialty Chemicals Barbastro S.A. and Momentive Specialty Chemicals Iberica, S.A.

Our senior secured credit facilities are secured by substantially all the assets of (i) prior to the initial public offering of our common stock, Momentive Specialty Chemicals Holdings LLC, which consists of a perfected first-priority pledge of all our capital stock and (ii) at all times, us and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge of substantially all capital stock held by us or any subsidiary guarantor (which pledge, with respect to obligations in respect of the U.S. borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of us and each subsidiary guarantor (except for Momentive Specialty Chemicals Barbastro S.A. and Momentive Specialty Chemicals Iberica, S.A., whose guarantees are unsecured).

Notwithstanding the foregoing, (i) assets of foreign subsidiary guarantors secure obligations in respect of the foreign borrowings, (ii) subject to certain exceptions, the collateral does not include (A) any real estate, fixtures or equipment of us or any of our subsidiaries located within the United States (except for assets that our Board of Directors determines do not constitute principal property under the indentures for our debentures due 2016, 2021 and 2023) and (B) any capital stock or evidence of indebtedness for borrowed money of certain subsidiaries held by us or our subsidiaries and (iii) assets of Momentive Specialty Chemicals Holdings LLC, us or our domestic subsidiaries do not secure term loan obligations of our Dutch subsidiary borrower.

Covenants

Our senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facilities include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our subordinated indebtedness;

•	make loans or investments (including acquisitions);

•

incur additional indebtedness, except that we may incur indebtedness so long as our consolidated leverage ratio is not greater than 6.0:1.0, and we may incur other indebtedness pursuant to one or more issuances of additional senior secured notes or loans so long as, among other things, an agreed amount of the net cash proceeds from any such issuance are used to prepay term loans and/or revolving loans under our senior secured credit facilities at par;

•

grant liens, except that we may grant liens in connection with permitted incurred indebtedness, or so long as our senior secured bank leverage ratio is not greater than 4.0:1.0 and we comply with certain other limitations;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt or other material agreements;

•	change our fiscal year;

•	restrict dividends from our subsidiaries or restrict liens;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

In addition, our senior secured credit facilities require us to maintain a maximum senior secured bank leverage ratio and require us to comply with a maximum capital expenditure limitation.

Events of Default

The events of default under our senior secured credit facilities include, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement that governs our senior secured credit facilities) and cross-defaults.

Senior Secured Notes

General

The Senior Secured Notes consist of $1 billion original aggregate principal amount of face value of 8.875% senior secured notes due 2018.

Ranking

The Senior Secured Notes rank pari passu in right of payment with all of MSC’s existing and future senior indebtedness, including debt under MSC’s senior secured credit facilities and the guarantees thereof. The Senior Secured Notes rank effectively junior in priority as to collateral with respect to our senior secured credit facilities and any other future obligations secured by a first-priority lien on the collateral subject to certain exceptions, senior in priority as to collateral with respect to our and our guarantors’ obligations under MSC’s Second-Priority Senior Secured Notes and any other future obligations secured by a second-priority lien on the collateral and senior in right of payment to all of MSC’s existing and future subordinated indebtedness.

Optional Redemption

The Senior Secured Notes may be redeemed prior to February 1, 2014, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, the Senior Secured Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

Except as described above in “—General,” MSC is not required to make mandatory redemption or sinking fund payments with respect to the Senior Secured Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s Second-Priority Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: at such time as any person is or becomes the beneficial owner of shares of MSC’s stock entitling such person to exercise 50% or more of the total voting power of all classes of MSC’s stock entitled to vote in elections of directors; upon the disposition of substantially all of MSC’s assets; or upon the failure of continuing directors to constitute a majority of MSC’s Board of Directors.

Covenants

Under the terms of the indenture governing the Senior Secured Notes, MSC is subject to covenants that, among other things, restrict its ability to: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) designate its subsidiaries as unrestricted subsidiaries.

Events of Default

The Senior Secured Notes specify events of default including failure to pay principal and interest on the Senior Secured Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Second-Priority Lien Obligations

Second-Priority Senior Secured Notes

General

The Second-Priority Senior Secured Notes originally consisted of (i) $625 million original aggregate principal amount of face value of 9.75% Second-Priority Senior Secured Notes due 2014 and (ii) $200 million original aggregate principal amount of face value of Second-Priority Senior Secured Floating Rate Notes due 2014. In November 2010 we refinanced $533 million in outstanding principal amount of our 9.75% Second-Priority Senior Secured Notes due 2014 through the issuance of the notes (the “November Refinancing Transaction”). As a result, as of December 31, 2010, we had $120 million outstanding aggregate principal amount of face value of Second-Priority Senior Secured Floating Rate Notes due 2014.

Ranking

The Second-Priority Senior Secured Notes rank equally in right of payment to all of MSC’s existing and future senior indebtedness and rank senior in right of payment to all of MSC’s existing and future subordinated indebtedness. The Second-Priority Senior Secured Notes rank junior in priority as to collateral with respect to our senior secured credit facilities and our Senior Secured Notes and pari passu in priority as to collateral with respect to all of MSC’s existing and future obligations secured by a second priority lien on the collateral.

Optional Redemption

The Second-Priority Senior Secured Floating Rate Notes due 2014 may be redeemed at par, plus accrued and unpaid interest.

Mandatory Redemption

Except as described above in “—General,” MSC is not required to make mandatory redemption or sinking fund payments with respect to the Second-Priority Senior Secured Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s Second-Priority Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: at such time as any person is or becomes the beneficial owner of shares of MSC’s stock entitling such person to exercise 50% or more of the total voting power of all classes of MSC’s stock entitled to vote in elections of directors; upon the disposition of substantially all of MSC’s assets; or upon the failure of continuing directors to constitute a majority of MSC’s Board of Directors.

Covenants

Under the terms of the indenture governing the Second-Priority Senior Secured Notes, MSC is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt at its subsidiaries or enter into sale leaseback transactions.

Events of Default

The Second-Priority Senior Secured Notes specify events of default including failure to pay principal and interest on the Second-Priority Senior Secured Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

International Credit Facilities

We also have additional international credit facilities that provide liquidity to our local businesses in local currencies, in countries including Australia, Brazil, Finland and Korea. As of December 31, 2010, our international facilities provided availability totaling approximately $75 million, based on exchange rates as of such date.

Unsecured Indebtedness

Senior Unsecured Debentures

General

Borden Chemical has sold, on four occasions, senior unsecured debentures, which are referred to collectively as the Debentures, each with separate maturity dates and interest rates. Borden Chemical redeemed its 9 1/4% Debentures concurrently with the closing of the acquisition of Borden Chemical. The following table sets forth certain information about the Debentures that remain outstanding:

Rate	Maturity Date	Original Face Value	Outstanding as of December 31, 2010	Sinking Fund Requirements
7 7/8%	February 15, 2023	$250,000,000	$188,786,000	None
8 3/8%	April 15, 2016	200,000,000	61,764,000	2010 to 2015 $20 million per year (1)
9 1/5%	March 15, 2021	200,000,000	73,581,000	None

(1)	Previous buybacks of Borden Chemical’s Debentures will allow us to fulfill our sinking fund requirements through 2012 for the 8 3/8% Debentures.

Rankings

The Debentures rank equally in right of payment with all of MSC’s existing and future senior indebtedness and rank senior in right of payment to all of Hexion’s existing and future subordinated indebtedness. These Debentures are not secured and, as such, have no underlying assets to secure the payment of principal or interest.

Optional Redemption

The 8 3/8% Debentures may be redeemed at par, plus accrued and unpaid interest. The 9 1/5% Debentures and the 7 7/8% Debentures are not redeemable prior to their respective maturity dates.

Mandatory Redemption

Except as described above in “—General,” MSC is not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s 8 3/8% Debentures at 100% of their principal amount, plus accrued and unpaid interest.

“Change in Control” shall be deemed to have occurred at such time as any person is or becomes the beneficial owner of shares of MSC’s stock entitling such person to exercise 20% or more of the total voting power of all classes of MSC’s stock entitled to vote in elections of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such event is approved by a majority of the continuing directors (as defined in the prospectus related to the 8 3/8% Debentures).

The 9 1/5% Debentures and the 7 7/8% Debentures do not contain provisions relating to a Change in Control.

Covenants

Under the terms of the indentures governing the Debentures, MSC is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt at its subsidiaries or enter into sale leaseback transactions.

Events of Default

The Debentures specify events of default including failure to pay principal and interest on the Debentures, a failure to comply with covenants, subject to a 90-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

DESCRIPTION OF THE NOTES

On November 5, 2010, $ 574,016,000 aggregate principal amount of 9.00% Second-Priority Senior Secured Notes Due 2020 (including $134,016,000 aggregate principal amount issued to Apollo) (the “old Notes”) were issued under an Indenture (the “Indenture”) by and among Hexion U.S. Finance Corp. (the “U.S. Issuer”) and Hexion Nova Scotia Finance, ULC (the “Canadian Issuer” and together with the U.S. Issuer, the “Issuers”), Momentive Specialty Chemicals Inc. (“MSC”), certain of MSC’s subsidiaries and Wilmington Trust Company, as trustee (in such capacity, the “Trustee”).

The Issuers will issue the Exchange Notes under the Indenture. The terms of the Exchange Notes are identical in all material respects to the old Notes except that upon completion of the exchange offer, the Exchange Notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The following summary of certain provisions of the Indenture, the Notes, the Security Documents and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part of the Indenture by the TIA. We urge you to read those agreements because they, not this description, define your rights as holders of the Notes. Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth under “—Certain Definitions.” As used in this “Description of the Notes” section, “we,” “us” and “our” refers to MSC and its subsidiaries (or in the case of “—Additional Amounts” or “Redemption for Changes in Withholding Tax,” the Issuers) and “MSC” refers only to Momentive Specialty Chemicals Inc. and not to any of its subsidiaries. Unless otherwise indicated by the context, references in the “Description of Notes” section to the “Notes” include the old Notes and the Exchange Notes. The U.S. Issuer is a Delaware corporation. The Canadian Issuer is a Nova Scotia unlimited liability company. Neither Issuer has any material assets other than advances or intercompany loans to MSC and its affiliates that it has made, if applicable with a portion of the proceeds from the sale of the Notes and other debt securities issued by them.

Brief Description of the Notes

The old Notes are, and the Exchange Notes will be the joint and several senior obligations of the Issuers. The Notes will be secured by a second-priority lien in the Collateral and guaranteed on a senior secured basis by MSC and each Subsidiary of MSC that is a Guarantor.

Principal, Maturity and Interest

The Issuers will issue the Exchange Notes in an aggregate principal amount up to $440 million. Apollo will not participate in the exchange offer for the Exchange Notes, but has registration rights with respect to the old Notes it acquired in the November 2010 Refinancing Transactions. The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000, provided that Exchange Notes mauy be issued in denominations of less than $1,000 solely to accommodate book entry positions that have been created by DTC in denominations of less than $1,000. No service charge will be made for any registration of transfer or exchange of the Exchange Notes, but in certain circumstances the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Notes will mature on November 15, 2020.

The Issuers may issue additional Notes under the Indenture from time to time after this exchange offer. Any offering of additional Notes is subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Limitation on Liens.” The old Notes, the Exchange Notes and the additional Notes, if any, may, at our election, be treated as a single series and/or class of Notes for purposes of the Indenture.

Holders of additional Notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any additional Notes actually issued.

Interest on the Notes will accrue at the rate of 9.00% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2011. The Issuers will make each interest payment to the Holders of record of the Notes on the immediately preceding May 1 and November 1. The Issuers will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Notes will accrue from the most recent interest payment date for which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after November 15, 2015, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2015	104.500%
2016	103.000%
2017	101.500%
2018 and thereafter	100.000%

In addition, prior to November 15, 2015, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to November 15, 2013, the Issuers may redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, in the aggregate up to 35% of the original principal amount of the Notes (which includes additional Notes, if any) with the net cash proceeds of one or more Equity Offerings (1) by MSC or (2) by any direct or indirect parent of MSC, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of MSC or used to purchase Capital Stock (other than Disqualified Stock) of MSC from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Notes (which includes additional Notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at MSC’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption of the Notes, selection of the Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable or by lot or such other method as deemed appropriate by the Trustee; provided, however, that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” From time to time, MSC, the Issuers, their respective Affiliates or the Sponsor may acquire Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as MSC, the Issuers, their respective Affiliates or the Sponsors (as applicable) may determine (or as may be provided for in the Indenture), which may be more or less than the consideration to be received by participating holders in the Offering Transactions and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof MSC, the Issuers, their respective Affiliates or the Sponsors may choose to pursue in the future.

Additional Amounts

We are required to make all our payments under or with respect to the Notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of the government of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which we are organized or are otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If we are so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, we will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by you (including Additional Amounts) after such withholding or deduction will not be less than the amount you would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of Canada of such Note); (2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any Taxes imposed or withheld by reason of the failure to comply by the holder of a Note, or, if different, the beneficial owner of the interest payable on a Note with a timely request of the Issuer addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction that is required or imposed by a statute, treaty, regulation or administrative practice of such Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax nor will we pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period), or (b) with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settler with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Note.

We will provide the Trustee with official receipts or other documentation evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

Whenever in the Indenture there is mentioned, in any context:

(1) the payment of principal;

(2) purchase prices in connection with a purchase of Notes;

(3) interest; or

(4) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

We will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture, the Security Documents, the Intercreditor Agreement or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of Canada, the jurisdiction of incorporation of any successor of the Canadian Issuer or any jurisdiction in which a paying agent is located, and we will agree to indemnify the Holders for any such taxes paid by such Holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Canadian Issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

For a discussion of Canadian withholding taxes applicable to payments under or with respect to the Notes, see “Certain Tax Consequences—Certain Canadian Tax Consequences to Non-Canadian Holders.”

Redemption for Changes in Withholding Taxes

We are entitled to redeem the Notes, at our option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:

(1) a change in or an amendment to the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein); or

(2) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

which change or amendment is announced or becomes effective on or after the date of the Offering Circular and we cannot avoid such obligation by taking reasonable measures available to us.

Before we publish or mail notice of redemption of the Notes as described above, we will deliver to the Trustee an Officers’ Certificate to the effect that we cannot avoid our obligation to pay Additional Amounts by taking reasonable measures available to us. We will also deliver an opinion of independent legal counsel of recognized standing stating that we would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Ranking

The indebtedness evidenced by the Notes and the Guarantees will be senior Indebtedness of the Issuers or the applicable Guarantor, as the case may be, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers and the Guarantors, as the case may be, and will have the benefit of the second-priority security interest in the Collateral as described under “—Security for the Notes” and will rank senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers and the Guarantors, as the case may be. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Notes and the Guarantees are second in priority (subject to Permitted Liens, including exceptions described under the caption “—Security for the Notes”) to all security interests at any time granted to secure First-Priority Lien Obligations.

At December 31, 2010,

(1) MSC and its Subsidiaries had $3.7 billion aggregate principal amount of Indebtedness outstanding (including the Notes and the Guarantees);

(2) MSC and its Subsidiaries had $1.4 billion aggregate principal amount of Indebtedness outstanding consisting of term loans and revolving loans outstanding under the existing senior secured credit facilities, which constitute First-Priority Lien Obligations. In addition, as of such date, MSC and its Subsidiaries would have had $218 million of availability under the existing revolving credit facility (excluding the incremental term loan commitments), all of which is secured by a first-priority lien on the Collateral securing the Notes;

(3) MSC and its Subsidiaries had $1 billion aggregate principal amount of Indebtedness outstanding constituting lien obligations junior to the existing senior secured credit facilities and senior to second-priority indebtedness, consisting of the Existing Senior Secured Notes and guarantees thereof, which constitute First-Priority Lien Obligations with respect to the Notes;

(4) MSC and its Subsidiaries had $694 million aggregate principal amount of Indebtedness outstanding constituting second-priority indebtedness, consisting of Secured Indebtedness under the Existing Second Lien Notes and the Notes and the guarantees thereof; and

(5) Of the $3.7 billion aggregate principal amount of Indebtedness, MSC’s Subsidiaries that are not Guarantors had total Indebtedness of approximately $726 million (excluding intercompany liabilities of Subsidiaries that are not Guarantors).

Although the Indenture contains limitations on the amount of additional Indebtedness that MSC and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness, including First-Priority Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

A significant portion of the operations of MSC are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor or one of the Issuers, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of MSC, including holders of the Notes. The Notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of MSC that are not Guarantors or one of the Issuers. Although the Indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of MSC’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Pursuant to the terms of our senior secured credit facilities, intercompany indebtedness of any borrower thereunder to any of our subsidiaries is subordinated to the prior payment of the senior indebtedness obligations under the senior secured credit facility. These subordination provisions prevent the payment of any amounts on intercompany notes until all obligations under the senior secured credit facility are paid in full in cash if any default or event of default under the senior secured credit facility has occurred.

Security for the Notes

The Notes and the Guarantees are secured by second-priority security interests (subject to Permitted Liens) in the Collateral and the Notes will share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. However, the Guarantees will not be effective and the security interests will not be created prior to the Issue Date. The Collateral consists of (i) 100% of the Capital Stock of certain existing and certain future Domestic Subsidiaries of MSC that are owned directly by MSC, the U.S. Issuer or any Subsidiary Guarantor (subject to the limitations described in the next paragraph and “—Limitations on Stock Collateral”), (ii) 65% of the Capital Stock of all existing and certain future Foreign Subsidiaries of MSC that are owned directly by MSC, the U.S. Issuer or any Subsidiary Guarantor (subject to the limitations described in the next paragraph and “—Limitations on Stock Collateral”) and (iii) substantially all of the other property and assets, in each case, that are held by MSC, the U.S. Issuer or any of the Subsidiary Guarantors, to the extent that such assets secure the First-Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein.

In addition to the limitations described below under “—Limitations on Stock Collateral”, the initial Collateral does not include (i) any property or assets owned by any Foreign Subsidiaries, (ii) any real estate held by MSC or any of its Subsidiaries, (iii) Principal Property, (iv) any vehicle covered by a certificate of title or ownership, (v) any assets not required to be pledged as security for holders of First-Priority Lien Obligations, (vi) any letter of credit rights to the extent any of the Issuers or the Subsidiary Guarantors is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose, (vii) any assets which, if included in the Collateral, would require the Existing Debentures to be ratably secured with the Notes pursuant to the terms of the indentures for the Existing Debentures, (viii) any right, title or interest of the Issuers or the Subsidiary Guarantors in any license, contract or agreement to which such Issuers or Subsidiary Guarantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, any license, contract or agreement to which such Issuer or Subsidiary Guarantor is a party or (ix) any equipment or other asset owned by any Issuer or Subsidiary Guarantor that is subject to a purchase money lien or a Capitalized Lease Obligation, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person other than the Issuers or Subsidiary Guarantors as a condition to the creation of any other security interest on such equipment. Except for property and assets of Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First-Priority Lien Obligations.

The security interests securing the Notes are second in priority to any and all security interests (other than property and assets of Foreign Subsidiaries) at any time granted to secure the First-Priority Lien Obligations and will also be subject to all other Permitted Liens. The First-Priority Lien Obligations include Secured Bank

Indebtedness and related obligations, as well as certain hedging obligations and certain other obligations in respect of cash management services. The Person holding such First-Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Intercreditor Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuers, MSC and the Subsidiary Guarantors will be able to incur additional indebtedness in the future which could share in the Collateral, including additional First-Priority Lien Obligations, indebtedness secured by a Permitted Lien that may be prior or pari passu with Liens securing the Notes and additional indebtedness which would be secured on a second-priority basis with the Notes. The amount of such First-Priority Lien Obligations will be limited by the covenant disclosed under “—Certain Covenants—Liens,” and the amount of all such additional indebtedness will be limited by the covenant described under “—Certain Covenants—Limitation on incurrence of indebtedness and issuances of disqualified stock and preferred stock.” Under certain circumstances the amount of such First-Priority Lien Obligations and additional indebtedness could be significant.

Limitations on Stock Collateral

The Capital Stock and securities of a Subsidiary of MSC (other than the Momentive Canada Entities) that are owned by MSC or any Guarantor will constitute Collateral only to the extent that such Capital Stock and securities can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary (other than the Momentive Canada Entities) due to the fact that such Subsidiary’s Capital Stock and securities secure the Notes or any Guarantee, then the Capital Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral. As of the date of this prospectus, Momentive Canada is an indirect wholly owned subsidiary of Momentive Coop.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) such Subsidiary’s Capital Stock and securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the date of this prospectus, other than with respect to Momentive Coop whose shares of Capital Stock are part of the Collateral without regard to such limits described above, the Collateral includes shares of Capital Stock of the Subsidiaries only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the outstanding Notes. Certain of MSC’s foreign subsidiaries may have a value in excess of 20% of the principal amount of the Notes initially issued; accordingly MSC’s pledge of such stock as Collateral is limited to less than 20% of the Notes pursuant to these collateral cut back provisions.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, if MSC or any Guarantor creates any additional security interest upon any property or asset to secure any First-Priority Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second-priority security interest (subject to Permitted Liens, including the first-priority lien that secures obligations in respect of the First-Priority Lien Obligations) upon such property as security for the Notes. Also, if granting a security interest in such property requires the consent of a third party, MSC will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the holders of the Notes. If such third party does not consent to the granting of the second-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents and Intercreditor Agreement

The Notes are designated as “Additional Second Lien Obligations” under the Existing Second Lien Notes Collateral Agreement pursuant to a joinder and supplement thereto. The Security Documents and the security interests created thereunder inure to the benefit of the Trustee and the Holders of the Notes and define their rights and remedies thereunder. These security interests secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents.

The Issuers, the Trustee and the Intercreditor Agent have entered into a joinder to the Intercreditor Agreement. The Intercreditor Agreement may be amended from time to time without the consent of Holders of the Notes to add other parties holding other second-priority lien obligations and other First-Priority Lien Obligations permitted to be incurred under the Indenture. The Intercreditor Agent is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time at which First-Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if any Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the second-priority Liens. See “Risk Factors—Risks Related to an Investment in the Notes—Holders of notes will not control decisions regarding collateral.” At any time at which all First-Priority Lien Obligations have been discharged in full, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and the holders of other second-priority lien obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First-Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if saleable. See “Risk Factors—Risks Related to an Investment in the Notes—Additional indebtedness is secured by the collateral securing the notes, and the notes will be secured only to the extent of the value of the assets that have been granted as security for the notes and the guarantees, which may not be sufficient to satisfy our obligations under the notes.”

In addition, the Security Documents and the Intercreditor Agreement provide that, so long as there are First-Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First-Priority Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the Notes, (2) MSC and the Subsidiary Guarantors may require the Trustee to agree to modify the Security Documents or the Intercreditor Agreement, without the consent of the Trustee and the holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture and (3) the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officers’ Certificate delivered to such provider; provided, however, that such determination will not affect whether or not MSC has complied with its undertakings in the Indenture, the Security Documents or the Intercreditor Agreement. See “Risk Factors—Risks Related to an Investment in the Notes—Holders of notes will not control decisions regarding collateral.”

Further, the Intercreditor Agreement provides that, if any Issuer or Guarantor is subject to any bankruptcy, insolvency, liquidation or other debtor-relief proceeding (an “Insolvency Proceeding”), the Trustee and the holders of the Notes:

(1) will not contest such Issuer’s or Guarantors’, as applicable (x) use of cash collateral or (y) obtaining of any debtor-in-possession financing, in each case if the holders of First-Priority Lien Obligations desire to permit such use of cash collateral or debtor-in-possession financing, as applicable,

(2) will not request adequate protection or other relief in connection with any such use of cash collateral or any such debtor-in-possession financing, except as set forth in the following paragraph,

(3) if the Liens on any Collateral securing the First-Priority Lien Obligations (the “First-Priority Liens”) are subordinated to or are pari passu with the Liens on such Collateral securing any such debtor-in-possession financing, will subordinate the Liens on such Collateral securing the Notes on the same basis as such Liens are subordinated to the First-Priority Liens under the Intercreditor Agreement,

(4) will not contest (or support any other Person in contesting) (x) any request by the Intercreditor Agent or the holders of First-Priority Lien Obligations for adequate protection or (y) any objection made by the Intercreditor Agent or the holders of First-Priority Lien Obligations to any motion, relief, action or proceeding claiming a lack of adequate protection,

(5) will raise no objection to (or otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Priority Lien Obligations made by the Intercreditor Agent or any holder of First-Priority Lien Obligations, and, so long as First-Priority Lien Obligations are outstanding, will not seek any such relief in respect of the Collateral without the consent of the Intercreditor Agent and the requisite holders of First-Priority Lien Obligations,

(6) will raise no objection to (or otherwise contest) any lawful exercise by any holder of First-Priority Lien Obligations of the right to credit bid First-Priority Lien Obligations at any sale in foreclosure of Collateral,

(7) will raise no objection to (and will not otherwise contest) any other request for judicial relief made in any court by any holder of First-Priority Lien Obligations relating to the lawful enforcement of any Lien on Collateral,

(8) will raise no objection to (and will not otherwise contest) any order relating to a sale of assets of any Issuer or Guarantor for which the Intercreditor Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the First-Priority Liens and the Liens securing the Notes will attach to the proceeds of the sale on the same basis of priority as the First-Priority Liens rank to the Liens securing the Notes in accordance with the Intercreditor Agreement and

(9) so long as First-Priority Lien Obligations are outstanding, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the First-Priority Liens for costs or expenses of preserving or disposing of any Collateral.

Notwithstanding the foregoing, in any Insolvency Proceeding, (i) if any holders of First-Priority Lien Obligations are granted adequate protection in the form of additional collateral in connection with any debtor-in-possession financing or use of cash collateral, then the trustee or the holders of the Notes may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the First-Priority Liens and the Liens securing such debtor-in-possession financing on the same basis as the Liens securing the Notes are subordinated to the First-Priority Liens under the Intercreditor Agreement and (ii) in the event any holder of notes (or the trustee on behalf of itself or any holder of notes) receives adequate protection in the form of additional collateral, then the applicable holders of First-Priority Lien Obligations shall be granted a senior Lien on such additional collateral as security for the applicable First-Priority Lien Obligations, and any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First-Priority Lien Obligations and any other Liens granted to the Senior Lenders (as defined in the Intercreditor Agreement) as adequate protection on the same basis as the Liens securing the Notes are so subordinated to the First-Priority Liens under the Intercreditor Agreement.

See “Risk Factors—Risks Related to an Investment in the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

Subject to the terms of the Security Documents, the Issuers and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Intercreditor Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors—Risks Related to an Investment in the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”

Release of Collateral

The Issuers and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1) if all other Liens on such property or assets securing First-Priority Lien Obligations (including all commitments and letters of credit thereunder) are released and there are no outstanding Receivables Financings (or commitments therefor); provided, however, that (x) if the Issuers incur or any Guarantor subsequently incurs First-Priority Lien Obligations that are secured by liens on property or assets of the Issuers or any Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (8) of the definition of Permitted Liens or (y) MSC or any of its Restricted Subsidiaries subsequently enter into any Receivables Financings, then MSC and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First-Priority Lien Obligations, will be second priority Liens on the Collateral securing such First-Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First-Priority Lien Obligations, with the second-priority Lien held either by the administrative agent, collateral agent or other representative for such First-Priority Lien Obligations or by a collateral agent or other representative designated by MSC to hold the second-priority Liens for the benefit of the Holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2) to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales;”

(3) in the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor;

(4) in the case of a Guarantor making a Permitted Transfer to any Restricted Subsidiary of MSC; provided that such Permitted Transfer is permitted by clause (y) of the last paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets;”

(5) in respect of the property and assets of a Restricted Subsidiary that is a Guarantor, upon the designation of such Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(6) in respect of the property and assets of a Guarantor that at any time is not subject to a Lien securing First Priority Lien Obligations at such time; provided that if such property and assets is subsequently subject to a Lien securing First Priority Lien Obligations (other than assets excluded from the Collateral), such property and assets shall subsequently constitute Collateral hereunder; or

(7) as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date on which the First-Priority Lien Obligations are repaid in full and terminated (including all commitments and letters of credit thereunder), the second-priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First-Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Notes) will have the right to direct the Intercreditor Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second-priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Guarantees

MSC and each direct and indirect Restricted Subsidiary of MSC that is a Domestic Subsidiary on the Issue Date and that guarantees the obligations of MSC under the Credit Agreement jointly and severally, irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors are secured by second-priority security interests (subject to Permitted Liens) in the Collateral owned by such Guarantor. Such Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to an Investment in the Notes—Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests, and require note holders to return payments received.” After the Issue Date, MSC will cause certain domestic Subsidiaries that Incur or guarantee certain Indebtedness or that issued certain shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders of the Notes and their successors, transferees and assigns.

A Guarantee of a Restricted Subsidiary will be automatically released upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, in each case other than to MSC or a Subsidiary of MSC; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of MSC or any Subsidiary Guarantor;

(b) MSC designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(c) the release or discharge of all guarantees by such Restricted Subsidiary and the repayment of all Indebtedness and retirement of all Disqualified Stock of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to guarantee the Notes under the covenant described under “—Certain Covenants—Future Guarantors;”

(d) our exercise of our legal defeasance option or covenant defeasance option as described under “—Defeasance” with respect to the Notes, or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(e) such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First-Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security for the Notes—Release of Collateral.”

Book-Entry, Delivery and Form

General

Except as set forth below, the Exchange Notes will initially be issued in registered, global notes in global form without coupons (“Global Notes”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of The Depository Trust Company (“DTC”) or a nominee thereof. The old Notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) MSC, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Exchanges Among Global Notes

Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note or the IAI Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that, among other things, (1) beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (2) in the case of an exchange for an interest in an IAI Global Note, the interest in the Temporary Regulation S Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor.”

Beneficial interest in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144.

Beneficial interest in the Rule 144A Global Note may be exchanged for a beneficial interest in the IAI Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, (i) the beneficial interest in such Rule 144A Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor” and (ii) such transfer is being made in accordance with all applicable securities laws of the States of the United States of America and other jurisdictions. Beneficial interest in the IAI Global Note may be exchanged for a beneficial interest in the Rule 144A Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, such interest is being transferred in a transaction in accordance with Rule 144A.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the DTC Participant through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note, the IAI Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

The occurrence of any of the following events will constitute a “Change of Control:”

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of MSC and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) MSC becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of MSC; or

(3) individuals who on the Issue Date constituted the Board of Directors of MSC (together with any new directors whose election by such Board of Directors of MSC or whose nomination for election by the shareholders of MSC was approved by (a) a vote of a majority of the directors of MSC then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of MSC then in office.

The occurrence of any Change of Control will constitute an Event of Default under the Indenture unless the Issuers (i)(A) make an offer within 30 days following such Change of Control to all holders of the Notes to purchase all the Notes properly tendered (a “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and (B) purchase all the Notes properly tendered in accordance with the Change of Control Offer or (ii) exercise their right, within 30 days following such Change of Control, to redeem all the Notes as described under “—Optional Redemption.”

A “Change of Control Offer” means a notice mailed to each holder of the Notes with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuers will be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture applicable to a Change of Control Offer, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have failed to make a Change of Control Offer or purchase Notes pursuant thereto as described above by virtue thereof.

This Change of Control repurchase provision is a result of negotiations among MSC, the Issuers and the Initial Purchasers. MSC has no present intention to engage in a transaction involving a Change of Control, although it is possible that MSC could decide to do so in the future. Subject to the limitations discussed below, MSC could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect MSC capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future indebtedness of MSC may contain prohibitions on certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the purchase of the Notes pursuant to a Change of Control Offer could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers, MSC and the other Guarantors. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any such repurchases. See “Risk Factors—Risks Related to an Investment in the Notes—The Issuers may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of MSC and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of Issuers and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relative to a Change of Control Event of Default may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes, respectively, until such time as tendered Notes must be purchased.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

MSC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and MSC will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock; provided, however, that MSC and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of MSC for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by MSC or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $2.675 billion plus an aggregate additional principal amount of Consolidated Total Indebtedness constituting First-Priority Lien Obligations outstanding at any one time that does not cause the Consolidated Secured Debt Ratio of MSC to exceed 3.75 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes or the Exchange Notes (not including any additional Notes) and the related Guarantees, as applicable;

(c) Indebtedness existing on the Issue Date (after giving effect to the Offering Transactions) (other than Indebtedness described in clauses (a) and (b)), including the Existing Debentures, the Existing Second Lien Notes, the Existing Senior Secured Notes and the guarantees thereof;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by MSC or any of its Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred (or deemed Incurred as provided under clause (n) below) pursuant to this clause (d), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by MSC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of MSC or any of its Restricted Subsidiaries providing for adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of MSC in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that, at the time of closing, the amount of such Indebtedness is not determinable and, to the extent such Indebtedness thereafter becomes fixed and determined, the Indebtedness is paid within 60 days thereafter;

(g) Indebtedness of MSC to a Restricted Subsidiary; provided, however, that any such Indebtedness owed to a Restricted Subsidiary that is not an Issuer or a Guarantor is subordinated in right of payment to the obligations of MSC under its Guarantee; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to MSC or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to MSC or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to MSC or another Restricted Subsidiary; provided, however, that if a Guarantor Subsidiary incurs such Indebtedness to a Restricted Subsidiary that is not an Issuer or a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such

Guarantor; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not Incurred for speculative purposes: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations in respect of performance, bid and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by MSC or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of MSC or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which MSC, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by MSC or any of its Restricted Subsidiaries of Indebtedness or other obligations of MSC or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by MSC or such Restricted Subsidiary is permitted under the terms of the Indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Guarantor, as applicable;

(n) the Incurrence by MSC or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or defease any Indebtedness Incurred as permitted under the first paragraph of this covenant or clause (b), (c), (d), (n), (o) and/or (s) of this paragraph or any Indebtedness Incurred to so refund or refinance such Indebtedness, including, in each case, any Indebtedness Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any Notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances Indebtedness junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of MSC that is not a Guarantor that refinances Indebtedness of MSC or another Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of MSC or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

provided further, however, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of (A) the Notes, (B) any Secured Indebtedness constituting a First-Priority Lien Obligation or (C) any Existing Debentures consisting of pollution control bonds;

(o) Indebtedness or Disqualified Stock of (x) MSC or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by MSC or any of its Restricted Subsidiaries or merged with or into MSC or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) MSC would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to MSC or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of MSC or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) Indebtedness of Foreign Subsidiaries of MSC for working capital purposes or any other purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) other than for working capital purposes, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $150 million and 5.0% of Total Assets at the time of Incurrence;

(u) Indebtedness of MSC or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, entered into in the ordinary course of business;

(v) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of MSC or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million; and

(w) Indebtedness issued by MSC or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of MSC or any of its direct or indirect parent companies to the extent permitted under clause (b)(4) of the covenant described under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (a) through (w) above or pursuant to the first paragraph of this covenant but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, MSC shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of MSC, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding the foregoing, the Issuers may not incur any Indebtedness or issue any shares of Disqualified Stock or Preferred Stock unless all of the Issuers’ obligations with respect thereto are fully and unconditionally guaranteed by MSC; provided, however, such guarantee will be deemed to be full and unconditional even if subject to the same kinds of limitations applicable to the Guarantee by MSC of the Notes.

Limitation on Restricted Payments

(a) MSC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of MSC’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of MSC; or (B) dividends or distributions by a Restricted Subsidiary; provided, however, that, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, MSC or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(2) purchase or otherwise acquire or retire for value any Equity Interests of MSC or any direct or indirect parent company of MSC;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of MSC or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, MSC could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MSC and its Restricted Subsidiaries after the Existing Second Lien Notes Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of paragraph (b) below, but excluding all other Restricted Payments permitted by paragraph (b) below), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of MSC for the period (taken as one accounting period) from June 30, 2006 to the end of MSC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by MSC after the Existing Second Lien Notes Issue Date from the issue or sale of Equity Interests of MSC (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of MSC or an employee stock ownership plan or trust established by MSC or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of cash contributions to the capital of MSC, and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received after the Existing Second Lien Notes Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, contributions from the issuance of Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of MSC or any Restricted Subsidiary

issued after the Existing Second Lien Notes Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in MSC (other than Disqualified Stock) or any direct or indirect parent of MSC (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by MSC or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by MSC or any Restricted Subsidiary, in each case subsequent to the Existing Second Lien Notes Issue Date, from:

(A) the sale or other disposition (other than to MSC or a Restricted Subsidiary of MSC) of Restricted Investments made by MSC and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from MSC and its Restricted Subsidiaries by any Person (other than MSC or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of paragraph (b) below),

(B) the sale (other than to MSC or a Restricted Subsidiary of MSC) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of MSC has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, MSC or a Restricted Subsidiary of MSC, in each case subsequent to the Existing Second Lien Notes Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of MSC in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of paragraph (b) below or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (iii)(2), (3), (4), (5) and (6) above shall be determined in good faith by MSC and

(A) in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in an Officers’ Certificate,

(B) in the event of property with a Fair Market Value in excess of $25 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of MSC or

(C) in the event of property with a Fair Market Value in excess of $50 million, shall be set forth in writing by an Independent Financial Advisor.

(b) The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution (i) within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture or (ii) declared on or prior to the Existing Second Lien Notes Issue Date;

(2) (A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of MSC or any direct or indirect parent company of MSC or Subordinated Indebtedness of MSC or any Subsidiary Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of MSC or any direct or indirect parent company of MSC or contributions to the equity capital of MSC (other than Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock or any Equity Interests sold to a Subsidiary of MSC or to an employee stock ownership plan or any trust established by MSC or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of MSC or to an employee stock ownership plan or any trust established by MSC or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of MSC or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of new Indebtedness of Issuers or such Subsidiary Guarantor, respectively, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(B) such Indebtedness is subordinated to the Notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased acquired or retired for value,

(C) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired or (y) one year following the last maturity date of any Notes then outstanding; and

(D) such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased or acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;

(4) the redemption, repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of MSC to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of MSC or any direct or indirect parent company of MSC held by any future, present or former employee, director or consultant of MSC or any direct or indirect parent company of MSC or any Subsidiary of MSC pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by MSC or any of its Restricted Subsidiaries from the sale of Equity Interests (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock) of MSC or any direct or indirect parent company of MSC (to the extent contributed to MSC) to members of management, directors or consultants of MSC and its Restricted Subsidiaries or any direct or indirect parent company of MSC that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (iii) of paragraph (a) of this covenant); plus

(B) the cash proceeds of key man life insurance policies received by MSC or any direct or indirect parent company of MSC (to the extent contributed to MSC) and its Restricted Subsidiaries after the Issue Date;

(provided, however, that MSC may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (4) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of MSC or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Second Lien Notes Issue Date and the declaration and payment of dividends to any direct or indirect parent company of MSC, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of MSC issued after the Issue Date the proceeds of which were contributed to MSC; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), MSC would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by MSC from the issuance of Designated Preferred Stock (other than Disqualified Stock) issued after the Existing Second Lien Notes Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $40 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on MSC’s common stock (or the payment of dividends to any direct or indirect parent of MSC to fund the payment by any direct or indirect parent of MSC of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by MSC from any public offering of common stock or contributed to MSC by any direct or indirect parent of MSC from any public offering of common stock;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $50 million and 1.0% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to MSC or a Restricted Subsidiary of MSC by, Unrestricted Subsidiaries;

(12) (A) with respect to each tax year or portion thereof that any direct or indirect parent of MSC qualifies as a Flow Through Entity, the distribution by MSC to the holders of Capital Stock of such direct or indirect parent of MSC of an amount equal to the product of (i) the amount of aggregate net taxable income of MSC allocated to the holders of Capital Stock of MSC for such period and (ii) the Presumed Tax Rate for such period; and

(B) with respect to any tax year or portion thereof that any direct or indirect parent of MSC does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of MSC that files a consolidated U.S. federal tax return that includes MSC and its subsidiaries in an amount not to exceed the amount that MSC and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if MSC and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of any Restricted Payment, if applicable:

(A) in amounts required for any direct or indirect parent of MSC to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of MSC, and general corporate overhead expenses of any direct or indirect parent of MSC, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of MSC and its respective Subsidiaries;

(B) in amounts required for any direct or indirect parent of MSC, to pay interest or principal on Indebtedness the proceeds of which have been contributed to MSC or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, MSC Incurred in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred Stock;” provided, however, that any such contribution will not increase the amount available for Restricted Payments under clause (iii) of the immediately preceding paragraph or be used to incur Contribution Indebtedness or to make a Restricted Payment pursuant to paragraph (b) of this covenant (other than payments permitted by this clause (13); provided further, however, any such dividends, other distributions or other amounts used to pay interest are treated as interest payments of MSC for purposes of the Indenture; and

(C) in amounts required for any direct or indirect parent of MSC to pay fees and expenses, other than to Affiliates of MSC, related to any unsuccessful equity or debt offering of such parent;

(14) cash dividends or other distributions on MSC’s Capital Stock used to, or the making of loans to any direct or indirect parent of MSC to, fund the payment of fees and expenses incurred in connection with the Hexion Recapitalization, the Offering Transactions or in respect of amounts owed by MSC or any Restricted Subsidiary of MSC to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with affiliates;”

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(17) in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of MSC or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 101% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 101% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers (or a third party to the extent permitted by the Indenture) have made a Change of Control Offer with respect to the Notes as a result of such Change of Control and have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(18) in the event of an Asset Sale that requires the Issuers to offer to purchase Notes pursuant to the covenant described under “—Asset Sales,” the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of MSC or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 100% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that (i) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers (or a third party to the extent permitted by the Indenture) have made an Asset Sale Offer with respect to the Notes as a result of such Asset Sale and have repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer and (ii) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness, Disqualified Stock and Preferred Stock may not exceed the amount of the Excess Proceeds used to determine the aggregate purchase price of the Notes tendered for in such Asset Sale Offer less the aggregate amount applied in connection with such Asset Sale Offer;

(19) any Restricted Payments made in connection with the consummation of the Hexion Recapitalization, as set forth under the heading “Use of Proceeds” in the Existing Second Lien Notes Offering Circular, the payment of the dividend declared in May 2005 but not yet paid in the amount included in other long-term liabilities as of June 30, 2006, and the repayment or repurchase of the Parish of Ascension, Louisiana Industrial Revenue Bonds of Holdings; and

(20) Restricted Payments by MSC or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11), (17) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of MSC’s Subsidiaries were Restricted Subsidiaries, except that (i) subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing Second Lien Notes Indenture were Unrestricted Subsidiaries and (ii) HAI is not subject to the covenants described under “—Certain Covenants.” MSC will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by MSC and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For the purposes of this covenant, any payment made on or after the Existing Second Lien Notes Issue Date but prior to the Issue Date will be deemed to be a “Restricted Payment” to the extent that such payment would have been a Restricted Payment had the Indenture been in effect at the time of such payment (and, to the extent that such Restricted Payment was permitted by clauses (1) through (20) above or as a Permitted Investment, such Restricted Payment may be deemed by MSC to have been made pursuant to such clause or as such a Permitted Investment).

Dividend and Other Payment Restrictions Affecting Subsidiaries

MSC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to MSC or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or by, its profits or (ii) pay any Indebtedness owed to MSC or any of its Restricted Subsidiaries;

(b) make loans or advances to MSC or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to MSC or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement, the other Senior Credit Documents, the Existing Debentures, the Existing Second Lien Notes, the Existing Senior Secured Notes and the guarantees thereof;

(2) the Indenture, the Notes (and any Exchange Notes and guarantees thereof), the Security Documents and the Intercreditor Agreement;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by MSC or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations or Capitalized Lease Obligations, in each case for property so acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness

(i) of (A) MSC or (B) any Restricted Subsidiary of MSC, in each case that (x) is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, an Officer determines reasonably in good faith that any such encumbrance or restriction will not materially adversely affect MSC’s ability to honor its Guarantee of the Notes, or

(ii) that is Incurred by a Foreign Subsidiary of MSC subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that such encumbrance or restriction applies only to Foreign Subsidiaries of MSC; or

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings,

replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of MSC, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to MSC or a Restricted Subsidiary to other Indebtedness Incurred by MSC or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

MSC will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) MSC or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by MSC) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by MSC or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(a) any liabilities (as shown on MSC’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of MSC or any Restricted Subsidiary of MSC (other than liabilities that are by their terms subordinated to the Notes or the Guarantees of the Notes, as the case may be) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by MSC or such Restricted Subsidiary from such transferee that are converted by MSC or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by MSC or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3% of Total Assets and $70 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after MSC’s or any Restricted Subsidiary of MSC’s receipt of the Net Proceeds of any Asset Sale, MSC or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale at its option to any one or more of the following:

(1) to permanently reduce (A) any Indebtedness constituting First-Priority Lien Obligations or Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto), (B) the Notes or (C) any Pari Passu Indebtedness; provided, however, that if the Issuers or any Guarantor shall so reduce any Pari Passu Indebtedness (other than any First-Priority Lien Obligation), the Issuers will equally and ratably reduce Indebtedness under the Notes as provided under “Optional Redemption”, through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) and/or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes); or

(2) to an investment in any one or more businesses or capital expenditures, in each case used or useful in a Similar Business; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of MSC or, if such Person is a Restricted Subsidiary of MSC, in an increase in the percentage ownership of such Person by MSC or any Restricted Subsidiary of MSC; or

(3) to make an investment in any one or more businesses; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of MSC or, if such Person is a Restricted Subsidiary of MSC, in an increase in the percentage ownership of such Person by MSC or any Restricted Subsidiary of MSC).

Pending the final application of any such Net Proceeds, MSC or such Restricted Subsidiary of MSC may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture. The Indenture provides that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustees. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the applicable trustees shall select the Notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds which served as the basis for such Asset Sale Offer shall be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

If more Notes (and Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, the principal amount of the Notes (and Pari Passu Indebtedness, as applicable) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes (or Pari Passu Indebtedness, as applicable) of $1,000 or less shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuers default in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Transactions with Affiliates

MSC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of MSC (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7.5 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to MSC or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by MSC or such Restricted Subsidiary with an unaffiliated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, MSC delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of MSC approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among MSC or any of its Restricted Subsidiaries and (b) any merger of MSC and any direct parent company of MSC; provided, however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of MSC and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) (x) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (a) $6.0 million and (b) 2.0% of EBITDA of MSC and its Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (x) above in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of MSC or any Restricted Subsidiary or any direct or indirect parent company of MSC;

(5) payments by MSC or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of MSC in good faith or (y) made pursuant to any agreement described under the caption “Certain relationships and related party transactions” in the Offering Circular (or in documents incorporated by reference therein);

(6) transactions in which MSC or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to MSC or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of MSC in good faith;

(8) the existence of, or the performance by MSC or any of its Restricted Subsidiaries under the terms of, any agreement or instrument as in effect as of the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by MSC or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, any agreement described under the caption “Certain Relationships and Related Party Transactions” in the documents incorporated by reference herein and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by MSC or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the execution of the Offering Transactions and the payment of all fees and expenses related to the Offering Transactions, including fees to the Sponsor, that are described in the Offering Circular;

(11) (a) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of MSC;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of MSC or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (b)(12)(a) of the covenant described under “—Limitation on Restricted Payments;”

(16) any contribution to the capital of MSC;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets;”

(18) pledges of Equity Interests of Unrestricted Subsidiaries;

(19) any employment agreements entered into by MSC or any of the Restricted Subsidiaries in the ordinary course of business; and

(20) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of MSC in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of MSC and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens

MSC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) on any asset or property of MSC or such Restricted Subsidiary of MSC, or any income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned at the Issue Date or thereafter acquired, (i) that secures any Indebtedness of any Person (other than Permitted Liens) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Subordinated Indebtedness) such Indebtedness so long as such Indebtedness is so secured and (ii) that secures any First-Priority Lien Obligation of MSC or any Subsidiary Guarantor without effectively providing that the Notes or the applicable Guarantee, as the case may be, shall be granted a second-priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First-Priority Lien Obligations; provided, however, that if granting such second-priority security interest requires the consent of a third party, MSC will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second-priority security interest after the use of commercially reasonable efforts, MSC will not be required to provide such security interest.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (i) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, MSC shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of MSC, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness”.

Reports and Other Information

Notwithstanding that MSC may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, MSC will file with the SEC (and provide the Trustee and holders of the Notes with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which MSC would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that MSC shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event MSC will make available such information to prospective purchasers of Notes, including by posting such reports on the primary website of MSC or its Subsidiaries, in addition to providing such information to the Trustee and the holders of the Notes, in each case within 15 days after the time MSC would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that (a) the rules and regulations of the SEC permit MSC and any direct or indirect parent company of MSC to report at such parent entity’s level on a consolidated basis and such parent entity of MSC is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of MSC, or (b) any direct or indirect parent of MSC becomes a guarantor of the Notes, the Indenture permits MSC to satisfy its obligations in this covenant with respect to financial information relating to MSC by furnishing financial information relating to such parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than MSC and its Subsidiaries, on the one hand, and the information relating to MSC, the Guarantors, if any, and the other Subsidiaries on a standalone basis, on the other hand.

In addition, MSC shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, MSC will be deemed to have furnished such reports referred to above to the Trustee and the holders of the Notes if MSC has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Future Guarantors

Each of our Restricted Subsidiaries that is a guarantor under the Credit Agreement guarantees the Notes in the manner and on the terms set forth in the Indenture.

MSC will cause each of its Restricted Subsidiaries (other than (x) a Foreign Subsidiary; (y) or a Receivables Subsidiary or (z) a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries) that guarantees any Indebtedness of MSC, the Issuers or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes on the terms and conditions set forth in the Indenture. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee by a Restricted Subsidiary may be released as described under “—Guarantees.”

Impairment of Security Interest

Subject to the rights of the holders of Permitted Liens, MSC will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes, subject to limited exceptions. MSC shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers” or under the Intercreditor Agreement.

After-Acquired Property

Upon the acquisition by the Issuers, MSC or any Guarantor of any First-Priority After-Acquired Property, the Issuers, MSC or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes—Limitations on Stock Collateral”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second-priority security interest in such First-Priority After-Acquired Property requires the consent of a third party, MSC will use commercially reasonable efforts to obtain such consent with respect to the second-priority interest for the benefit of the Trustee on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second-priority security interest after the use of such commercially reasonable efforts, MSC or such Guarantor, as the case may be, will not be required to provide such security interest.

Limitation on Indenture Restricted Subsidiaries

MSC will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission could reasonably be expected to or would have the result of any Existing Debentures Subsidiary being an Indenture Restricted Subsidiary at any time when the negative covenants contained in the Existing Debentures are applicable to an Indenture Restricted Subsidiary unless such Subsidiary concurrently becomes a Subsidiary Guarantor and, after giving effect thereto, there is no default under the Existing Debentures.

Limitation on Issuers

MSC will not cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of the Issuers (except to the extent either of the Issuers is merged with and into MSC or a Guarantor in accordance with the terms of the Indenture). The Issuers will not own any material assets or other property, other than Indebtedness or other obligations owing to the Issuers by MSC and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. The Issuers will not Incur any material liabilities or obligations other than their obligations pursuant to the Notes, the Indenture, the Credit Agreement, the Security Documents and other Indebtedness permitted to be Incurred by the Issuers as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant.

Merger, Consolidation or Sale of All or Substantially All Assets

(a) MSC will not consolidate or merge with or into or wind up into (whether or not MSC is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) MSC is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than MSC) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (MSC or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than MSC) expressly assumes all the obligations of MSC under the Indenture and its Guarantee of the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for MSC and its Restricted Subsidiaries immediately prior to such transaction; and

(5) MSC shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, MSC under the Indenture and its Guarantee of the Notes and MSC, the Guarantors and the Issuers shall be released from the obligation to guarantee, or, to pay, if applicable, the principal of and interest on the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to MSC or to another Restricted Subsidiary, and (b) MSC may merge with an Affiliate incorporated solely for the purpose of reincorporating MSC in another state of the United States so long as the amount of Indebtedness of MSC and its Restricted Subsidiaries is not increased thereby.

(b) An Issuer may not, and MSC will not permit an Issuer to, consolidate, merge or amalgamate with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) such Issuer is the surviving entity or the Person formed by or surviving any such consolidation merger or amalgamation (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or unlimited liability company organized and existing under the laws of Canada or the laws of any political subdivision thereof or the laws of the United States of America, any state thereof or the District of Columbia, or any territory thereof (such Issuer or such Person, as the case may be, being herein called, a “Successor Issuer”);

(2) a Successor Issuer (if other than such Issuer) expressly assumes, all the obligations of such Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of a Successor Issuer as a result of such transaction as having been Incurred by such Successor Issuer at the time of such transaction), no Default shall have occurred and be continuing; and

(4) MSC shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, transfer and such supplemental indenture (if any) comply with the Indenture.

A Successor Issuer will be the successor to the predecessor Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Issuer under the Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes. Notwithstanding the foregoing clause (3), an Issuer may consolidate with, merge into, amalgamate with or transfer all or part of its property and assets to MSC or a Restricted Subsidiary.

(c) MSC will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Hexion Recapitalization described in the Offering Circular) unless:

(1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantors’ Guarantee of the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee of the Notes and such Guarantor shall be released from its obligation to guarantee or to pay, if applicable, the principal of, or interest on, the Notes. Notwithstanding the foregoing clause (3), (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with another Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Permitted Transfer”) to (x) MSC or any Guarantor or (y) any Restricted Subsidiary of MSC that is not a Guarantor; provided that at the time of each such Permitted Transfer pursuant to clause (y) the aggregate amount of all such Permitted Transfers since the Issue Date shall not exceed 5.0% of the Total Assets as shown on the most recent available balance sheet of MSC and the Restricted Subsidiaries after giving effect to each such Permitted Transfer and including all Permitted Transfers occurring from and after the Existing Second Lien Notes Issue Date (excluding Permitted Transfers in connection with the Hexion Recapitalization).

Defaults

An Event of Default with respect to all the Notes is defined in the Indenture as:

(1) a default in any payment of interest or any Additional Amounts on any Note when due continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by MSC to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by MSC or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “—Certain Covenants” (in each case, other than a failure to purchase Notes when required under the covenant described under “—Certain Covenants—Asset Sales”),

(5) the failure by MSC or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (other than those referred to in (1), (2), (3) or (4) above),

(6) the failure by MSC or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to MSC or a Restricted Subsidiary of MSC) within any applicable grace period after final maturity or the acceleration of any such Indebtedness (or, with respect to the pollution control bonds constituting Existing Debentures, failure to pay under the guarantees of MSC and its applicable Restricted Subsidiaries related thereto) by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7) certain events of bankruptcy, insolvency or reorganization of MSC, either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(8) failure by MSC or any Significant Subsidiary to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(9) the Guarantee of any Notes by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or by the Indenture) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee of any Notes and such Default continues for 10 days,

(10) unless such Liens have been released in accordance with the provisions of the Security Documents, Liens in favor of the Holders of the Notes with respect to all or substantially all of the

Collateral cease to be valid or enforceable, or MSC shall assert or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary Guarantor, MSC fails to cause such Subsidiary Guarantor to rescind such assertions within 30 days after MSC has actual knowledge of such assertions,

(11) the failure by MSC, the Issuers or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (9) and (10) the “security default provisions”), or

(12) a Change of Control shall occur and the Issuers do not cure this event as permitted under the Indenture (the “change of control default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4), (5) or (11) will not constitute an Event of Default until the Trustee notifies the Issuers or the holders of at least 25% in principal amount of outstanding Notes notify the Issuers and the Trustee of the default and the Issuers do not cure such default within the time specified in clauses (4), (5) and (11) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of either of the Issuers or MSC) occurs and is continuing, the Trustee by notification to the Issuers or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers and the Trustee may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or MSC occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the

Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults with respect to the Notes, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions and the provisions of the Intercreditor Agreement, the Indenture, the Intercreditor Agreement and the related Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes, then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes). Notwithstanding the foregoing, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of such Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on such Note,

(3) reduce the principal of or change the Stated Maturity of such Note,

(4) reduce the amount payable upon the redemption of such Note or change the time when any such Note may be redeemed as described under “—Optional Redemption” or “—Redemption for Changes in Withholding Taxes,”

(5) make such Note payable in money other than that stated in such Note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate such Note or any Guarantee of such Note to any other Indebtedness of the Issuers or any Guarantor,

(9) except as expressly permitted by the Indenture, modify the Guarantees in any manner adverse to the holders of such Note,

(10) make any change in the Intercreditor Agreement or the provisions in the Indenture dealing with the application of Trust proceeds of the Collateral that would adversely affect the Noteholders, or

(11) make any change in the provisions described under “—Additional Amounts” that adversely affects the rights of any Noteholder or amend the terms of such Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes), no amendment or waiver may release from the Lien of the Indenture and the Security Documents all or substantially all of the Collateral.

Without the consent of any holder, the Issuers, the Guarantors and the Trustee may amend the Indenture, the Notes, any Security Document or the Intercreditor Agreement to cure any ambiguity, omission, defect, mistake or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuers or any Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture or the Security Documents, to add additional secured creditors holding other second priority obligations or additional First Priority Lien Obligations so long as such obligations are not prohibited by the Indenture, to add to the covenants of MSC or any Restricted Subsidiaries for the benefit of the holders or to surrender any right or power conferred upon the Issuers or any Guarantor, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to any provision of the “Description of Notes” to the extent that such provision in this “Description of Notes” was intended by the Issuers to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to make certain changes to the Indenture to provide for the issuance of additional Notes or to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes. In addition, the Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First-Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

The Indenture provides that in determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination. As a result, Notes held by the Sponsor will not be able to vote in respect of any direction, waiver or consent so long as the Sponsor controls the Issuers.

After an amendment under the Indenture becomes effective, the Issuers are required to mail to the respective Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No affiliate, director, officer, employee, incorporator or holder of any Equity Interests in MSC, the Issuers or any direct or indirect parent corporation of MSC, as such, will have any liability for any obligations of the

Issuers under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note, selected for redemption or to transfer or exchange any such Note for a period of 15 days prior to a selection of such Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers or the Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and their obligations under the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace Notes that have been mutilated, destroyed, lost or stolen and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the security default provisions, and the change of control default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and certain provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the Notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and the Security Documents so long as no Notes are then outstanding.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries, (9), (10), (11) or (12) under “—Defaults” or because of the failure of MSC to comply with clause (a)(4) under “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the Notes, not theretofore delivered to the Trustee for cancellation have become due and payable.

Concerning the Trustee

Wilmington Trust Company is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and a Paying Agent with regard to the Notes. Wilmington Trust Company is also the trustee under the Existing Second Lien Notes Indenture.

Wilmington Trust FSB, an affiliate of Wilmington Trust Company, serves as trustee for the Existing Senior Secured Notes. Consequently, if a default occurs with respect to the Notes, the Existing Second Lien Notes or the Existing Senior Secured Notes, Wilmington Trust FSB or Wilmington Trust Company (as applicable) may be considered to have a conflicting interest for the purposes of the TIA. In that case, the applicable trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default with respect to any Notes occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

The Indenture, the Security Documents, the Intercreditor Agreement and the Notes are governed by, and construed in accordance with, the laws of the State of New York (or, to the extent required, the law of the jurisdiction in which the Collateral is located).

Enforceability of Judgments

Since a significant portion of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or a Subsidiary, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the Notes, may not be collectible within the United States.

The Canadian Issuer has been informed by its Nova Scotia counsel Stewart McKelvey, that in such counsel’s opinion the laws of the Province of Nova Scotia (the “Province”) and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province on a final and conclusive judgment in personam of a United States federal court or a court of the State of New York sitting in the Borough of Manhattan in The City of New York (a “New York Court”), respecting the enforcement of the Notes, the Indenture, the Registration Rights Agreement or the Security Documents, that is not impeachable as void or voidable under the laws of the State of New York and that is for a sum certain in money if:

(1) the New York Court that rendered such judgment has jurisdiction over the judgment debtor, as recognized by the courts of the Province and in accordance with its conflict of laws rules (and the enforceable submission by the Canadian Issuer in the Indenture to the jurisdiction of the New York Court will be sufficient for this purpose);

(2) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of fundamental principles of procedure and the enforcement thereof would not be inconsistent with public policy, as each of such terms is understood under the laws of the Province and the federal laws of Canada applicable therein;

(3) such judgment not obtained contrary to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

(4) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, public or penal laws or other laws of a public nature;

(5) the action to enforce such judgment is commenced within six years after the date of such judgment; and

(6) the judgment is not contrary to the final and conclusive judgment of any court in the Province or in any other jurisdiction.

Furthermore, we have been advised by such counsel, that absent procedural concerns or concerns respecting particular laws of the State of New York, such counsel would not foresee a court of competent jurisdiction in the Province, on public policy grounds, refusing to enforce a final and conclusive judgment in personam of a New York Court for a definite sum of money with respect to a matter under the Registration Rights Agreement, the Security Documents, the Indenture or on the Notes where a substantially similar judgment would have been granted by the Nova Scotia court had such matter been within the jurisdiction of the Nova Scotia court and properly come before it. Such counsel has no knowledge of New York law or New York procedure but is not aware of any general public policy concerns with respect thereto having been raised by any Nova Scotia court.

Consent to Jurisdiction and Service

The Canadian Issuer has appointed Corporation Service Company, 521 Fifth Avenue, New York, New York 10175 as its agent for actions relating to the Notes, the Indenture, the Registration Rights Agreement or the Security Documents or brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or its predecessor (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period commencing after September 30, 2006 the amount determined in accordance with clause (3) of the covenant described under “—Certain Covenants—Transactions with Affiliates;”

(5) plant closure and severance costs and charges; plus

(6) impairment charges, including the write-down of Investments; plus

(7) non-operating expenses; plus

(8) restructuring expenses and charges; plus

(9) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Issue Date; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; less, without duplication,

(10) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period, including the amortization of employee benefit plan prior service costs); minus

(11) non-operating income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Note; and

(2) the excess of:

(A) the present value at such redemption date of the sum of (i) the redemption price of such Note at November 15, 2015 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such Note through November 15, 2015 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a Sale/Leaseback Transaction) of MSC or any Restricted Subsidiary of MSC other than in the ordinary course of business (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to MSC or another Restricted Subsidiary of MSC other than directors’ or other legally required qualifying shares) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities;

(b) disposition of obsolete, damaged or worn out equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(c) the disposition of all or substantially all of the assets of MSC in a manner permitted pursuant to paragraph (a) of the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(d) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(e) any disposition of assets of MSC or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which disposition or issuance has an aggregate Fair Market Value of less than $12.5 million;

(f) any disposition of assets to MSC or any Restricted Subsidiary of MSC, including by way of merger;

(g) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by MSC;

(h) any disposition of assets received by MSC or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) any disposition of inventory in the ordinary course of business;

(k) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(l) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements, (iii) the reservation or presale of production capacity of MSC or any of its Restricted Subsidiaries by one or more third parties;

(o) sales or grants of licenses or sublicenses to use MSC’s or any of its Restricted Subsidiaries patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology; and

(p) any Sale/Leaseback Transaction pursuant to which MSC or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $15 million.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to MSC whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Canadian Issuer” means Hexion Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company, and any successor in interest thereto.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of MSC described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years after the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper issued by a corporation (other than an Affiliate of MSC) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsor or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition;

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10) instruments equivalent to those referred to in clauses (1) through (8) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Specified Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of the Specified Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred for such period in connection with any Receivables Financing of the Specified Person or any of its Restricted Subsidiaries which are payable to Persons other than MSC and its Restricted Subsidiaries;

(4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Restricted Subsidiaries and all Preferred Stock (including Designated Preferred Stock) of any such Restricted Subsidiaries, in each case held by Persons other than MSC or a Wholly Owned Subsidiary (in each such case other than (x) dividends payable solely in Capital Stock (other than Disqualified Stock) of MSC and (y) dividends that are payable only at such time as there are no Notes outstanding); and

(5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Restricted Subsidiaries; less

(6) interest income of the Specified Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including any severance expenses, expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to new product lines, plant shutdown costs and acquisition integration cost and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Hexion Recapitalization or otherwise, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business (as determined in good faith by the Board of Directors of MSC) shall be excluded;

(6) any net after-tax gains or losses attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that (without duplication) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” shall be included, to the extent not otherwise deducted, as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any impairment charges or asset write-offs and amortization or intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11) any non-cash compensation expense realized from any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(14) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(15) non-cash charges for deferred tax asset valuation allowances shall be excluded;

(16) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Hexion Recapitalization or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded; and

(17) any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of MSC or a Restricted Subsidiary of MSC to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (iii)(4) and (5) of paragraph (a) thereof.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of MSC and its Restricted Subsidiaries on the date of determination that constitutes First-Priority Lien Obligations to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of MSC and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (8) of the definition of “Permitted Liens,” MSC or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of MSC and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of MSC and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of MSC, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, minus (3) the aggregate amount of all Unrestricted Cash on the consolidated balance sheet of MSC and its Restricted Subsidiaries as of such date of determination, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of MSC or any of its Restricted Subsidiaries that is a Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of MSC by any stockholder of MSC (other than a Restricted Subsidiary) after the Issue Date; provided, however, that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of MSC the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of any Notes then outstanding,

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof; and

(3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under the covenant described in “—Certain Covenants—Limitation on Restricted Payments.”

“Credit Agreement” means (i) the amended and restated credit agreement among MSC, certain Subsidiaries of MSC, the financial institutions named therein, and JPMorgan Chase Bank, N.A, as Administrative Agent and Collateral Agent entered into prior to the consummation of the Offering Transactions, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder and (ii) whether of not the credit agreement referred to in clause (i) remains outstanding, if designated by MSC to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by MSC or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of MSC or any direct or indirect parent company of MSC, as applicable (other than Disqualified Stock), that is issued for cash (other than to MSC or any of its Subsidiaries or an employee stock ownership plan or trust established by MSC or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of MSC or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by MSC in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means Adjusted EBITDA but without giving effect to clause (9), contained therein.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of MSC or any direct or indirect parent company of MSC, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to MSC’s or such direct or indirect parent company’s common stock registered on Form S-8;

(2) any such public or private sale that constitutes an Excluded Contribution; and

(3) any Cash Contribution Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the additional Notes issued as contemplated by the Registration Rights Agreement.

“Excluded Contributions” means Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of MSC) received by the by MSC after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of MSC or to any MSC or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of MSC,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of MSC, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Debentures” means MSC’s 7.875% Debentures due 2023, 8.375% Sinking Fund Debentures due 2016 and 9.2% Debentures due 2021.

“Existing Debentures Subsidiary” means each corporation of which MSC, or MSC and one or more Existing Debentures Subsidiaries, or any one or more Existing Debentures Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

“Existing Fixed Rate Second Lien Notes” means the 9 3/4% Second-Priority Senior Secured Notes due 2014 issued by Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC.

“Existing Second Lien Notes Collateral Agreement” means the Collateral Agreement dated November 3, 2006 by and among MSC, each Subsidiary of MSC party thereto and Wilmington Trust Company, as collateral agent for the holders of the Existing Second Lien Notes.

“Existing Second Lien Notes Issue Date” means November 3, 2006.

“Existing Second Lien Notes Offering Circular” means the Offering Circular dated October 27, 2006, with respect to the Existing Second Lien Notes.

“Existing Second Lien Notes” means (i) the Second-Priority Senior Secured Floating Rate Notes due 2014 issued by Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC and (ii) the Existing Fixed Rate Second Lien Notes.

“Existing Second Lien Notes Indenture” means the Indenture among the Issuers, MSC, The Wilmington Trust Company, as trustee, and the other parties thereto dated November 3, 2006 with respect to the Existing Second Lien Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing Senior Secured Notes” means the $1 billion of 8.875% Senior Secured Notes due 2018 issued by Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC.

“Existing Senior Secured Notes Indenture” means the Indenture among the Issuers, MSC, Wilmington Trust FSB, as trustee, and the other parties thereto dated January 29, 2010 with respect to the Existing Senior Secured Notes, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
“First-Priority After-Acquired Property” means any property (other than the initial collateral) of MSC, the Issuer or any Subsidiary Guarantor that secures any Secured Bank Indebtedness.

“First-Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of MSC and its Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of MSC or any of its Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case that are secured by Liens granted pursuant to any Senior Credit Document.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that MSC or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions or dispositions of operating units of a business, mergers, consolidations, discontinued operations (as determined in accordance with GAAP), and any operational changes, business realignment projects and initiatives, restructurings and reorganizations (each a “pro forma event”) that MSC or any of its Restricted Subsidiaries has either determined to make or made during the four- quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions or dispositions of an operating unit of a business, mergers, consolidations, discontinued operations and any operational changes, business realignment projects and initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations, consolidated interest expense and the change in Adjusted EBITDA resulting therefrom), had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person that subsequently became a Restricted Subsidiary of MSC or was merged with or into MSC or any Restricted Subsidiary of MSC since the beginning of such period shall have made any Investment, acquisition or disposition of an operating unit of a business, merger, consolidation, discontinued operation or operational change, business realignment project or initiative, restructuring or reorganization, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, operational change, business realignment project or initiative, restructuring, or reorganization had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of MSC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of MSC as set forth in an Officers’ Certificate, to reflect (i) operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Hexion Recapitalization) and (ii) all adjustments used in connection with the calculation of “Adjusted EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which were in effect on the Existing Second Lien Notes Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee with respect to the Notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“HAI” means HA-International, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Hexion Recapitalization” means the Hexion Recapitalization as defined in the Existing Second Lien Notes Offering Circular.

“holder”, “Holder”, “noteholder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to MSC and its Restricted Subsidiaries, the amount then outstanding (including amounts advanced, and received by, and available for use by, MSC or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of MSC or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) Obligations under or in respect of Qualified Receivables Financing.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Indenture Restricted Subsidiary” means any Existing Debenture Subsidiary which owns, operates or leases one or more Principal Properties and shall not include any other Existing Debenture Subsidiary.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of MSC, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means each of the initial purchasers listed as such in the Offering Circular.

“Intercreditor Agent” has the meaning given to such term in the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement dated as of November 3, 2006 among JPMorgan Chase Bank, N.A., as agent under the Senior Credit Documents, Wilmington Trust Company, as trustee under the Existing Second Lien Notes, the Issuers, MSC, each Subsidiary Guarantor and the other parties from time to time party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other rating agency, but excluding any debt securities or loans or advances between and among MSC and its Subsidiaries

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of MSC in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to MSC’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of MSC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, MSC shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(A) MSC’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to MSC’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of MSC.

“Issue Date” means November 5, 2010, the date on which the Notes were originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of MSC or any direct or indirect parent company of MSC, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of MSC or any direct or indirect parent company of MSC, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of MSC or any direct or indirect parent of MSC as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of MSC or any direct or indirect parent company of MSC, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of MSC or any direct or indirect parent company of MSC, as the case may be, as applicable.

“Momentive Canada” means Momentive Specialty Chemicals Canada Inc. (formerly known as Hexion Specialty Chemicals Canada, Inc.), a Canadian corporation, and any successor in interest thereto.

“Momentive Canada Entities” means (1) Momentive Canada, (2) each Person that was a Subsidiary of Momentive Canada on the Existing Second Lien Notes Issue Date and (3) each Person that is a successor in interest, directly or indirectly, to any Person described in clause (2), including pursuant to any merger, consolidation, amalgamation or transfer of all or substantially all of its assets. Any Person referenced by clause (2) or (3) of the foregoing sentence shall be treated as a Momentive Canada Entity notwithstanding the fact that such Person is not a Subsidiary of Momentive Canada and such Person (or such Person’s direct or indirect parent entity to the extent such parent entity’s stock is pledged as Collateral) shall not be subject to the Collateral reduction provisions described under the heading “—Security for the Notes—Limitations on Stock Collateral”.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“MSC” means Momentive Specialty Chemicals Inc., a New Jersey corporation, and any successor in interest thereto.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by MSC or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by MSC as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by MSC after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of such Notes.

“Off-Balance Sheet Financing Amount” means, at any date, with respect to any Qualified Receivables Financing, the face or notional amount of any interest in assets of the type described in the definition of the term Qualified Receivables Financing transferred to a Receivables Subsidiary in connection with such Qualified Receivables Financing by or on behalf of MSC or any of its Subsidiaries.

“Offering Circular” means the Offering Circular dated October 27, 2010, with respect to the Notes.

“Offering Transactions” refers collectively to (1) the offering of the Notes, (2) the Cash Tender Offer described under the heading “Offering Circular Summary” in the Offering Circular, (3) if necessary, discharge or the redemption of any remaining Existing Fixed Rate Second Lien Notes, (4) the Apollo Notes Exchange described under the heading “Offering circular summary” in the Offering Circular and (5) the use of the proceeds of the issuance of the old Notes as described in further detail under the heading “Use of proceeds” in the Offering Circular.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of MSC.

“Officers’ Certificate” means a certificate signed on behalf of MSC by two Officers of MSC, one of whom must be the Chief Executive Officer, the principal financial officer, the Treasurer or the principal accounting officer of MSC that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to MSC or the Trustee.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuers, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsor, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of MSC and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of MSC, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (v) any group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of MSC (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in MSC or any Restricted Subsidiary of MSC;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by MSC or any Restricted Subsidiary of MSC in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of MSC, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, MSC or a Restricted Subsidiary of MSC;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Existing Second Lien Notes Issue Date;

(6) advances to employees not in excess of $25 million outstanding at any one time in the aggregate;

(7) any Investment acquired by MSC or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or claims held by MSC or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by MSC or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by MSC or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (a) $150 million and (b) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of MSC at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of MSC after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by MSC or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (a) $150 million and (b) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of MSC or any direct or indirect parent company of MSC, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors;”

(16) any Investment by Restricted Subsidiaries of MSC in other Restricted Subsidiaries of MSC and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of MSC;

(17) Investments consisting of purchases and acquisitions of real estate, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales;” and

(20) additional Investments in joint ventures of MSC or any of its Restricted Subsidiaries in an aggregate amount outstanding not to exceed $50 million;

(21) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(22) Investments of a Restricted Subsidiary of MSC acquired after the Issue Date or of an entity merged into or consolidated with MSC or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that such Liens do not extend to the property or assets of MSC or any Domestic Subsidiary (other than a Domestic Subsidiary that is owned by one or more Foreign Subsidiaries);

(8) Liens incurred to secure Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is incurred pursuant to this clause (8) as designated by MSC; provided, however, that, other than with respect to Liens incurred to secure Indebtedness Incurred pursuant to clauses (a) and (l) (or (m) to the extent it guarantees such Indebtedness) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (8) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20));

(9) Liens existing on the Issue Date (other than Liens described in clause (8) above);

(10) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by MSC or any Restricted Subsidiary of MSC (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(11) Liens on property at the time MSC or a Restricted Subsidiary of MSC acquired the property, including any acquisition by means of a merger or consolidation with or into MSC or any Restricted Subsidiary of MSC; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) may not extend to any other property owned by MSC or any Restricted Subsidiary of MSC (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to MSC or a Restricted Subsidiary of MSC permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of MSC or any of its Restricted Subsidiaries;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by MSC and its Restricted Subsidiaries in the ordinary course of business;

(17) Liens in favor of MSC or any Guarantor or Liens on assets of a Restricted Subsidiary of MSC that is not a Guarantor in favor solely of another Restricted Subsidiary of MSC that is not a Guarantor;

(18) Liens on equipment of MSC or any Restricted Subsidiary granted in the ordinary course of business to MSC’s or such Restricted Subsidiary’s client at which such equipment is located;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(20) Liens to secure any refinancing, refunding, extension or renewal (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (8), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (8) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (8) and for purposes of the definition of Secured Bank Indebtedness;

(21) judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall have expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by MSC or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance carriers;

(25) Liens incurred to secure cash management services in the ordinary course of business;

(26) other Liens securing obligations in an aggregate principal amount not to exceed $30 million at any one time outstanding;

(27) deposits made in the ordinary course of business to secure liability to insurance carriers;

(28) Liens on the Equity Interests of Unrestricted Subsidiaries;

(29) grants of software and other technology licenses in the ordinary course of business;

(30) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(32) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (8) above if such determination is set forth in an Officers’ Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (8).

“Permitted Transfer” has the meaning set forth under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Principal Property” means any single manufacturing or processing plant or warehouse owned or leased by MSC or any Existing Debenture Subsidiary of MSC and located within the United States of America (excluding its territories and possessions and the Commonwealth of Puerto Rico) other than any such plant or warehouse or portion thereof which the Board of Directors of MSC reasonably determines not to be a Principal Property after due consideration of the materiality of such property to the business of MSC and its Subsidiaries as a whole.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from MSC or any Subsidiary of MSC to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of MSC shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to MSC and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by MSC), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by MSC) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of MSC or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Indebtedness incurred to refinance the Notes shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by MSC or any of its Subsidiaries pursuant to which MSC or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by MSC or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of MSC or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by MSC or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of MSC (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with MSC in which MSC or any Subsidiary of MSC makes an Investment and to which MSC or any Subsidiary of MSC transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of MSC and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of MSC (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by MSC or any other Subsidiary of MSC (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates MSC or any other Subsidiary of MSC in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of MSC or any other Subsidiary of MSC, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither MSC nor any other Subsidiary of MSC has any material contract, agreement, arrangement or understanding other than on terms which MSC reasonably believes to be no less favorable to MSC or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of MSC, and

(c) to which neither MSC nor any other Subsidiary of MSC has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of MSC shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of MSC giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the registration rights agreement in respect of the Notes dated the Issue Date, among MSC, the Issuers and the Initial Purchasers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person; provided, however, that, unless HAI would be a Subsidiary without giving effect to the specific 50% test for HAI as set forth in the definition of “Subsidiary,” HAI will not be treated as a Restricted Subsidiary that is subject to the covenants described under “—Certain Covenants.” Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of MSC.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by MSC or a Restricted Subsidiary whereby MSC or a Restricted Subsidiary transfers such property to a Person and MSC or such Restricted Subsidiary leases it from such Person, other than leases between MSC and a Restricted Subsidiary of MSC or between Restricted Subsidiaries of MSC.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (8) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements (including the Existing Second Lien Notes Collateral Agreement, as modified by the joinder and supplement entered into on the Issue Date), pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Trustee and the holders of the Notes as contemplated by the Indenture.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of MSC within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of MSC and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor” means (i) Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns (directly or indirectly) a majority of the Voting Stock and (y) controls a majority of the Board of Directors of MSC.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by MSC or any Subsidiary of MSC which MSC has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% (or, in the case of HAI, 50% or more) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Guarantee; provided, however, that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary will cease to be a Subsidiary Guarantor.

“Tax Distributions” means any dividends and distributions described in clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of MSC and its Restricted Subsidiaries, as shown on the most recent balance sheet of MSC.

“Treasury Rate” means as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2015; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to November 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of MSC or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of MSC or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of MSC that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of MSC in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of MSC may designate any Subsidiary of MSC (including any newly acquired or newly formed Subsidiary of MSC but excluding the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, MSC or any other Subsidiary of MSC that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of MSC or any of its Restricted Subsidiaries; provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of MSC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) MSC could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for MSC and its Restricted Subsidiaries would be greater than such ratio for MSC and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of MSC shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of MSC giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing Senior Secured Notes Indenture will be Unrestricted Subsidiaries.

“U.S. Issuer” means Hexion U.S. Finance Corp., a Delaware corporation, and any successor in interest thereto.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, the U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange old notes for exchange notes in the exchange offer and who hold the old notes as capital assets within the meaning of Section 1221 of the Code. It does not address the tax consequences to holders who are subject to special rules under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

(i)	a citizen or resident alien individual of the United States;

(ii)	a corporation created, or an entity treated as a corporation for U.S. federal income tax purposes, or organized in or under the laws of the United States or any political subdivision thereof;

(iii)	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

(iv)	a trust (a) that is subject to primary supervision of a court within the United States and under the control of one or more U.S. persons, or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an old note for an exchange note pursuant to the exchange offer

The exchange by any holder of an old note for an exchange note will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the old note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

Certain Canadian Tax Consequences to Non-Canadian Holders

The following is a general summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the “Tax Act”) generally applicable to the ownership and disposition of an exchange note acquired pursuant to the exchange offer. This summary is applicable to a beneficial owner of an exchange note (each a “holder”) who deals at arm’s length with the Issuers and any subsequent purchaser of the exchange note and who holds (or will hold) the exchange note as capital property. The exchange notes will generally be considered to constitute capital property to a holder provided the holder does not hold the exchange notes in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. This summary is applicable only to a holder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax convention, is neither resident nor deemed to be resident in Canada and who does not use or hold and is not deemed to use or hold the exchange notes in carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and the current published administrative and assessing practices and policies of the Canada Revenue Agency. This summary does not take into account or anticipate any changes in law, other than the Proposed Amendments, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ significantly from those discussed herein.

This summary is of a general nature only and is not a complete analysis of the tax considerations that may be applicable to a holder. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Therefore, holders should consult their own tax advisors with respect to their particular circumstances.

Under the Tax Act, the payment to a holder of interest, principal and premium in respect of an exchange note will be exempt from Canadian withholding tax. No other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the acquisition, holding, redemption or disposition by a holder of an exchange note or the receipt by the holder of interest, principal and premium thereon solely as a consequence of such acquisition, holding, redemption or disposition.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuers or an affiliate of the Issuers to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued were passed upon for us by O’Melveny & Myers LLP, New York, New York. Stewart McKelvey passed on matters of Nova Scotia law. Connell Foley LLP passed on matters of New Jersey law.

EXPERTS

The financial statements of Momentive Specialty Chemicals Inc. and Momentive International Holdings Coöperatief U.A. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports are available free of charge to the public through our internet website at www.momentive.com or on the SEC’s website at www.sec.gov. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the exchange offer. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Hexion Nova Scotia Finance, ULC is a Nova Scotia unlimited liability company. Certain of its officers and directors may be residents of various jurisdictions outside the United States. In addition, all of Hexion Nova Scotia Finance, ULC’s assets, which consist of advances to MSC and its affiliates, are located outside the United States. Hexion Nova Scotia Finance, ULC has agreed, in accordance with the terms of the indenture under which the exchange notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture, the notes or the security documents brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize or enforce in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. We have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada against Hexion Nova Scotia Finance, ULC or against its directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

EXCHANGE RATE DATA

The following table sets forth, for the periods and dates indicated, the average, high, low and end of period noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. The noon buying rate on such dates differs from the rates used in the preparation of consolidated or combined financial statements as of such dates. No representation is made that Canadian dollar amounts have been, could have been or could be converted into U.S. dollars at the noon buying rate on such dates or any other dates. Such rates are set forth as U.S. dollars per Cdn$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The certified buying rate on March 11, 2011 as published in the weekly Federal Reserve Statistical Release H.10 was US$1 equals Cdn$0.9732. The inverse of the certified buying rate on March 11, 2011 was Cdn$1 equals US$1.0275.

Year Ended	Average(1)	High	Low	Period End
December 31, 2010	1.0298	1.0776	0.9960	1.0009
December 31, 2009	0.8763	0.9719	0.7695	0.9559
December 31, 2008	0.9381	1.0291	0.7709	0.8170
December 31, 2007	0.9316	1.0907	0.8437	1.0120
December 31, 2006	0.8844	0.9100	0.8528	0.8582

(1)	The average of the exchange rates on the last day of each month during the applicable year.

Although the notes are denominated in U.S. dollars, any judgment enforcing the notes against Hexion Nova Scotia Finance, ULC in Canada would be denominated in Canadian dollars. In addition, any judgment enforcing the collateral in any jurisdiction outside the U.S. would likely be in the local currency.

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In millions)	2010	2009	2008
Net sales	$4,818	$3,751	$5,690
Cost of sales	4,074	3,260	5,091

Gross profit	744	491	599
Selling, general and administrative expense	344	320	360
Terminated merger and settlement (income) expense, net	(171)	(62)	1,027
Integration costs (See Note 2)	—	—	27
Asset impairments (See Note 2)	—	49	15
Business realignment costs (See Note 2)	22	41	32
Other operating expense, net	5	10	9

Operating income (loss)	544	133	(871)
Interest expense, net	276	223	303
Loss (gain) on extinguishment of debt (See Note 10)	30	(224)	—
Other non-operating (income) expense, net	(5)	—	6

Income (loss) from continuing operations before income tax and earnings from unconsolidated entities	243	134	(1,180)
Income tax expense (benefit) (See Note 16)	35	(8)	(16)

Income (loss) from continuing operations before earnings from unconsolidated entities	208	142	(1,164)
Earnings from unconsolidated entities, net of taxes	8	2	2

Net income (loss) from continuing operations	216	144	(1,162)
Net loss from discontinued operations, net of taxes (See Note 3)	(2)	(27)	(23)

Net income (loss)	214	117	(1,185)
Net income attributable to noncontrolling interest	—	(3)	(5)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$214	$114	$(1,190)

Comprehensive income (loss) attributable to Momentive Specialty Chemicals Inc.	$203	$211	$(1,362)

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents (including restricted cash of $6 and $7, respectively) (See Note 2)	$186	$142
Short-term investments	6	10
Accounts receivable (net of allowance for doubtful accounts of $25 and $24, respectively)	547	423
Inventories:
Finished and in-process goods	279	245
Raw materials and supplies	117	95
Other current assets	80	77
Current assets of discontinued operations (See Note 3)	180	101

Total current assets	1,395	1,093

Other assets	153	99
Property and equipment
Land	80	88
Buildings	305	299
Machinery and equipment	2,268	2,314

	2,653	2,701
Less accumulated depreciation	(1,365)	(1,321)

	1,288	1,380
Goodwill (See Note 7)	169	177
Other intangible assets, net (See Note 7)	132	151
Noncurrent assets of discontinued operations (See Note 3)	—	73

Total assets	$3,137	$2,973

Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$430	$457
Debt payable within one year (See Note 10)	82	78
Affiliated loans payable	2	4
Interest payable	69	36
Income taxes payable	24	35
Accrued payroll and incentive compensation	66	47
Other current liabilities	152	191
Current liabilities of discontinued operations (See Note 3)	40	40

Total current liabilities	865	888
Long-term debt (See Note 10)	3,488	3,324
Affiliated long-term debt (See Note 10)	100	100
Long-term pension and post employment benefit obligations (See Note 13)	208	224
Deferred income taxes (See Note 16)	110	116
Other long-term liabilities	160	136
Advance from affiliates (See Note 6)	225	225
Noncurrent liabilities of discontinued operations (See Note 3)	—	9

Total liabilities	5,156	5,022

Commitments and contingencies (See Notes 10 and 12)
Deficit
Common stock - $0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2010 and 2009	1	1
Paid-in capital	324	485
Treasury stock, at cost – 88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	88	99
Accumulated deficit	(2,115)	(2,328)

Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(2,022)	(2,063)

Noncontrolling interest	3	14

Total deficit	(2,019)	(2,049)

Total liabilities and deficit	$3,137	$2,973

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2010	2009	2008
Cash flows provided by (used in) operating activities
Net income (loss)	$214	$117	$(1,185)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	172	178	203
Loss (gain) on extinguishment of debt (See Note 10)	30	(224)	—
Push-down of (income) expense (recovered) paid by shareholder (See Note 2)	(163)	(37)	200
Write-off of deferred acquisition costs	—	—	101
Deferred tax provision (benefit)	(10)	(7)	(13)
Non-cash impairments and accelerated depreciation	—	57	33
Cash settlement of derivatives	—	—	37
Other non-cash adjustments	10	(5)	(4)
Net change in assets and liabilities:
Accounts receivable	(142)	128	231
Inventories	(65)	99	99
Accounts and drafts payable	(16)	95	(299)
Income taxes payable	12	6	(10)
Other assets, current and non-current	(16)	2	8
Other liabilities, current and long-term	19	(54)	(33)

Net cash provided by (used in) operating activities	45	355	(632)

Cash flows used in investing activities
Capital expenditures	(119)	(131)	(134)
Capitalized interest	(1)	(5)	—
Proceeds from matured debt securities	4	—	—
Change in restricted cash	2	2	(6)
Deconsolidation of variable interest entities	(4)	—	—
Purchases of investments	—	(2)	(7)
Proceeds from the sale of assets	14	4	13
Investment in unconsolidated affiliates, net	5	—	—

Net cash used in investing activities	(99)	(132)	(134)

Cash flows provided by (used in) financing activities
Net short-term debt (repayments) borrowings	(7)	(10)	8
Borrowings of long-term debt	2,356	1,155	1,092
Repayments of long-term debt	(2,177)	(1,404)	(929)
(Repayments) borrowings of affiliated debt	(3)	104	—
Purchase of note receivable due from parent	—	(24)	—
Capital contribution from parent (See Note 14)	—	—	325
Advance from affiliates (See Note 6)	—	—	225
Payment of dividends on common stock	—	(10)	(2)
Long-term debt and credit facility financing fees	(72)	(5)	—
(Deconsolidation) consolidation of noncontrolling interest in variable interest entity	—	(24)	24
Payment of dividends to noncontrolling interest holder	—	(4)	—
Cash settlement of derivatives	—	—	(37)

Net cash provided by (used in) financing activities	97	(222)	706

Effect of exchange rates on cash and cash equivalents	2	13	(18)
Increase (decrease) in cash and cash equivalents	45	14	(78)
Cash and cash equivalents at beginning of year	135	121	199

Cash and cash equivalents (unrestricted) at end of year	$180	$135	$121

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$235	$234	$298
Income taxes (refunded) paid, net	36	(6)	7

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

CONSOLIDATED STATEMENTS OF DEFICIT AND COMPREHENSIVE INCOME (LOSS)

(In millions)	Common Stock	Paid-in Capital (Deficit)	Treasury Stock	Note Receivable From Parent	Accumulated Other Comprehensive Income (loss) (a)	Accumulated Deficit	Noncontrolling Interest	Total
Balance at December 31, 2007	$1	$(13)	$(296)	$—	$174	$(1,252)	$12	(1,374)
Net loss	—	—	—	—	—	(1,190)	5	(1,185)
Translation adjustments	—	—	—	—	(84)	—	—	(84)
Net deferred losses on cash flow hedges recognized in comprehensive income	—	—	—	—	(10)	—	—	(10)
Loss recognized from pension and postretirement benefits, net of tax	—	—	—	—	(78)	—	—	(78)

Comprehensive loss								(1,357)

Dividends declared to noncontrolling interest holder	—	—	—	—	—	—	(2)	(2)
Capital contribution from parent (See Note 14)	—	325	—	—	—	—	—	325
Push-down of expense paid by shareholder (See Note 2)	—	200	—	—	—	—	—	200
Consolidation of variable interest entity	—	—	—	—	—	—	24	24
Stock-based compensation expense	—	5	—	—	—	—	—	5

Balance at December 31, 2008	1	517	(296)	—	2	(2,442)	39	(2,179)
Net income	—	—	—	—	—	114	3	117
Translation adjustments	—	—	—	—	64	—	1	65
Net deferred losses on cash flow hedges reclassified to income	—	—	—	—	15	—	—	15
Gain recognized from pension and postretirement benefits, net of tax	—	—	—	—	18	—	—	18

Comprehensive income								215

Dividends declared to noncontrolling interest holder	—	—	—	—	—	—	(5)	(5)
Push-down of recovery of expense paid by shareholder (See Note 2)	—	(37)	—	—	—	—	—	(37)
Deconsolidation of variable interest entity (See Note 8)	—	—	—	—	—	—	(24)	(24)
Purchase of note receivable due from parent (See Note 6)	—	—	—	(24)	—	—	—	(24)
Stock-based compensation expense	—	5	—	—	—	—	—	5

Balance at December 31, 2009	1	485	(296)	(24)	99	(2,328)	14	(2,049)
Net income	—	—	—	—	—	214	—	214
Translation adjustments	—	—	—	—	(23)	—	(1)	(24)
Net deferred losses on cash flow hedges reclassified to income	—	—	—	—	18	—	—	18
Loss recognized from pension and postretirement benefits, net of tax	—	—	—	—	(6)	—	—	(6)

Comprehensive income								202

Push-down of recovery of expense paid by shareholder (See Note 2)	—	(163)	—	—	—	—	—	(163)
Impact of adoption of new accounting guidance for variable interest entities (See Note 2)	—	—	—	—	—	(1)	(10)	(11)
Stock-based compensation expense	—	2	—	—	—	—	—	2

Balance at December 31, 2010	$1	$324	$(296)	$(24)	$88	$(2,115)	$3	$(2,019)

(a)	Accumulated other comprehensive income at December 31, 2010 represents $173 of net foreign currency translation gains, net of tax, $2 of net deferred losses on cash flow hedges and a $83 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (see Note 13). Accumulated other comprehensive income at December 31, 2009 represents $196 of net foreign currency translation gains, net of tax, $20 of net deferred losses on cash flow hedges and a $77 unrealized loss, net of tax, related to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement plans. Accumulated other comprehensive income at December 31, 2008 represents $132 of net foreign currency translation gains, net of tax, $35 of net deferred losses on cash flow hedges and a $95 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (see Note 13).

See Notes to Consolidated Financial Statements

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(In millions, except share data)

1. Background and Basis of Presentation

Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), (which may be referred to “MSC”or the “Company”) serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. At December 31, 2010, the Company has 80 active production and manufacturing facilities, with 34 located in the United States. Our business is organized based on the products that we offer and the markets that we serve. At December 31, 2010, we had three reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins and Coatings.

Hexion Formation

The Company was formed on May 31, 2005 by combining three Apollo Management, L.P. controlled companies: Resolution Performance Products, LLC (“Resolution Performance”), Resolution Specialty Materials, Inc. (“Resolution Specialty”) and Borden Chemical, Inc. (“Borden Chemical”), including Bakelite Aktiengesellschaft (“Bakelite”). We refer to this combination as the “Hexion Formation”.

Momentive Combination

On October 1, 2010, our parent, Momentive Specialty Chemicals Holdings LLC (“MSC Holdings”, formerly known as Hexion LLC) and Momentive Performance Materials Holdings Inc. (“MPM Holdings”), the parent company of Momentive Performance Materials Inc. (“MPM”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC (“Momentive Holdco”). We refer to this transaction as the “Momentive Combination”.

At the time of the Momentive Combination, Hexion LLC changed its name to Momentive Specialty Chemicals Holdings LLC and Hexion Specialty Chemicals, Inc. changed its name to Momentive Specialty Chemicals Inc. As a result of the Momentive Combination, Momentive Holdco became the ultimate parent entity of MPM and MSC. Momentive Holdco is controlled by investment funds (the “Apollo Funds”) managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

As of December 31, 2010, the Company has elected not to apply push-down accounting of its parent’s basis as a result of the Momentive Combination because it is a public reporting registrant as a result of significant public debt that was outstanding before and after the Momentive Combination.

2. Summary of Significant Accounting Policies

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company, its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights, and variable interest entities in which the Company has the power to direct the activities that most significantly impact the variable interest entities’ economic performance. Intercompany accounts and transactions are eliminated in consolidation. The Company’s share of the net earnings of 20% to 50% owned companies, for which it has the ability to exercise significant influence over operating and financial policies (but not control), are included in Earnings from unconsolidated entities in the Consolidated Statements of Operations. Investments in the other companies are carried at cost.

The Company has recorded a noncontrolling interest for the equity interests in consolidated subsidiaries that are not 100% owned.

The Company’s unconsolidated investments accounted for under the equity method of accounting include the following:

•	50% ownership interest in HA International, Inc, a joint venture that manufactures foundry resins

•	50% ownership interest in Hexion Shchekinoazot B.V. that manufactures forest products resins Russia.

•	50% ownership interest in Asia Dekor Borden (Hong Kong) Chemical Company, a joint venture that manufactures formaldehyde and resins in China

•	49.99% interest in Hexion UV Coatings (Shanghai) Co., Ltd, a joint venture that manufactures UV-curable coatings and adhesives in China.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date. Income, expenses and cash flows are translated at average exchange rates during the year. In addition, gains or losses related to the Company’s intercompany loans payable and receivable denominated in a foreign currency other than the subsidiary’s functional currency that are deemed to be permanently invested are remeasured to cumulative translation. The effect of translation is accounted for as an adjustment to Deficit and is included in Accumulated other comprehensive income. Transaction gains and losses are included as a component of Net income (loss). The Company recognized transaction gains (losses) of $8, $4 and $(31) for the years ended December 31, 2010, 2009 and 2008, respectively.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, it requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments, fair values of stock awards and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from these estimates.

Terminated merger and settlement (income) expense, net—The Company recognized net Terminated merger and settlement income, net of $171 for the year ended December 31, 2010. The amount primarily includes income of $163 for insurance recoveries by the Company’s owner related to the $200 settlement payment made by the Company’s owner that had been treated as an expense of the Company in 2008. As of December 31, 2010, the Company’s owner has recovered the $200 settlement payment in full. Terminated merger and settlement (income) expense, net also includes income of $8 in insurance recoveries recorded by the Company related to the settlement of the New York Shareholder Action (See Note 12).

The Company recognized net Terminated merger and settlement income, net of $62 for the year ended December 31, 2009. The Company recognized income during the year of $51 as the Company negotiated reductions on certain of its merger related service provider liabilities and $37 in insurance recoveries by the Company’s owner related to the $200 settlement payment made by Apollo that was treated as an expense of the Company in 2008. The income was partially offset by legal contingency accruals.

The Company incurred Terminated merger and settlement expense, net totaling $1,027 for the year ended December 31, 2008. The costs represent the $325 termination fee, the $225 settlement payment, the non-cash push-down of settlement costs paid by Apollo of $200 and the litigation costs associated with the terminated merger. These costs also include the write-off of previously deferred acquisition costs and legal, consulting, accounting and tax costs related to the terminated merger agreement and associated litigation.

Cash and Cash Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2010 and 2009, the

Company had interest-bearing time deposits and other cash equivalent investments of $75 and $54, respectively. They are included in the Consolidated Balance Sheets as a component of Cash and cash equivalents. The Company does not present cash flows from discontinued operations separately in the Consolidated Statement of Cash Flows.

Investments—Investments with original maturities greater than 90 days but less than one year are included on the Consolidated Balance Sheets as Short-term investments. At December 31, 2010 and 2009, the Company had Brazilian real denominated U.S. dollar index investments of $6 and $10, respectively. These investments, which are classified as held-to-maturity securities, are recorded at cost, which approximates fair value.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be recovered.

Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads, which are based on normal production capacity. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to the estimated future usage and sales. Inventories in the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete inventory of $9 and $10 at December 31, 2010 and 2009, respectively.

Deferred Expenses—Deferred financing costs are presented as a component of Other assets in the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the effective interest method. Upon extinguishment of any of the debt, the related debt issuance costs are written off. At December 31, 2010 and 2009, the Company’s unamortized deferred financing costs were $65 and $34, respectively.

Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of properties (the average estimated useful life for buildings is 20 years and 15 years for machinery and equipment). Assets under capital leases are amortized over the lesser of their useful life or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and turnarounds (periodic maintenance and repairs to major units of manufacturing facilities) are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in operating income. The Company capitalizes interest costs that are incurred during the construction of property and equipment. Depreciation expense was $151, $152 and $182 for the years ended December 31, 2010, 2009 and 2008, respectively.

Capitalized Software—The Company capitalizes certain costs, such as software coding, installation and testing, that are incurred to purchase or create and implement computer software for internal use. Amortization is recorded on the straight-line basis over the estimated useful lives ranging from 1 to 5 years.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as Goodwill in the Consolidated Balance Sheets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, customer lists and contracts) are recorded at cost (fair value at the time of acquisition) and reported as Other intangible assets on the Consolidated Balance Sheets. The Company does not amortize goodwill or indefinite-lived intangible assets. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years. See Note 8.

Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows. The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate impairment may exist, by comparing the fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist.

During the years ended December 31, 2009 and 2008, asset impairments of $49 and $15, respectively, were included in Asset impairments in the Consolidated Statements of Operations. In addition, during the years ended December 31, 2010 and 2009, accelerated depreciation on closing facilities of $1 and $6, respectively, was included in Other operating expense, net on the Consolidated Statements of Operations.

Long-Lived and Amortizable Intangible Assets

In 2009, the Company recorded impairment charges of $44 in the Epoxy and Phenolic Resins segment and $2 in the Coatings segment as a result of the Company’s decision to indefinitely idle certain production lines. In addition, the Company recorded miscellaneous impairments of $3 related to the closure of R&D facilities in the Formaldehyde and Forest Products Resins and Epoxy and Phenolic Resins segments.

In 2008, the Company recorded an $8 charge in the Epoxy and Phenolic Resins segment for the impairment of tradenames from which cash flows are no longer generated.

Goodwill

The Company uses a probability weighted market and income approach to estimate the values of its reporting units. The Company’s market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of a market-based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. The Company’s income approach is a discounted cash flow model. When the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of the reporting unit’s goodwill, an impairment loss is recognized for the difference.

Prior to 2010, the Company performed its annual impairment test at December 31. However, as a result of the Momentive Combination, the Company has changed the annual goodwill impairment testing date to October 1. This change was made to conform with the accounting policy and annual impairment testing date of the Company’s accounting acquirer, MPM Holdings and the Company’s ultimate parent, Momentive Holdco. Accordingly, the Company considers this accounting change preferable. This change does not accelerate, delay, avoid or cause an impairment charge, nor does this change result in adjustments to previously issued financial statements. The annual goodwill impairment testing was performed as of October 1, 2010. Consideration was given to the period between the testing date and December 31, 2010, concluding that no facts or circumstances arose that would lead to a different conclusion as of December 31, 2010.

At October 1, 2010, the fair value of the remaining reporting units exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the units. At December 31, 2009, the fair value of the remaining reporting units exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the units. In the fourth quarter of 2008, the Company recognized goodwill impairments in its Coatings segment of $7 as a result of the continued weakness in the housing and construction markets and competitive pressures in these reporting units, resulting in lower future reporting unit earnings and cash flows than previously projected.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under high-deductible insurance policies. The Company records losses when a loss has been incurred and is estimable and amortizes premiums over the life of the respective insurance policies. The Company records losses when a loss has been incurred and is estimable.

Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability and the most likely amount is accrued. If there is no amount in the range of potential liability that is most likely, the low end of the range is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments, fines and incurred legal fees. See Note 12.

Environmental Matters—Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant. See Note 12.

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.

Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale or on its invoices.

Shipping and Handling—Freight costs that are billed to customers are included in Net sales in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in Cost of sales in the Consolidated Statements of Operations.

Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense was $58, $57 and $68 for the years ended December 31, 2010, 2009 and 2008, respectively and is included in Selling, general and administrative expense in the Consolidated Statements of Operations.

Integration Costs—The Company incurred Integration costs totaling $27 for the year ended December 31, 2008. This represents costs to implement a single, company-wide, management information and accounting system and a new consolidations and financial reporting system, as well as, redundancy and plant rationalization costs and incremental administrative costs from integration programs that resulted from the Hexion Formation and recent acquisitions. The Company records these expenses as incurred.

Business Realignment Costs—The Company incurred Business realignment costs totaling $22, $41 and $32 for the years ended December 31, 2010, 2009 and 2008, respectively. These costs primarily represent expenses to implement productivity savings programs to reduce the Company’s cost structure and align manufacturing capacity with current volume demands (See Note 4). For the year ended December 31, 2008, these costs also represent minor restructuring programs related to headcount reduction costs associated with plant closures and divestitures.

Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. See Note 16.

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the consolidated financial statements. Tax benefits are recognized in the consolidated financial statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The Company classifies interest and penalties as a component of tax expense.

Derivative Financial Instruments—The Company is a party to forward exchange contracts, interest rate swaps, cross-currency swaps and natural gas futures and electricity and natural gas forward contracts to reduce its cash flow exposure to changes in foreign exchange rates, interest rates, natural gas and electricity prices. The Company does not hold or issue derivative financial instruments for trading purposes. All derivative financial instruments, whether designated in hedging relationships or not, are recorded on the Consolidated Balance Sheets at fair value. If a derivative financial instrument is designated as a fair-value hedge, the changes in the fair value of the derivative financial instrument and the hedged item are recognized in earnings. If the derivative financial instrument is designated as a cash-flow hedge, changes in the fair value of the derivative financial instrument are recorded in Accumulated other comprehensive income in the Consolidated Balance Sheets, to the extent effective, and are recognized in the Company’s Consolidated Statement of Operations when the hedged item impacts earnings. The cash flows from derivative financial instruments accounted for as hedges are classified in the same category as the item being hedged in the Consolidated Statements of Cash Flows. The Company documents effectiveness assessments in order to use hedge accounting at each reporting period. See Note 9.

Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of the award which is amortized as expense over the requisite service period. See Note 15.

Transfers of Financial Assets—The Company executes factoring and sales agreements with respect to its trade accounts receivable to support its working capital requirements. The Company accounts for these transactions as either sales-type or financing-type transfers of financial assets based on the terms and conditions of each agreement. For the portion of the sales price that is deferred in a reserve account and subsequently collected, the Company’s policy is to classify the cash in-flows as cash flows from operating activities as the predominant source of the cash flows pertains to the Company’s trade accounts receivable. The Company generated (used) $4 and $(5) of cash for the years ended December 31, 2010 and 2009, respectively, related to the reserve account. When the Company retains the servicing rights on the transfers of accounts receivable, it measures these rights at fair value, if material. See Note 8.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Concentrations of Supplier Risk—The Company relies on long-term agreements with key suppliers for most of its raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on its business. Should any of the suppliers fail to deliver or should any of the key long-term supply contracts be canceled, the Company would be forced to purchase raw materials at current market prices. The Company’s largest supplier provides 9% of raw material purchases. In addition, several of the feedstocks at various facilities are transported through a pipeline from one supplier.

Subsequent Events—The Company evaluates all subsequent events from December 31, 2010 through the time that it files its Consolidated Financial Statements.

Reclassifications—Certain prior period balances have been reclassified to conform with current presentations.

Recently Issued Accounting Standards

Newly Adopted Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 166, Accounting for Transfers of Financial Assets which was codified in December 2009 as Accounting Standards Update No. 2009-16: Accounting for Transfers of Financial Assets (“ASU 2009-16”). ASU 2009-16 removes the concept of a qualifying special-purpose entity (“QSPE”) and as a result eliminates the scope exception for QSPE’s. ASU 2009-16 also changes the criteria for a transfer of financial assets to qualify as a sales-type transfer. The Company adopted ASU 2009-16 on January 1, 2010. The adoption of ASU 2009-16 did not have a material impact on the Company’s Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) which was codified in December 2009 as Accounting Standards Update No. 2009-17: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”). ASU 2009-17 amends current guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. The Company adopted ASU 2009-17 on January 1, 2010. The Company does not have the power to direct the activities that most significantly impact two of its VIEs’ economic performance, and therefore, the Company does not have a controlling financial interest in these VIEs. As a result of the adoption of this guidance, the Company deconsolidated these two VIEs from its Consolidated Financial Statements, including its foundry joint venture between the Company and Delta-HA, Inc (“HAI”). The deconsolidation resulted in a net decrease in assets of $19, liabilities of $8 and noncontrolling interest of $10 and an increase to Accumulated deficit of $1 for the cumulative effect of adoption on January 1, 2010.

3. Discontinued Operations

On January 31, 2011, the Company sold its Inks and Adhesive Resins (“IAR”) business to Harima Chemicals Inc (the “Buyer”) for a purchase price of $120. The Buyer also paid $14 for cash and $8 for working capital transferred to the Buyer at the time of closing as part of the purchase agreement, less indebtedness and pension plan liability transferred to the Buyer of $4. A subsequent adjustment to the purchase price may be made based upon the final settlement as defined by the Purchase Agreement.

In conjunction with the sale, as part of a Transitional Services Agreement, the Company will provide certain transitional services to the Buyer for a period of six months. The purpose of these services is to provide short-term assistance to the Buyer in assuming the operations of the IAR business. These services do not confer to the Company the ability to influence the operating or financial policies of the IAR business under its new ownership. The Company’s cash inflows and outflows from these services are expected to be insignificant during the transition period.

The IAR business is engaged in the production of naturally derived resins and related products primarily used for the manufacture of printing inks, adhesives, synthetic rubber, specialty coatings and aroma chemicals and includes 11 manufacturing facilities in the United States, Europe and the Asia-Pacific region. The IAR business had 2010 net sales of approximately $356 and pre-tax income of $2 and was previously reported within the Coatings and Inks segment. The IAR business is reported as a discontinued operation as of December 31, 2010 and for all periods presented. In addition, the Company incurred approximately $4 in transaction and other costs, which is presented in Loss from discontinued operations in the Consolidated Statement of Operations.

The Company has recorded an estimated loss on sale of the IAR business of $1 for the year ended December 31, 2010, which is included within Loss from discontinued operations in the Consolidated Statement of Operations.

The aggregate carrying value of the IAR business was $140 as of December 31, 2010. The major classes of assets and liabilities of discontinued operations included in the Consolidated Balance Sheets are as follows:

	December 31, 2010	December 31, 2009
Assets:
Accounts Receivable	$69	$55
Inventories	42	40
Other current assets	6	6

Total current assets	117	101

Property and equipment, net	54	61
Other intangible assets, net	6	7
Other assets	3	5

Total noncurrent assets	63	73

Total assets of discontinued operations	$180	$174

Liabilities:
Accounts and drafts payable	$24	$24
Other current liabilities	7	16

Total current liabilities	31	40

Long-term debt	4	4
Other long-term liabilities	5	5

Total noncurrent liabilities	9	9

Total liabilities of discontinued operations	$40	$49

4. Productivity Program

At December 31, 2010, the Company had $24 of in-process productivity savings expected to be achieved over the remaining life of the projects. The Company estimates that these cost reduction activities will occur over the next 6 months. The net costs to achieve these productivity savings is estimated at $3, including restructuring costs described below and expected capital expenditures related to productivity savings programs.

The following table summarizes restructuring information by type of cost:

	Workforce reductions	Site closure costs	Other projects	Total
Restructuring costs expected to be incurred	$47	$9	$5	$61
Cumulative restructuring costs incurred through December 31, 2010	$47	$5	$4	$56

Accrued liability at December 31, 2007	$—	$—	$—	$—
Restructuring charges	12	—	—	12
Payments	(1)	—	—	(1)

Accrued liability at December 31, 2008	11	—	—	11
Restructuring charges	25	2	2	29
Payments	(17)	(2)	(2)	(21)
Foreign currency translation	1	—	—	1

Accrued liability at December 31, 2009	20	—	—	20
Restructuring charges	10	3	2	15
Payments	(23)	(3)	(2)	(28)

Accrued liability at December 31, 2010	$7	$—	$—	$7

Workforce reduction costs primarily relate to employee termination costs and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the years ended December 31, 2010 , 2009 and 2008 restructuring charges of $15, $29 and $12, respectively, were recorded in Business realignment costs on the Consolidated Statements of Operations. At December 31, 2010 and 2009, the Company had accrued $7 and $20, respectively, for restructuring liabilities in Other current liabilities in the Consolidated Balance Sheets.

The following table summarizes restructuring information by reporting segment:

	Epoxy and Phenolic Resins	Formaldehyde and Forest Products	Coatings	Corporate and Other	Total
Restructuring costs expected to be incurred	$30	$6	$18	$7	$61
Cumulative restructuring costs incurred through December 31, 2010	$29	$5	$15	$7	$56

Accrued liability at December 31, 2007	$—	$—	$—	$—	$—
Restructuring charges	7	1	1	3	12
Payments	—	—	(1)	—	(1)

Accrued liability at December 31, 2008	7	1	—	3	11
Restructuring charges	15	3	7	4	29
Payments	(9)	(2)	(6)	(4)	(21)
Foreign currency translation	1	—	—	—	1

Accrued liability at December 31, 2009	14	2	1	3	20
Restructuring charges	7	1	7	—	15
Payments	(17)	(2)	(7)	(2)	(28)

Accrued liability at December 31, 2010	$4	$1	$1	$1	$7

5. Divestitures

2009 and 2008 Divestitures

During the years ended December 31, 2009 and 2008, the Company completed the sale of .01% and 4.99% interest in HAI, respectively. At December 31, 2009 and 2008, the Company’s economic interest in HAI was 50% and 50.01%, respectively. In addition, during the year ended December 31, 2008, the Company completed the sale of certain assets of a non-core product line.

The Company recognized net gains totaling $5 for asset divestitures during the year ended December 31, 2008. This amount is included in Other operating expense, net in the Company’s Consolidated Statements of Operations.

6. Related Party Transactions

Administrative Service, Management and Consulting Arrangements

The Company is subject to a seven-year Amended and Restated Management Consulting Agreement with Apollo (the “Management Consulting Agreement”) that terminates on May 31, 2012 under which the Company receives certain structuring and advisory services from Apollo and its affiliates. The annual fees under the Management Consulting Agreement is $3. Due to the recent economic downturn, Apollo suspended its 2009 annual fees but has reinstated the fees in 2010. The Management Consulting Agreement provides indemnification to Apollo and its affiliates and their directors, officers and representatives for potential losses arising from these services.

Under the Management Consulting Agreement, the Company paid annual fees of $3, $0 and $3 for the years ended December 31, 2010, 2009 and 2008, respectively. These amounts are included in Other operating expense, net in the Company’s Consolidated Statements of Operations.

Shared Services Agreement

On October 1, 2010, in connection with the closing of the Momentive Combination, the Company entered into a shared services agreement with MPM. Pursuant to the shared services agreement, the Company will provide to MPM, and MPM provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, legal and procurement services. The shared services agreement establishes certain criteria upon which the costs of such services will be allocated between the Company and MPM. Allocation of service costs not demonstrably attributable to either the Company or MPM will initially be 51% to the Company and 49% to MPM, except to the extent that 100% of any cost was demonstrably attributable to or for the benefit of either MPM or the Company, in which case the total cost was allocated 100% to such party. The Shared Services Agreement remains in effect until terminated according to its terms. MPM or the Company may terminate the agreement for convenience, without cause, by giving written notice not less than thirty (30) days prior to the effective date of termination. It is also anticipated that the Company and MPM will cooperate to achieve favorable pricing with respect to purchases of raw materials and logistics services.

Pursuant to this agreement, in the fourth quarter of 2010, the Company incurred approximately $42 of costs for shared services and MPM incurred approximately $43 of costs for shared services (excluding, in each case, costs allocated 100% to one party). MPM billed the Company approximately $1 which represents a true-up payment to bring the percentage of total net incurred costs for shared services under the Shared Services Agreement to 51% for the Company and 49% for MPM. The true-up amount is included in Other operating expense, net, in the Consolidated Statement of Operations. The Company has accounts payable to MPM of $1 at December 31, 2010.

Financing Agreements

In connection with the terminated Huntsman merger and related litigation settlement agreement and release among the Company, Huntsman and other parties entered into on December 14, 2008, the Company paid Huntsman $225. The settlement payment was funded to the Company by an advance from Apollo, while reserving all rights with respect to reallocation of the payments to other affiliates of Apollo. Under the provisions of the settlement agreement and release, the Company is contractually obligated to reimburse Apollo for any insurance recoveries on the $225 settlement payment, net of expense incurred in obtaining such recoveries. Apollo has agreed that the payment of any such insurance recoveries will satisfy the Company’s obligation to repay amounts received under the $225 advance. The Company has recorded the $225 settlement payment advance as a long-term liability at December 31, 2010. As of December 31, 2010, the Company has not recovered any insurance proceeds related to the $225 settlement payment.

In addition, pursuant to the settlement agreement and release, certain affiliates of Apollo agreed to make a $200 investment in the Company. Certain affiliates of Apollo have entered into a commitment letter with the Company and MSC Holdings pursuant to which they committed to purchase $200 in preferred units and warrants of MSC Holdings by December 31, 2011. Prior to the purchase of all the preferred shares and warrants, certain affiliates of Apollo have committed to provide liquidity facilities to MSC Holdings or the Company on an interim basis. The aggregate liquidity facilities outstanding, together with the purchase price for any purchased preferred shares and warrants, will at no time exceed $200. In connection therewith, in 2009, certain affiliates of Apollo extended a $100 term loan to the Company and an affiliate of the Company (the “Term Loan”). The Term Loan will mature on December 31, 2011 with interest at adjusted LIBOR plus 2.25% per annum. Interest expense incurred during the years ended December 31, 2010 and 2009 on the Term Loan was $3. See Note 10 for further information on the Company’s affiliated debt. In addition, in December 2010 the Company sold $67 of trade accounts receivable to affiliates of Apollo for net cash of $60, ($7 remains held in a reserve account at December 31, 2010). See Note 8 for a description of the Company’s sale of trade accounts receivable. The available borrowings under these liquidity facilities at December 31, 2010 were $40. This amount will increase on a dollar for dollar basis as the $67 of sold receivables are collected.

On October 1, 2010, at the time of the closing of the Momentive Combination, the commitment by Apollo to purchase $200 in preferred units of MSC Holdings and warrants to purchase common units of Momentive Holdings was amended to become a commitment to purchase preferred units and warrants to purchase common units of Momentive Holdco. Momentive Holdco has agreed to contribute any proceeds from the issuance of preferred or common units under this agreement as a capital contribution to MSC Holdings, and MSC Holdings has agreed to contribute such amounts as a capital contribution to the Company.

Purchase of MSC Holdings debt

In 2009, the Company purchased $180 in face value of the outstanding MSC Holdings LLC PIK Facility for $24, including accrued interest. The loan receivable from MSC Holdings has been recorded at its acquisition value of $24 as an addition to the Company’s shareholder deficit as MSC Holdings is the Company’s parent. In addition, at December 31, 2010 the Company has not recorded accretion of the purchase discount or interest income as ultimate receipt of these cash flows is under the control of MSC Holdings. The Company will continue to assess the collectibility of these cash flows to determine future amounts to record, if any.

Purchases and Sales of Products and Services with Apollo Affiliates

The Company sells products to certain Apollo affiliates and members of Momentive Holdco. These sales were $3, $2 and $7 for the years ended December 31, 2010, 2009 and 2008, respectively. Accounts receivable from these affiliates were less than $1 at both December 31, 2010 and 2009. The Company also purchases raw materials and services from certain Apollo affiliates. These purchases were $21, $8 and $3 for the years ended December 31, 2010, 2009 and 2008, respectively. The Company had accounts payable to Apollo affiliates of $1 and $2 at December 31, 2010 and 2009, respectively.

Other Transactions and Arrangements

The Company sells finished goods to and purchases raw materials from HAI. The Company also provides toll-manufacturing and other services to HAI. Prior to 2010 and the adoption of ASU 2009-17, HAI was consolidated in the Company’s Consolidated Financial Statements and these transactions were eliminated in consolidation. Beginning in 2010, the Company’s investment in HAI is recorded under the equity method of accounting and the related sales and purchases are not eliminated from the Company’s Consolidated Financial Statements. However, any profit on these transactions is eliminated in the Company’s Consolidated Financial Statements to the extent of the Company’s 50% interest in HAI. Sales to and services provided to HAI were $96 for the year ended December 31, 2010. Purchases from HAI were $58 for the year ended December 31, 2010. The Company had accounts receivable from HAI of $13 and accounts payable to HAI of $2 at December 31, 2010.

The Company’s purchase contracts with HAI represent a significant portion of HAI’s total revenue. In addition, the Company has pledged its member interest in HAI as collateral on HAI’s revolving line of credit. These factors result in the Company absorbing the majority of the risk to potential losses or gains from a majority of the expected returns. However, the Company does not have the power to direct the activities that most significantly impact HAI, and therefore, does not have a controlling financial interest. As of December 31, 2010 the value of HAI’s assets and liabilities were $44 and $22, respectively.

The Company has a loan receivable from its unconsolidated forest products joint venture in Russia of $4 as of December 31, 2010.

7. Goodwill and Intangible Assets

The Company’s gross carrying amount and accumulated impairments of goodwill consist of the following as of December 31:

	2010				2009
	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value
Epoxy and Phenolic Resins	$88	$—	$3	$91	$95	$—	$5	$100
Formaldehyde and Forest Products	81	—	(3)	78	82	—	(5)	77
Coatings	7	(7)	—	—	7	(7)	—	—

	$176	$(7)	$—	$169	$184	$(7)	$—	$177

The changes in the net carrying amount of goodwill by segment for the years ended December 31, 2010 and 2009 are as follows:

	Epoxy and Phenolic Resins	Formaldehyde and Forest Products	Coatings	Total
Goodwill balance at December 31, 2008	$98	$72	$—	$170
Purchase accounting adjustments	—	1	—	1
Foreign currency translation	2	4	—	6

Goodwill balance at December 31, 2009	100	77	—	177
Deconsolidation of variable interest entity	(7)	—	—	(7)
Foreign currency translation	(2)	1	—	(1)

Goodwill balance at December 31, 2010	$91	$78	$—	$169

During the year ended December 31, 2008, the Company recorded an $8 charge for the impairment of tradenames from which cash flows are no longer generated. This amount is included in Other operating expense, net on the Consolidated Statements of Operations.

Goodwill impairment charges for the year ended December 31, 2008 of $7 were recognized in the Coatings reporting unit as a result of the continued weakness in the housing and construction markets and competitive pressures in these reporting units resulting in lower future reporting unit earnings and cash flows than previously projected. The amount of the charge was determined using a probability weighted market approach using EBITDA multiples and an income approach using discounted cash flows. The entire goodwill balance in the Coatings reporting unit has been impaired as the implied fair value of the reporting units’ goodwill was zero.

The Company’s intangible assets with identifiable useful lives consist of the following as of December 31:

	2010			2009
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets:
Patents and technology	$110	$(53)	$57	$112	$(46)	$66
Customer lists and contracts	91	(37)	54	98	(34)	64
Other	25	(4)	21	26	(5)	21

	$226	$(94)	$132	$236	$(85)	$151

The impact of foreign currency translation on intangible assets is included in accumulated amortization.

During the year ended December 31, 2010, the Company wrote off gross carrying amount of $7 of fully amortized intangible assets that no longer provided economic benefits to the Company.

Total intangible amortization expense for the years ended December 31, 2010, 2009 and 2008 was $15, $17 and $19, respectively.

Estimated annual intangible amortization expense for 2011 through 2015 is as follows:

2011	$14
2012	14
2013	14
2014	13
2015	13

8. Transfers of Financial Assets

In December 2010, the Company entered into accounts receivable purchase and sale agreements to sell $67 of its trade accounts receivable to affiliates of Apollo on terms which management believes were more favorable to the Company than could have been obtained from an unaffiliated party. Under the terms of the agreements, the receivables were sold at a discount relative to their carrying value in exchange for all interests in such receivables; the Company retained the obligation to service the collection of the receivables on the purchasers’ behalf; and the purchasers’ deferred payment of a portion of the receivables purchase price and established a reserve account with the proceeds. The reserve account is used to reimburse the purchasers for credit and collection risk and remaining amounts are paid to the Company after receipt of all collections on the purchased receivables. Other than amounts held in the reserve account, the purchasers bear all credit risk on the purchased receivables.

These accounts receivable purchase and sale agreements were accounted for as sales-type transfers. Losses recorded on these sales were $1 for the years ended December 31, 2010 and 2009, and are included in Other non-operating expense, net in the Consolidated Statements of Operations. Fees for the servicing were less than $1 for the years ended December 31, 2010 and 2009.

9. Fair Value and Financial Instruments

Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 1 primarily consists of financial instruments traded on exchange or futures markets.

•

Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those derivative instruments transacted primarily in over the counter markets.

•	Level 3: Unobservable inputs, for example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements

Following is a summary of assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	Fair Value Measurements Using			Total
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
December 31, 2010
Derivative liabilities	$—	$(10)	$—	$(10)

December 31, 2009
Derivative liabilities	$—	$(35)	$—	$(35)

The Company calculates the fair value of its derivative liabilities using quoted market prices whenever available. When quoted market prices are not available, the Company uses standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. At December 31, 2010, no adjustment was made by the Company to reduce its derivative liabilities for its nonperformance risk. As a significant portion of the Company’s derivative liabilities are cash flow hedges, $0 and $1 was recognized in Accumulated other comprehensive income at December 31, 2010 and 2009, respectively.

When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

Non-recurring Fair Value Measurements

There were no significant assets or liabilities measured at fair value on a non-recurring basis during the year ended December 31, 2010.

Following is a summary of losses as a result of the Company measuring assets at fair value on a non-recurring basis during the year ended December 31, 2009:

Year ended December 31, 2009
Long-lived assets held and used	$(10)
Long-lived assets held for sale	(1)
Long-lived assets held for disposal/abandonment	(38)

Total	$(49)

As part of the Company’s productivity initiatives, the Company decided to indefinitely idle certain production lines. Long-lived assets with a carrying value of $57 were written down to fair value of $8, resulting in an impairment charge of $49 for the year ended December 31, 2009. These long-lived assets were valued based on appraisals from third parties or using discounted cash flow analysis based on assumptions that market participants would use. Key inputs in the model included projected revenues and manufacturing costs associated with these long-lived assets.

Derivative Financial Instruments

The Company is exposed to certain risks related to its ongoing business operations. The primary risks managed by using derivative instruments are foreign currency exchange risk, interest rate risk and commodity price risk. The Company does not hold or issue derivative financial instruments for trading purposes.

The following table summarizes the Company’s derivative financial instruments as of December 31, which are recorded as Other current liabilities in the Consolidated Balance Sheets:

	2010				2009
Liability Derivatives	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Liability	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Liability
Derivatives designated as hedging instruments
Interest Rate Swaps
Interest swap – 2007	4	—	$375	$(5)	366	—	$650	$(28)
Interest swap – 2010	732	—	350	(2)	—	—	—	—

Total derivatives designated as hedging instruments				$(7)				$(28)

Derivatives not designated as hedging instruments
Foreign Exchange and Interest Rate Swaps
Cross-Currency and Interest Rate Swap	273	1.2038	$25	$(3)	638	1.2038	$25	$(5)
Interest Rate Swap
Interest swap – Australia Multi-Currency Term	364	—	22	—	729	—	23	(1)
Commodity Contracts
Electricity contracts	—	—	4	—	—	—	3	(1)
Natural gas futures	—	—	2	—	—	—	3	—

Total derivatives not designated as hedging instruments				$(3)				$(7)

The following tables summarize gains and losses recognized on the Company’s derivative financial instruments:

Derivatives in Cash Flow Hedging Relationship	Amount of Loss Recognized in OCI on Derivative for the year ended December 31:			Location of Loss Reclassified from Accumulated OCI into Income	Amount of Loss Reclassified from Accumulated OCI into Income for the year ended December 31:
	2010	2009	2008		2010	2009	2008
Interest Rate Swaps
Interest swap – 2006	$—	$—	$(8)	Interest expense, net	$—	$(8)	$(10)
Interest swap – 2007	—	(15)	(16)	Interest expense, net	(20)	(22)	(4)
Interest swap – 2010	(2)	—	—	Interest expense, net	—	—	—

Total	$(2)	$(15)	$(24)		$(20)	$(30)	$(14)

Derivatives Not Designated as Derivative Instruments	Amount of Gain (Loss) Recognized in Income on Derivative for the year ended December 31:			Location of Gain (Loss) Recognized in Income on Derivative
	2010	2009	2008
Foreign Exchange and Interest Rate Swaps
Cross-Currency and Interest Rate Swap	$2	$(1)	$26	Other non-operating expense, net
Interest Rate Swap
Interest swap – Australia Multi-Currency Term	—	—	(2)	Other non-operating expense, net
Commodity Contracts
Electricity contracts	1	(1)	—	Cost of sales
Natural gas futures	(1)	(3)	(3)	Cost of sales

Total	$2	$(5)	$21

Foreign Exchange Rate Swaps

International operations account for a significant portion of the Company’s revenue and operating income. The Company’s policy is to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging anticipated and firmly committed transactions when it is economically feasible. The Company periodically enters into forward contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of certain transactions to the extent of the amount under contract. The counter-parties to our forward contracts are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

In 2005, The Company entered into a three-year $289 cross-currency and interest rate swap agreement structured for a non-U.S. subsidiary’s $290 U.S. dollar denominated floating rate term loan. The swap was designed to offset balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations on the term loan. The euro to U.S. dollar exchange rate under the swap agreement was 1.2038. The Company paid a variable rate equal to Euribor plus 271 basis points. The Company received a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. In 2008, the Company paid $29 to settle a portion of its cross-currency and interest rate swaps, which matured in 2008.

The remaining portion of the cross-currency and interest rate swap was renegotiated and amended with the respective counterparties, effective September 30, 2008, in order to offset the ongoing balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations of a non-U.S. subsidiary’s U.S. dollar denominated floating rate term loan. The amended swap agreement requires the Company to sell euros in exchange for U.S. dollars at a rate of 1.2038. The Company also will pay a variable rate equal to Euribor plus 390 basis points and will receive a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The amount the Company receives under this agreement is approximately equal to the non-U.S. subsidiary’s interest rate on its $290 term loan. This amended swap agreement has an initial notional amount of $25 that amortizes quarterly on a straight line basis to $24, prior to maturing on September 30, 2011. The Company paid a weighted average interest rate of 4.6% and 5.5% and received a weighted average interest rate of 2.8% and 3.4% on these amended swap agreements in 2010 and 2009, respectively.

Interest Rate Swaps

The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount. The counter-parties to the interest rate swap agreements are financial institutions with investment grade ratings.

In May 2006, the Company entered into interest rate swap agreements with two counterparties. These swaps are three-year agreements designed to offset the cash flow variability that results from interest rate fluctuations on the Company’s variable rate debt. The initial aggregate notional amount of the swaps is $1,000, which amortizes quarterly based on the expected payments on the Company’s term loan. As a result of the interest rate swaps, the Company paid a fixed rate equal to approximately 7.6% per year and received a variable rate based on the terms of the underlying debt. The Company accounts for the swaps as qualifying cash flow hedges. These swap agreements matured and were terminated during 2009.

In January 2007, the Company entered into a three-year interest rate swap agreement designed to offset cash flow variability associated with interest rate fluctuations on the Company’s variable rate debt. This swap became effective January 1, 2008. The initial notional amount of the swap is $300, but will increase to $700 before being amortized down to $375. As a result of the interest rate swap, the Company pays a fixed rate equal to approximately 7.2% per year and receives a variable rate based on the terms of the underlying debt. The Company accounts for this swap as a qualifying cash flow hedge.

In February 2007, to effectively fix the interest rate on approximately $30 of our Australian Multi-Currency Term / Working Capital Facility, the Company entered into interest rate swap agreements with two counterparties for an initial notional amount of AUD $35, which amortizes quarterly based on the expected loan payments. The swap agreements terminate December 30, 2011. The Company pays a fixed interest rate of 6.6% and receives a floating rate based on the terms of the underlying debt. The Company has not applied hedge accounting to this derivative instrument.

In July 2010, the Company entered into a two-year interest rate swap agreement (the “July 2010 Swap”). This swap is designed to offset the cash flow variability that results from interest rate fluctuations on the Company’s variable rate debt. This swap will become effective on January 4, 2011 upon the expiration of the January 2007 interest rate swap. The initial notional amount of the swap is $350, and will subsequently be amortized down to $325. The Company pays a fixed rate of 1.032% and will receive a variable one month LIBOR rate. The Company accounts for the swap as a qualifying cash flow hedge.

Commodity Contracts

The Company is exposed to price fluctuations associated with raw materials purchases, most significantly with methanol, phenol, urea, acetone, propylene and chlorine. For these commodity raw materials, the Company has purchase contracts in place that contain periodic price adjustment provisions. The Company also adds selling price provisions to certain customer contracts that are indexed to publicly available indices for the associated commodity raw materials. The board of directors approves all commodity futures and commodity commitments based on delegation of authority documents.

The Company hedges a portion of its natural gas purchases for certain North American plants. The Company used futures contracts to hedge 42%, 70% and 72% of its 2010, 2009 and 2008 natural gas usage at these plants, respectively. The contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. We also enter into fixed price forward contracts for the purchase of natural gas and electricity at certain of our manufacturing plants to offset the risk associated with increases in the prices of the underlying commodities.

The Company does not apply hedge accounting to these future and forward contracts. The Company recognizes gains and losses each month as the gas and electricity is used. Remaining obligations are marked to market on a quarterly basis.

Non-derivative Financial Instruments

The following table includes the carrying amount and fair value of the Company’s non-derivative financial instruments as of December 31:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Debt	$3,672	$3,708	$3,506	$3,055

Fair values of debt are determined from quoted, observable market prices, where available, based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. The carrying amounts of cash and cash equivalents, accounts receivable, accounts and drafts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

10. Debt and Lease Obligations

Debt outstanding at December 31 is as follows:

	2010		2009
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
Non-affiliated debt:
Senior Secured Credit Facilities:
Revolving facility due 2011 at 3.0% at December 31, 2009	$—	$—	$36	$—
Floating rate term loans due 2013 at 2.6% at December 31, 2010 and 2009	455	8	2,211	23
Floating rate term loans due 2015 at 4.1% at December 31, 2010	927	15	—	—
Senior Secured Notes:
8.875 % senior secured notes due 2018 (includes $6 of unamortized debt discount)	994	—	—	—
Floating rate second-priority senior secured notes due 2014 at 4.8% at December 31, 2010 and 2009	120	—	120	—
9.00% Second-priority senior secured notes due 2020	574	—	—	—
9.75% Second-priority senior secured notes due 2014	—	—	533	—
Debentures:
9.2% debentures due 2021	74	—	74	—
7.875% debentures due 2023	189	—	189	—
8.375% sinking fund debentures due 2016	62	—	62	—
Other Borrowings:
Australia Multi-Currency Term / Working Capital Facility due 2011 at 4.5% and 4.1% at December 31, 2010 and 2009, respectively	38	10	46	8
Brazilian bank loans at 9.8% and 10.6% at December 31, 2010 and 2009, respectively	33	37	30	35
Capital Leases	9	1	10	1
Other at 3.5% and 3.7% at December 31, 2010 and 2009, respectively	13	11	13	11

Total non-affiliated debt	3,488	82	3,324	78
Affiliated debt:
Affiliated borrowings due on demand at 3.4%	—	2	—	4
Affiliated term loan due 2011 at 2.6% at December 31, 2010 and 2009	100	—	100	—

Total affiliated debt	100	2	100	4

Total debt	$3,588	$84	$3,424	$82

2010 Refinancing Activities

January Refinancing Transaction

In late December 2009 and January 2010, the Company extended $200 of its revolving facility commitments from lenders under the Senior Secured Credit Facility, which will take effect upon the May 31, 2011 maturity of the existing revolving facility commitments. The new commitments will extend the availability of the revolving facility to February 2013.

In January 2010, through the Company’s wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, the Company sold $1,000 aggregate principal amount of 8.875% senior secured notes due 2018. The Company used the net proceeds of $993 ($1,000 less original issue discount of $7) from the issuance to repay $800 of its U.S. term loans under the Senior Secured Credit Facility, pay $31 of transaction costs and expenses and provide incremental liquidity of $162. The 8.875% senior secured notes are secured by the same collateral as the Company’s existing second-priority senior secured notes, but the priority of the collateral liens securing the 8.875% senior secured notes is senior to the collateral liens securing the existing second-priority senior secured notes, and is junior to the collateral liens securing the Company’s Senior Secured Credit Facility.

In addition to, and in connection with the issuance of the $1,000 aggregate principal amount of 8.875% notes, the Company entered into an amendment of its Senior Secured Credit Facilities. Under the amendment and restatement, the Company extended the maturity of approximately $959 of its Senior Secured Credit Facility term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25% to LIBOR plus 3.75%. Collectively, both the issuance of the $1,000 aggregate principal amount 8.875% senior secured notes and the amendment of the Senior Secured Facilities are referred to as the “January Refinancing Transaction.”

In the first quarter of 2010 the Company incurred $31 in fees related to the January Refinancing Transactions, of which $29 were deferred and are recorded in Other assets, net in the Consolidated Balance Sheets. The deferred fees will be amortized over the contractual life of the respective debt obligations. The remaining $2 in fees were expensed as incurred and are included in Other non-operating expense, net in the Consolidated Statements of Operations. Additionally, $7 in unamortized deferred financing fees were written-off related to the $800 of U.S. term loans under the Senior Secured Credit Facility that were repaid and extinguished. The write-off of these fees are included in Loss on extinguishment of debt in the Consolidated Statements of Operations.

November Refinancing Transactions

In November 2010, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC issued $574 aggregate principal amount of 9.00% second-priority senior secured notes due 2020 (the “New Notes”), which mature on November 15, 2020. $440 aggregate principal amount of the New Notes was offered through a private placement to unaffiliated investors (“Offering”). The cash proceeds of the Offering were used to redeem the $406 outstanding 9.75% Second-priority senior secured notes due 2014 (“Old Notes”), pay redemption premiums on the Old Notes, and pay transaction fees and expenses.

The remaining $134 aggregate principal amount of the Notes was issued in exchange for $127 aggregate principal amount of the Old Notes that were held by an affiliate of Apollo Global Management, LLC at the time of the Offering (“Apollo Exchange”). The exchange ratio was determined based on the consideration offered to holders of the Old Notes to redeem the Old Notes, which is intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration upon the Company’s redemption of the Old Notes and used the proceeds received to invest in the New Notes. The new debt issued to Apollo has the same terms as the New Notes issued by the Company in the Offering. Collectively, the Offering and Apollo Exchange are referred to as the “November Refinancing Transaction.”

The Company incurred $11 in transaction fees associated with the Offering and $7 in direct lender exchange premiums associated with the Apollo Exchange, which were deferred and are recorded in Other assets, net in the Consolidated Balance Sheets. The deferred fees and exchange premiums will be amortized over the contractual life of the respective debt obligations. In addition, the Company paid premiums of $21 to redeem the Old Notes and wrote-off $2 in unamortized deferred financing fees related to the Old Notes, resulting in a loss on extinguishment of $23. This amount is included in Loss on extinguishment of debt in the Consolidated Statement of Operations.

Senior Secured Credit Facilities

The terms of the amended Senior Secured Credit Facilities include a term loan facility with maturities in 2013 and 2015, a $50 synthetic letter of credit facility (“LOC”) that matures in 2013, access to a $225 revolving credit facility through May 2011 and access to a $200 revolving credit facility from May 2011 through February 2013.

The facilities are subject to an earlier maturity date, on any date that more than $200 in the aggregate principal amount of certain of the Company’s debt will mature within 91 days of that date. Repayment of 1% total per year of the term loan and LOCs must be made (in the case of the term loan facility, quarterly, and in the case of the LOC, annually) with the balance payable at the final maturity date. Further, the Company may be required to make additional repayments on the term loan, upon specific events, or if excess cash flow is generated. The terms of the Senior Secured Credit Facilities also include $200 in available incremental term loan borrowings.

Pursuant to the terms of our Senior Secured Credit Facilities, intercompany indebtedness of any borrower thereunder to any of our subsidiaries is subordinated to the prior payment of the senior indebtedness obligations under the Senior Secured Credit Facility. Certain Company subsidiaries guarantee obligations under the amended Senior Secured Credit Facilities. The amended Senior Secured Credit Facilities and certain notes are secured by certain assets of the Company and the subsidiary guarantors, subject to certain exceptions.

The credit agreement contains, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Payment of borrowings under the Amended Senior Secured Credit Facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control. The Senior Secured Credit Facilities also contain cross-acceleration and cross default provisions. Accordingly, events of default under certain other foreign debt agreements could result in the Company’s outstanding debt becoming immediately due and payable.

Term Loans

The interest rates for term loans to the Company under the amended Senior Secured Credit Facilities are based on, at the Company’s option, (a) adjusted LIBOR plus 2.25% for term loans maturing 2013 and 3.75% for term loans maturing 2015 or (b) the higher of (i) JPMorgan Chase Bank, N.A.’s (JPMCB) prime rate or (ii) the Federal Funds Rate plus 0.50%, in each case plus 0.75% for term loans maturing 2013 and 2.25% for term loans maturing 2015. Term loans to the Company’s Netherlands subsidiary are at the Company’s option; (a) EURO LIBOR plus 2.25% for term loans maturing 2013 or 3.75% for term loans maturing 2015 or (b) the rate quoted by JPMCB as its base rate for those loans plus 0.75% for term loans maturing 2013 and 2.25% for term loans maturing 2015.

Revolving Credit Facility

The interest rate for the revolving credit facility through May 2011 bears interest at adjusted LIBOR plus 2.50%. The extended revolving loans will bear interest at a rate of LIBOR plus 4.50%. The Company is also required to pay a 2% ticking fee on committed amounts for the extended revolver, payable quarterly through May 2011. Available borrowings under the amended Senior Secured Credit Facilities (including LOC facility) were $220 at December 31, 2010.

The amended Senior Secured Credit Facilities have commitment fees (other than with respect to the LOC) equal to 0.50% per year of the unused line plus a fronting fee of 0.25% of the aggregate face amount of outstanding letters of credit. The LOC has a commitment fee of 0.10% per year.

Affiliated Debt

In 2009, the Company borrowed $100 in term loans from affiliates of Apollo which will mature on December 31, 2011 with interest at adjusted LIBOR plus 2.25%. As the Company has the intent and ability to refinance this debt with Apollo, the amount has been classified as Affiliated long-term debt as of December 31, 2010 in the Consolidated Balance Sheets. In 2009, the Company also borrowed $4 from an affiliate of Apollo which is due upon demand, of which $2 was repaid in 2010.

The weighted average interest rate of affiliated borrowings at December 31, 2010 was 2.57%. Proceeds from the loans were used for general corporate purposes.

Debentures

	Origination Date	Interest Payable	Early Redemption
9.2% debentures due 2021	March 1991	March 15 September 15	None

7.875% debentures due 2023	May 1993	February 15 August 15	None

8.375% sinking fund debentures due 2016	April 1986	April 15 October 15	April 2006

The 8.375% Debentures have a sinking fund requirement of $20 per year from 2007 to 2015. Previous buybacks of Debentures allows the Company to fulfill sinking fund requirements through 2013.

Other Borrowings

The Company’s Australian Multi-Currency Term / Working Capital Facility has a variable interest rate equal to the 90 day Australian or New Zealand Bank Bill Rates plus an applicable margin.

The Brazilian bank loans represent various bank loans primarily for working capital purposes and to finance plant expansions.

The Company’s capital leases are included in debt on the Consolidated Balance Sheets and range from one to forty-nine year terms for vehicles, equipment, pipeline, land and buildings. The Company’s operating leases consist primarily of vehicles, equipment, tank cars, land and buildings.

In addition, the Company finances certain insurance premiums. Short-term borrowings under this arrangement were $8 and $4 at December 31, 2010 and 2009, respectively.

Scheduled Maturities

Aggregate maturities of non-affiliated debt, minimum payments under capital leases and minimum rentals under operating leases at December 31, 2010 for the Company are as follows:

Year	Non-affiliated Debt	Minimum Rentals Under Operating Leases	Minimum Payments Under Capital Leases
2011	$81	$29	$2
2012	71	21	2
2013	474	16	2
2014	161	12	1
2015	913	10	2
2016 and thereafter	1,866	28	10

Total minimum payments	$3,566	$116	19

Less: Amount representing interest			(9)

Present value of minimum payments			$10

Rental expense under operating leases amounted to $36, $36 and $38 in the years ended December 31, 2010, 2009 and 2008, respectively.

Covenant Compliance

The Company is currently in compliance with all terms of its outstanding indebtedness under its Senior Secured Credit Facility, including the senior secured bank leverage ratio. A failure to comply with the Company’s senior secured bank leverage ratio contained within its Senior Secured Credit Facility, could result in a default, which if not cured or waived, could have a material adverse effect on the Company’s business and financial condition. The Company’s Senior Secured Credit Facility permits a default in its senior secured leverage ratio covenant to be cured by cash contributions to the Company’s capital from the proceeds of equity purchases or cash contributions to the capital of MSC Holdings. The cure amount can be no greater than the amount required for purposes of complying with the covenant, and in each four quarter period, the cure right can only be exercised in three quarters. Any amounts of Apollo’s $200 committed financing (see Note 6) converted to equity to cure a default would reduce the amount of available financing remaining under the $200 financing.

11. Guarantees, Indemnifications and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies for designated research and development projects. These guarantees or indemnifications are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer for liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers to be probable and reasonably estimable. The amounts recorded at December 31, 2010 and 2009 are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under its guarantees, nor is the Company able to estimate the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable.

Our corporate charter also requires us to indemnify, to the extent allowed by New Jersey state corporate law, our directors and officers as well as directors and officers of our subsidiaries and other agents against certain liabilities and expenses incurred by them in carrying out their obligations.

Apollo Indemnification

In March 2009, the Company and affiliates of Apollo entered into an indemnification agreement. This agreement provides that the Company will indemnify affiliates of Apollo, and affiliates of Apollo will indemnify the Company, against any liabilities arising from actions brought by our respective insurance providers against the other as a result of claims paid on the Huntsman settlement. See Note 6 for additional information regarding indemnification provided by the Company to Apollo under the Management Consulting Agreement.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.

12. Commitments and Contingencies

Environmental Matters

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation at the federal, state and local levels as well as foreign laws and regulations, and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at December 31, 2010 and 2009.

	Number of Sites		Liability		Range of Reasonably Possible Costs
Site Description	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	Low	High
Geismar, LA	1	1	$17	$17	$10	$25
Superfund and offsite landfills – allocated share:
Less than 1%	29	27	1	1	1	2
Equal to or greater than 1%	12	12	7	7	5	13
Currently-owned	21	22	9	11	6	16
Formerly-owned:
Remediation	10	10	1	2	1	10
Monitoring only	7	7	1	1	1	2

	80	79	$36	$39	$24	$68

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At December 31, 2010 and 2009, $10 and $13, respectively, have been included in Other current liabilities in the Consolidated Balance Sheets with the remaining amount included in Other long-term liabilities.

Following is a discussion of the Company’s environmental liabilities and the related assumptions at December 31, 2010:

Geismar, LA Site—The Company formerly owned a basic chemicals and polyvinyl chloride business that was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest, the general partner interest and the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations for soil and groundwater contamination at BCPOLP’s Geismar, Louisiana site. The Company bears the sole responsibility for these obligations because there are no other potentially responsible parties (“PRP”) or third parties from whom the Company could seek reimbursement.

A groundwater pump and treat system to remove contaminants is operational, and natural attenuation studies are proceeding. If closure procedures and remediation systems prove to be inadequate, or if additional contamination is discovered, costs that would approach the higher end of the range of possible outcomes could result.

Due to the long-term nature of the project, the reliability of timing and the ability to estimate remediation payments, a portion of this liability was recorded at its net present value, assuming a 3% discount rate and a time period of 28 years. The range of possible outcomes is discounted in a similar manner. The undiscounted liability, which is expected to be paid over the next 28 years, is approximately $24. Over the next five years, the Company expects to make ratable payments totaling $6.

Superfund Sites and Offsite Landfills—The Company is currently involved in environmental remediation activities at a number of sites for which it has been notified that it is, or may be, a Potentially Responsible Party (“PRP”) under the United States Comprehensive Environmental Response, Compensation and Liability Act or similar state “superfund” laws. The Company anticipates approximately 50% of the estimated liability for these sites will be paid within the next five years, with the remainder over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and as a result, has little control over the costs and timing of cash flows.

The Company’s ultimate liability will depend on many factors including its share of waste volume, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation and the availability of insurance coverage. The range of possible outcomes takes into account the maturity of each project, resulting in a more narrow range as the project progresses. To estimate both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at a number of locations that it currently owns, of which eight sites are no longer in operation. As the Company is performing a portion of the remediation on a voluntary basis, it has some control over the costs to be incurred and the timing of cash flows. The Company expects to pay approximately $8 of these liabilities within the next five years, with the remainder over the next ten years. The factors influencing the ultimate outcome include the methods of remediation elected, the conclusions and assessment of site studies remaining to be completed, and the time period required to complete the work. No other parties are responsible for remediation at these sites.

Formerly-Owned Sites—The Company is conducting environmental remediation at a number of locations that it formerly owned. The final costs to the Company will depend on the method of remediation chosen and the level of participation of third parties.

In addition, the Company is responsible for a number of sites that require monitoring where no additional remediation is expected. The Company has established reserves for costs related to these sites. Payment of these liabilities is anticipated to occur over the next ten years. The ultimate cost to the Company will be influenced by fluctuations in projected monitoring periods or by findings that are different than anticipated.

Indemnifications—In connection with the acquisition of certain of the Company’s operating businesses, the Company has been indemnified by the sellers against certain liabilities of the acquired businesses, including liabilities relating to both known and unknown environmental contamination arising prior to the date of the purchase. The indemnifications may be subject to certain exceptions and limitations, deductibles and indemnity caps. While it is reasonably possible that some costs could be incurred, except for those sites identified above, the Company has inadequate information to allow it to estimate a potential range of liability, if any.

Non-Environmental Legal Matters

The Company is involved in various legal proceedings in the ordinary course of business and has reserves of $11 and $29 at December 31, 2010 and December 31, 2009, respectively, for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. At December 31, 2010 and December 31, 2009, $5 and $26, respectively, have been included in Other current liabilities in the Consolidated Balance Sheets with the remaining amount included in Other long-term liabilities.

Following is a discussion of significant non-environmental legal proceedings:

Matters Related to the Terminated Merger Agreement with Huntsman Corporation—

On July 17, 2008, an individual Huntsman shareholder filed suit against the Company, Craig O. Morrison, President and Chief Executive Officer, and Joshua J. Harris, Director, in the United States District Court in the Southern District of New York related to matters arising out of the Huntsman Agreement (the “New York Shareholder Action”). The plaintiff in the New York Shareholder Action sought to represent a class of purchasers of Huntsman common stock between May 14, 2008 and June 18, 2008 (the “Class Period”). The complaint alleged that the defendants disseminated false and misleading statements and failed to disclose material facts regarding the merger during the Class Period in violation of U.S. securities laws. In October 2009, the parties reached a settlement agreement which includes payment by the Company of $18 which the Company had accrued as of December 31, 2009 and has subsequently paid in 2010. In 2010, the Company negotiated and subsequently received an $8 resolution payment from its director and officer liability insurance carrier related to the settlement agreement. The amount is included in Terminated merger and settlement income, net in the Condensed Consolidated Statements of Operations.

On September 30, 2009, the Company received a letter from counsel for affiliates of Credit Suisse and Deutsche Bank which demanded payment of the Banks’ legal fees claimed to be in excess of $60 incurred in various litigations associated with the terminated merger of the Company and Huntsman. The Company had previously rejected the Banks’ demand citing not only the Banks’ material breach of their commitment to fund the merger, but among other things, the Banks’ failure to obtain the Company’s approval of its settlement with Huntsman, the failure to provide a release for any and all liabilities in favor of the Company and the unreasonable amount of the fees sought. On October 22, 2010, the Company and affiliates of Credit Suisse and Deutsche Bank entered into a mutual general release, settling all outstanding claims.

Brazil Tax Claim—In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the subsidiary filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the subsidiary filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the subsidiary. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was denied but the Annulment action is being pursued. The Company has pledged certain properties and assets in Brazil during the pendency of the Annulment action in lieu of paying the assessment. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans. Sao Paulo has mandatory appeal rights but the Court’s decision based on the facts is likely to be upheld and therefore, the Company does not believe a loss contingency is probable. At December 31, 2010 the amount of the assessment, including tax, penalties, monetary correction and interest, is 66 Brazilian reais, or approximately $40.

Formosa Plant—Several lawsuits were filed in Sangamon County, Illinois in May 2006 against the Company on behalf of individuals injured or killed in an explosion at a Formosa Plastics Corporation (“Formosa”) plant in Illiopolis, Illinois that occurred on April 23, 2004. The Company sold the facility in 1987. The facility was operated by BCPOLP until it was sold to Formosa out of BCPOLP’s bankrupt estate in 2002. In March 2007, an independent federal agency found that operator errors caused the explosion, but that current and former owners could have implemented systems to minimize the impacts from these errors. In March 2008, the Company filed a motion for summary judgment, which is still pending. At this time there is inadequate information from which to estimate a potential range of liability, if any.

Hillsborough County—The Company is named in a lawsuit filed on July 12, 2004 in Hillsborough County, Florida Circuit Court, for an animal feed supplement processing site formerly operated by the Company and sold in 1980. The lawsuit is filed on behalf of multiple residents of Hillsborough County living near the site and it alleges various injuries from exposure to toxic chemicals. The Company does not have adequate information from which to estimate a potential range of liability, if any. The court dismissed a similar lawsuit brought on behalf of a class of plaintiffs in November 2005.

Environmental Institution of Paraná IAP—On August 25, 2009, Governo Do Paraná and the Environmental Institution of Paraná IAP, an environmental agency of the Brazilian government, provided Momentive Quimica Industria, our Brazilian subsidiary, with notice of a potential fine of up to $11 in connection with alleged environmental damages to the Port of Paranagua caused in November 2004 by an oil spill from a shipping vessel carrying methanol purchased by MSC. The investigation as to the cause of the accident has not been finalized. In early October 2009, MSC was granted an injunction precluding the imposition of any fines or penalties by the Paraná IAP. In November 2010, the Court lifted its injunction; however, the Company appealed in order to preclude the IAP from levying any fines or penalties. The Company continues to believe it has a strong defense and does not believe a loss contingency is probable. At December 31, 2010, the amount of the assessment, including tax, penalties, monetary correction and interest, is 22 Brazilian reais, or approximately $13.

Other Legal Matters—The Company is involved in various other product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in addition to those described above, including actions that allege harm caused by products the Company has allegedly made or used, containing silica, vinyl chloride monomer and asbestos. The Company does not believe that it has a material exposure for these claims and believes it has adequate reserves and insurance to cover pending and foreseeable future claims.

Other Commitments and Contingencies

The Company entered into contractual agreements with Shell and other third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.

In addition, the Company entered into contractual agreements with Shell and other third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and are cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas.

The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2011	$280
2012	203
2013	176
2014	39
2015	24
2016 and beyond	121

Total minimum payments	843
Less: Amount representing interest	(71)

Present value of minimum payments	$772

13. Pension and Non-Pension Postretirement Benefit Plans

The Company sponsors defined benefit pension plans covering most U.S. employees and certain non-U.S. employees primarily in Canada, Netherlands, Germany, France, Belgium and Malaysia. Benefits under these plans are generally based on eligible compensation and / or years of credited service. Retirement benefits in other foreign locations are primarily structured as defined contribution plans. Effective June 30, 2009, the Company froze the benefits for the non-bargained and some of the bargained participants in the U.S. pension plans. During 2010, in conjunction with the renegotiation of collectively bargained agreements, the Company negotiated a freeze of the benefit for the remaining active participants. The Company has replaced this benefit with an additional annual employer contribution to the existing defined contribution plan for all non-bargained associates.

The Company also provides non-pension postretirement benefit plans to certain U.S. employees, to Canadian employees and to certain employees in the Netherlands. The U.S. benefit primarily consists of a life insurance benefit for retirees, for which the premiums are paid by the Company. In addition, some U.S. participants are offered the same medical plans as active employees; however, for most participants, the premiums are paid by the retiree. The Canadian plans provide retirees and their dependents with medical and life insurance benefits, which are supplemental benefits to the respective provincial healthcare plan in Canada. The Netherlands’ plan provides a lump sum payment at retirement.

The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and non-pension postretirement benefit plans for the years ended December 31:

	Pension Benefits				Non-Pension Postretirement Benefits
	2010		2009		2010		2009
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in Benefit Obligation
Benefit obligation at beginning of year	$271	$308	$276	$282	$13	$5	$13	$4
Service cost	3	8	4	8	—	—	—	—
Interest cost	15	15	17	16	1	—	1	—
Actuarial losses	10	3	6	—	—	1	—	—
Foreign currency exchange rate changes	—	(19)	—	10	—	—	—	1
Benefits paid	(20)	(8)	(21)	(8)	(1)	—	(1)	—
Plan curtailments / settlements	(1)	—	(11)	(1)	—	—	—	—
Employee contributions	—	1	—	1	—	—	—	—

Benefit obligation at end of year	278	308	271	308	13	6	13	5
Change in Plan Assets
Fair value of plan assets at beginning of year	185	189	156	162	—	—	—	—
Actual return on plan assets	22	14	38	7		—	—	—
Foreign currency exchange rate changes	—	(12)	—	6	—	—	—	—
Employer contributions	20	17	12	21	1	—	1	—
Benefits paid	(20)	(8)	(21)	(8)	(1)	—	(1)	—
Employee contributions	—	1	—	1	—	—	—	—

Fair value of plan assets at end of year	207	201	185	189	—	—	—	—

Funded status of the plan at end of year	$(71)	$(107)	$(86)	$(119)	$(13)	$(6)	$(13)	$(5)

	Pension Benefits				Non-Pension Postretirement Benefits
	2010		2009		2010		2009
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Noncurrent assets	$—	$15	$—	$6	$—	$—	$—	$—
Other current liabilities	—	(4)	(1)	(4)	(1)	—	(1)	—
Long-term pension and post employment benefit obligations	(71)	(118)	(85)	(121)	(12)	(6)	(12)	(5)
Accumulated other comprehensive loss (income)	133	16	138	16	(25)	(2)	(35)	(2)

Net amounts recognized	$62	$(91)	$52	$(103)	$(38)	$(8)	$(48)	$(7)
Amounts recognized in Accumulated other comprehensive loss (income) at December 31 consist of:
Net actuarial loss (gain)	$133	$12	$138	$11	$(6)	$(1)	$(5)	$(2)
Net prior service cost (benefit)	—	6	—	7	(19)	(1)	(30)	(1)
Deferred income taxes	—	(2)	—	(2)	—	—	—	1

Net amounts recognized	$133	$16	$138	$16	$(25)	$(2)	$(35)	$(2)
Accumulated benefit obligation	$278	$293	$270	$295
Accumulated benefit obligation for funded plans	275	181	268	179
Pension plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$278	$129	$271	$131
Aggregate accumulated benefit obligation	278	123	270	125
Aggregate fair value of plan assets	207	8	185	7
Pension plans with projected benefit obligations in excess of plan assets at December 31:
Aggregate projected benefit obligation	$278	$135	$271	$137
Aggregate fair value of plan assets	207	13	185	12
The net accumulated unrecognized actuarial losses relating to the U.S. plans were reduced by $6 for favorable gains on assets versus expected returns during the year ended December 31, 2010. In addition, the net accumulated unrecognized actuarial losses for the U.S. plans decreased by approximately $1 due to curtailments resulting from the plan freezes, which more than offset the unrecognized actuarial loss of $10 relating to the decrease in the discount rate at December 31, 2010 and unfavorable experience. Actuarial losses of $1 for the Non-U.S. plans at December 31, 2010 primarily resulted from unfavorable asset experience and other adjustments.

The foreign currency impact reflected in these rollforward tables are primarily for changes in the euro and Canadian dollar versus the U.S. dollar.

The Pension Protection Act of 2006 (the “2006 PPA”) provides for minimum funding levels on U.S. plans, and plans not meeting the minimum funding requirement may be subject to certain restrictions. During 2009 and 2010, the Company’s U.S. qualified pension plan was under the minimum funding level as measured under the 2006 PPA, resulting in restrictions on lump sum payments to 50%.

Following are the components of net pension and non-pension postretirement expense (benefit) recognized by the Company for the years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2010	2009	2008	2010	2009	2008
Service cost	$3	$4	$6	$8	$8	$8
Interest cost on projected benefit obligation	15	17	16	15	16	16
Expected return on assets	(16)	(14)	(18)	(11)	(10)	(9)
Amortization of prior service cost	—	—	—	1	1	1
Recognized actuarial loss (gain)	8	9	8	—	(1)	—
Curtailment (gain) loss	—	(1)	—	—	1	—

Net expense	$10	$15	$12	$13	$15	$16

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2010	2009	2008	2010	2009	2008
Service cost	$—	$—	$—	$—	$—	$—
Interest cost on projected benefit obligation	1	1	1	—	—	—
Amortization of prior service benefit	(11)	(11)	(11)	—	—	—
Recognized actuarial gain	—	(1)	—	—	—	(1)
Settlement gain	—	—	—	—	(1)	—

Net benefit	$(10)	$(11)	$(10)	$—	$(1)	$(1)

The curtailment gain recognized on U.S. pension benefits during the year ended December 31, 2009 related to the U.S. plan freeze previously discussed. The curtailment loss recognized on non-U.S. pension benefits during the year ended December 31, 2009 related to the impact of planned workforce reductions on the Company’s pension plan in the Netherlands. The settlement gain recognized during the year ended December 31, 2009 for non-pension postretirement plans resulted from lump sum payments made under the Company’s plan offered to certain associates in the Netherlands.

The following amounts were recognized in other comprehensive income during the year ended December 31, 2010:

	Pension Benefits		Non-Pension Postretirement Benefits		Total
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Net actuarial losses (gains) arising during the year	3	1	(1)	1	2	2
Amortization of prior service (cost) benefit	—	(1)	11	—	11	(1)
Amortization of net (losses) gains	(8)	—	—	—	(8)	—
(Gain) loss recognized in other comprehensive income	(5)	—	10	1	5	1
Deferred income taxes	—	—	—	(1)	—	(1)

(Gain) loss recognized in other comprehensive income, net of tax	(5)	—	10	—	5	—

The amounts in Accumulated other comprehensive income that are expected to be recognized as components of net periodic benefit cost (benefit) during the next fiscal year are as follows:

	Pension Benefits		Non-Pension Postretirement Benefits		Total
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Prior service cost (benefit)	$—	$1	$(11)	$—	$(11)	$1
Net actuarial loss (gain)	7	—	(1)	—	6	—

Determination of actuarial assumptions

The Company’s actuarial assumptions are determined based on the demographics of the population, target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets. For our European plans, these assumptions are set by country, as the plans within these countries have similar demographics, and are impacted by the same regional economic trends and statutory requirements.

The Company merged its three U.S. qualified pension plans at December 31, 2009, and merged the Trusts holding the plan assets in September 2010. As a result, the economic actuarial assumptions for these plans at December 31, 2010 and December 31, 2009 were determined based on the demographics of the merged plan, including the Company’s assumptions for expected rate of return on assets and the target asset mix for the plan assets. Prior to 2009, these assumptions were set separately for each plan.

The discount rates selected reflect the rate at which pension obligations could be effectively settled. The Company selects the discount rates based on cash flow models using the yields of high-grade corporate bonds or the local equivalent with maturities consistent with the Company’s anticipated cash flow projections.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific long-term compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.

The expected long-term rates of return on plan assets are determined based on the plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets, for plans including equity securities. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as investment professionals, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31:

	Pension Benefits				Non-Pension Postretirement Benefits
	2010		2009		2010		2009
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	5.1%	5.5%	5.7%	5.5%	4.9%	5.6%	5.4%	6.3%
Rate of increase in future compensation levels	—	3.3%	4.0%	3.3%	—	—	—	—
The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	—	—	7.9%	7.2%	8.1%	7.4%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	—	4.5%	4.5%	5.1%	4.4%
Year that the rate reaches the ultimate trend rate	—	—	—	—	2029	2030	2026	2029

The weighted average rates used to determine net periodic pension expense (benefit) were as follows for the years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2010	2009	2008	2010	2009	2008
Discount rate	5.7%	6.1%	6.1%	5.5%	5.8%	5.5%
Rate of increase in future compensation levels	4.0%	4.0%	4.0%	3.3%	3.3%	3.3%
Expected long-term rate of return on plan assets	8.0%	8.2%	8.3%	5.8%	5.8%	5.8%

	Non-Pension Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2010	2009	2008	2010	2009	2008
Discount rate	5.4%	6.1%	6.1%	6.3%	7.1%	5.5%

A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for international non-pension postretirement benefits by $1 and service cost and interest cost by a negligible amount. The impact on U.S. plans is negligible.

Pension Investment Policies and Strategies

The Company’s investment strategy for the assets of its North American defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities and fixed income investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. For U.S. plans, equity investments are also diversified across U.S. and international stocks, as well as growth, value and small and large capitalization investments, while the Company’s Canadian plan includes a blend of Canadian securities with U.S. and other foreign investments. Investment risk and performance is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset and liability studies.

The Company periodically reviews its target allocation of North American plan assets among the various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals and on the projected timing of future benefit payments. The target allocations for the Company’s U.S. plans have been aligned for 2010, due to the planned merger of these Trusts.

The Company observes local regulations and customs governing its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target 2011
	2010	2009
Weighted average allocations of U.S. pension plan assets at December 31:
Equity securities	63%	64%	60%
Debt securities	30%	28%	40%
Cash, short-term investments and other	7%	8%	—

	100%	100%	100%

Weighted average allocations of non-U.S. pension plan assets at December 31:
Equity securities	14%	13%	21%
Debt securities	82%	87%	79%
Cash, short-term investments and other	4%	—	—

	100%	100%	100%

Fair Value of Plan Assets

Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

•	Level 3: Unobservable inputs, for example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The following table presents U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	Fair Value Measurements Using
	2010				2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
Large cap equity funds (a)(b)	$37	$17	$—	$54	$26	$33	$—	$59
Small/mid cap equity fund (b)	45	—	—	45	31	6	—	37
Other international equity (b)	—	32	—	32	—	23	—	23
Debt securities/fixed income (c)	2	60	—	62	—	52	—	52
Cash, money market and other (d)	1	13	—	14	—	14	—	14

Total	$85	$122	$—	$207	$57	$128	$—	$185

The following table presents non-U.S. pension plan investments measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	Fair Value Measurements Using
	2010				2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
U.S. equity (b)	$—	$19	$—	$19	$—	$9	$—	$9
European equity (b)	—	—	—	—	—	7	—	7
Other international equity (b)	—	5	—	5	—	5	—	5
Debt securities/fixed income (b)	—	106	—	106	—	111	—	111
Liability driven investments (c)(e)	—	56	—	56	—	45	—	45
Balanced pooled funds (b)(f)	—	8	—	8	—	7	—	7
Pooled insurance products with fixed income guarantee (b)	—	5	—	5	—	5	—	5
Cash, money market and other (d)	—	2	—	2	—	—	—	—

Total	$—	$201	$—	$201	$—	$189	$—	$189

(a)	Level 1 equity securities are valued based on quoted prices in active markets.
(b)	Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.
(c)	Level 2 fixed income securities are valued using a market approach that includes various valuation techniques and sources, primarily using matrix/market corroborated pricing based on observable inputs including yield curves and indices.
(d)	Cash, money market and other securities include mutual funds, certificates of deposit and other short-term cash investments for which the share price is $1 or book value is assumed to equal fair value due to the short duration of the investment term.
(e)	Liability driven investments consist of a series of funds designed to provide returns matched to expected future cash flows, and include approximately 70% investments in fixed income securities targeting returns in line with 3-month euribor in the medium term, and 30% swaps, with an underlying portfolio of bonds and cash to counterbalance changes in the value of the swaps.
(f)	The fund provides a mix of approximately 60% equity and 40% fixed income securities that achieves the target asset mix for the plan.

Projections of Plan Contributions and Benefit Payments

The Company expects to make contributions totaling $26 to its defined benefit pension plans in 2011.

Estimated future plan benefit payments as of December 31, 2010 are as follows:

	Pension Benefits		Non-Pension Postretirement Benefits
Year	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
2011	$22	$8	$1	$—
2012	22	9	1	—
2013	21	9	1	1
2014	20	11	1	—
2015	28	11	1	1
2016-2020	89	72	5	2

The Company has a U.S. defined benefit pension plan that was converted to a cash balance plan prior to 2006. Under the 2006 Pension Protection Act, cash balance plans are generally not considered to be discriminatory if certain requirements are met; however, plans converted prior to the effective date of the 2006 Pension Protection Act, such as the Company’s, are not grandfathered under the act. During 2010, the Company received a letter of determination that the plan as converted is a qualified plan.

Defined Contribution Plans

The Company sponsors a number of defined contribution plans for its employees, primarily in the U.S., Canada, Europe and in the Asia-Pacific region. Full-time employees are generally eligible to participate immediately and may make pre-tax and after-tax contributions subject to plan and statutory limitations. For certain plans, the Company has the option to make contributions above the match provided in the plan based on financial performance. Due to the economic downturn at the end of 2008, during 2009 the Company suspended for one year the employer match provided to non-bargaining employees and to some bargained employees in its U.S. and Canadian defined contribution plans.

Effective July 1, 2009, the Company introduced an annual retirement contribution (“ARC”) to eligible U.S. associates to replace benefits previously provided under the Company’s U.S. defined benefit pension plans, which have been frozen, as previously discussed, for non-bargaining associates and for some bargained associates. The contribution, which will be paid into the existing U.S. defined contribution plan, is a percentage of eligible earnings, ranging from 2% to 7% based on years of service, subject to IRS limitations. The contribution for each year will be made in the second quarter of the following year to eligible associates actively employed with the Company at year-end.

Prior to July 1, 2009 certain U.S. employees received annual employer contributions to the U.S. defined contribution plan based on age and years of service in lieu of a defined benefit pension plan. Under this arrangement, contributions ranged from 1% to 15% on wages up to FICA limits and 2% to 20% on wages in excess of FICA limits. These benefits were eliminated effective July 1, 2009, and were replaced with the ARC (discussed above).

The Company incurred expense for contributions under these plans in 2010, 2009 and 2008 of $14, $9 and $15, respectively.

Non-Qualified and Other Retirement Benefit Plans

The Company provides key executives in some locations with non-qualified benefit plans that provide participants with an opportunity to elect to defer compensation and also provide retirement benefits, or “top-ups”, in cases where executives cannot fully participate in the defined benefit or defined contribution plans because of plan or local statutory limitations. The Company froze benefits under its U.S. non-qualified plans beginning January 1, 2009. Most of the Company’s non-qualified benefit plans are unfunded. Prior to the plan freezes, certain deferrals were matched by the Company based on years of service. The liabilities related to defined benefit top-ups are included in the previously discussed defined benefit pension disclosures. The Company’s liability for the other components of these non-qualified benefit plans was $7 and $8 at December 31, 2010 and 2009, respectively, and is included in Other long-term liabilities.

The Company’s German subsidiaries offer a government subsidized early retirement program to eligible employees called Altersteilzeit or ATZ Plans. The German government provides a subsidy in certain cases where the participant is replaced with a qualifying candidate. The Company has liabilities for these arrangements totaling $7 and $4 for the years ended December 31, 2010 and 2009, respectively. The Company incurred expense for these plans in 2010, 2009 and 2008 of $4, $1 and $2, respectively.

Some employees who are not covered by the Company’s U.S. and foreign defined benefit pension plans are covered by collective bargaining agreements, which are generally for five year terms. Under Federal pension law, the Company would have continuing liability to these pension trusts if it ceased all or most of its participation in any of these trusts, and under certain other specified conditions.

Also included in the Consolidated Balance Sheets at December 31, 2010 and 2009 are other post-employment benefit obligations relating to long-term disability and liabilities relating to European jubilee benefit plans of $8 and $8, respectively.

14. Deficit

The Company has 82,556,847 shares of $0.01 par value common stock outstanding at December 31, 2010.

In December 2008, in connection with the settlement agreement with Huntsman, MSC Holdings made a capital contribution of $325 allowing the Company to fund the $325 termination fee and affiliates of the Company’s owner paid a $200 settlement payment, while reserving all rights with respect to reallocation of the payments to certain other affiliates of the Company’s owner. The $200 settlement payment made by the Company’s owner was treated as an expense by the Company with the credit to Paid-in capital at December 31, 2008. This settlement was considered an expense of the Company as the liability was joint and several between the Company and Apollo and the settlement by Apollo was caused by its relationship with the Company as a principal shareholder.

For the years ended December 31, 2010 and December 31, 2009, the Company’s owner received insurance recoveries of $163 and $37, respectively, related to the $200 settlement payment paid by the Company’s owner that had been treated as an expense of the Company in 2008. These recoveries were recorded as income by the Company for the years ended December 31, 2010 and 2009, with the corresponding debit to Paid-in capital. As of December 31, 2010, the Company’s owner has recovered the $200 settlement payment in full.

15. Stock Option Plans and Stock Based Compensation

Summary of Plans

Prior to the Hexion Formation, Resolution Performance, Resolution Specialty and BHI Acquisition (now MSC Holdings) maintained five stock-based compensation plans: the Resolution Performance 2000 Stock Option Plan (the “Resolution Performance Plan”), the Resolution Performance 2000 Non-Employee Directors Option Plan (the “Resolution Performance Director Plan”), the Resolution Performance Restricted Unit Plan (the “Resolution Performance Unit Plan”), the Resolution Specialty 2004 Stock Option Plan (the “Resolution Specialty Plan”) and the BHI Acquisition 2004 Stock Incentive Plan (the “Borden Chemical Plan”). In addition to these plans, the Company’s parent maintains a stock-based deferred compensation plan, which is discussed below. The options granted under each of the option plans were to purchase common stock of the parent company of each of the respective companies. Upon the Hexion Formation, the stock options under the Resolution Performance Plan, the Resolution Performance Director Plan, the Resolution Performance Unit Plan and Resolution Specialty Plan were exchanged for an equivalent number of options to purchase common units of MSC Holdings based on relative fair value. In 2007, the Company adopted the 2007 Long-Term Incentive Plan which granted restricted stock units and options to purchase common units of MSC Holdings.

The following is a summary of existing stock option plans and outstanding shares as of December 31, 2010:

Plan name	Shares outstanding	Plan expiration	Vesting Terms	Option term	Number of shares authorized
Resolution Performance 2000 Stock Option Plan		November 2010		8 yrs 30 days (1)	n/a plan expired
Tranche A options	26,476		Vest ratably over 5 years
Tranche B performance options	51,316		Cliff vest on 8th anniversary
Resolution Performance 2000 Non-Employee Directors Option Plan	302,433	November 2010	Fully vested upon Hexion Formation	8 yrs 30 days (2)	n/a plan expired
Resolution Specialty Materials 2004 Stock Option Plan				8 yrs 30 days	1,027,197
Tranche A options	47,359	October 2014	Vest ratably over 5 years
Tranche B performance options	93,202		Performance-based vested due to attainment of target upon Hexion Formation
Director options	142,664		Fully vested upon Hexion Formation
BHI Acquisition Corp. 2004 Stock Incentive Plan		August 2014		10 years	3,670,635
Tranche A options	951,616		Vest ratably over 5 years
Tranche B performance options	951,616		Cliff vest on earlier of 8th anniversary or change in control
Director options	84,423		Director grants vest upon IPO /
			Change in Control
Director options	28,141		Director grants vested upon grant
Hexion LLC 2007 Long-Term Incentive Plan		April 2017			1,700,000
Options to purchase units	422,500		Vest upon attainment of performance targets upon change in control	8 years
Restricted stock units	100,000		50% vest on third and fourth anniversaries of grant	n/a

(1)	71,301 Options granted between November 2000—December 2003 were modified during the 4th quarter of 2010 to extend expiration date to November 13, 2012
(2)	265,550 Options granted between November 2000—December 2003 were modified to extend expiration date to November 13, 2012

Conversion of Units to Momentive Holdco

Effective October 1, 2010, in conjunction with the Momentive Combination, stock options to purchase units in MSC Holdings that were granted to our Directors and those granted under the Resolution Performance 2000 Stock Option Plan, the Resolution Performance 2000 Non-Employee Directors Option Plan, the Resolution Specialty 2004 Stock Option Plan, the BHI Acquisition 2004 Stock Incentive Plan and Hexion 2007 Long-Term Incentive plan to purchase units in MSC Holdings were converted on a one-for-one basis to an equivalent number of options to purchase units in Momentive Holdco. Similarly, the restricted MSC Holdings LLC unit awards granted under the Hexion 2007 Long-Term Incentive Plan, the BHI Acquisition 2004 Deferred Compensation Plan and the Resolution Performance Restricted Unit Plan were converted on a one-for-one basis to units in Momentive Holdco. Upon modification of the outstanding option and restricted unit awards, the remeasurement of the fair value resulted in additional compensation expense of less than $1 recognized for the year ended December 31, 2010. The conversion affected approximately 125 employees.

Financial Statement Impact

Share-based compensation expense is recognized, net of estimated forfeitures, over the requisite service period on a straight-line basis. The Company adjusts compensation expense periodically for forfeitures.

The Company recognized share-based compensation expense of $2, $5 and $5 for each of the years ended December 31, 2010, 2009 and 2008, respectively all of which is the result of the remeasurement and modifications. The amounts are included in Selling, general and administrative expense in the Consolidated Statements of Operations. The Company expects additional compensation expense of $5, which will be recognized over the vesting period of the underlying share-based awards. $3 is expected to be recognized ratably over a weighted-average period of 1.6 years, while the remaining $2 will be recognized upon an initial public offering or other future contingent event.

Options Activity

Following is a summary of the Company’s stock option plan activity for the year ended December 31, 2010:

	Momentive Holdco Common Units	Weighted Average Exercise Price
Options outstanding at December 31, 2009	3,300,253	$7.07
Options granted	—	$—
Options exercised	(59,767)	$5.64
Options forfeited	(138,740)	$7.09

Options outstanding at December 31, 2010	3,101,746	$7.05

Exercisable at December 31, 2010	1,627,491	$6.52
Expected to vest at December 31, 2010	3,031,789	$7.06

At December 31, 2010, exercise prices for options outstanding ranged from $3.51 to $29.42 with a weighted average remaining contractual life of 3.3 years. The weighted average remaining contractual life for options exercisable and options expected to vest was 2.8 and 3.3 years, respectively. At December 31, 2010, the aggregate intrinsic value of options exercisable and options expected to vest was less than $1.

The total amount of cash received and total intrinsic value (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) of options exercised during the years ended December 31, 2010, 2009 and 2008 was less than $1, $0, and less than $1, respectively.

Restricted Unit Activity

Following is a summary of the Company’s restricted unit plan activity for the year ended December 31, 2010:

	Momentive Holdco Common Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	116,000	$10.81
Restricted units granted	—	—
Restricted units vested	(55,000)	$10.81
Restricted units forfeited	(11,000)	$10.81

Nonvested at December 31, 2010	50,000	$10.81

The weighted average remaining contractual life for restricted units granted and outstanding was 0.3 years.

Stock-Based Deferred Compensation Plan

In 2004, in connection with the acquisition of Borden Chemical by Apollo, certain key employees of the Company deferred the receipt of compensation and were credited with a number of deferred stock units that were equal in value to the amount of compensation deferred. In total, the Company granted 1,007,944 deferred common stock units under the Hexion LLC 2004 Deferred Compensation Plan (the “2004 DC Plan”), which is an unfunded plan. Each unit gives the grantee the right to one common stock unit of Momentive Holdco. Under the 2004 DC Plan, the deferred common stock units are not distributed to participants until their employment with the Company ends. At December 31, 2010, there were 798,941 undistributed units under the 2004 DC Plan.

Subsequent Event

On February 23, 2011, the Compensation Committee of the Board of Managers of Momentive Holdco approved the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “2011 Equity Plan”). Under the 2011 Equity Plan, Momentive Holdco can award unit options, unit awards, restricted units, restricted deferred units, and other unit-based awards. The restricted deferred units are non-voting units of measurement which are deemed to be equivalent to one common unit of Momentive Holdco. The unit options are options to purchase common units of Momentive Holdco. The awards made pursuant to the 2011 Equity Plan will vest based on continued service and the achievement of certain unit prices following certain transactions involving Momentive Holdco. The awards contain restrictions on transferability and other typical terms and conditions. The Company is currently evaluating the impact of these unit-based compensation awards on its Consolidated Financial Statements.

16. Income Taxes

Income tax (benefit) expense detail for continuing operations for the years ended December 31 is as follows:

	2010	2009	2008
Current
Federal	$—	$—	$(6)
State and local	2	2	(4)
Foreign	45	2	5

Total current	47	4	(5)

Deferred
Federal	1	(7)	1
State and local	—	—	—
Foreign	(13)	(5)	(12)

Total deferred	(12)	(12)	(11)

Income tax expense (benefit)	$35	$(8)	$(16)

A reconciliation of the differences between income taxes for continuing operations that were computed at the federal statutory tax rate of 35% and provisions for income taxes for the years ended December 31 follows:

	2010	2009	2008
Income tax benefit computed at federal statutory tax rate	$85	$47	$(413)
State tax provision, net of federal benefits	2	2	2
Foreign tax rate differential	48	(9)	—
Foreign source income subject to U.S. taxation	25	1	3
Losses and other (income) expenses not deductible for tax	(69)	(7)	116
(Decrease) increase in the taxes due to changes in valuation allowance	(55)	(34)	289
Additional tax (benefit) on foreign unrepatriated earnings	1	(1)	(1)
Changes in enacted tax rates	(1)	(2)	(1)
Adjustments of prior year estimates and other	(1)	(5)	(11)

Income tax expense (benefit)	$35	$(8)	$(16)

For the year ending December 31, 2008, losses and other expenses not deductible for tax include the $200 non-cash push-down of settlement costs paid by Apollo (see Note 2) and increases in unrecognized tax benefits related to various intercompany transaction costs. The Company is reviewing the deductibility of these intercompany transaction costs and has not recognized a related tax benefit at December 31, 2010.

The domestic and foreign components of the income (loss) from continuing operations before income taxes for the years ended December 31 is as follows:

	2010	2009	2008
Domestic	$296	$128	$(1,022)
Foreign	(53)	6	(158)

	$243	$134	$(1,180)

The tax effects of significant temporary differences and net operating loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, is as follows:

	2010	2009
Assets
Non-pension post-employment	$7	$8
Accrued and other expenses	76	99
Loss and credit carryforwards	557	712
Pension liabilities	31	38

Gross deferred tax assets	671	857
Valuation allowance	(483)	(583)

Net deferred tax asset	188	274

Liabilities
Property, plant and equipment	(164)	(181)
Unrepatriated earnings of foreign subsidiaries	(88)	(73)
Intangibles	(17)	(32)
Deferred income from extinguishment of debt	—	(76)

Gross deferred tax liabilities	(269)	(362)

Net deferred tax liability	$(81)	$(88)

The following table summarizes the presentation of the net deferred tax liability on the Consolidated Balance Sheets at December 31:

	2010	2009
Assets
Current deferred income taxes (Other current assets)	$24	$17
Long-term deferred income taxes (Other assets)	5	15
Liabilities
Current deferred income taxes (Other current liabilities)	—	(4)
Long-term deferred income taxes	(110)	(116)

Net deferred tax liability	$(81)	$(88)

MSC Holdings and its eligible subsidiaries file a consolidated U.S. Federal income tax return. As MSC Holdings is not a member of the registrant, its tax attributes are not reflected in the tables above. However, because MSC Holdings is the Company’s parent, the Company can utilize MSC Holdings attributes. These attributes are comprised of $366 of deferred interest deductions, which have an unlimited carryover, but have significant restrictions on their use. MSC Holdings maintains a full valuation allowance against these attributes because it is more likely than not that some portion of these assets will not be realized.

As of December 31, 2010, the Company has a $483 valuation allowance for a portion of its net deferred tax assets that management believes, more likely than not, will not be realized. In the United States, a consolidated return will be filed and future taxable income and losses of the consolidated group may be offset. The Company’s deferred tax assets include federal, state and foreign net operating losses carryforwards. The federal net operating loss carryforwards available are $1,055, which expire starting in 2020. The Company’s deferred assets also include minimum tax credits of $2, which are available indefinitely. A valuation allowance of $313 has been provided against these items. The Company had undistributed earnings of certain foreign subsidiaries of $118, on which deferred taxes have not been provided because these earnings are considered permanently invested outside of the United States.

The following table summarizes the changes in the valuation allowance for the years ending December 31, 2010, 2009 and 2008:

	Balance at Beginning of Period	Changes in related Gross Deferred Tax Assets/Liabilities	Charge/Release	Balance at End of Period
Valuation allowance on Deferred tax assets:
Year ended December 31, 2008	$356	$(31)	$298	$623
Year ended December 31, 2009	623	(15)	(25)	583
Year ended December 31, 2010	583	53	(153)	483

Examination of Tax Returns

The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Brazil, Canada, the Czech Republic, France, Germany, Italy, South Korea, Netherlands and the United States.

The Company is no longer subject to U.S. federal examinations for years before December 31, 2007; however, certain state and foreign tax returns are under examination by various regulatory authorities.

The Company continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves accordingly to reflect these settlements.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009
Balance at beginning of year	$60	$57
Additions based on tax positions related to the current year	22	7
Additions for tax positions of prior years	3	2
Reductions for tax positions of prior years	—	(6)

Balance at end of year	$85	$60

During the year ended December 31, 2010, the company increased its amount of unrecognized tax benefits, including its accrual for interest and penalties, by $31 for various intercompany transactions and prior year changes in estimates. During the years ended December 31, 2010, 2009 and 2008, the Company recognized approximately $1, $1 and $(1), respectively, in interest and penalties. The Company had approximately $27 and $22 accrued for the payment of interest and penalties at December 31, 2010 and 2009, respectively.

$85 of unrecognized tax benefits, if recognized, would affect the effective tax rate. The Company anticipates recognizing a range of $3 to $41 of the total amount of unrecognized tax benefits, exclusive of interest, within the next 12 months as a result of negotiations with foreign jurisdictions and completion of foreign and U.S. state audit examinations.

17. Segment Information

Effective January 1, 2010, the Company made certain changes to its internal reporting structure. Additionally, on January 1, 2010, upon the adoption of new accounting guidance related to the consolidation of variable interest entities, the Company deconsolidated HAI, its foundry applications joint venture between the Company and Delta-HA, Inc., from its unaudited Condensed Consolidated Financial Statements. These changes caused the Company to re-evaluate its reportable segments. Effective in the first quarter of 2010, the results of the Company’s oil field products applications and the equity earnings in its HAI joint venture are included within its Epoxy and Phenolic Resins segment. Previously the results of these businesses were reported in the Performance Products segment.

On January 31, 2011, the Company sold its Inks and Adhesive Resins (“IAR”) business to Harima Chemicals, Inc. for a purchase price of approximately $120. The IAR business was previously reported within the Coatings and Inks segment and effective in the fourth quarter of 2010, is reported as a discontinued operation as of December 31, 2010, for the year ended December 31, 2010 and for all periods presented. The presentation of the IAR business as a discontinued operation also caused the Company to re-evaluate its reportable segments. After removing the IAR business from the Coatings and Inks segment results, the remaining coatings operating segment continues to qualify as a reportable segment, and is now reported as the Coatings segment.

The Company’s business segments are based on the products that the Company offers and the markets that it serves. At December 31, 2010, the Company had three reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins and Coatings. A summary of the major products of the Company’s reportable segments follows:

•	Epoxy and Phenolic Resins: epoxy specialty resins, oil field products, versatic acids and derivatives, basic epoxy resins and intermediates and phenolic specialty resins and molding compounds

•	Formaldehyde and Forest Products Resins: forest products resins and formaldehyde applications

•	Coatings: polyester resins, alkyds resins, acrylic resins and vinylic resins

The Company’s organizational structure continues to evolve. It is also continuing to refine its operating structure to more closely link similar products, minimize divisional boundaries and improve the Company’s ability to serve multi-dimensional common customers. These refinements may result in future changes to the Company’s reportable segments.

Reportable Segments

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by reportable segment. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and certain non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other is primarily corporate general and administrative expenses that are not allocated to the segments, such as shared service and administrative functions, foreign exchange gains and losses and legacy company costs not allocated to continuing segments.

Net Sales to Unaffiliated Customers for the years ended December 31(1)(2):

	2010	2009	2008
Epoxy and Phenolic Resins	$2,530	$1,944	$2,795
Formaldehyde and Forest Products Resins	1,607	1,198	2,049
Coatings	681	609	846

Total	$4,818	$3,751	$5,690

Segment EBITDA for the years ended December 31(2):

	2010	2009	2008
Epoxy and Phenolic Resins(3)	$431	$267	$278
Formaldehyde and Forest Products Resins(4)	177	111	198
Coatings(5)	63	46	23
Corporate and Other	(62)	(51)	(50)

Depreciation and Amortization Expense for the years ended December 31(2):

	2010	2009	2008
Epoxy and Phenolic Resins	$98	$101	$110
Formaldehyde and Forest Products Resins	47	45	48
Coatings	15	16	21
Corporate and Other	6	7	12

Total	$166	$169	$191

Total Assets as of December 31(2):

	2010	2009
Epoxy and Phenolic Resins	$1,598	$1,653
Formaldehyde and Forest Products Resins	849	819
Coatings	277	295
Corporate and Other	233	32
Discontinued Operations	180	174

Total	$3,137	$2,973

Capital Expenditures for the years ended December 31(2)(6)

	2010	2009	2008
Epoxy and Phenolic Resins	$67	$47	$64
Formaldehyde and Forest Products Resins	34	70	46
Coatings	12	8	12
Corporate and Other	3	4	5

Total	$116	$129	$127

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	The Company changed its segment reporting in 2010. Prior period balances have been recast to conform to the Company’s current reportable segments.

(3)	Included in the Epoxy and Phenolic Resins Segment EBITDA are Earnings from unconsolidated affiliates, net of taxes of $7 for the year ended December 31, 2010
(4)

Included in Formaldehyde and Forest Products Resins Segment EBITDA are Earnings from unconsolidated entities, net of taxes of less than $1, less than $1 and $1 for the years ended December 31, 2010, 2009 and 2008, respectively.

(5)	Included in the Coatings Segment EBITDA are Earnings from unconsolidated entities, net of taxes of $1, $2 and $1 for the years ended December 31, 2010, 2009 and 2008, respectively.
(6)	Excludes capital expenditures of discontinued operations. Includes capitalized interest costs that are incurred during the construction of property and equipment.

Reconciliation of Segment EBITDA to Net Income (Loss):

	Year Ended December 31,
	2010	2009	2008
Segment EBITDA:
Epoxy and Phenolic Resins	$431	$267	$278
Formaldehyde and Forest Products Resins	177	111	198
Coatings	63	46	23
Corporate and Other	(62)	(51)	(50)
Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income (expense), net	171	62	(1,027)
Integration costs	—	—	(27)
Non-cash charges	(5)	4	(4)
Unusual items:
(Loss) gain on divestiture of assets	(2)	(6)	5
Net loss from discontinued operations	(2)	(27)	(23)
Business realignments	(22)	(41)	(32)
Asset impairments	—	(49)	(15)
Other	(28)	(41)	(38)

Total unusual items	(54)	(164)	(103)

Total adjustments	112	(98)	(1,161)
Interest expense, net	(276)	(223)	(303)
(Loss) gain on extinguishment of debt	(30)	224	—
Income tax (expense) benefit	(35)	8	16
Depreciation and amortization	(166)	(170)	(191)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	214	114	(1,190)
Net income attributable to noncontrolling interest	—	3	5

Net income (loss)	$214	$117	$(1,185)

Items not included in Segment EBITDA

In 2010, Terminated merger and settlement income, net primarily includes the pushdown of Apollo’s 2010 recoveries of $163 in insurance proceeds in 2010 related to the $200 settlement payment made by Apollo that was treated as a pushdown of shareholder expense in 2008 and the $8 in insurance settlements related to the New York Shareholder Action. In 2009, Terminated merger and settlement expense, net includes the pushdown of Apollo’s recovery of $37 in insurance proceeds in 2009 related to the $200 settlement payment made by Apollo, as well as discounts on certain of the Company’s merger related service provider liabilities. This income was partially offset by legal and consulting costs and legal contingency accruals related to the New York Shareholder

Action. In 2008, Terminated merger and settlement expense, net primarily represented accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation, including the $550 payment to Huntsman to terminate the merger and settle litigation and the non-cash push-down of settlement costs paid by Apollo of $200. Terminated merger and settlement costs also include the write-off of previously deferred acquisition costs.

Integration costs primarily represent redundancy and incremental administrative costs for integration programs as a result of the Hexion Formation, as well as costs to implement a single, company-wide, management information and accounting system and a new consolidations and financial reporting system.

Non-cash charges primarily represent stock-based compensation expense, accelerated depreciation on closing facilities and unrealized derivative and foreign exchange gains and losses. Loss from discontinued operations represents the results of the IAR business.

Not included in Segment EBITDA are certain non-cash and certain non-recurring income or expenses that are deemed by management to be unusual in nature. For 2010, these items consisted of business realignment costs primarily related to expenses from the Company’s productivity program, realized foreign exchange gains and losses and retention program costs. For 2009, these items consisted of business realignment costs primarily related to expense from the Company’s productivity program, asset impairments, retention program costs and realized foreign exchange gains and losses. For 2008, these items consisted of asset impairments, a gain on the sale of a portion of the Company’s ownership in HAI and a gain on the sale of certain assets of a non-core product line.

Geographic Information

Net Sales to Unaffiliated Customers for the years ended December 31(1)):

	2010	2009	2008
United States	$2,082	$1,568	$2,467
Netherlands	938	846	1,222
Germany	347	282	494
Canada	244	165	276
Other international	1,207	890	1,231

Total	$4,818	$3,751	$5,690

(1)	Sales are attributed to the country in which the individual business locations reside.

Long-Lived Assets as of December 31:

	2010	2009
United States	$518	$545
Netherlands	251	289
Germany	118	135
Canada	70	70
Other international	331	341

Total	$1,288	$1,380

Product Line Information

Net Sales to Unaffiliated Customers for the years ended December 31:

	2010	2009	2008
Epoxy resins and intermediates	$1,412	$1,092	$1,501
Forest products resins	1,205	927	1,534
Coating products	681	608	846
Phenolic specialty resins	488	325	545
All other(1)	1,032	799	1,264

Total	$4,818	$3,751	$5,690

(1)	Net sales of other product lines that individually account for less than 10% of consolidated Net sales.

18. Guarantor/Non-Guarantor Subsidiary Financial Information

The Company and certain of its U.S. subsidiaries guarantee debt issued by its wholly owned subsidiaries Hexion Nova Scotia, ULC and Hexion U.S. Finance Corporation (together, the “Subsidiary Issuers”), which includes the 8.875% first priority senior secured notes due 2018, the floating rate second-priority senior secured notes due 2014 and the 9% second-priority notes due 2020.

The following information contains the condensed consolidating financial information for MSC (the parent), the Subsidiary Issuers, the combined subsidiary guarantors (Momentive Specialty Chemical Investments Inc.; Borden Chemical Foundry; LLC, Lawter International, Inc.; HSC Capital Corporation; Momentive International, Inc.; Momentive CI Holding Company; NL COOP Holdings LLC and Oilfield Technology Group, Inc.) and the combined non-guarantor subsidiaries, which includes all of the Company’s foreign subsidiaries and HAI (prior to the deconsolidation of this entity).

All of the subsidiary issuers and subsidiary guarantors are 100% owned by MSC. All guarantees are full and unconditional, and are joint and several. There are no significant restrictions on the ability of the Company to obtain funds from its domestic subsidiaries by dividend or loan. While the Company’s Australian, New Zealand and Brazilian subsidiaries are restricted in the payment of dividends and intercompany loans due to the terms of their credit facilities, there are no material restrictions on the Company’s ability to obtain cash from the remaining non-guarantor subsidiaries.

This information includes allocations of corporate overhead to the combined non-guarantor subsidiaries based on net sales. Income tax expense has been provided on the combined non-guarantor subsidiaries based on actual effective tax rates.

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2010

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,223	$—	$—	$2,934	$(339)	$4,818
Cost of sales	1,826	—	—	2,587	(339)	4,074

Gross profit	397	—	—	347	—	744
Selling, general and administrative expense	129	—	—	215	—	344
Terminated merger and settlement (income) expense, net	(171)	—	—	—	—	(171)
Business realignment costs	7	—	—	15	—	22
Other operating expense (income), net	7	—	—	(2)	—	5

Operating income	425	—	—	119	—	544
Interest expense, net	92	144	—	40	—	276
Loss on extinguishment of debt	7	5	—	18	—	30
Intercompany interest expense (income)	123	(169)	(1)	47	—	—
Other non-operating (income) expense, net	(19)	8	—	6	—	(5)

Income before income tax, earnings from unconsolidated entities	222	12	1	8	—	243
Income tax (benefit) expense	(11)	10	—	36	—	35

Income (loss) before earnings from unconsolidated entities	233	2	1	(28)	—	208
Earnings from unconsolidated entities, net of taxes	(13)	—	(5)	—	26	8

Net income (loss) from continuing operations	220	2	(4)	(28)	26	216
Net (loss) income from discontinued operations, net of tax	(6)	—	—	4	—	(2)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$214	$2	$(4)	$(24)	$26	$214

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2009

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$1,620	$—	$—	$2,475	$(344)	$3,751
Cost of sales	1,431	—	—	2,173	(344)	3,260

Gross profit	189	—	—	302	—	491
Selling, general and administrative expense	96	—	—	224	—	320
Terminated merger and settlement (income) expense, net	(64)	—	—	2	—	(62)
Asset impairments	37	—	—	12	—	49
Business realignment costs	18	—	—	23	—	41
Other operating expense (income), net	10	—	(1)	1	—	10

Operating income	92	—	1	40	—	133
Interest expense, net	130	62	—	31	—	223
Gain on extinguishment of debt	(76)	(148)	—	—	—	(224)
Intercompany interest expense (income)	67	(82)	(1)	16	—	—
Other non-operating (income) expense, net	(6)	7	1	(2)	—	—

(Loss) income before income tax, earnings from unconsolidated entities	(23)	161	1	(5)	—	134
Income tax (benefit) expense	(4)	6	—	(10)	—	(8)

(Loss) income before earnings from unconsolidated entities	(19)	155	1	5	—	142
Earnings from unconsolidated entities, net of taxes	145	—	2	2	(147)	2

Net income from continuing operations	126	155	3	7	(147)	144
Net loss from discontinued operations, net of tax	(9)	—	—	(18)	—	(27)
Net income attributable to noncontrolling interest	(3)	—	—	—	—	(3)

Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$114	$155	$3	$(11)	$(147)	$114

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2008

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,565	$—	$—	$3,592	$(467)	$5,690
Cost of sales	2,327	—	—	3,231	(467)	5,091

Gross profit	238	—	—	361	—	599
Selling, general and administrative expense	104	—	—	256	—	360
Terminated merger and settlement expense, net	872	—	—	155	—	1,027
Integration costs	13	—	—	14	—	27
Asset impairments	2	—	—	13	—	15
Business realignment costs	5	—	—	27	—	32
Other operating expense (income), net	7	1	(1)	2	—	9

Operating (loss) income	(765)	(1)	1	(106)	—	(871)
Interest expense, net	160	77	—	66	—	303
Intercompany interest expense (income)	93	(90)	(1)	(2)	—	—
Other non-operating (income) expense, net	(4)	10	—	—	—	6

(Loss) income before income tax, earnings from unconsolidated entities	(1,014)	2	2	(170)	—	(1,180)
Income tax benefit	(13)	(1)	—	(2)	—	(16)

(Loss) income before earnings from unconsolidated entities	(1,001)	3	2	(168)	—	(1,164)
Earnings from unconsolidated entities, net of taxes	(175)	—	6	2	169	2

Net (loss) income from continuing operations	(1,176)	3	8	(166)	169	(1,162)
Net loss from discontinued operations, net of tax	(9)	—	—	(14)	—	(23)
Net income attributable to noncontrolling interest	(5)	—	—	—	—	(5)

Net (loss) income attributable to Momentive Specialty Chemicals Inc.	$(1,190)	$3	$8	$(180)	$169	$(1,190)

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

DECEMBER 31, 2010

CONDENSED CONSOLIDATING BALANCE SHEET

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents (including restricted cash of $0 and $6, respectively)	$56	$—	$—	$130	$—	$186
Short-term investments	—	—	—	6	—	6
Accounts receivable, net	135	—	—	412	—	547
Inventories:
Finished and in-process goods	135	—	—	144	—	279
Raw materials and supplies	43	—	—	74	—	117
Discontinued operations	39	—	—	141	—	180
Other current assets	32	—	—	48	—	80

Total current assets	440	—	—	955	—	1,395

Other assets
Other assets	6	41	30	73	3	153
Property and equipment, net	518	—	—	770	—	1,288
Goodwill	93	—	—	76	—	169
Other intangible assets, net	62	—	—	70	—	132

Total assets	$1,119	$41	$30	$1,944	$3	$3,137

Liabilities and (Deficit) Equity
Current liabilities
Accounts and drafts payable	$153	$—	$—	$277	$—	$430
Intercompany accounts (receivable) payable	(140)	(46)	—	186	—	—
Debt payable within one year	25	—	—	57	—	82
Intercompany loans (receivable) payable	(97)	—	—	97	—	—
Loans payable to affiliates	2	—	—	—	—	2
Interest payable	21	46	—	2	—	69
Income taxes payable	7	—	—	17	—	24
Accrued payroll and incentive compensation	29	—	—	37	—	66
Discontinued operations	18	—	—	22	—	40
Other current liabilities	92	—	—	60	—	152

Total current liabilities	110	—	—	755	—	865
Long-term debt	1,152	1,687	—	649	—	3,488
Affiliated long-term debt	80	—	—	20	—	100
Intercompany loans payable (receivable)	1,352	(1,887)	(15)	550	—	—
Long-term pension and post employment benefit obligations	83	—	—	125	—	208
Deferred income taxes	35	2	—	73	—	110
Other long-term liabilities	104	6	—	50	—	160
Advance from affiliates	225	—	—	—	—	225

Total liabilities	3,141	(192)	(15)	2,222	—	5,156

Total Momentive Specialty Chemicals Inc. shareholder’s (deficit) equity	(2,022)	233	45	(281)	3	(2,022)
Noncontrolling interest	—	—	—	3	—	3

Shareholder’s (deficit) equity	(2,022)	233	45	(278)	3	(2,019)

Total liabilities and (deficit) equity	$1,119	$41	$30	$1,944	$3	$3,137

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

DECEMBER 31, 2009

CONDENSED CONSOLIDATING BALANCE SHEET

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents (including restricted cash of $0 and $7, respectively)	$22	$—	$—	$120	$—	$142
Short-term investments	—	—	—	10	—	10
Accounts receivable, net	35	—	—	388	—	423
Inventories:
Finished and in-process goods	125	—	—	120	—	245
Raw materials and supplies	37	—	—	58	—	95
Discontinued operations	22	—	—	79	—	101
Other current assets	22	—	—	55	—	77

Total current assets	263	—	—	830	—	1,093

Other assets
Investment in subsidiaries	831	—	23	—	(854)	—
Other assets	33	6	—	60	—	99

	864	6	23	60	(854)	99
Property and equipment, net	538	—	—	842	—	1,380
Goodwill	94	—	—	83	—	177
Other intangible assets, net	68	—	—	83	—	151
Discontinued operations	17	—	—	56	—	73

Total assets	$1,844	$6	$23	$1,954	$(854)	$2,973

Liabilities and (Deficit) Equity
Current liabilities
Accounts and drafts payable	$157	$—	$—	$300	$—	$457
Intercompany accounts (receivable) payable	(13)	(4)	—	17	—	—
Debt payable within one year	22	—	—	56	—	78
Intercompany loans payable (receivable)	360	—	(5)	(355)	—	—
Loans payable to affiliates	4	—	—	—	—	4
Interest payable	27	7	—	2	—	36
Income taxes payable	9	—	—	26	—	35
Accrued payroll and incentive compensation	19	—	—	28	—	47
Discontinued operations	16	—	—	24	—	40
Other current liabilities	95	—	—	96	—	191

Total current liabilities	696	3	(5)	194	—	888
Long-term debt	1,969	653	—	702	—	3,324
Affiliated long-term debt	80	—	—	20	—	100
Intercompany loans payable (receivable)	683	(868)	(14)	199	—	—
Long-term pension and post employment benefit obligations	98	—	—	126	—	224
Deferred income taxes	39	—	—	77	—	116
Other long-term liabilities	106	—	—	30	—	136
Advance from affiliates	225	—	—	—	—	225
Discontinued operations	—		—	9		9

Total liabilities	3,896	(212)	(19)	1,357	—	5,022

Total Momentive Specialty Chemicals Inc. shareholder’s (deficit) equity	(2,063)	218	42	594	(854)	(2,063)
Noncontrolling interest	11	—	—	3	—	14

Shareholder’s (deficit) equity	(2,052)	218	42	597	(854)	(2,049)

Total liabilities and (deficit) equity	$1,844	$6	$23	$1,954	$(854)	$2,973

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2010

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(465)	$19	$—	$491	$—	$45

Cash flows provided by (used in) investing activities
Capital expenditures	(52)	—	—	(67)	—	(119)
Capitalized interest	—	—	—	(1)	—	(1)
Change in restricted cash	—	—	—	2	—	2
Proceeds from the return of capital from subsidiary	367(a)	—	—	—	(367)	—
Dividend from subsidiary	18	—	1	—	(19)	—
Proceeds from the sale of assets	6	—	—	8	—	14
Deconsolidation of variable interest entity	—	—	—	(4)	—	(4)
Investment in unconsolidated affiliates, net	—	—	4	1	—	5
Proceeds from matured debt securities	—	—	—	4	—	4

	339	—	5	(57)	(386)	(99)

Cash flows provided by (used in) financing activities
Net short-term debt (repayments) borrowings	3	—	—	(10)	—	(7)
Borrowings of long-term debt	290	1,433	—	633	—	2,356
Repayments of long-term debt	(1,108)	(406)	—	(663)	—	(2,177)
Repayments of affiliated debt	(3)	—	—	—	—	(3)
Return of capital to parent	—	—	—	(367)(a)	367	—
Net intercompany loan borrowings (repayments)	987	(973)	—	(14)	—	—
Long-term debt and credit facility financing fees	(9)	(63)	—	—	—	(72)
Payments of dividends on common stock	—	(10)	(5)	(4)	19	—

	160	(19)	(5)	(425)	386	97

Effect of exchange rates on cash and cash equivalents	—	—	—	2	—	2

Increase in cash and cash equivalents	34	—	—	11	—	45
Cash and cash equivalents (unrestricted) at beginning of year	22	—	—	113	—	135

Cash and cash equivalents (unrestricted) at end of year	$56	$—	$—	$124	$—	$180

(a)	In March, June, September and December 2010, Momentive Specialty Chemicals Inc. contributed receivables of $100, $100, $107 and $67, respectively to a non-guarantor subsidiary as capital contributions, resulting in a non-cash transaction. During the year ended December 31, 2010, the non-guarantor subsidiary sold $374 of the contributed receivables to affiliates of Apollo for net cash of $367 (see Note 8). The cash proceeds were returned to Momentive Specialty Chemicals Inc. by the non-guarantor subsidiary as a return of capital. The sale of receivables has been included within cash flows from operating activities on the Combined non-guarantor subsidiaries. The return of the cash proceeds from the sale of receivables has been included as a financing outflow and an investing inflow on the Combined Non-Guarantor Subsidiaries and Momentive Specialty Chemicals Inc., respectively.

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2009

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(197)	$(16)	$—	$568	$—	$355

Cash flows provided by (used in) investing activities
Capital expenditures	(38)	—	—	(93)	—	(131)
Capitalized interest	—	—	—	(5)	—	(5)
Change in restricted cash	—	—	—	2	—	2
Purchases of investments	—	—	—	(2)	—	(2)
Proceeds from the return of capital from subsidiary	392(a)	—	—	—	(392)	—
Dividend from subsidiary	6	—	5	—	(11)	—
Proceeds from the sale of assets	4	—	—	—	—	4

	364	—	5	(98)	(403)	(132)

Cash flows (used in) provided by financing activities
Net short-term debt repayments	(2)	—	—	(8)	—	(10)
Borrowings of long-term debt	587	—	—	568	—	1,155
Repayments of long-term debt	(690)	(24)	—	(690)	—	(1,404)
Borrowings of affiliated debt	84	—	—	20	—	104
Purchase of note receivable due from parent	—	—	—	(24)	—	(24)
Deconsolidation of noncontrolling interest in variable interest entity	(24)	—	—	—	—	(24)
Return of capital to parent	—	—	—	(392)(a)	392	—
Net intercompany loan (repayments) borrowings	(108)	40	—	68	—	—
Payment of dividends to non-controlling interest	—	—	—	(4)	—	(4)
Long-term debt and credit facility financing fees	(5)	—	—	—	—	(5)
Payments of dividends on common stock	(10)	—	(5)	(6)	11	(10)

	(168)	16	(5)	(468)	403	(222)

Effect of exchange rates on cash and cash equivalents	—	—	—	13	—	13

(Decrease) increase in cash and cash equivalents	(1)	—	—	15	—	14
Cash and cash equivalents (unrestricted) at beginning of year	23	—	—	98	—	121

Cash and cash equivalents (unrestricted) at end of year	$22	$—	$—	$113	$—	$135

(a)	In March, June, September, November and December 2009, Momentive Specialty Chemicals Inc. contributed receivables of $70, $85, $110, $33 and $104, respectively to a non-guarantor subsidiary as capital contributions, resulting in a non-cash transaction. During the year ended December 31, 2009, the non-guarantor subsidiary sold $402 of the contributed receivables to affiliates of Apollo for net cash of $392 (see Note 8). The cash proceeds were returned to Momentive Specialty Chemicals Inc. by the non-guarantor subsidiary as a return of capital. The sale of receivables has been included within cash flows from operating activities on the Combined non-guarantor subsidiaries. The return of the cash proceeds from the sale of receivables has been included as a financing outflow and an investing inflow on the Combined Non-Guarantor Subsidiaries and Momentive Specialty Chemicals Inc., respectively.

MOMENTIVE SPECIALTY CHEMICALS INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2008

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Momentive Specialty Chemicals Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows (used in) provided by operating activities	$(825)	$3	$(7)	$197	$—	$(632)

Cash flows (used in) provided by investing activities
Capital expenditures	(59)	—	—	(75)	—	(134)
Change in restricted cash	—	—	—	(6)	—	(6)
Purchases of investments	—	—	—	(7)	—	(7)
Dividend from subsidiary	8	—	—	—	(8)	—
Proceeds from the sale of assets	—	—	5	8	—	13

	(51)	—	5	(80)	(8)	(134)

Cash flows provided by (used in) financing activities
Net short-term debt (repayments) borrowings	(5)	—	—	13	—	8
Borrowings of long-term debt	389	—	—	703	—	1,092
Repayments of long-term debt	(396)	—	—	(533)	—	(929)
Payments of dividends on common stock	(2)	—	(5)	(3)	8	(2)
Affiliated loan borrowings (repayments)	232	(3)	7	(236)	—	—
Capital contribution from parent	325	—	—	—	—	325
Contingent affiliate advance	225	—	—	—	—	225
Noncontrolling interest in variable interest entity	24	—	—	—	—	24
Cash settlement of derivatives	—	—	—	(37)	—	(37)

	792	(3)	2	(93)	8	706

Effect of exchange rates on cash and cash equivalents	—	—	—	(18)	—	(18)

(Decrease) increase in cash and cash equivalents	(84)	—	—	6	—	(78)
Cash and cash equivalents (unrestricted) at beginning of year	107	—	—	92	—	199

Cash and cash equivalents (unrestricted) at end of year	$23	$—	$—	$98	$—	$121

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Momentive Specialty Chemicals Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Momentive Specialty Chemicals Inc. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Columbus, Ohio

February 28, 2011

Schedule II – Valuation and Qualifying Accounts

Column A	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Additions		Deductions	Balance at End of Period
		Charged to cost and expenses(1)	Charged to other accounts
Allowance for Doubtful Accounts:
Year ended December 31, 2010	$24	$6	$—	$(5)	$25
Year ended December 31, 2009	23	7	—	(6)	24
Year ended December 31, 2008	22	2	—	(1)	23

Reserve for Obsolete Inventory:
Year ended December 31, 2010	$10	$9	$—	$(10)	$9
Year ended December 31, 2009	8	5	—	(3)	10
Year ended December 31, 2008	12	8	—	(12)	8

(1)	Includes the impact of foreign currency translation

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions)	2010	2009	2008
Net sales	$2,714	$2,237	$3,362
Cost of sales	2,367	1,992	3,033

Gross profit	347	245	329
Selling, general and administrative expense	256	209	247
Terminated merger costs (See Note 2)	—	2	159
Integration costs (See Note 2)	—	—	10
Asset impairments (See Note 2)	—	11	13
Business realignment costs (See Note 2)	15	22	27
Other operating (income) expense, net	(3)	(1)	8

Operating income (loss)	79	2	(135)

Interest expense, net	39	31	65
Affiliated interest expense, net (See Note 10)	47	16	2
Other non-operating expense (income), net	24	1	(3)

Loss from continuing operations before income taxes and earnings from unconsolidated entities	(31)	(46)	(199)
Income tax expense (benefit) (See Note 15)	14	(16)	(5)

Loss from continuing operations before earnings from unconsolidated entities	(45)	(30)	(194)
Loss from unconsolidated entities, net of taxes	(1)	—	—

Loss from continuing operations	(46)	(30)	(194)
Net income (loss) from discontinued operations, net of taxes	4	(13)	(10)

Net loss	(42)	(43)	(204)
Net income attributable to noncontrolling interest	—	—	(1)

Net loss attributable to Momentive International Holdings Cooperatief U.A.	$(42)	$(43)	$(205)

Comprehensive loss attributable to Momentive International Holdings Cooperatief U.A.	$(94)	$(61)	$(194)

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents (including restricted cash of $6 and $7, respectively) (See Note 2)	$84	$65
Short-term investments	6	10
Accounts receivable (net of allowance for doubtful accounts of $20 and $18, respectively)	388	323
Accounts receivable from affiliates (See Note 5)	63	65
Loans receivable from affiliates (See Note 10)	33	24
Inventories:
Finished and in-process goods	128	111
Raw materials and supplies	71	56
Other current assets	49	48
Current assets of discontinued operations (See Note 3)	145	77

Total current assets	967	779

Long-term loans receivable from affiliates (See Note 10)	20	424
Other assets	70	59
Property and equipment
Land	49	56
Buildings	194	181
Machinery and equipment	1,238	1,250

	1,481	1,487
Less accumulated depreciation	(714)	(656)

	767	831
Goodwill (See Note 7)	114	118
Other intangibles assets, net (See Note 7)	112	132
Noncurrent assets of discontinued operations (See Note 3)	—	61

Total assets	$2,050	$2,404

Liabilities and (Deficit) Equity
Current liabilities
Accounts and drafts payable	$246	$264
Accounts payable to affiliates (See Note 5)	189	42
Debt payable within one year (See Note 9)	57	62
Affiliated debt payable within one year (See Note 10)	79	92
Income taxes payable	20	22
Other current liabilities	116	107
Current liabilities of discontinued operations (See Note 3)	32	34

Total current liabilities	739	623

Long-term debt (See Note 9)	649	701
Affiliated long-term debt (See Note 10)	746	771
Deferred income taxes (See Note 15)	103	116
Long-term pension and post employment benefit obligations (See Note 13)	125	126
Other long-term liabilities	54	32
Noncurrent liabilities of discontinued operations (See Note 3)	—	8

Total liabilities	2,416	2,377

Commitments and contingencies (See Notes 9, 11 and 12)
(Deficit) Equity
Paid-in (deficit) capital	(132)	629
Loans receivable from parent	(87)	(549)
Accumulated other comprehensive (loss) income	(16)	36
Accumulated deficit	(134)	(92)

Total Momentive International Holdings Cooperatief U.A. shareholder’s (deficit) equity	(369)	24

Noncontrolling interest	3	3

Total (deficit) equity	(366)	27

Total liabilities and deficit	$2,050	$2,404

See Notes to Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In millions)	2010	2009	2008
Cash flows provided by operating activities
Net loss	$(42)	$(43)	$(204)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	101	109	124
Allocations of corporate overhead, net (See Note 5)	14	16	16
Loss (gain) on disposal of assets, net of taxes	—	3	(3)
Settlement of foreign exchange guarantee agreement with parent (See Note 5)	13	—	—
Terminated merger expenses billed by parent (See Note 5)	—	—	140
Deferred tax benefit	(15)	(7)	(15)
Impairments and accelerated depreciation	2	13	27
Cash settlement of derivatives	—	—	37
Other non-cash adjustments	29	(12)	(20)
Net change in assets and liabilities:
Accounts receivable	(85)	47	182
Inventories	(41)	70	44
Accounts and drafts payable	117	12	(159)
Income taxes payable	15	6	(6)
Other assets	2	(12)	3
Other liabilities	27	(29)	(41)

Net cash provided by operating activities	137	173	125

Cash flows used in investing activities
Capital expenditures	(66)	(92)	(73)
Capitalized interest	(1)	(5)	—
Proceeds from the sale of assets	7	—	7
Change in restricted cash	2	7	(9)
Proceeds from the sale of (purchases of) investments	4	(2)	2

Net cash used in investing activities	(54)	(92)	(73)

Cash flows used in financing activities
Net short-term debt (repayments) borrowings	(8)	(15)	18
Borrowings of long-term debt	633	568	701
Repayments of long-term debt	(663)	(692)	(531)
Affiliated loan (repayments) borrowings, net	(18)	15	(162)
Deferred financing fees paid	(8)	—	—
Cash settlement of derivatives	—	—	(37)
Common stock dividends paid	—	—	(2)

Net cash used in financing activities	(64)	(124)	(13)
Effect of exchange rates on cash and cash equivalents	1	19	(20)

Increase (decrease) in cash and cash equivalents	20	(24)	19
Cash and cash equivalents at beginning of year	58	82	63

Cash and cash equivalents (unrestricted) at end of year	$78	$58	$82

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$78	$38	$50
Income taxes paid (refunded), net	25	(9)	6
Non-cash investing and financing activity:
Distribution to parent—acquisition of subsidiaries previously combined (See Note 1)	(697)	—	—
Affiliate note assumed to acquire subsidiaries (See Note 1)	697	—	—
Distribution to parent—Settlement of foreign exchange guarantee agreement with parent	(78)	—	—
Accounts payable to affiliates reclassified to affiliated long-term debt	—	140	—

See Notes to Consolidated Financial Statements

MOMENTIVE INTERNATIONAL HOLDINGS COOPERATIEF U.A.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (DEFICIT) AND COMPREHENSIVE LOSS

(In millions)	Paid-in Capital	Loans Receivable from Parent	Accumulated Other Comprehensive Income (a)	Accumulated Deficit	Noncontrolling Interest	Total
Balance at December 31, 2007	$597	$(238)	$43	$158	$4	$564
Net (loss) income	—	—	—	(205)	1	(204)
Loss recognized in comprehensive income from pension and postretirement benefits, net of tax	—	—	(1)	—	—	(1)
Translation adjustments	—	—	12	—	—	12

Comprehensive loss						(193)

Dividends declared	—	—	—	(2)	—	(2)
Net repayments from parent	—	30	—	—	—	30
Translation adjustment and other non-cash changes in principal	—	(7)	—	—	—	(7)
Interest purchased from noncontrolling interest holder	—	—	—	—	(2)	(2)
Allocations of corporate overhead (See Note 5)	16	—	—	—	—	16

Balance at December 31, 2008	613	(215)	54	(49)	3	406
Net loss	—	—	—	(43)	—	(43)
Loss recognized in comprehensive income from pension and postretirement benefits, net of tax	—	—	(7)	—	—	(7)
Translation adjustments	—	—	(11)	—	—	(11)

Comprehensive loss						(61)

Net borrowings to parent	—	(319)	—	—	—	(319)
Translation adjustment and other non-cash changes in principal	—	(15)	—	—	—	(15)
Allocations of corporate overhead (See Note 5)	16	—	—	—	—	16

Balance at December 31, 2009	629	(549)	36	(92)	3	27
Net loss	—	—	—	(42)	—	(42)
Translation adjustments	—	—	(52)	—	—	(52)

Comprehensive loss						(94)

Distribution to parent—acquisition of subsidiaries previously combined through assumption of note payable to parent (See Note 1 and Note 10)	(697)	466	—	—	—	(231)
Translation adjustment and other non-cash changes in principal	—	(4)	—	—	—	(4)
Distribution to parent—settlement of foreign exchange guarantee agreement with parent (See Note 5)	(78)	—	—	—	—	(78)
Allocations of corporate overhead (See Note 5)	14	—	—	—	—	14

Balance at December 31, 2010	$(132)	$(87)	$(16)	$(134)	$3	$(366)

(a)	Accumulated other comprehensive income at December 31, 2010 represents $2 of net foreign currency translation losses and a $14 loss, net of tax, relating to net actuarial gains and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (see Note 13). Accumulated other comprehensive income at December 31, 2009 represents $50 of net foreign currency translation gains and a $14 loss, net of tax, relating to net actuarial gains and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (see Note 13).

Momentive International Holdings Cooperatief U.A.

Notes to Consolidated Financial Statements

(In millions)

1. Background and Basis of Presentation

On June 4, 2010, Momentive International Holdings Cooperatief U.A. (“CO-OP”) was formed as a holding company for the purpose of acquiring ownership in Momentive Specialty Chemicals B.V. (“MSC B.V.”) and Momentive Specialty Chemicals Canada, Inc. (“MSC Canada”), and their respective subsidiaries. CO-OP was formed through capital contributions from Momentive Specialty Chemicals Inc. (“MSC”) and NL CO-OP Holdings LLC, a subsidiary of MSC. CO-OP subsequently purchased from MSC 100% of its shares in Momentive Specialty Chemicals Holding B.V. (“MSC Holding B.V.”), MSC B.V.’s parent, in exchange for CO-OP assuming a note payable from MSC to MSC B.V. The face value of the note payable assumed is equivalent to the fair value of MSC Holding B.V. and its consolidated subsidiaries and was in excess of the historical carrying value of the assets. As such, the Company’s acquisition of the investment in MSC Holding B.V. and the excess by which the note payable assumed exceeded the carrying value have been recorded as a distribution to its parent and a reduction to Paid-in capital. See Note 10.

On December 15, 2010, in a series of transactions among certain subsidiaries of MSC, certain subsidiaries of CO-OP acquired the shares in National Borden Chemical Germany GmbH (“NBCG”) and ownership in its respective subsidiaries and CO-OP acquired the shares in MSC Canada and ownership in its respective subsidiaries through a capital contribution from MSC and certain of MSC’s subsidiaries.

Together CO-OP, through its investments in MSC Canada and MSC B.V. and its respective subsidiaries, (collectively referred to as the “Company”), is engaged in the manufacture and marketing of urea, phenolic, epoxy and epoxy specialty resins and coatings applications primarily used in forest and industrial and construction products and other specialty and industrial chemicals worldwide. At December 31, 2010, the Company’s operations included 45 manufacturing facilities in Europe, North America, South America, Australia, New Zealand and Korea.

MSC serves global industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. MSC (formerly known as Hexion Specialty Chemicals, Inc.) was formed on May 31, 2005 from the combination of three Apollo Management, L.P. (“Apollo”) controlled companies (the “Hexion Formation”).

Prior to the formation of the Company, and for all financial statement periods presented, all subsidiaries of the Company were considered entities under the common control of MSC as defined in the guidance for business combinations. As a result of the formation of the Company, these entities are presented in the accompanying financial statements retroactively on a combined basis. In addition, as all entities are under the common control of MSC, all entities have been accounted for on a historical cost basis consistent with the basis of MSC, and as such, the acquisition method of accounting has not been applied.

2. Summary of Significant Accounting Policies

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, all of which are under the common control and management of MSC, and for which no substantive participating rights are held by minority shareholders. Intercompany transactions and balances have been eliminated. Noncontrolling interests exist for the equity interests in subsidiaries that are not 100% owned by the Company. However, due to common ownership, MSC’s 34% interest in Momentive Specialty Chemicals Sdn. Bhd. (“MSC Malaysia”), MSC’s 20% interest in Hexion Quimica Argentina SA (“Hexion Argentina”), MSC’s 5% interest in Quimica Borden Argentina (“Borden Argentina”) and MSC’s interest in New Nimbus KG (“Nimbus”) are included within the Consolidated Financial Statements presented herein.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date. Income, expenses and cash flows are translated at average exchange rates prevailing during the year. In addition, gains or losses related to the Company’s affiliated loans payable and receivable denominated in a foreign currency other than the subsidiary’s functional currency that are deemed to be permanently invested are also remeasured to cumulative translation. The effect of translation is accounted for as an adjustment to Equity and is included in Accumulated other comprehensive income. Transaction gains and losses are included as a component of net income. The Company recognized transaction gains of $7 for the year ended December 31, 2010 and losses of $1 and $22 for the years ended December 31, 2009 and 2008, respectively

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. It also requires the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from these estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2010 and 2009, the Company had interest-bearing time deposits and other cash equivalent investments of $20 and $18, respectively. They are included on the Consolidated Balance Sheets as a component of Cash and cash equivalents.

Investments—Investments with original maturities greater than 90 days but less than one year are included on the Consolidated Balance Sheets as Short-term investments. At December 31, 2010 and 2009, the Company had Brazilian real denominated U.S. dollar index investments of $6 and $10, respectively. These investments, which are classified as held-to-maturity securities, are recorded at cost, which approximates fair value.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be recovered.

Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads, which are based on normal production capacity. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to the estimated future usage and sales. Inventories on the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete inventory of $4 and $5 at December 31, 2010 and 2009, respectively.

Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on the straight-line basis over the estimated useful lives of properties (the average estimated useful lives for buildings is 20 years and for machinery and equipment 15 years). Assets under capital leases are amortized over the lesser of their useful lives or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and turnarounds (periodic maintenance and repairs to major units of manufacturing facilities) are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in operating income. The Company capitalizes interest costs that are incurred during the construction of property and equipment. Depreciation expense was $89, $88 and $100 for the years ended December 31, 2010, 2009 and 2008, respectively.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as Goodwill in the Consolidated Balance Sheets. Separately identifiable intangible assets that are used in the operations of the business (e.g. patents and technology, customer lists and contracts) are recorded at cost (fair value at the time of acquisition) and reported as Other intangible assets, net in the Consolidated Balance Sheets. The Company does not amortize goodwill or indefinite-lived intangible assets. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years. See Note 7.

Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows. The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate impairment may exist, by comparing the fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist.

During the years ended December 31, 2009 and 2008, asset impairments of $11 and $13, respectively, were included in Asset impairments on the Consolidated Statements of Operations.

Long-Lived and Amortizable Intangible Assets

In 2009, the Company recorded impairment charges of $11 as a result of the Company’s decision to indefinitely idle certain production lines and close certain R&D facilities. In 2008, the Company recorded an $8 charge for the impairment of tradenames from which cash flows are no longer generated.

Goodwill

The Company uses a probability weighted market and income approach to estimate the values of its reporting units. The Company’s market approach is a comparable analysis technique commonly used in the investment banking and private equity industries based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of a market-based EBITDA multiple that is applied to an appropriate historical EBITDA amount, adjusted for the additional fair value that would be assigned by a market participant obtaining control over the reporting unit. The Company’s income approach is a discounted cash flow model. When the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of the reporting unit’s goodwill, an impairment loss is recognized for the difference. See Note 7.

Prior to 2010, the Company performed its annual impairment test at December 31. In 2010, the Company has changed the annual goodwill impairment testing date to October 1. The purpose of this change is to conform with the accounting policy and annual impairment testing date of MSC and MSC’s parent’s accounting acquirer, Momentive Performance Materials Holdings Inc. Accordingly, the Company considers this accounting change preferable. This change does not accelerate, delay, avoid or cause an impairment charge, nor does this change result in adjustments to previously issued financial statements. The annual goodwill impairment testing was performed as of October 1, 2010. Consideration was given to the period between the testing date and December 31, 2010, concluding that no facts or circumstances arose that would lead to a different conclusion as of December 31, 2010.

At October 1, 2010, the fair value of the remaining reporting units exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the reporting units. At December 31, 2009, the fair value of the remaining reporting units exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the reporting units. In the fourth quarter of 2008, the Company recognized goodwill impairments in its Coatings reporting unit of $5.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under policies maintained by MSC and is allocated a share of the related premiums. The Company records losses when a loss has been incurred and is estimable. See Note 5.

Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability, with the most likely amount accrued. If there is no amount in the range of potential liability that is most likely, the low end of the range is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments, fines and incurred legal fees. See Note 12.

Environmental Matters— Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant. See Note 12.

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.

Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale and on its invoices.

Shipping and Handling—Freight costs that are billed to customers are included in Net sales in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in Cost of sales in the Consolidated Statements of Operations.

Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense of $38, $34 and $38 for the years ended December 31, 2010, 2009 and 2008, respectively, are included in Selling, general and administrative expense in the Consolidated Statements of Operations.

Terminated Merger Costs—The Company incurred terminated merger costs totaling $2 and $159 for the years ended December 31, 2009 and 2008, respectively. These costs primarily represent legal, consulting, accounting and tax costs related to MSC’s terminated Huntsman Corporation merger agreement and litigation. For the year ended December 31, 2008, the amount also includes costs billed by MSC to the Company, including costs associated with the write-off of previously deferred acquisition costs incurred by MSC. See Note 5.

Integration Costs—The Company incurred integration costs totaling $10 for the year ended December 31, 2008. These costs represent costs to implement a single, company-wide, management information and accounting system as well as redundancy and plant rationalization costs and incremental administrative costs from integration programs that resulted from the Hexion Formation and recent acquisitions. The Company records these expenses as incurred.

Business Realignment Costs—The Company incurred business realignment costs totaling $15, $22 and $27 for the years ended December 31, 2010, 2009 and 2008, respectively. These costs primarily represent expenses to implement productivity savings programs to reduce the Company’s cost structure and align manufacturing capacity with current volume demands. See Note 4. For the year ended December 31, 2008, these costs also represent minor restructuring programs related to headcount reduction costs associated with plant closures and divestitures.

Income Taxes—The Company files tax returns in the respective countries in which it operates. Income tax expense is based on reported results of operations before income taxes using the prevailing rates for each tax jurisdiction. Deferred income taxes represent the tax effect of temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Income tax expense is based on reported results of operations accounts for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For purposes of these financial statements, the international subsidiaries are treated as foreign subsidiaries of a domestic parent, the Company, for all periods presented. Reconciliations of tax rates are calculated at the statutory tax rates.

Unrecognized tax benefits are generated when there are differences between tax positions taken in a tax return and amounts recognized in the Consolidated Financial Statements. Tax benefits are recognized in the Consolidated Financial Statements when it is more likely than not that a tax position will be sustained upon examination. Tax benefits are measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. The Company classifies interest and penalties as a component of tax expense.

Derivative Financial Instruments—The Company periodically enters into forward exchange contracts or interest rate swaps to reduce the Company’s cash flow exposure to changes in foreign exchange rates or interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. These instruments are not accounted for using hedge accounting, but are measured at fair value and recorded on the balance sheet as an asset or liability, depending upon the Company’s underlying rights or obligations. Changes in fair value are recognized in earnings. See Note 8.

Transfers of Financial Assets—The Company executes factoring and sales agreements with respect to its trade accounts receivable to support its working capital requirements. The Company accounts for these transactions as either sales-type or financing-type transfers of financial assets based on the terms and conditions of each agreement. See Note 6.

Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of the award which is amortized as expense over the requisite service period. The Company does not maintain any stock option plans. However, certain of the Company’s employees have been granted MSC equity awards, and the Company is allocated a share of the related compensation expense. See Note 5.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Corporate Overhead Allocations—In order to properly depict the financial results of the Company on a stand-alone basis, corporate controlled expenses incurred by MSC that are not reimbursed by the Company are allocated to the Company. The amounts are allocated on the basis of Net sales. Management believes that the amounts allocated in such a manner are reasonable and consistent. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently. See Note 5.

Subsequent Events—The Company evaluates all subsequent events from December 31, 2010 through the date of issuance of its Consolidated Financial Statements.

Recently Issued Accounting Standards

Newly Adopted Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 166, Accounting for Transfers of Financial Assets which was codified in December 2009 as Accounting Standards Update 2009-16: Accounting for Transfers of Financial Assets (“ASU 2009-16”). ASU 2009-16 removes the concept of a qualifying special-purpose entity (“QSPE”) and as a result eliminates the scope exception for QSPE’s. ASU 2009-16 also changes the criteria for a transfer of financial assets to qualify as a sales-type transfer. The Company adopted ASU 2009-16 on January 1, 2010. The adoption of ASU 2009-16 did not have a material impact on the Company’s Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) which was codified in December 2009 as Accounting Standards Update 2009-17: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”). ASU 2009-17 amends current guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). The Company adopted ASU 2009-17 on January 1, 2010. The Company does not have the power to direct the activities that most significantly impact one of its VIE’s economic performance, and therefore, the Company does not have a controlling financial interest in this VIE. As a result of the adoption of this guidance, the Company deconsolidated one of its VIE’s from its Consolidated Financial Statements. The deconsolidation of this VIE did not have a material impact on the Company’s Consolidated Financial Statements.

3. Discontinued Operations

On January 31, 2011, the Company sold its Inks and Adhesive Resins (“IAR”) business to Harima Chemicals Inc (the “Buyer”) for a purchase price of $120. The Buyer also paid $14 for cash and $8 for working capital transferred to the Buyer at the time of closing as part of the purchase agreement, less indebtedness and pension plan liability transferred to the Buyer of $4. A subsequent adjustment to the purchase price may be made based upon the final settlement as defined by the Purchase Agreement.

Immediately prior to the sale, MSC completed a legal restructuring to move all of the IAR businesses and entities to be owned by a subsidiary of the Company. The company acquired these assets, located primarily in the U.S. and China for the purchase price allocation as agreed upon with the Buyer.

In conjunction with the sale, as part of a Transitional Services Agreement, MSC and the Company will provide certain transitional services to the Buyer for a period of six months. The purpose of these services is to provide short-term assistance to the Buyer in assuming the operations of the IAR business. These services do not confer to MSC or the Company the ability to influence the operating or financial policies of the IAR business under its new ownership. MSC and the Company’s cash inflows and outflows from these services are expected to be insignificant during the transition period.

The portion of the IAR business held by the Company as of December 31, 2010 represent substantially all of the international operations of the IAR business. The IAR business is engaged in the production of naturally derived resins and related products primarily used for the manufacture of printing inks, adhesives, synthetic rubber, specialty coatings and aroma chemicals. The international operations of the IAR business includes 9 manufacturing facilities in the Europe, South America and Asia-Pacific regions and had 2010 net sales of approximately $250 and pre-tax income of $8. The IAR business is reported as a discontinued operation as of December 31, 2010 and for all periods presented.

The Company has recorded an estimated loss on the sale of the IAR business of $1 for the year ended December 31, 2010, which is included in Net income from discontinued operations.

The aggregate carrying value of the IAR business was $113 as of December 31, 2010. The major classes of assets and liabilities of discontinued operations included in the Consolidated Balance Sheets are as follows:

	December 31, 2010	December 31, 2009
Assets:
Accounts Receivable	$51	$41
Inventories	34	30
Other current assets	5	6

Total current assets	90	77

Property and equipment, net	45	49
Other intangible assets, net	6	7
Other assets	4	5

Total noncurrent assets	55	61

Total assets of discontinued operations	$145	$138

Liabilities:
Accounts and drafts payable	$18	$20
Other current liabilities	6	14

Total current liabilities	24	34

Long-term debt	4	4
Other long-term liabilities	4	4

Total noncurrent liabilities	8	8

Total liabilities of discontinued operations	$32	$42

4. Productivity Program

At December 31, 2010, the Company has in-process productivity savings expected to be achieved over the remaining life of the projects as part of MSC’s overall productivity savings initiatives.

The following table summarizes restructuring information by type of cost:

	Workforce reductions	Site closure costs	Other projects	Total
Restructuring costs expected to be incurred	$34	$8	$5	$47
Cumulative restructuring costs incurred at December 31, 2010	$34	$3	$4	$41

Accrued liability at December 31, 2007	$—	$—	$—	$—
Restructuring charges	10	—	—	10

Accrued liability at December 31, 2008	10	—	—	10
Restructuring charges	16	—	2	18
Payments	(9)	—	(2)	(11)

Accrued liability at December 31, 2009	17	—	—	17
Restructuring charges	8	3	2	13
Payments	(18)	(3)	(2)	(23)
Foreign currency translation	(1)	—	—	(1)

Accrued liability at December 31, 2010	$6	$—	$—	$6

Workforce reduction costs primarily relate to employee termination costs and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the years ended December 31, 2010, 2009 and 2008 restructuring charges of $13, $18 and $10, respectively, were recorded in Business realignment costs on the Consolidated Statements of Operations. At December 31, 2010 and 2009, the Company had accrued $6 and $17, respectively, for restructuring liabilities in Other current liabilities in the Consolidated Balance Sheets.

5. Related Party Transactions

Product Sales and Purchases

The Company sells finished goods and certain raw materials to MSC and certain of its subsidiaries. Total sales were $216, $179 and $198 for the years ended December 31, 2010, 2009 and 2008, respectively. The Company also purchases raw materials and finished goods from MSC and certain of its subsidiaries, which were $87, $67 and $132 for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, the Company purchases raw materials and services from certain Apollo affiliates. These purchases were $2 for the year ended December 31, 2010. The Company had accounts payable to Apollo affiliates of less than $1 at December 31, 2010.

The Company believes that the terms of these transactions were not more favorable than could be obtained from an unaffiliated party. These transactions are included in Net sales and Cost of sales in the Consolidated Statements of Operations, accordingly.

Billed Allocated Expenses

MSC incurs various administrative and operating costs on behalf of the Company that are reimbursed. These costs include engineering and technical support, purchasing, quality assurance, sales and customer service, information systems, research and development and certain administrative services. These service costs have been allocated to the Company generally based on sales or sales volumes and when determinable, based on the actual usage of resources. These costs were $62, $46 and $49 for the years ended December 31 2010, 2009 and 2008, respectively, and are primarily included within Selling, general and administrative expense in the Consolidated Statements of Operations.

MSC provides global services relating to procurement, productivity enhancement and health, safety and environmental issues to the Company. Beginning in 2008, MSC implemented a revenue-based royalty charge for these services. The Company’s expense relating to these services totaled $45, $22 and $79 for the years ended December 31, 2010, 2009 and 2008, respectively, and are classified in Selling, general and administrative expense in the Consolidated Statements of Operations.

In addition, MSC maintains certain insurance policies that benefit the Company. Expenses pertaining to these policies, and allocated to the Company based upon sales, were $4, $6 and $7 for the years ended December 31, 2010, 2009 and 2008, respectively, and are classified in Selling, general and administrative expense in the Consolidated Statements of Operations.

Terminated Huntsman Merger

The Company incurred Terminated merger costs of $159 for the year ended December 31, 2008 associated with the termination of MSC’s merger with Huntsman Corporation which is comprised of the write-off of previously deferred acquisition costs and consulting, legal, tax and accounting costs. Of the $159, $140 represents amounts incurred by MSC and billed to MSC B.V., as MSC B.V. was to be the acquiring entity party to the merger agreement and such costs were incurred by MSC on the Company’s behalf. In 2009, the $140 due to MSC was converted to a loan.

Foreign exchange gain/loss agreement

In December 2010, the Company entered into a foreign exchange gain/loss guarantee agreement with MSC whereby MSC agreed to hold the Company neutral for any foreign exchange gains or losses incurred by the Company for income tax purposes associated with certain of its affiliated loans. The agreement was effective retroactive for all of 2010 and terminated at the end of 2010. The settlement of the agreement resulted in approximately a $91 payable to MSC. The losses incurred by the Company attributable to the period January 1, 2010 through the inception of the agreement of $78 have been recorded as a deemed distribution to MSC, and the losses incurred from the contract’s inception through the end of 2010 of $13 have been recorded within Other non-operating expense, net in the Consolidated Statement of Operations. The Company is currently evaluating a similar agreement with its parent for 2011.

At December 31, 2010 and 2009, the Company had affiliated receivables of $63 and $65, respectively, and affiliated payables of $189 and $42, respectively, pertaining to the related party transactions described above.

Unbilled Allocated Corporate Controlled Expenses

In addition to direct charges, MSC provides certain administrative services that are not reimbursed by the Company. These costs include corporate controlled expenses such as executive management, legal, health and safety, accounting, tax and credit, and have been allocated herein to the Company on the basis of Net sales. The charge also includes allocated stock-based compensation expense of $1, $2 and $3 for each of the years ended December 31, 2010, 2009 and 2008, respectively, and is included in Finance in the table below. Management believes that the amounts allocated in such a manner are reasonable and consistent and are necessary in order to properly depict the financial results of the Company on a stand-alone basis. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently. This expense is included in Selling, general and administrative expense in the Consolidated Statements of Operations with the offsetting credit recorded in Equity. There is no income tax provided on these amounts because they are not deductible.

The following table summarizes these allocations for the years ended December 31:

	2010	2009	2008
Executive group	$6	$4	$2
Environmental, health and safety services	3	2	3
Finance	5	10	11

Total	$14	$16	$16

See Note 10 for a description of the Company’s affiliated financing and investing activities.

6. Transfers of Financial Assets

The Company’s Brazilian subsidiary regularly enters into accounts receivable factoring arrangements with its local banks for purposes of accelerating collection of its receivables. Under the terms of the agreements, the receivables are sold at a discount with the Company retaining the underlying related credit risk. Further, the assets are not isolated in the event of bankruptcy on the part of the subsidiary. As such, these transfers are accounted for as financing-type transfers and reported as secured borrowings (see Note 9). Approximately $1 and $8 of borrowings under these arrangements are outstanding at December 31, 2010 and 2009, respectively. Accordingly, the corresponding related cash flows are classified as financing activities within Net short-term debt (repayments) borrowings in the Consolidated Statements of Cash Flows.

7. Goodwill and Other Intangible Assets

The gross carrying amount and accumulated impairments of goodwill consist of the following as of December 31:

2010				2009
Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value	Gross Carrying Amount	Accumulated Impairments	Accumulated Foreign Currency Translation	Net Book Value
$106	$(5)	$13	$114	$106	$(5)	$17	$118

The changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 are as follows:

Total
Goodwill balance at December 31, 2008	$110
Purchase accounting adjustments	1
Foreign currency translation	7

Goodwill balance at December 31, 2009	$118
Foreign currency translation	(4)

Goodwill balance at December 31, 2010	$114

Goodwill impairment charges for the year ended December 31, 2008 of $5 were recognized in the Coatings reporting unit as a result of the continued weakness in the housing and construction markets and competitive pressures in this reporting unit resulting in lower future reporting unit earnings and cash flows than previously projected. The amount of the charge was determined using a probability weighted market approach using EBITDA multiples and an income approach using discounted cash flows. The entire goodwill balance in the Coatings reporting unit has been impaired as the implied fair value of the reporting units’ goodwill was zero.

The Company’s intangible assets with identifiable useful lives consist of the following as of December 31:

	2010			2009
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets:
Patents and technology	$65	$(22)	$43	$65	$(13)	$52
Customer lists and contracts	78	(26)	52	82	(21)	61
Other	19	(2)	17	19	—	19

	$162	$(50)	$112	$166	$(34)	$132

The impact of foreign currency translation on intangible assets is included in accumulated amortization.

During the year ended December 31, 2008, the Company recorded an $8 charge for the impairment of tradenames from which cash flows are no longer generated. This amount is included in Other operating expense, net on the Consolidated Statements of Operations.

Total intangible amortization expense for the years ended December 31, 2010, 2009 and 2008 was $12, $14 and $15, respectively.

Estimated annual intangible amortization expense for 2011 through 2015 is as follows:

2011	$11
2012	10
2013	10
2014	10
2015	10

8. Financial Instruments and Fair Value Disclosures

Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 1 primarily consists of financial instruments traded on exchange or futures markets.

•

Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those derivative instruments transacted primarily in over the counter markets.

•	Level 3: Unobservable inputs, for example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

Recurring Fair Value Measurements

Following is a summary of assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
December 31, 2010
Derivative liabilities	$—	$(3)	$—	$(3)
December 31, 2009
Derivative liabilities	$—	$(6)	$—	$(6)

Non-recurring Fair Value Measurements

Following is a summary of losses as a result of the Company measuring assets at fair value on a non-recurring basis during the year ended December 31, 2009:

Year ended December 31, 2009
Long-lived assets held and used	$(9)
Long-lived assets held for sale	(1)
Long-lived assets held for disposal/abandonment	(1)

Total	$(11)

As part of the Company’s productivity initiatives, the Company decided to indefinitely idle certain production lines. Long-lived assets with a carrying value of $18 were written down to fair value of $7, resulting in an impairment charge of $11 for the year ended December 31, 2009. These long-lived assets were valued based on appraisals from third parties or using discounted cash flow analysis based on assumptions that market participants would use. Key inputs in the model included projected revenues and manufacturing costs associated with these long-lived assets.

Derivative Financial Instruments

The following table summarizes the Company’s derivative financial instruments as of December 31, which are recorded as Other current liabilities in the Consolidated Balance Sheets:

	2010				2009
	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)
Foriegn Exchange and Interest Rate Swaps
Cross-currency and Interest Rate Swap	273	1.2038	$25	$(3)	638	1.2038	$25	$(5)
Interest Rate Swap
Australia Multi-Currency Term	364	—	22	—	729	—	23	(1)

Total				$(3)				$(6)

The following table summarizes gains and losses recognized on the Company’s derivative financial instruments:

	Amount of Gain (Loss) Recognized in Income for the year ended December 31:			Location of Gain (Loss) Recognized in Income on Derivative
	2010	2009	2008
Foreign Exchange and Interest Rate Swaps
Cross-Currency and Interest Rate Swap	$2	$(1)	$26	Other non-operating expense, net
Interest Rate Swap
Interest swap—Australia Multi-Currency Term	—	—	(2)	Other non-operating expense, net

Total	$2	$(1)	$24

Foreign Exchange and Interest Rate Swap

The Company periodically enters into forward and option contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of such transactions to the extent of the amount under contract. The counter-parties to the Company’s forward contracts are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount. The counter-parties to the interest rate swap agreements are financial institutions with investment grade ratings.

The Company calculates the fair value of its derivative liabilities using quoted market prices whenever available. When quoted market prices are not available, the Company uses standard pricing models with market-based inputs, adjusted for nonperformance risk. When its financial instruments are in a liability position, the Company evaluates its credit risk as a component of fair value. When its financial instruments are in an asset position, the Company is exposed to credit loss in the event of nonperformance by other parties to these contracts and evaluates their credit risk as a component of fair value.

In 2005, the Company entered into a three-year $289 cross-currency and interest rate swap agreement structured for a subsidiary’s $290 U.S. dollar denominated floating rate term loan. The swap was designed to offset balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations on the term loan. The euro to U.S. dollar exchange rate under the swap agreement was 1.2038. The Company paid a variable rate equal to Euribor plus 271 basis points. The Company received a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. In 2008, the Company paid $29 to settle a portion of its cross-currency and interest rate swaps, which matured in 2008.

The remaining portion of the cross-currency and interest rate swap was renegotiated and amended with the respective counterparties, effective September 30, 2008, in order to offset the ongoing balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations of a subsidiary’s U.S. dollar denominated floating rate term loan. The amended swap agreement requires the Company to sell euros in exchange for U.S. dollars at a rate of 1.2038. The Company also will pay a variable rate equal to Euribor plus 390 basis points and will receive a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The amount the Company receives under this agreement is approximately equal to the subsidiary’s interest rate on its $290 term loan. This amended swap agreement has an initial notional amount of $25 that amortizes quarterly on a straight line basis to $24, prior to maturing on September 30, 2011. The Company paid a weighted average interest rate of 4.6% and 5.5% and received a weighted average interest rate of 2.8% and 3.4% on these amended swap agreements in 2010 and 2009, respectively.

In February 2007, the Company financed the Orica A&R Acquisition with proceeds of approximately $70 from a new five-year Australian Multi-Currency Term / Working Capital Facility. To effectively fix the interest rate on approximately $30 of this facility, the Company entered into interest rate swap agreements with two counterparties for an initial notional amount of AUD $35, which amortizes quarterly based on the expected loan payments. The swap agreements terminate December 30, 2011. The Company pays a fixed interest rate of 6.6% and receives a floating rate based on the terms of the underlying debt. The Company has not applied hedge accounting to this derivative instrument.

Commodity Contracts

The Company hedges a portion of its natural gas purchases for certain manufacturing plants. The Company enters into fixed price forward contracts for the purchase of natural gas to offset the risk associated with increases in the prices of the underlying commodities. The Company does not apply hedge accounting to these derivative instruments.

Non-derivative Financial Instruments

The following table includes the carrying amount and fair value of the Company’s non-derivative financial instruments as of December 31:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Debt	$706	$696	$763	$686

Fair values of debt are determined from quoted, observable market prices, where available, based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. The carrying amounts of cash and cash equivalents, accounts receivable, accounts and drafts payable and other accrued liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments

9. Debt and Lease Obligations

Debt outstanding at December 31 follows:

	2010		2009
	Long Term	Due Within One Year	Long Term	Due Within One Year
MSC Senior Secured Credit Facilities:
Revolving facility due 2011 at 3.0% at December 31, 2009	$—	$—	$36	$—
Floating rate term loans due 2013 at 2.7% and 2.6% at December 31, 2010 and 2009, respectively	189	1	574	6
Floating rate term loans due 2015 at 4.1% at December 31, 2010	373	5	—	—
Other Borrowings:
Australia Multi-Currency Term / Working Capital Facility due 2012 at 4.5% and 4.1% at December 31, 2010 and 2009, respectively	38	10	44	9
Brazilian bank loans, various maturities through 2017, variable interest, 9.8% and 10.6% at December 31, 2010 and 2009, respectively	33	37	30	35
Capital Leases and Other	16	3	17	4
Secured borrowings (See Note 6)	—	1	—	8

Total debt	$649	$57	$701	$62

2010 Refinancing Activities

January Refinancing Transaction

In late December 2009 and January 2010, MSC renewed its revolving facility commitments from lenders under the Senior Secured Credit Facility, which will take effect upon the May 31, 2011 maturity of the existing revolving facility commitments. Under the new commitments, the Company’s European subsidiaries are able to borrow an aggregate maximum of $111, while the Company’s Canadian operating subsidiary may borrow a maximum of $45. The new commitments will mature 91 days prior to the May 5, 2013 maturity date of the term loans under the Senior Secured Credit Facility. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50%. The extension also includes a 2.00% ticking fee to be paid quarterly on committed amounts until the revolver facility is effective. The terms and conditions of MSC’s existing revolving credit facility will remain in effect, and are unaltered by the new extension, including but not limited to the interest rate.

In January 2010, MSC amended its Senior Secured Credit Facilities. Under the amendment and restatement, MSC extended the maturity of approximately $957 of its term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25% to LIBOR plus 3.75%. MSC B.V. is a party to approximately $382 of the extended maturity term loans.

The interest rates for term loans to MSC under the amended Senior Secured Credit Facilities are based on, at MSC’s option, (a) adjusted LIBOR plus 2.25% for term loans maturing 2013 and 3.75% for term loans maturing 2015 or (b) the higher of (i) JPMorgan Chase Bank, N.A.’s (JPMCB) prime rate or (ii) the Federal Funds Rate plus 0.50%, in each case plus 0.75% for term loans maturing 2013 and 2.25% for term loans maturing 2015. Interest rates for term loans to MSC B.V. are at the Company’s option; (a) EURO LIBOR plus 2.25% for term loans maturing 2013 or 3.75% for term loans maturing 2015 or (b) the rate quoted by JPMCB as its base rate for those loans plus 0.75% for term loans maturing 2013 and 2.25% for term loans maturing 2015.

Senior Secured Credit Facilities of MSC

Certain of the Company’s subsidiaries, MSC B.V., MSC Canada and MSC’s UK subsidiary, are eligible to participate in MSC’s amended Senior Secured Credit Facilities.

Under MSC’s amended five-year $225 revolving facility, MSC B.V. is able to borrow an aggregate maximum of $125, while MSC Canada may borrow a maximum of $50. As of December 31, 2009, the Company had $36 outstanding under the MSC revolving facilities.

Under MSC’s amended seven-year $2,300 term loan facility, MSC B.V. is party to approximately $580 in term loans. The interest rates for term loans to MSC under the amended Senior Secured Credit Facilities are based on, at MSC’s option, (a) adjusted LIBOR plus 2.25% or (b) the higher of (i) JPMorgan Chase Bank, N.A.’s (JPMCB) prime rate or (ii) the Federal Funds Rate plus 0.50%, in each case plus 0.75%.

In addition, the terms of MSC’s amended Senior Secured Credit Facilities include a seven-year $50 synthetic letter of credit facility (“LOC”). The amended Senior Secured Credit Facilities also have commitment fees (other than with respect to the LOC) equal to

0.50% per year of the unused line plus a fronting fee of 0.25% of the aggregate face amount of outstanding letters of credit. The LOC has a commitment fee of 0.10% per year.

The amended Senior Secured Credit Facilities of MSC are collateralized by substantially all the assets of MSC, including the Company, subject to certain exceptions. Cross collateral guarantees exist whereby MSC is a guarantor of the Company’s borrowings under the amended Senior Secured Credit Facilities; while the Company’s subsidiaries guarantee against any default by MSC. The amended Senior Secured Credit Facilities contain, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of a certain financial ratio. Payment of borrowings under the amended Senior Secured Credit Facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control. In addition, the Senior Secured Credit Facilities of MSC contain cross-acceleration and cross default provisions. Accordingly, certain foreign borrowing defaults under other debt agreements could result in certain of the Company’s outstanding debt becoming immediately due and payable. As of December 31, 2010, the Company was in compliance with all terms of its outstanding indebtedness. In addition, MSC was in compliance with all terms under its Senior Secured Credit Facility.

Other Borrowings

The Australian Multi-Currency Term / Working Capital Facility is a five year facility maturing in January 2012. Interest rates for the facility are equal to the 90 day Australian or New Zealand Bank Bill Rates plus an applicable margin. The interest rate on approximately $30 of this facility is effectively fixed at a rate of 6.6% through the use of interest rate swap agreements.

The Brazilian bank loans represent various bank loans primarily for working capital purposes and to finance plant expansions.

In addition to available borrowings under the amended Senior Secured Credit Facilities, the Company has available borrowings under various international credit facilities. At December 31, 2010, under these international credit facilities the Company had $71 available to fund working capital needs and capital expenditures. While these facilities are primarily unsecured, portions of the lines are collateralized by equipment and cash and short term investments at December 31, 2010.

Aggregate maturities of total non-affiliated debt and minimum annual rentals under operating leases at December 31, 2010, for the Company are as follows:

Year	Non-affiliated Debt	Minimum Rentals Under Operating Leases
2011	$57	$9
2012	53	7
2013	201	6
2014	10	5
2015	374	5
2016 and beyond	11	16

	$706	$48

The Company’s operating leases consist primarily of vehicle, equipment and land and buildings. Rental expense amounted to $10 for the years ended December 31, 2010, 2009 and 2008, respectively.

10. Affiliated Financing

The following table summarizes the Company’s outstanding loans receivable and loans payable with related parties as of December 31:

	2010			2009
	Long Term	Due Within One Year	Interest expense (income)	Long Term	Due Within One Year	Interest expense (income)
Affiliated debt payable:
Loan payable to MSC due 2010 at 7.5% at December 31, 2009	$—	$—	$5	$165	$—	$6
Loan payable to MSC due 2020 at 9.0% at December 31, 2010	340	—	1	—	—	—
Loan payable due to Hexion NSF due 2018 at 10% and 10.8% at December 31, 2010 and 2009, respectively	102	—	54	509	—	50
Other loans due to MSC and affiliates at 4.68% and 4.76% at December 31, 2010 and 2009, respectively	304	79	6	97	92	8

Total affiliated debt payable	$746	$79	$66	$771	$92	$64

Affiliated debt receivable:
Loan receivable from MSC due 2011 at a weighted average interest rate of 3.8% at December 31, 2009	$—	$—	$(12)	$793	$—	$(40)
Loan receivable from MSC due 2012 at 3.9%	64	—	(4)	133	—	(6)
Other loans due from MSC and affiliates at 4.1% and at 5.2% December 31, 2010 and 2009, respectively	43	33	(3)	47	24	(2)

Total affiliated debt receivable	$107	$33	$(19)	$973	$24	$(48)

Transactions associated with the formation of CO-OP

In conjunction with the formation of CO-OP, the Company purchased from MSC 100% of its shares in MSC Holding B.V., in exchange for CO-OP assuming a note payable from MSC to MSC B.V. (the “Note”). Approximately $793 and $69 of amounts due from MSC and loans payable of $165 due to MSC were assigned and effectively settled upon CO-OP assuming the Note from MSC to MSC B.V. The face value of the note payable assumed is equivalent to the fair value of MSC Holding B.V. and its consolidated subsidiaries and was in excess of the historical carrying value of the assets. As such, the Company’s acquisition of the shares in MSC Holding B.V. and the excess by which the note payable assumed exceeded the carrying value of the shares in MSC Holding B.V. have been recorded as a distribution to its parent and reflected as a reduction to Paid-in deficit in the Statement of Shareholder’s Deficit. Approximately $466 of the loans payable assumed by CO-OP as a result of the formation of CO-OP represent amounts that were reported as a reduction of equity as of December 31, 2009 as further described in the discussion on balance sheet classification below.

MSC Canada has outstanding balances of CDN $102, or $102, at December 31, 2010 and CDN $532, or $509, at December 31, 2009 due to MSC’s subsidiary, Hexion Nova Scotia Finance, ULC (“Hexion NSF”) related to the acquisition of certain international subsidiaries from MSC and the acquisition of Bakelite Aktiengesellschaft. In conjunction with the issuance of this note, MSC entered into a common share forward subscription agreement with Momentive Canada requiring MSC to subscribe to shares of MSC Canada stock (“Stock Subscription Agreement”).

In November 2010, in conjunction with Hexion NSF’s refinancing of its second priority senior secured fixed notes, the Company and Hexion NSF agreed to amend the interest rate from 10.8% to 10% and extend the maturity date to November 15, 2020. As consideration, Hexion NSF billed the Company $18, which has been included in Other non-operating expense, net in the Consolidated Statement of Operations.

In conjunction with CO-OP’s acquisition of NBC Germany, CO-OP issued a note payable to MSC Canada of 254€, or $340, at December 31, 2010. In turn, MSC Canada assigned this note to Hexion NSF in partial settlement of its note payable to Hexion NSF. Interest expense related to this note totaled $1 for the year ended December 31, 2010. This partial settlement triggered the requirement of MSC to subscribe to shares in MSC Canada under the Stock Subscription Agreement, which was subsequently waived by MSC Canada.

Balance sheet classification

Of the outstanding loans receivable as of December 31, 2010 and 2009, $87 and $549, respectively, represent amounts receivable from MSC that are not expected to be repaid for the foreseeable future. As MSC is the Company’s parent, these amounts have been recorded as a reduction of equity in the Consolidated Balance Sheets. The remaining outstanding balances are included within Affiliated debt payable due within one year and Affiliated long-term debt within the Consolidated Balance Sheets.

The total outstanding loan balances are included within Affiliated debt payable within one year and Affiliate long-term debt within the Consolidated Balance Sheets.

11. Guarantees, Indemnities and Warranties

Standard Guarantees/Indemnifications

In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies received for designated research and development projects.

These guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers probable and reasonably estimable. The amounts recorded at December 31, 2010 and 2009 are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.

12. Commitments and Contingencies

Environmental Matters

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials. The Company is subject to extensive environmental regulation and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

The following table summarizes all probable environmental remediation, indemnification and restoration liabilities, including related legal expenses, at December 31, 2010 and 2009.

	Number of Sites		Liability		Range of Reasonably Possible Costs
Site Description	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	Low	High
Currently-owned	10	11	$5	$7	$3	$8
Formerly-owned:
Remediation	1	1	—	—	—	—
Monitoring only	2	2	—	—	—	1

	13	14	$5	$7	$3	$9

These amounts include estimates for unasserted claims that the Company believes are probable of loss and reasonably estimable. The estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of a range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. At December 31, 2010 and 2009, $5 and $7, respectively, has been included in Other current liabilities in the Consolidated Balance Sheets with the remaining amount included in Other long-term liabilities.

At six of these locations, the Company is conducting environmental remediation and restoration under business realignment programs due to closure of the sites. Much of this remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company anticipates the amounts under these reserves will be paid within the next five years.

Non-Environmental Legal Matters

The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings that are considered to be in the ordinary course of business. The Company has reserves of $6 at December 31, 2010 and 2009 for all non-environmental legal defense costs incurred and settlement costs that it believes are probable and estimable. The following legal claim is not in the ordinary course of business:

Brazil Tax Claim—In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the subsidiary filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the subsidiary filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. In February 2007, the highest-level Administrative Court upheld the assessment. The Company requested a review of this decision. On April 23, 2008, the Brazilian Administrative Tax Tribunal issued its final decision upholding the assessment against the subsidiary. The Company filed an Annulment action in the Brazilian Judicial Courts in May 2008 along with a request for an injunction to suspend the tax collection. The injunction was denied but the Annulment action is being pursued. The Company has pledged certain properties and assets in Brazil during the pendency of the Annulment action in lieu of paying the assessment. In September 2010, in the Company’s favor, the Court adopted its appointed expert’s report finding that the transactions in question were intercompany loans. Sao Paulo has mandatory appeal rights but the Court’s decision based on the facts is likely to be upheld and therefore, the Company does not believe a loss contingency is probable. At December 31, 2010 the amount of the assessment, including tax, penalties, monetary correction and interest, is 66 Brazilian reais, or approximately $40.

Environmental Institution of Paraná IAP—On August 25, 2009, Governo Do Paraná and the Environmental Institution of Paraná IAP, an environmental agency of the Brazilian government, provided Momentive Quimica Industria, our Brazilian subsidiary, with notice of a potential fine of up to $11 in connection with alleged environmental damages to the Port of Paranagua caused in November 2004 by an oil spill from a shipping vessel carrying methanol purchased by MSC. The investigation as to the cause of the accident has not been finalized. In early October 2009, MSC was granted an injunction precluding the imposition of any fines or penalties by the Paraná IAP. In November 2010, the Court lifted its injunction; however, the Company appealed in order to preclude the IAP from levying any fines or penalties. The Company continues to believe it has a strong defense and does not believe a loss contingency is probable. At December 31, 2010, the amount of the assessment, including tax, penalties, monetary correction and interest, is 22 Brazilian reais, or approximately $13.

Other Commitments and Contingencies

The Company entered into contractual agreements with third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.

In addition, the Company entered into contractual agreements with third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and are cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas.

The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2011	$178
2012	114
2013	95
2014	32
2015	17
2016 and beyond	87

Total minimum payments	523
Less: Amount representing interest	(57)

Present value of minimum payments	$466

13. Pension and Non-Pension Postretirement Benefit Plans

Certain of the Company’s subsidiaries sponsor defined benefit pension plans covering certain employees primarily in Canada, Netherlands, Germany, France, Belgium and Malaysia. Depending on the plan, benefits are based on eligible compensation and/or years of credited service. The Company also sponsors defined contribution plans in some locations. Non-pension postretirement benefit plans are also provided to employees in Canada and to certain employees in the Netherlands. The Canadian plan provides retirees and their dependents with medical and life insurance benefits, which are supplemental benefits to the respective provincial healthcare plan in Canada. The Netherlands’ plan provides a lump sum payment at retirement.

The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and non-pension postretirement benefit plans for the years ended December 31:

	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Change in Benefit Obligation
Benefit obligation at beginning of year	$308	$282	$5	$4
Service cost	8	8	—	—
Interest cost	15	16	—	—
Actuarial losses (gains)	3	—	1	—
Foreign currency exchange rate changes	(19)	10	—	1
Benefits paid	(8)	(8)	—	—
Plan curtailments/settlements	—	(1)	—	—
Employee contributions	1	1	—	—
Transfers in	—	—	—	—

Benefit obligation at end of year	308	308	6	5

Change in Plan Assets
Fair value of plan assets at beginning of year	189	162	—	—
Actual return on plan assets	14	7	—	—
Employer contribution	17	21	—	—
Foreign currency exchange rate changes	(12)	6	—	—
Benefits paid	(8)	(8)	—	—
Employee contributions	1	1	—	—
Transfers in	—	—	—	—

Fair value of plan assets at end of year	201	189	—	—

Funded status of the plan at end of year	$(107)	$(119)	$(6)	$(5)

The foreign currency impact reflected in these rollforward tables are for changes in the euro and Canadian dollar versus the U.S. dollar.

	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Noncurrent assets	$15	$6	$—	$—
Other current liabilities	(4)	(4)	—	—
Long-term pension obligations	(118)	(121)	(6)	(5)
Accumulated other comprehensive (income) loss	16	16	(2)	(2)

Net amounts recognized	$(91)	$(103)	$(8)	$(7)

Amounts recognized in Accumulated other comprehensive loss at December 31 consist of:
Net actuarial (gain) loss	$12	$11	$(1)	$(2)
Net prior service cost (benefit)	6	7	(1)	(1)
Deferred income taxes	(2)	(2)	—	1

Net amounts recognized	$16	$16	$(2)	$(2)

Accumulated benefit obligation	$293	$295
Accumulated benefit obligation for funded plans	$181	$179
Pension plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$129	$131
Aggregate accumulated benefit obligation	123	125
Aggregate fair value of plan assets	8	7
Pension plans with projected benefit obligations in excess of plan assets at December 31:
Aggregate projected benefit obligation	$135	$137
Aggregate fair value of plan assets	$13	$12

Following are the components of net pension and postretirement expense (benefit) recognized by the Company for the years ended December 31:

	Pension Benefits			Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Service cost	$8	$8	$8	$—	$—	$—
Interest cost on projected benefit obligation	15	16	16	—	—	—
Expected return on assets	(11)	(10)	(9)	—	—	—
Amortization of prior service cost	1	1	1	—	—	—
Recognized actuarial gain	—	(1)	—	—	—	(1)
Curtailment loss	—	1	—	—	—	—
Settlement gain	—	—	—	—	(1)	—

Net expense	$13	$15	$16	$—	$(1)	$(1)

The curtailment loss recognized on pension benefits during the year ended December 31, 2009 related to the impact of planned workforce reductions on a pension plan in the Netherlands. The settlement gain recognized during the year ended December 31, 2009 for postretirement plans resulted from lump sum payments made under the Company’s plan offered to certain associates in the Netherlands.

The following amounts were recognized in other comprehensive income during the year ended December 31, 2010:

	Pension Benefits	Postretirement Benefits	Total
Net actuarial losses arising during the year	$1	$1	$2
Amortization of prior service (cost) benefit	(1)	—	(1)
Amortization of net gains	—	—	—

Loss recognized in other comprehensive income	—	1	1
Deferred income taxes	—	(1)	(1)

Loss recognized in other comprehensive income, net of tax	$—	$—	$—

The amounts in Accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are as follows:

	Pension Benefits	Postretirement Benefits	Total
Prior service cost	$1	$—	$1
Net actuarial gain	—	—	—

Determination of actuarial assumptions

The Company’s actuarial assumptions are determined separately for each plan, taking into account the demographics of the population, the target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets. For the European plans, these assumptions are set by country, as the plans within these countries have similar demographics, and are impacted by the same regional economic trends and statutory requirements.

The discount rates selected reflect the rate at which pension obligations could be effectively settled. The Company selects the discount rates based on cash flow models using the yields of high-grade corporate bonds or the local equivalent with maturities consistent with the Company’s anticipated cash flow projections.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.

The expected long-term rate of return on Canadian plan assets is determined based on the plan’s current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as investment professionals, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31:

	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Discount rate	5.5%	5.5%	5.6%	6.3%
Rate of increase in future compensation levels	3.3%	3.3%	—	—
The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	7.2%	7.4%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	4.5%	4.4%
Year that the rate reaches the ultimate trend rate	—	—	2030	2029

The weighted average rates used to determine net periodic pension and postretirement expense were as follows for the years ended December 31:

	Pension Benefits			Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Discount rate	5.5%	5.8%	5.5%	6.3%	7.1%	5.5%
Rate of increase in future compensation levels	3.3%	3.3%	3.3%	—	—	—
Expected long-term rate of return on plan assets	5.8%	5.8%	5.8%	—	—	—

A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for postretirement benefits by $1 and service cost and interest cost by a negligible amount.

Pension Investment Policies and Strategies

The Company’s investment strategy for the assets of its Canadian defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities and fixed income investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Equity investments are also diversified across Canadian and foreign stocks, as well as growth, value and small and large capitalization investments. Investment risk and performance are measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset and liability studies.

The Company periodically reviews its target allocation of Canadian plan assets among various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals and on the projected timing of future benefit payments.

The Company observes local regulations and customs regarding its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target
	2010	2009	2011
Weighted average allocations of European pension plan assets at December 31:
Equity securities	14%	13%	21%
Debt securities	82%	87%	79%
Cash, short-term investments and other	4%	—	—

	100%	100%	100%

Fair Value of Plan Assets

Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of inputs that may be used to measure fair value:

•	Level 1: Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 equity securities are primarily in pooled asset and mutual funds and are valued based on underlying net asset value multiplied by the number of shares held.

•	Level 3: Unobservable inputs, for example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The following table presents pension plan investments measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	Fair Value Measurements Using
	2010				2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
U.S. equity (a)	$—	$19	$—	$19	$—	$9	$—	$9
European equity (a)	—	—	—	—	—	7	—	7
Other international equity (a)	—	5	—	5	—	5	—	5
Debt securities/fixed income (a)	—	106	—	106	—	111	—	111
Liability driven investments (b)(d)	—	56	—	56	—	45	—	45
Balanced pooled funds (a)(e)	—	8	—	8	—	7	—	7
Pooled insurance products w/ fixed income guarantee (a)	—	5	—	5	—	5	—	5
Cash, money market and other (c)	—	2	—	2	—	—	—	—

Total	$—	$201	$—	$201	$—	$189	$—	$189

(a)	Level 2 equity securities in pooled asset funds and are valued based on underlying net asset value multiplied by the number of shares held.

(b)	Level 2 fixed income securities are valued using a market approach that includes various valuation techniques and sources, primarily using matrix/market corroborated pricing based on observable inputs including yield curves and indices.
(c)	Cash, money market and other securities include mutual funds, certificates of deposit and other short-term cash investments for which the share price is $1 or book value is assumed to equal fair value due to the short duration of the investment term.
(d)	Liability driven investments consist of a series of funds designed to provide returns matched to expected future cash flows, and include approximately 70% investments in fixed income securities targeting returns in line with 3-month euribor in the medium term, and 30% swaps, with an underlying portfolio of bonds and cash to counterbalance changes in the value of the swaps.
(e)	The fund provides a mix of approximately 60% equity and 40% fixed income securities that achieves the target asset mix for the plan.

Projections of Plan Contributions and Benefit Payments

The Company expects to make contributions totaling $11 to its defined benefit pension plans in 2011.

Estimated future plan benefit payments as of December 31, 2010 are as follows:

	Pension Benefits	Postretirement Benefits
2011	$8	$—
2012	9	—
2013	9	1
2014	11	—
2015	11	1
2016 to 2020	72	2

Defined Contribution and Other Plans

The Company sponsors a number of defined contribution plans for its employees in various countries. For most plans, employee contributions are voluntary, and the Company provides contributions ranging from 2% to 10%. Total charges to operations for matching contributions under these plans were $3, $3 and $4 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company’s German subsidiaries offer a government subsidized early retirement program to eligible employees called an Altersteilzeit Plan. The German government provides a subsidy in certain cases where the participant is replaced with a qualifying candidate. This subsidy has been discontinued for employees electing participation in the program after December 31, 2009. The Company has liabilities for these arrangements totaling $7 and $4 for the years ended December 31, 2010 and 2009, respectively. The Company incurred expense for these plans for the years ended December 31, 2010, 2009 and 2008 of $4, $1 and $2, respectively.

Also included in the Consolidated Balance Sheets at December 31, 2010 and 2009 are other post-employment benefit obligations primarily relating to liabilities for jubilee benefit plans offered to certain European employees of $4 and $4, respectively.

14. Shareholder’s (Deficit) Equity

Shareholder’s equity reflects the common equity of the Company with all of the common equity of its subsidiaries eliminated, except for the equity of Hexion Argentina, representing MSC’s 20% interest; MSC Malaysia, representing MSC’s 34% interest; Borden Argentina, representing MSC’s 5% interest and Nimbus, representing MSC’s interest as of December 31, 2010 and 2009.

The Company’s acquisition of the shares in MSC Holding B.V. and the excess by which the note payable assumed exceeded the carrying value of the shares in MSC Holding B.V. have been recorded as a distribution to its parent and reflected as a $697 reduction to Paid-in capital in the Statement of Shareholder’s Deficit.

The Company incurred a loss of $78 associated with the termination of a foreign exchange gain/loss guarantee agreement with its parent attributable to the period from January 1, 2010 until the inception of the agreement in December 2010. This amount has been recorded as a deemed distribution to MSC.

15. Income Taxes

Income tax expense (benefit) for the CO-OP for the years ended December 31 is as follows:

	2010	2009	2008
Current
Federal and provincial	$22	$(4)	$(11)
Foreign	9	—	19

Total current	31	(4)	8

Deferred
Federal and provincial	(17)	(4)	1
Foreign	—	(8)	(14)

Total deferred	(17)	(12)	(13)

Income tax expense (benefit)	$14	$(16)	$(5)

A reconciliation of the CO-OP’s combined differences between income taxes computed at the Dutch federal statutory tax rate of 25.5% and provisions for income taxes for the years ended December 31 are as follows:

	2010	2009	2008
Income taxes computed at federal statutory tax rate	$(8)	$(12)	$(51)
Foreign rate differentials	(12)	(7)	2
Losses and other expenses not deductible for tax	23	6	40
Increase in the taxes due to changes in valuation allowance	11	2	4
Additional tax benefit on foreign unrepatriated earnings	1	—	—
Changes in enacted tax rates	(1)	—	—
Adjustment of prior estimates and other	—	(5)	—

Income tax expense (benefit)	$14	$(16)	$(5)

The domestic and foreign components of CO-OP’s income (loss) before income taxes for the years ended December 31 is as follows:

	2010	2009	2008
Domestic	$(70)	$(51)	$(192)
Foreign	39	5	(7)

	$(31)	$(46)	$(199)

The tax effects of the Company’s significant temporary differences and net operating loss and credit carryforwards which comprise the deferred tax assets and liabilities at December 31, 2010 and 2009, are as follows:

	2010	2009
Assets
Non-pension post-employement	$1	$1
Accrued and other expenses	14	26
Net operating loss and credit carryforwards	43	36
Pension liabilities	7	9

Gross deferred tax assets	65	72
Valuation allowance	(36)	(22)

Net deferred tax asset	29	50

Liabilities
Property, plant and equipment	(75)	(93)
Unrepatriated earnings of foreign subsidiaries	(33)	(33)
Intangibles	(1)	(17)

Gross deferred tax liabilities	(109)	(143)

Net deferred tax liability	$(80)	$(93)

The following table summarizes the presentation of the net deferred tax liability on the CO-OP’s balance sheets at December 31:

	2010	2009
Assets
Current deferred income taxes (Other current assets)	$17	$11
Long-term deferred income taxes (Other assets)	6	16
Liabilities
Current deferred income taxes (Other current liabilites)	—	(4)
Long-term deferred income taxes	(103)	(116)

Net deferred tax liability	$(80)	$(93)

CO-OP’s deferred tax assets primarily include domestic and foreign net operating loss carryforwards. As of December 31, 2010, the domestic net operating loss carryforwards available are $48, which expire starting 2018. The foreign net operating loss carryforwards available are $110, related primarily to France, Germany, and the U.K. These net operating loss carryforwards have an unlimited carryover and do not expire. A valuation allowance of $36 has been provided against these foreign attributes.

CO-OP is no longer subject to federal examinations in the Netherlands for years before December 31, 2007. CO-OP conducts business globally and, as a result, certain of its subsidiaries file income tax returns in various foreign jurisdictions. In the normal course of business, CO-OP is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Australia, Brazil, Canada, Germany, Italy, Korea, and the U.K.

CO-OP continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, CO-OP will adjust its reserves accordingly to reflect these settlements

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009
Balance at beginning of year	$42	$45
Additions based on tax positions related to the current year	23	1
Additions for tax positions of prior years	1	2
Reductions for tax positions of prior years	—	(6)

Balance at end of year	$66	$42

During the year ended December 31, 2010, the company increased its amount of unrecognized tax benefits by $24 for various intercompany transactions related to current year tax positions and prior year changes in estimates. CO-OP did not recognize any interest or penalties for the years ended December 31, 2010 and 2009. CO-OP does not have any interest and penalties accrued at December 31, 2010 and 2009, respectively.

$66 of unrecognized tax benefits, if recognized, would affect the effective tax rate. CO-OP anticipates recognizing up to $38 of the total amount of the unrecognized tax benefits within the next 12 months as a result of negotiations with domestic and foreign jurisdictions.

Report of Independent Registered Public Accounting Firm

To the Board of Managers of

Momentive International Holdings Cooperatief U.A.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholder’s equity and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Momentive International Holdings Cooperatief U.A. and its subsidiaries (the Company) at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5 to the financial statements, the Company has entered into significant transactions with Momentive Specialty Chemicals Inc. Due to the significance of the related party transactions, the accompanying financial statements may not be indicative of the operating results and cash flows of the Company had it operated as a standalone entity.

PricewaterhouseCoopers LLP

Columbus, Ohio

February 28, 2011

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Registrants Incorporated in Delaware

With respect to the registrants incorporated in Delaware, Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Each of the registrants incorporated in Delaware may, in their discretion, similarly indemnify their employees and agents. The Bylaws of each of the registrants incorporated in Delaware provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, each of the registrants incorporated in Delaware will indemnify any and all of its officers, directors, employees and agents. In addition, the Certificate of Incorporation of each of the registrants incorporated in Delaware relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Hexion Nova Scotia Finance, ULC

Under applicable Nova Scotia law, a company is permitted to indemnify its officers and directors on terms acceptable to its shareholders subject only to the general common law restrictions based on public policy and restrictions residing under specific legislation of relevant jurisdictions. The Articles of Association of Hexion Nova Scotia Finance, ULC provide that directors and officers shall be indemnified in the absence of any dishonesty on their part, against all costs, losses and expenses arising in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of such person’s position at the company. Additionally, no director, officer, former director or officer, or person who acts or acted at the company’s request, in the absence of any dishonesty of such person’s part, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Company through insufficiency or deficiency of title to any property acquired for or on behalf of the company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Momentive CI Holding Company (China) LLC, Borden Chemical Foundry, LLC and NL Coop Holdings LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims whatsoever. The limited liability company agreements for Momentive CI Holding Company (China) LLC, Borden Chemical Foundry, LLC and NL Coop Holdings LLC provide that each company shall, to the full extent permitted by applicable law, indemnify and hold harmless each member and each officer against liabilities incurred by it in connection with any action, suit or proceeding to which it may be made a party or otherwise involved or with which such member or such officer shall be threatened by reason of its being a member or officer or while acting as a member or officer on behalf of the company or in its interest.

Momentive Specialty Chemicals Inc.

With respect to Momentive Specialty Chemicals Inc. (“MSC”), the New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

MSC’s Restated Certificate of Incorporation provides that every person who is or was a director or an officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by New Jersey Business Corporation Act §14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or an officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or an officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

In addition, MSC has obtained liability insurance coverage for its directors and officers, which insures against liabilities that directors and officers may incur while acting in such capacities. These policies contain standard exclusions and endorsements.

Insurance

Each of the Registrants’ currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of this Registrant.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are attached hereto:

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
2.1†	Transaction Agreement dated as of April 22, 2005 among RPP Holdings, Resolution Specialty Materials Holdings LLC, BHI Acquisition Corp., BHI Merger Sub One, BHI Merger Sub Two Inc. and Borden Chemical Inc.	S-1	333-124287	2.1	7/15/2005

2.2†*	SOC Resins Master Sale Agreement dated July 10, 2000 among Shell Oil Company, Resin Acquisition, LLC and Shell Epoxy Resins Inc.	S-4	333-57170	2.1	3/16/2001

2.3†*	SPNV Resins Sale Agreement dated as of September 11, 2000 between Shell Petroleum N.V. and Shell Epoxy Resins Inc.	S-4	333-57170	2.2	3/16/2001

2.4*	Assignment and Assumption Agreement dated November 13, 2000 between Shell Epoxy Resins Inc. and Shell Epoxy Resins LLC	S-4	333-57170	2.3	3/16/2001

2.5*	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC	S-4	333-57170	2.4	3/16/2001

2.6	Agreement and Plan of Merger dated July 12, 2007 among Hexion Specialty Chemicals, Inc., Nimbus Merger Sub Inc. and Huntsman Corporation	8-K	001-00071	2.1	7/17/2007

3.1	Certificate of Incorporation of Hexion U.S. Finance Corp.	S-4	333-122826	3.1	12/27/2005

3.2	Bylaws of Hexion U.S. Finance Corp.	S-4	333-122826	3.2	12/27/2005

3.3	Memorandum of Association of Hexion Nova Scotia Finance, ULC	S-4	333-122826	3.3	12/27/2005

3.4	Articles of Association of Hexion Nova Scotia Finance, ULC	S-4	333-122826	3.4	12/27/2005

3.5	Restated Certificate of Incorporation of Hexion Specialty Chemicals, Inc. dated as of July 18, 2006	S-4	333-135482	3.5	8/1/2006

3.6	Amended and Restated Bylaws of Hexion Specialty Chemicals, Inc. dated July 18, 2006	S-4	333-135482	3.6	8/1/2006

3.7	Agreement of Combination with Momentive Performance Material Holdings Inc on September 11, 2010	8-K	001-00071	99.1	9/13/2010

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
3.8	Certificate of Amendment to the Certificate of Incorporation, dated October 1, 2010 changing the name of the corporation to Momentive Specialty Chemicals Inc.	8-K	001-00071	3.1	10/1/2010

3.9	Certificate of Incorporation of Borden Chemical Investments, Inc.	S-4	333-122826	3.9	12/27/2005

3.10	Bylaws of Borden Chemical Investments, Inc.	S-4	333-122826	3.10	12/27/2005

3.11	Certificate of Amendment of Certificate of Incorporation, dated November 16, 2010 changing the name of the corporation to Momentive Specialty Chemicals Investments Inc.					X

3.12	Certificate of Conversion of Borden Chemical Foundry, LLC	S-4	333-142173	3.9	4/17/2007

3.13	Certificate of Formation of Borden Chemical Foundry, LLC	S-4	333-142173	3.10	4/17/2007

3.14	Limited Liability Company Agreement of Borden Chemical Foundry, LLC	S-4	333-142173	3.11	4/17/2007

3.15	Certificate of Incorporation of HSC Capital Corporation	S-4	333-122826	3.14	12/27/2005

3.16	Bylaws of HSC Capital Corporation	S-4	333-122826	3.15	12/27/2005

3.17	Certificate of Incorporation of Lawter International Inc.	S-4	333-122826	3.15	12/27/2005

3.18	Bylaws of Lawter International Inc.	S-4	333-122826	3.16	12/27/2005

3.19	Certificate of Incorporation of Borden Chemical International, Inc.	S-4	333-122826	3.17	12/27/2005

3.20	Bylaws of Borden Chemical International, Inc.	S-4	333-122826	3.18	12/27/2005

3.21	Certificate of Amendment of Certificate of Incorporation, dated February 2, 2011 changing the name of the corporation to Momentive International Inc.	S-4				X

3.22	Certificate of Incorporation of Oilfield Technology Group, Inc.	S-4	333-122826	3.23	12/27/2005

3.23	Bylaws of Oilfield Technology Group, Inc.	S-4	333-122826	3.24	12/27/2005

3.24	Certificate of Formation of Hexion CI Holding Company (China) LLC	S-4	333-122826	3.25	12/27/2005

3.25	Limited Liability Company Agreement of Hexion CI Holding Company (China) LLC	S-4	333-122826	3.26	12/27/2005

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
3.26	Certificate of Amendment to Certificate of Formation, dated November 16, 2010 changing the name of the company to Momentive CI Holding Company (China) LLC					X

3.27	Certificate of Formation of NL Coop Holdings LLC					X

3.28	Limited Liability Company Agreement of NL Coop Holdings LLC					X

4.1	Form of Indenture between the registrant and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016	S-3 10-Q	33-4381 001-00071	(4)(a) and (b) (4)(iv)	8/14/1996

4.2	Form of Indenture between the registrant and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, the Second Supplemental Indenture dated as of February 1, 1993 and the Third Supplemental Indenture dated as of June 26, 1996, relating to the following Debentures and Notes:	S-3 10-Q	33-45770 001-00071	4(a) thru 4(d) (4)(iii)	8/14/1996

4.3	Indenture dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Company, the guarantors named therein and Wilmington Trust Company, as trustee, related to the $200,000,000 second-priority senior secured floating rate notes due 2014 and the $625,000,000 9 3/4% second-priority senior secured notes due 2014.	10-Q	001-00071	4.3	11/14/2006

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
4.4	First Supplemental Indenture, dated as of October 23, 2008, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Hexion Specialty Chemicals, Inc., the guarantors party thereto and Wilmington Trust Company, supplementing that certain Indenture dated as of November 3, 2006, pursuant to which the Second-Priority Senior Secured Floating Rate Notes Due 2014 and the 9 3/4% Second Priority Senior Secured Notes due 2014 were issued	8-K	001-0071	4.1	10/24/2008

4.5	Indenture, dated as of January 29, 2010, by and among Hexion Finance Escrow LLC, Hexion Escrow Corporation and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.1	2/4/2010

4.6	Supplemental Indenture, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.2	2/4/2010

4.7	Supplemental Indenture, dated as of June 04, 2010, by and among NL COOP Holdings LLC,Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.1	6/9/2010

4.8	Supplemental Indenture, dated as of June 04, 2010, by and among NL COOP Holdings LLC,Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.2	6/9/2010

4.9	Indenture dated as of November 5, 2010 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Company, the guarantors named therein and Wilmington Trust Company, as trustee, related to the $574,016,000 9.0% second-priority senior secured floating rate notes due 2020.	8-K	001-00071	4.1	11/12/2010

5.1	Form of Opinion of O’Melveny & Myers LLP					X

5.2	Form of Opinion of Connell Foley LLP					X

5.3	Form of Opinion of Stewart McKelvey					X

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
10.1‡	BHI Acquisition Corp. 2004 Deferred Compensation Plan	10-Q	001-00071	10(iv)	11/15/2004

10.2‡	BHI Acquisition Corp. 2004 Stock Incentive Plan	10-Q	001-00071	10(v)	11/15/2004

10.3*‡	Resolution Performance Products Inc. 2000 Stock Option Plan	S-4	333-57170	10.26	3/16/2001

10.4*‡	Resolution Performance Products Inc. 2000 Non - Employee Directors Stock Option Plan	S-4	333-57170	10.27	3/16/2001

10.5‡	Amended and Restated Resolution Performance Products, Inc. Restricted Unit Plan	S-1	333-124287	10.34	9/19/2005

10.6‡	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees	S-4	333-122826	10.12	2/14/2005

10.7‡	Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1	333-124287	10.52	7/15/2005

10.8‡	Form of Nonqualified Stock Option Agreement for Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1	333-124287	10.53	7/15/2005

10.9‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Stock Option Plan	S-1	333-124287	10.54	7/15/2005

10.10‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Non-Employee Director Stock Option Plan	S-1	333-124287	10.55	7/15/2005

10.11‡	Hexion LLC 2007 Long-Term Incentive Plan dated April 30, 2007	10-Q	001-00071	10.1	8/14/2007

10.12	Amended and Restated Investor Rights Agreement dated as of May 31, 2005 between Hexion LLC, Hexion Specialty Chemicals, Inc. and the holders that are party thereto	S-1	333-124287	10.63	7/15/2005

10.13	Registration Rights Agreement dated as of May 31, 2005 between Hexion Specialty Chemicals, Inc. and Hexion LLC	S-1	333-124287	10.64	7/15/2005

10.14‡	Amended and Restated Executives’ Supplemental Pension Plan, dated as of September 7, 2005	8-K	001-00071	10	9/12/2005

10.15	Advisory Directors Plan	10-K		10(viii)

10.16‡	Hexion Specialty Chemicals, Inc. 2009 Leadership Long-Term Cash Incentive Plan	10-K	001-00071	10.21	3/11/2009

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
10.18‡	Hexion Specialty Chemicals, Inc. 2009 Incentive Compensation Plan	10-K	001-00071	10.25	3/11/2009

10.19‡	Hexion Specialty Chemicals, Inc. 2010 Incentive Compensation Plan	10-K	001-00071	10.2	3/9/2010

10.21‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Craig O. Morrison	10-Q	001-00071	10(i)	11/15/2004

10.22‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Joseph P. Bevilaqua	10-Q	001-00071	10(ii)	11/15/2004

10.23‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua dated August 10, 2008	10-K	001-00071	10.23	3/9/2010

10.24‡	International assignment agreement dated as of November 13, 2008 between the Company and Joseph P. Bevilaqua	10-K	001-00071	10.28	3/11/2009

10.25‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and William H. Carter.	10-Q	001-00071	10(iii)	11/15/2004

10.26‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Judith A. Sonnett dated September 21, 2007	10-K	001-00071	10.29	3/9/2010

10.27‡	Addition of Terms of Employment between Hexion Specialty Chemicals, Inc. and Dale N. Plante, Supplement to August 2008 Promotional Employment Offer dated as of July 16, 2009	10-K	001-00071	10.27	2/25/2011

10.28	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvi)	3/28/2003

10.29	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvii)	3/28/2003

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
10.30*	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.13	3/16/2001

10.31*	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V	S-4	333-57170	10.14	3/16/2001

10.32*	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Shell Epoxy Resins LLC	S-4	333-57170	10.19	3/16/2001

10.33*	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.21	3/16/2001

10.34*	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V.	S-4	333-57170	10.22	3/16/2001

10.35†	Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2004 between Shell Chemical L.P. and Resolution Performance Products LLC.	10-K	001-00071	10.45	3/22/2007

10.36*	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.23	3/16/2001

10.37*	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.24	3/16/2001

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
10.38*	Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.25	3/16/2001

10.39	Amended and Restated Management Consulting Agreement dated as of May 31, 2005 between Borden Chemical, Inc. and Apollo Management V, L.P.	S-1	333-124287	10.66	7/15/2005

10.40	Intercreditor Agreement dated as of November 3, 2006 among the Company, Hexion LLC, the subsidiary parties thereto, Wilmington Trust Company as trustee and JPMorgan Chase Bank, N.A. as intercreditor agent	10-Q	001-00071	10.1	11/14/2006

10.41	Registration Rights Agreement dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, the Company and subsidiary parties thereto and Credit Suisse Securities (USA) LLC and JPMorgan Securities, Inc. as initial purchasers.	10-Q	001-00071	10.2	11/14/2006

10.42	Collateral Agreement dated as of November 3, 2006 among the Company and subsidiary parties thereto, and Wilmington Trust Company, as Collateral Agent.	10-K	001-00071	10.57	3/11/2009

10.43	Second Amended and Restated Collateral Agreement dated as of November 3, 2006 among Hexion LLC, the Company and subsidiary parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.	10-K	001-00071	10.58	3/11/2009

10.46	Second Amended and Restated Credit Agreement with exhibits and schedules dated as of November 3, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, Credit Suisse, as Syndication Agent and J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners.	10-Q	001-00071	10.1	8/13/2009

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
10.47	Incremental Facility Amendment and Amendment No. 1 with exhibits and schedules to the Second Amended and Restated Credit Agreement dated as of June 15, 2007 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent	10-Q	001-00071	10.2	8/13/2009

10.46	Second Incremental Facility Amendment with exhibits and schedules to the Second Amended and Restated Credit Agreement dated as of August 7, 2007 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent	10-Q	001-00071	10.3	8/13/2009

10.47	Settlement Agreement and Release, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates	8-K	001-00071	10.1	12/15/2008

10.48	Commitment Letter dated as of March 3, 2009 among the Hexion Specialty Chemicals, Inc., Hexion LLC, Euro VI (BC) S.a.r.l., Euro V (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l. a	8-K	001-00071	10.1	3/3/2009

10.49	Credit Agreement with exhibits and schedules dated as of March 3, 2009 among Hexion Specialty Chemicals, Inc., Borden Luxembourg S.a.r.l., Euro V (BC) S.a.r.l., Euro VI (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	10-Q	001-00071	10.4	8/13/2009

10.50	Indemnification Agreement dated as of March 3, 2009 among Apollo Management, L.P. and subsidiary parties thereto, Hexion LLC, Hexion Specialty Chemicals, Inc. and Nimbus Merger Sub Inc.	8-K	001-00071	10.3	3/3/2009

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
10.51	Amendment Agreement to Credit Agreement, dated as of January 25, 2010, among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the Subsidiary Loan Parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.	8-K/A	001-00071	10.1	2/4/2010

10.52	Registration Rights Agreement, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers.	8-K	001-00071	4.3	2/4/2010

10.53	Third Amended and Restated Credit Agreement, dated as of January 29, 2010, among Hexion LLC, the Registrant, each subsidiary of the Registrant from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K/A filed February 4, 2010.)	8-K/A	001-00071	10.1	2/4/2010

10.54	Intercreditor Agreement, dated as of January 29, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust FSB, as trustee and collateral agent, Hexion LLC, the Registrant and certain subsidiaries of the Registrant. (Incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K/A filed February 4, 2010.)	8-K/A	001-00071	10.1	2/4/2010

10.55	Joinder and Supplement to Intercreditor Agreement, by and among Wilmington Trust FSB, as trustee under the Indenture, JPMorgan Chase Bank, as intercreditor agent, Hexion LLC, the Registrant and each subsidiary of the Registrant from time to time party thereto. (Exhibit A thereto incorporated by reference to exhibit 10.1 to the Registrant’s Report on Form 10-Q filed November 14, 2006.)	8-K	001-00071	10.3	2/4/2010

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
10.56	Notes Collateral Agreement dated and effective as of January 29, 2010, among the Registrant, each Subsidiary Party thereto and Wilmington Trust FSB, as collateral agent.	8-K	001-00071	10.4	2/4/2010

10.57	SUPPLEMENT dated as of June 4, 2010, to the U.S. Guarantee Agreement dated as of May 31, 2005, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Foreign Subsidiary Loan Party party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined therein).	8-K	001-00071	10.1	6/9/2010

10.58	SUPPLEMENT dated as of June 4, 2010, to the Foreign Guarantee Agreement dated as of May 31, 2005, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Foreign Subsidiary Loan Party party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined therein).	8-K	001-00071	10.2	6/9/2010

10.59	SUPPLEMENT dated as of June 4, 2010, to the Third Amended and Restated Collateral Agreement dated as of January 29, 2010, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and JPMORGAN CHASE BANK, N.A., as Applicable First Lien Representative (in such capacity, the “Applicable First Lien Representative”) for the Secured Parties (as defined therein).	8-K	001-00071	10.3	6/9/2010

10.60	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of January 29, 2010, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST FSB, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.4	6/9/2010

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
10.61	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of November 3, 2006, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST COMPANY, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.5	6/9/2010

10.62	Registration Rights Agreement dated as of November 5, 2010 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, the Company and subsidiary parties thereto and Credit Suisse Securities (USA) LLC, UBS Secutiries LLC, Deutsche Bank Securities Inc, Goldman Sachs & Co., BMO Capital Markets Corp and JPMorgan Securities, Inc. as initial purchasers.	8-K	001-00071	4.2	11/12/2010

10.63	Registration Rights Agreement among Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC and the Guarantors, propose to enter into a transaction pursuant to which Euro VI (BC) S.à r.l., a société à responsabilité limitée organized and existing under the laws of the Grand Duchy of Luxembourg (the “Holder”) will exchange its 9.75% Second-Priority Senior Secured Notes due 2014 for U.S. $134,016,000 principal amount of 9.00% Second-Priority Senior Secured Notes Due 2020 of the Issuers	8-K	001-00071	4.3	11/12/2010

10.64	Supplement to Intercreditor Agreement, dated as of January 29, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust FSB, as trustee and collateral agent, Hexion LLC, the Registrant and certain subsidiaries of the Registrant.	8-K	001-00071	10.1	11/12/2010

10.65	Joinder and Supplement to Collateral Agreement dated November 3, 2006 among the Company and subsidiary parties thereto, and Wilmington Trust Company, as Collateral Agent.	8-K	001-00071	10.2	11/12/2010

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date
10.66	Supplement, dated as of December 15, 2010 to the Foreign Guarantee Agreement, dated as of May 31, 2005 among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., each Foreign Subsidiary Loan Party party thereto and JP Morgan Chase Bank, as administrative agent for the Lenders.	8-K	001-00071	10.1	12/15/2010

10.67	Shared Services agreement, dated as of October 1, 2010, by and among Hexion Specialty Chemicals, Inc. and Momentive Performance Materials Inc., and the other Persons party thereto	10-K	001-00071	10.67	2/28/2011

10.68	Purchase and Sale Agreement, dated November 30, 2010, by and between Momentive Specialty Chemicals Inc. and Harima Chemicals, Inc.	8-K	001-00071	2.01	2/4/2011

10.69‡	Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan					X

10.70‡	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC					X

10.71‡	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC					X

10.72‡	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC					X

10.73‡	Management Investor Rights Agreement, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders					X

10.74	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.1	3/17/2011

10.75	Master Confidentiality Agreement and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.2	3/17/2011

12.1	Statement regarding Computation of Ratios					X

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File Number	Exhibit	Filing Date

18.1	Letter from PricewaterhouseCoopers, dated February 28, 2011 regarding preferability of a change in accounting principle	10-K	001-00071	18.1	2/28/2011

21.1	List of Subsidiaries of Momentive Specialty Chemicals Inc.					X

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm					X

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)					X

23.3	Consent of Connell Foley LLP (included in Exhibit 5.2)					X
23.4	Consent of Stewart McKelvey (included in Exhibit 5.3)					X

24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)					X

25.1	Form T-1 (Wilmington Trust Company)					X

99.1	Letter of Transmittal					X

99.2	Notice of Guaranteed Delivery					X

99.3	Letter to Brokers					X

99.4	Letter to Clients					X

*	Exhibit is incorporated by reference to the Resolution Performance Products Form S-4 filed 3/16/01.
†	The schedules and exhibits to these agreements are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.
‡	Represents a management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules

Momentive Specialty Chemicals Inc.

Schedule II – Valuation and Qualifying Accounts

Column A	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Additions		Deductions	Balance at End of Period
		Charged to cost and expenses(1)	Charged to other accounts
Allowance for Doubtful Accounts:
Year ended December 31, 2010	$24	$6	$—	$(5)	$25
Year ended December 31, 2009	23	7	—	(6)	24
Year ended December 31, 2008	22	2	—	(1)	23

Reserve for Obsolete Inventory:
Year ended December 31, 2009	$10	$9	$—	$(10)	$9
Year ended December 31, 2008	8	5	—	(3)	10
Year ended December 31, 2007	12	8	—	(12)	8

(1)	Includes the impact of foreign currency translation

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

HEXION U.S. FINANCE CORP.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	March 18, 2011

/S/ WILLIAM H. CARTER William H. Carter	Chief Financial Officer and Vice President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

HEXION NOVA SCOTIA FINANCE, ULC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	March 18, 2011

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus Ohio, on March 18, 2011.

MOMENTIVE SPECIALTY CHEMICALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 18, 2011

/S/ WILLIAM H. CARTER William H. Carter	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 18, 2011

/S/ DAVID B. SAMBUR David B. Sambur	Director	March 18, 2011

/S/ JOSHUA J. HARRIS Joshua J. Harris	Director	March 18, 2011

/S/ ROBERT V. SEMINARA Robert V. Seminara	Director	March 18, 2011

/S/ MARVIN O. SCHLANGER Marvin O. Schlanger	Director, Vice Chairman	March 18, 2011

Signature	Title	Date

/S/ JORDAN C. ZAKEN Jordan C. Zaken	Director	March 18, 2011

/S/ JAN SECHER Jan Secher	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

MOMENTIVE SPECIALTY CHEMICALS INVESTMENTS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	March 18, 2011

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer)	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

BORDEN CHEMICAL FOUNDRY, LLC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	March 18, 2011

/S/ WILLIAM H. CARTER William H. Carter	Director and Vice President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

HSC CAPITAL CORPORATION

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	March 18, 2011

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

LAWTER INTERNATIONAL INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer)	March 18, 2011

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer Principal Financial and Principal Accounting Officer)	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

MOMENTIVE INTERNATIONAL INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

OILFIELD TECHNOLOGY GROUP, INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Vice President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	March 18, 2011

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer Principal Financial and Principal Accounting Officer)	March 18, 2011

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	March 18, 2011

/S/ JOSEPH P. BEVILAQUA Joseph P. Bevilaqua	Director	March 18, 2011

/S/ JERRY F. BORGES Jerry F. Borges	Director	March 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

MOMENTIVE CI HOLDING COMPANY (CHINA) LLC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	President (Principal Executive Officer)	March 18, 2011

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	March 18, 2011

LAWTER INTERNATIONAL INC.	Sole Managing Member	March 18, 2011

By:	/S/ ELLEN G. BERNDT
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on March 18, 2011.

NL COOP HOLDINGS, LLC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	President (Principal Executive Officer)	March 18, 2011

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	March 18, 2011

MOMENTIVE SPECIALTY CHEMICALS INC.	Sole Managing Member	March 18, 2011

By:	/S/ ELLEN G. BERNDT
	Name:	Ellen G. Berndt
	Title:	Vice President and Secretary

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
2.1†	Transaction Agreement dated as of April 22, 2005 among RPP Holdings, Resolution Specialty Materials Holdings LLC, BHI Acquisition Corp., BHI Merger Sub One, BHI Merger Sub Two Inc. and Borden Chemical Inc.	S-1	333-124287	2.1	7/15/2005

2.2†*	SOC Resins Master Sale Agreement dated July 10, 2000 among Shell Oil Company, Resin Acquisition, LLC and Shell Epoxy Resins Inc.	S-4	333-57170	2.1	3/16/2001

2.3†*	SPNV Resins Sale Agreement dated as of September 11, 2000 between Shell Petroleum N.V. and Shell Epoxy Resins Inc.	S-4	333-57170	2.2	3/16/2001

2.4*	Assignment and Assumption Agreement dated November 13, 2000 between Shell Epoxy Resins Inc. and Shell Epoxy Resins LLC	S-4	333-57170	2.3	3/16/2001

2.5*	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC	S-4	333-57170	2.4	3/16/2001

2.6	Agreement and Plan of Merger dated July 12, 2007 among Hexion Specialty Chemicals, Inc., Nimbus Merger Sub Inc. and Huntsman Corporation	8-K	001-00071	2.1	7/17/2007

3.1	Certificate of Incorporation of Hexion U.S. Finance Corp.	S-4	333-122826	3.1	12/27/2005

3.2	Bylaws of Hexion U.S. Finance Corp.	S-4	333-122826	3.2	12/27/2005

3.3	Memorandum of Association of Hexion Nova Scotia Finance, ULC	S-4	333-122826	3.3	12/27/2005

3.4	Articles of Association of Hexion Nova Scotia Finance, ULC	S-4	333-122826	3.4	12/27/2005

3.5	Restated Certificate of Incorporation of Hexion Specialty Chemicals, Inc. dated as of July 18, 2006	S-4	333-135482	3.5	8/1/2006

3.6	Amended and Restated Bylaws of Hexion Specialty Chemicals, Inc. dated July 18, 2006	S-4	333-135482	3.6	8/1/2006

3.7	Agreement of Combination with Momentive Performance Material Holdings Inc on September 11, 2010	8-K	001-00071	99.1	9/13/2010

3.8	Certificate of Amendment to the Certificate of Incorporation, dated October 1, 2010 changing the name of the corporation to Momentive Specialty Chemicals Inc.	8-K	001-00071	3.1	10/1/2010

1

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
3.9	Certificate of Incorporation of Borden Chemical Investments, Inc.	S-4	333-122826	3.9	12/27/2005

3.10	Bylaws of Borden Chemical Investments, Inc.	S-4	333-122826	3.10	12/27/2005

3.11	Certificate of Amendment of Certificate of Incorporation, dated November 16, 2010 changing the name of the corporation to Momentive Specialty Chemicals Investments Inc.					X

3.12	Certificate of Conversion of Borden Chemical Foundry, LLC	S-4	333-142173	3.9	4/17/2007

3.13	Certificate of Formation of Borden Chemical Foundry, LLC	S-4	333-142173	3.10	4/17/2007

3.14	Limited Liability Company Agreement of Borden Chemical Foundry, LLC	S-4	333-142173	3.11	4/17/2007

3.15	Certificate of Incorporation of HSC Capital Corporation	S-4	333-122826	3.14	12/27/2005

3.16	Bylaws of HSC Capital Corporation	S-4	333-122826	3.15	12/27/2005

3.17	Certificate of Incorporation of Lawter International Inc.	S-4	333-122826	3.15	12/27/2005

3.18	Bylaws of Lawter International Inc.	S-4	333-122826	3.16	12/27/2005

3.19	Certificate of Incorporation of Borden Chemical International, Inc.	S-4	333-122826	3.17	12/27/2005

3.20	Bylaws of Borden Chemical International, Inc.	S-4	333-122826	3.18	12/27/2005

3.21	Certificate of Amendment of Certificate of Incorporation, dated February 2, 2011 changing the name of the corporation to Momentive International Inc.	S-4				X

3.22	Certificate of Incorporation of Oilfield Technology Group, Inc.	S-4	333-122826	3.23	12/27/2005

3.23	Bylaws of Oilfield Technology Group, Inc.	S-4	333-122826	3.24	12/27/2005

3.24	Certificate of Formation of Hexion CI Holding Company (China) LLC	S-4	333-122826	3.25	12/27/2005

3.25	Limited Liability Company Agreement of Hexion CI Holding Company (China) LLC	S-4	333-122826	3.26	12/27/2005

3.26	Certificate of Amendment to Certificate of Formation, dated November 16, 2010 changing the name of the company to Momentive CI Holding Company (China) LLC					X

2

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
3.27	Certificate of Formation of NL Coop Holdings LLC					X

3.28	Limited Liability Company Agreement of NL Coop Holdings LLC					X

4.1	Form of Indenture between the registrant and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016	S-3 10-Q	33-4381 001-00071	(4)(a) and (b) (4)(iv)	8/14/1996

4.2	Form of Indenture between the registrant and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, the Second Supplemental Indenture dated as of February 1, 1993 and the Third Supplemental Indenture dated as of June 26, 1996, relating to the following Debentures and Notes:	S-3 10-Q	33-45770 001-00071	4(a) thru 4(d) (4)(iii)	8/14/1996

4.3	Indenture dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Company, the guarantors named therein and Wilmington Trust Company, as trustee, related to the $200,000,000 second-priority senior secured floating rate notes due 2014 and the $625,000,000 9 3/4% second-priority senior secured notes due 2014.	10-Q	001-00071	4.3	11/14/2006

4.4	First Supplemental Indenture, dated as of October 23, 2008, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Hexion Specialty Chemicals, Inc., the guarantors party thereto and Wilmington Trust Company, supplementing that certain Indenture dated as of November 3, 2006, pursuant to which the Second-Priority Senior Secured Floating Rate Notes Due 2014 and the 9 3/4% Second Priority Senior Secured Notes due 2014 were issued	8-K	001-0071	4.1	10/24/2008

3

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
4.5	Indenture, dated as of January 29, 2010, by and among Hexion Finance Escrow LLC, Hexion Escrow Corporation and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.1	2/4/2010

4.6	Supplemental Indenture, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.2	2/4/2010

4.7	Supplemental Indenture, dated as of June 04, 2010, by and among NL COOP Holdings LLC,Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.1	6/9/2010

4.8	Supplemental Indenture, dated as of June 04, 2010, by and among NL COOP Holdings LLC,Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Wilmington Trust FSB, as trustee.	8-K	001-00071	4.2	6/9/2010

4.9	Indenture dated as of November 5, 2010 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the Company, the guarantors named therein and Wilmington Trust Company, as trustee, related to the $574,016,000 9.0% second-priority senior secured floating rate notes due 2020.	8-K	001-00071	4.1	11/12/2010

5.1	Form of Opinion of O’Melveny & Myers LLP					X

5.2	Form of Opinion of Connell Foley LLP					X

5.3	Form of Opinion of Stewart McKelvey					X

10.1‡	BHI Acquisition Corp. 2004 Deferred Compensation Plan	10-Q	001-00071	10(iv)	11/15/2004

10.2‡	BHI Acquisition Corp. 2004 Stock Incentive Plan	10-Q	001-00071	10(v)	11/15/2004

10.3*‡	Resolution Performance Products Inc. 2000 Stock Option Plan	S-4	333-57170	10.26	3/16/2001

10.4*‡	Resolution Performance Products Inc. 2000 Non - Employee Directors Stock Option Plan	S-4	333-57170	10.27	3/16/2001

10.5‡	Amended and Restated Resolution Performance Products, Inc. Restricted Unit Plan	S-1	333-124287	10.34	9/19/2005

4

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.6‡	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees	S-4	333-122826	10.12	2/14/2005

10.7‡	Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1	333-124287	10.52	7/15/2005

10.8‡	Form of Nonqualified Stock Option Agreement for Resolution Specialty Materials Inc. 2004 Stock Option Plan	S-1	333-124287	10.53	7/15/2005

10.9‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Stock Option Plan	S-1	333-124287	10.54	7/15/2005

10.10‡	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Non-Employee Director Stock Option Plan	S-1	333-124287	10.55	7/15/2005

10.11‡	Hexion LLC 2007 Long-Term Incentive Plan dated April 30, 2007	10-Q	001-00071	10.1	8/14/2007

10.12	Amended and Restated Investor Rights Agreement dated as of May 31, 2005 between Hexion LLC, Hexion Specialty Chemicals, Inc. and the holders that are party thereto	S-1	333-124287	10.63	7/15/2005

10.13	Registration Rights Agreement dated as of May 31, 2005 between Hexion Specialty Chemicals, Inc. and Hexion LLC	S-1	333-124287	10.64	7/15/2005

10.14‡	Amended and Restated Executives’ Supplemental Pension Plan, dated as of September 7, 2005	8-K	001-00071	10	9/12/2005

10.15	Advisory Directors Plan	10-K		10(viii)

10.16‡	Hexion Specialty Chemicals, Inc. 2009 Leadership Long-Term Cash Incentive Plan	10-K	001-00071	10.21	3/11/2009

10.18‡	Hexion Specialty Chemicals, Inc. 2009 Incentive Compensation Plan	10-K	001-00071	10.25	3/11/2009

10.19‡	Hexion Specialty Chemicals, Inc. 2010 Incentive Compensation Plan	10-K	001-00071	10.2	3/9/2010

10.21‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Craig O. Morrison	10-Q	001-00071	10(i)	11/15/2004

5

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.22‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Joseph P. Bevilaqua	10-Q	001-00071	10(ii)	11/15/2004

10.23‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Joseph P. Bevilaqua dated August 10, 2008	10-K	001-00071	10.23	3/9/2010

10.24‡	International assignment agreement dated as of November 13, 2008 between the Company and Joseph P. Bevilaqua	10-K	001-00071	10.28	3/11/2009

10.25‡	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and William H. Carter.	10-Q	001-00071	10(iii)	11/15/2004

10.26‡	Summary of Terms of Employment between Hexion Specialty Chemicals, Inc. and Judith A. Sonnett dated September 21, 2007	10-K	001-00071	10.29	3/9/2010

10.27‡	Addition of Terms of Employment between Hexion Specialty Chemicals, Inc. and Dale N. Plante, Supplement to August 2008 Promotional Employment Offer dated as of July 16, 2009	10-K	001-00071	10.27	2/25/2011

10.28	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvi)	3/28/2003

10.29	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership	10-K	001-00071	(10)(xxvii)	3/28/2003

10.30*	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.13	3/16/2001

10.31*	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V	S-4	333-57170	10.14	3/16/2001

6

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.32*	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Shell Epoxy Resins LLC	S-4	333-57170	10.19	3/16/2001

10.33*	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.21	3/16/2001

10.34*	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V.	S-4	333-57170	10.22	3/16/2001

10.35†	Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2004 between Shell Chemical L.P. and Resolution Performance Products LLC.	10-K	001-00071	10.45	3/22/2007

10.36*	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.23	3/16/2001

10.37*	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Shell Epoxy Resins LLC	S-4	333-57170	10.24	3/16/2001

10.38*	Amended and Restated Agreement of Sub-Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V.	S-4	333-57170	10.25	3/16/2001

10.39	Amended and Restated Management Consulting Agreement dated as of May 31, 2005 between Borden Chemical, Inc. and Apollo Management V, L.P.	S-1	333-124287	10.66	7/15/2005

7

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.40	Intercreditor Agreement dated as of November 3, 2006 among the Company, Hexion LLC, the subsidiary parties thereto, Wilmington Trust Company as trustee and JPMorgan Chase Bank, N.A. as intercreditor agent	10-Q	001-00071	10.1	11/14/2006

10.41	Registration Rights Agreement dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, the Company and subsidiary parties thereto and Credit Suisse Securities (USA) LLC and JPMorgan Securities, Inc. as initial purchasers.	10-Q	001-00071	10.2	11/14/2006

10.42	Collateral Agreement dated as of November 3, 2006 among the Company and subsidiary parties thereto, and Wilmington Trust Company, as Collateral Agent.	10-K	001-00071	10.57	3/11/2009

10.43	Second Amended and Restated Collateral Agreement dated as of November 3, 2006 among Hexion LLC, the Company and subsidiary parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.	10-K	001-00071	10.58	3/11/2009

10.46	Second Amended and Restated Credit Agreement with exhibits and schedules dated as of November 3, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, Credit Suisse, as Syndication Agent and J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners.	10-Q	001-00071	10.1	8/13/2009

10.47	Incremental Facility Amendment and Amendment No. 1 with exhibits and schedules to the Second Amended and Restated Credit Agreement dated as of June 15, 2007 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent	10-Q	001-00071	10.2	8/13/2009

8

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.46	Second Incremental Facility Amendment with exhibits and schedules to the Second Amended and Restated Credit Agreement dated as of August 7, 2007 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent	10-Q	001-00071	10.3	8/13/2009

10.47	Settlement Agreement and Release, dated December 14, 2008, among Huntsman Corporation, Jon M. Huntsman, Peter R. Huntsman, Hexion Specialty Chemicals, Inc., Hexion LLC, Nimbus Merger Sub, Inc., Craig O. Morrison, Leon Black, Joshua J. Harris and Apollo Global Management, LLC and certain of its affiliates	8-K	001-00071	10.1	12/15/2008

10.48	Commitment Letter dated as of March 3, 2009 among the Hexion Specialty Chemicals, Inc., Hexion LLC, Euro VI (BC) S.a.r.l., Euro V (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l. a	8-K	001-00071	10.1	3/3/2009

10.49	Credit Agreement with exhibits and schedules dated as of March 3, 2009 among Hexion Specialty Chemicals, Inc., Borden Luxembourg S.a.r.l., Euro V (BC) S.a.r.l., Euro VI (BC) S.a.r.l. and AAA Co-Invest VI (EHS-BC) S.a.r.l.	10-Q	001-00071	10.4	8/13/2009

10.50	Indemnification Agreement dated as of March 3, 2009 among Apollo Management, L.P. and subsidiary parties thereto, Hexion LLC, Hexion Specialty Chemicals, Inc. and Nimbus Merger Sub Inc.	8-K	001-00071	10.3	3/3/2009

10.51	Amendment Agreement to Credit Agreement, dated as of January 25, 2010, among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the Subsidiary Loan Parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.	8-K/A	001-00071	10.1	2/4/2010

9

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.52	Registration Rights Agreement, dated as of January 29, 2010, by and among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, the guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers.	8-K	001-00071	4.3	2/4/2010

10.53	Third Amended and Restated Credit Agreement, dated as of January 29, 2010, among Hexion LLC, the Registrant, each subsidiary of the Registrant from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K/A filed February 4, 2010.)	8-K/A	001-00071	10.1	2/4/2010

10.54	Intercreditor Agreement, dated as of January 29, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust FSB, as trustee and collateral agent, Hexion LLC, the Registrant and certain subsidiaries of the Registrant. (Incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K/A filed February 4, 2010.)	8-K/A	001-00071	10.1	2/4/2010

10.55	Joinder and Supplement to Intercreditor Agreement, by and among Wilmington Trust FSB, as trustee under the Indenture, JPMorgan Chase Bank, as intercreditor agent, Hexion LLC, the Registrant and each subsidiary of the Registrant from time to time party thereto. (Exhibit A thereto incorporated by reference to exhibit 10.1 to the Registrant’s Report on Form 10-Q filed November 14, 2006.)	8-K	001-00071	10.3	2/4/2010

10.56	Notes Collateral Agreement dated and effective as of January 29, 2010, among the Registrant, each Subsidiary Party thereto and Wilmington Trust FSB, as collateral agent.	8-K	001-00071	10.4	2/4/2010

10.57	SUPPLEMENT dated as of June 4, 2010, to the U.S. Guarantee Agreement dated as of May 31, 2005, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Foreign Subsidiary Loan Party party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined therein).	8-K	001-00071	10.1	6/9/2010

10

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.58	SUPPLEMENT dated as of June 4, 2010, to the Foreign Guarantee Agreement dated as of May 31, 2005, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Foreign Subsidiary Loan Party party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined therein).	8-K	001-00071	10.2	6/9/2010

10.59	SUPPLEMENT dated as of June 4, 2010, to the Third Amended and Restated Collateral Agreement dated as of January 29, 2010, among HEXION LLC, a Delaware limited liability company, HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and JPMORGAN CHASE BANK, N.A., as Applicable First Lien Representative (in such capacity, the “Applicable First Lien Representative”) for the Secured Parties (as defined therein).	8-K	001-00071	10.3	6/9/2010

10.60	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of January 29, 2010, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST FSB, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.4	6/9/2010

10.61	SUPPLEMENT dated as of June 4, 2010, to the Collateral Agreement dated as of November 3, 2006, among HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation, each Subsidiary Party party thereto and WILMINGTON TRUST COMPANY, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).	8-K	001-00071	10.5	6/9/2010

10.62	Registration Rights Agreement dated as of November 5, 2010 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, the Company and subsidiary parties thereto and Credit Suisse Securities (USA) LLC, UBS Secutiries LLC, Deutsche Bank Securities Inc, Goldman Sachs & Co., BMO Capital Markets Corp and JPMorgan Securities, Inc. as initial purchasers.	8-K	001-00071	4.2	11/12/2010

11

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.63	Registration Rights Agreement among Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC and the Guarantors, propose to enter into a transaction pursuant to which Euro VI (BC) S.à r.l., a société à responsabilité limitée organized and existing under the laws of the Grand Duchy of Luxembourg (the “Holder”) will exchange its 9.75% Second-Priority Senior Secured Notes due 2014 for U.S. $134,016,000 principal amount of 9.00% Second-Priority Senior Secured Notes Due 2020 of the Issuers	8-K	001-00071	4.3	11/12/2010

10.64	Supplement to Intercreditor Agreement, dated as of January 29, 2010, by and among JPMorgan Chase Bank, as intercreditor agent, Wilmington Trust FSB, as trustee and collateral agent, Hexion LLC, the Registrant and certain subsidiaries of the Registrant.	8-K	001-00071	10.1	11/12/2010

10.65	Joinder and Supplement to Collateral Agreement dated November 3, 2006 among the Company and subsidiary parties thereto, and Wilmington Trust Company, as Collateral Agent.	8-K	001-00071	10.2	11/12/2010

10.66	Supplement, dated as of December 15, 2010 to the Foreign Guarantee Agreement, dated as of May 31, 2005 among Momentive Specialty Chemicals Holdings LLC, Momentive Specialty Chemicals Inc., each Foreign Subsidiary Loan Party party thereto and JP Morgan Chase Bank, as administrative agent for the Lenders.	8-K	001-00071	10.1	12/15/2010

10.67	Shared Services agreement, dated as of October 1, 2010, by and among Hexion Specialty Chemicals, Inc. and Momentive Performance Materials Inc., and the other Persons party thereto	10-K	001-00071	10.67	2/28/2011

10.68	Purchase and Sale Agreement, dated November 30, 2010, by and between Momentive Specialty Chemicals Inc. and Harima Chemicals, Inc.	8-K	001-00071	2.01	2/4/2011

10.69‡	Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan					X

10.70‡	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC					X

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Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
10.71‡	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC					X

10.72‡	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings Inc.					X

10.73‡	Management Investor Rights Agreement, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders					X

10.74	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.1	3/17/2011

10.75	Master Confidentiality Agreement and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc.	8-K	001-00071	10.2	3/17/2011

12.1	Statement regarding Computation of Ratios					X

18.1	Letter from PricewaterhouseCoopers, dated February 28, 2011 regarding preferability of a change in accounting principle	10-K	001-00071	18.1	2/28/2011

21.1	List of Subsidiaries of Momentive Specialty Chemicals Inc.					X

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm					X

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)					X

23.3	Consent of Connell Foley LLP (included in Exhibit 5.2)					X

23.4	Consent of Stewart McKelvey (included in Exhibit 5.3)					X

24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)					X

25.1	Form T-1 (Wilmington Trust Company)					X

99.1	Letter of Transmittal					X

99.2	Notice of Guaranteed Delivery					X

99.3	Letter to Brokers					X

99.4	Letter to Clients					X

*	Exhibit is incorporated by reference to the Resolution Performance Products Form S-4 dated 3/16/01.
†	The schedules and exhibits to these agreements are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrants agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.
‡	Represents a management contract or compensatory plan or arrangement.

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